Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-819000



   PROXY STATEMENT                    PROXY STATEMENT / PROSPECTUS
   RIDGEWAY BANCSHARES, INC.          COMMUNITY BANKSHARES, INC.

                  MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT

         The boards of directors of Ridgeway Bancshares, Inc., and Community Bankshares, Inc., have agreed that Community Bankshares will acquire Ridgeway Bancshares in a merger. If the merger is completed, each outstanding share of Ridgeway Bancshares common stock will be exchanged for 25 shares of Community Bankshares common stock plus $100.00 cash, subject to the right of Ridgeway Bancshares shareholders to make an election to receive more or less stock or cash.

         Based on the $14.32 closing price per share of Community Bankshares common stock on March 1, 2002, the value of 25 shares of Community Bankshares common stock was $358. Because the number of shares Ridgeway Bancshares shareholders will receive in the merger is fixed, the value of the shares of Community Bankshares common stock to be received in the merger will fluctuate as the price of Community Bankshares common stock changes. We encourage you to obtain current market price quotations for Community Bankshares common stock. Community Bankshares common stock is traded on the American Stock Exchange under the symbol "SCB." Ridgeway Bancshares common stock is not traded on an established public trading market.

         The merger cannot be completed unless the shareholders of Ridgeway Bancshares and the shareholders of Community Bankshares approve the agreement and plan of merger. Ridgeway Bancshares and Community Bankshares have each scheduled a special meeting for their shareholders to vote on these matters.

         The board of directors of Ridgeway Bancshares unanimously recommends that the holders of Ridgeway Bancshares common stock vote for approval of the Agreement and Plan of Merger.

         The board of directors of Community Bankshares unanimously recommends that the holders of Community Bankshares common stock vote for approval of the Agreement and Plan of Merger.

         Whether or not you plan to attend your special meeting, please take the time to complete, sign and mail the enclosed proxy card to us so your shares can be voted if you are absent.

         You should consider carefully the risk factors beginning on page 10 of this Proxy Statement /Prospectus.
                            ------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.
                            ------------------------

         The shares of Community Bankshares stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Stock is subject to investment risks, including loss of value.

The date of this Proxy Statement/Prospectus is March 4, 2002. It is first being mailed on or about March 8, 2002.

                                TABLE OF CONTENTS


SUMMARY...........................................................................................................1
         The Companies............................................................................................1
         The Merger...............................................................................................1
         Comparative Per Share Market Price Information...........................................................1
         Reasons For The Merger...................................................................................2
         Ridgeway Bancshares Special Meeting......................................................................2
         Community Bankshares Special Meeting.....................................................................2
         Recommendations To Shareholders..........................................................................3
         Voting Rights At The Special Meetings....................................................................3
         Shareholder Vote Required................................................................................3
         Share Ownership Of Management And Certain Shareholders...................................................3
         Effective Time...........................................................................................3
         Exchange Of Stock Certificates...........................................................................3
         Regulatory Approvals And Other Conditions To Completion Of The Merger....................................4
         Waiver, Amendment and Termination Of The Merger Agreement................................................4
         Federal Income Tax Consequences..........................................................................4
         Accounting Treatment.....................................................................................5
         Interests Of Certain Persons In The Merger That May Be Different From Yours..............................5
         Dissenting Shareholders Of Ridgeway Bancshares...........................................................5
         Differences In Shareholders' Rights......................................................................5
         Comparative Per Share Data...............................................................................6
         Selected Financial Data..................................................................................7
RISK FACTORS.....................................................................................................10
         General.................................................................................................10
         Risks Relating To The Merger............................................................................10
         Post Merger Risks.......................................................................................11
THE RIDGEWAY BANCSHARES SPECIAL MEETING..........................................................................12
         General.................................................................................................12
         Record Date; Vote Required..............................................................................13
THE COMMUNITY BANKSHARES SPECIAL MEETING.........................................................................14
         General.................................................................................................14
         Record Date; Vote Required..............................................................................14
THE MERGER.......................................................................................................15
         General.................................................................................................15
         Background Of The Merger................................................................................16
         Ridgeway Bancshares' Reasons For The Merger.............................................................17
         Community Bankshares' Reasons For The Merger............................................................18
         Effective Time Of The Merger............................................................................19
         Distribution Of Community Bankshares Stock Certificates And Cash Payments...............................19
         Conditions To Completion Of The Merger..................................................................20
         Regulatory Approvals....................................................................................21
         Waiver, Amendment, And Termination Of The Merger Agreement..............................................21
         Management Following The Merger.........................................................................23
         Interests Of Some Persons In The Merger.................................................................31
         Dissenting Shareholders Of Ridgeway Bancshares..........................................................31
         Federal Income Tax Consequences Of The Merger...........................................................33
         Accounting Treatment....................................................................................35
         Expenses And Fees.......................................................................................35
         Resales Of Community Bankshares Common Stock............................................................36

                                       i

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS...................................................................36
         Antitakeover Provisions Generally.......................................................................37
         Authorized Capital Stock................................................................................37
         Amendment Of Articles Of Incorporation And Bylaws.......................................................38
         Classified Board Of Directors And Absence Of Cumulative Voting..........................................38
         Removal Of Directors....................................................................................39
         Indemnification.........................................................................................39
         Shareholder Nominations.................................................................................40
         Mergers, Consolidations, Exchanges, Sale Of Assets Or Dissolution.......................................40
         Quorum..................................................................................................40
         Statutory Matters.......................................................................................40
COMPARATIVE MARKET PRICES AND DIVIDENDS..........................................................................41
INFORMATION ABOUT RIDGEWAY BANCSHARES............................................................................42
         Business And Properties.................................................................................43
         Legal Proceedings.......................................................................................43
         Management..............................................................................................44
         Management Compensation.................................................................................45
         Transactions With Management............................................................................46
         Voting Securities And Principal Shareholders............................................................46
         Management's Discussion And Analysis Of Financial Condition And Results Of Operations...................46
INFORMATION ABOUT COMMUNITY BANKSHARES...........................................................................65
         General.................................................................................................65
         Description of Properties...............................................................................66
         Legal Proceedings.......................................................................................67
         Management's Discussion and Analysis of Financial Condition and Results of Operations...................67
RECENT DEVELOPMENTS..............................................................................................95
SUPERVISION AND REGULATION.......................................................................................96
         Regulation Of Bank Holding Companies....................................................................97
         Capital Adequacy Guidelines For Bank Holding Companies And Banks........................................98
         Payment Of Dividends....................................................................................98
         Transactions By Bank Holding Companies With Their Affiliates............................................99
         FDIC Insurance Assessments..............................................................................99
         Regulation Of The Banks.................................................................................99
         Other Safety And Soundness Regulations.................................................................100
         Interstate Banking.....................................................................................100
         Recent Legislation.....................................................................................101
         Fiscal And Monetary Policy.............................................................................102
DESCRIPTION OF COMMUNITY BANKSHARES COMMON STOCK................................................................102
SHAREHOLDER PROPOSALS...........................................................................................103
FORWARD LOOKING STATEMENTS......................................................................................103
EXPERTS.........................................................................................................104
WHERE YOU CAN FIND MORE INFORMATION.............................................................................104

INDEX TO FINANCIAL STATEMENTS...................................................................................F-1
APPENDIX A-Agreement and Plan of Merger.........................................................................A-1
APPENDIX B-Copy of Chapter 13, South Carolina Business Corporation Act,  pertaining to dissenters' rights.......B-1

                                     SUMMARY

         This summary highlights selected information from this Proxy Statement/Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire document and all other documents to which we refer in this document in order to understand fully the merger and to obtain a more complete description of the legal terms of the merger. See "Where You Can Find More Information" (page 104). Each item in this summary includes a page reference that directs you to a more complete description in this document of the topic discussed.

The Companies (Pages 42 And 65)

RIDGEWAY BANCSHARES, INC.
100 Palmer Street
Ridgeway, South Carolina, 29130
(803) 337-2251

         Ridgeway Bancshares is incorporated in South Carolina and is a bank holding company. Ridgeway Bancshares owns Bank of Ridgeway, a commercial bank which serves customers who are primarily located in Fairfield and northern Richland Counties. As of September 30, 2001, Ridgeway Bancshares' total assets were about $76.7 million, deposits were about $64.9 million, and shareholders' equity was about $8.6 million.

COMMUNITY BANKSHARES, INC.
791 Broughton Street
Orangeburg, South Carolina 29115
(803) 535-1060

         Community Bankshares is incorporated in South Carolina and is a bank holding company. Through its subsidiaries, Community Bankshares provides banking and other financial services. Community Bankshares has banking operations in Orangeburg, Sumter and Florence Counties and mortgage origination offices in Richland, Sumter and Anderson Counties. As of September 30, 2001, Community Bankshares' total assets were about $292.0 million, deposits were about $233 million, and shareholders' equity was about $25.5 million.

The Merger (Page 15)

         If we complete the merger, Community Bankshares will be the surviving corporation. When the merger is completed, if you are a Ridgeway Bancshares shareholder, you will receive 25 shares of Community Bankshares stock plus $100.00 in cash for each share of Ridgeway Bancshares stock that you own. Individual Ridgeway Bancshares shareholders will have the right until after completion of the merger to elect to receive more or less stock or cash. If you make this election you may not receive as much stock or cash as you elect, depending upon the elections made by other Ridgeway Bancshares shareholders and the total Community Bankshares stock and cash available which are fixed at 1,000,000 shares of stock and $4,000,000 in cash. In any event, you will not receive any fraction of a share of Community Bankshares common stock. Instead, you will receive a cash payment for any fraction of a share of Community Bankshares common stock to which you may become entitled.

         If you are a Ridgeway Bancshares shareholder and you elect to dissent from the merger under South Carolina law and follow the required procedures, you will receive a cash payment for your shares of Ridgeway Bancshares common stock instead of receiving any Community Bankshares common stock in the merger. More information about your rights to dissent from the merger, and the procedures you must follow should you choose to do so, is included under the heading "The Merger -- Dissenting Shareholders of Ridgeway Bancshares" on page 31. Community Bankshares shareholders do not have the right to dissent from the merger.

         We   have    attached    the   merger    agreement    to   this   Proxy
Statement/Prospectus as Appendix A. We encourage you to read the merger agreement. It is the legal document that establishes the terms and conditions of the merger.

Comparative Per Share Market Price Information (Page 41)

         Shares of Community Bankshares are traded on the American Stock Exchange under the symbol "SCB." Shares of Ridgeway Bancshares are not quoted on any established market. The following table sets forth the last sale price of Community Bankshares common stock, the last known sale price of Ridgeway Bancshares common stock, and the equivalent per share price (as explained below) of Ridgeway Bancshares common stock as of November 20, 2001, the last trading day immediately preceding public announcement of the merger, and March __, 2002, the latest practicable date prior to the mailing of this Proxy Statement/Prospectus:

                                                                                          Equivalent Per Share Price
                                   Community Bankshares            Ridgeway Bancshares      of Ridgeway Bancshares
   Market Price per Share At:           Common Stock               Common Stock                    Common Stock
   --------------------------           ------------               ------------                    ------------

November 20, 2001                         $11.95                       $307.00*                      $398.75
March 1, 2002                             $14.32                              **                     $458.00
----------------------

*Sale date was August 2, 2001. **No sale has been reported since August 2, 2001.

         The equivalent per share price of Ridgeway Bancshares common stock is the market value of the consideration that Ridgeway Bancshares shareholders would have received if the merger had been consummated on the stated dates for each share of Ridgeway Bancshares common stock based on the exchange ratio of 25 shares plus $100.00 in cash per share. Of course, even though the exchange ratio is fixed, the market price of Community Bankshares common stock will fluctuate prior to and after completion of the merger. Therefore, you should obtain current stock price quotations for Community Bankshares common stock.

Reasons For The Merger (Pages 17 and 18)

         Ridgeway Bancshares and Community Bankshares believe that the merger will result in a company with expanded opportunities for profitable growth. In addition, we anticipate that the combined resources of Ridgeway Bancshares and Community Bankshares will improve Bank of Ridgeway's ability to compete in its market area.

         To review the background of and reasons for the merger in greater detail, please see the discussion under the headings "The Merger - Background of the Merger," "The Merger - Ridgeway Bancshares' Reasons for the Merger" and "The Merger - Community Bankshares' Reasons for the Merger" on pages 16, 17 and 18.

Ridgeway Bancshares Special Meeting (Page 12)

         The Ridgeway Bancshares special meeting will be held at Ridgeway Bancshares' main office, 100 Palmer Street, Ridgeway, South Carolina, 29130, at 3:00 p.m. on Wednesday, April 10, 2002. At the special meeting, Ridgeway Bancshares shareholders will be asked to approve the merger agreement and the merger.

Community Bankshares Special Meeting (Page 14)

         The Community Bankshares special meeting will be held in the board room of the Orangeburg National Bank branch at 791 Broughton Street, Orangeburg, South Carolina, 29115, at 3:00 p.m. on Monday, April 8, 2002. At the special meeting, Community Bankshares shareholders will be asked to approve the merger agreement and the merger.

Recommendations To Shareholders (Pages 18 and 19)

         The Ridgeway Bancshares and Community Bankshares boards of directors have approved the merger agreement and the merger and believe that the merger is fair to their respective shareholders and in their best interests. The board of directors of your company unanimously recommends that you vote "FOR" the proposal to approve the merger agreement and the merger.

Voting Rights At The Special Meetings (Pages 13 and 14)

         You can vote at the Ridgeway Bancshares special meeting if you owned Ridgeway Bancshares common stock as of the close of business on February 28, 2002, the record date. On that date, 40,000 shares of Ridgeway Bancshares common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of Ridgeway Bancshares common stock you owned on February 28, 2002.

         You can vote at the Community Bankshares special meeting if you owned Community Bankshares common stock as of the close of business on January 31, 2002, the record date. On that date, 3,299,674 shares of Community Bankshares common stock were outstanding and therefore are allowed to vote at the special meeting. You will be able to cast one vote for each share of Community Bankshares common stock you owned on January 22, 2002.

Shareholder Vote Required (Page 13 and 14)

         To approve the merger, shareholders who hold on the record date a two-thirds majority of the outstanding shares of Ridgeway Bancshares common stock entitled to vote and shareholders who hold on the record date a two-thirds majority of the outstanding shares of Community Bankshares common stock entitled to vote must vote for the merger agreement and the merger. If you do not vote, this will have the same effect as a vote against the merger.

Share Ownership Of Management And Certain Shareholders (Page 14)

         All together, the directors and executive officers of Ridgeway Bancshares, their immediate family members and entities they control can vote 13,519 shares (approximately 33.8% of the outstanding shares) of the shares entitled to be voted at the Ridgeway Bancshares special meeting and the directors and executive officers of Community Bankshares, their immediate family members and entities they control can vote 888,714 shares (approximately 26.9% of the outstanding shares) of the shares entitled to be voted at the Community Bankshares special meeting. The directors and executive officers of Ridgeway Bancshares and Community Bankshares have agreed to vote all of the shares over which they have voting authority (other than as a fiduciary) in favor of the merger.

Effective Time (Page 19)

         The merger will become final at the time specified in the Articles of Merger to be filed with the Secretary of State of the State of South Carolina. If Ridgeway Bancshares and Community Bankshares shareholders approve the merger at the special meetings, and all required regulatory approvals are obtained, we currently anticipate that the merger will be completed during the second quarter of 2002. Ridgeway Bancshares and Community Bankshares cannot assure you that we can obtain the necessary shareholder and regulatory approvals or that the other conditions to completion of the merger can or will be satisfied.

Exchange Of Stock Certificates (Page 19)

         Promptly after the merger is completed, if you are a Ridgeway Bancshares shareholder you will receive a letter and instructions on how to surrender your Ridgeway Bancshares stock certificates in exchange for Community Bankshares stock certificates and cash and how to elect to receive more or less stock or cash and the deadline for making such election. You will need to carefully review and complete these materials and return them as instructed along with your stock certificates for Ridgeway Bancshares common stock. You should not send Ridgeway Bancshares, Community Bankshares, or Community
Bankshares' transfer agent any stock certificates until you receive these instructions.

Regulatory Approvals And Other Conditions To Completion Of The Merger (Pages 20 and 21)

         Community Bankshares is required to notify and obtain approvals from government regulatory agencies before the merger may be completed, including the Federal Reserve and other federal and state banking regulators. We expect that Community Bankshares will obtain all required regulatory approvals, but we cannot assure you that these regulatory approvals will be obtained.

         In addition to the required regulatory approvals, the merger will be completed only if conditions, including, but not limited to the following, are met or, if waivable, waived:

         o Ridgeway Bancshares shareholders and Community Bankshares shareholders approve the merger agreement and the merger at the special meetings;

         o Ridgeway Bancshares and Community Bankshares each receive an opinion of counsel that the merger will qualify as a tax-free reorganization; and

         o Neither Community Bankshares nor Ridgeway Bancshares has breached in any material respect any of its representations or obligations under the merger agreement.

         In addition to these conditions, the merger agreement, attached to this Proxy Statement/Prospectus as Appendix A, describes other conditions that must be met before the merger may be completed.

         In cases where the law permits, either Community Bankshares or Ridgeway Bancshares could elect to waive a condition that has not been satisfied and complete the merger although it is entitled not to. We cannot be certain whether or when any of the conditions we have listed will be satisfied (or waived, where permissible), or that the merger will be completed.

Waiver, Amendment and Termination Of The Merger Agreement (Page 21)

         Community Bankshares and Ridgeway Bancshares may agree to terminate the merger agreement and elect not to complete the merger at any time before the merger is completed.

         Each of the parties also can terminate the merger agreement in other circumstances, including if the merger is not completed by December 31, 2002. However, a party may not terminate the merger agreement for this reason if the merger has not been completed because of a breach of the merger agreement by the party seeking termination.

         In addition, the parties may also terminate the merger agreement if other circumstances occur which are described in the agreement, attached to this Proxy Statement/Prospectus as Appendix A.

         The merger agreement may be amended by the written agreement of Ridgeway Bancshares and Community Bankshares. The parties may amend the merger agreement without shareholder approval, even if Ridgeway Bancshares shareholders or Community Bankshares shareholders have already approved the merger. However, Ridgeway Bancshares shareholders and Community Bankshares shareholders must approve any amendments that would modify, in a material respect, the type or amount of consideration to be paid and received in the merger.

         Under some circumstances, if the merger is not consummated and if other corporate transactions occur with respect to Ridgeway Bancshares before November 20, 2002, Ridgeway Bancshares may become obligated to pay a $300,000 termination fee to Community Bankshares.

Federal Income Tax Consequences (Page 33)

         We expect that Community Bankshares shareholders will not recognize any gain or loss for U.S. federal income tax purposes and that Ridgeway Bancshares shareholders will not recognize any gain or loss for U. S. federal income tax purposes to the extent that they exchange their shares of Ridgeway Bancshares common stock for shares of Community Bankshares common stock in the merger, but that they will recognize gain or loss in connection with cash received. We have conditioned the merger on our receipt of a legal opinion that this will be the case, but this opinion will not bind the Internal Revenue Service, which could take a different view.

         The tax treatment applicable to the receipt of Community Bankshares common stock may not apply to some Ridgeway Bancshares shareholders, including the types of Ridgeway Bancshares shareholders discussed on page __, and will not apply to any Ridgeway Bancshares shareholder who dissents from the merger under South Carolina law. The extent to which cash received would result in either a capital gain or loss or ordinary income or loss will depend on the individual circumstances of each Ridgeway Bancshares shareholder. Determining the actual tax consequences of the merger to you can be complicated. These consequences will depend on your specific situation and many variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

Accounting Treatment (Page 35)

         Community Bankshares expects to account for the merger as a purchase transaction for accounting and financial reporting purposes, meaning that the assets and liabilities of Ridgeway Bancshares will be recorded at their estimated fair values and added to those of Community Bankshares. Therefore, the financial statements of Community Bankshares issued after the merger will reflect these values from Ridgeway Bancshares and will not be restated retroactively to reflect the historical financial position or results of operations of Ridgeway Bancshares.

Interests Of Certain Persons In The Merger That May Be Different From Yours (Page 31)

         Some of the officers and directors of Ridgeway Bancshares have or will receive employment contracts that provide them with interests in the merger that are different from, or in addition to, their interests as shareholders of Ridgeway Bancshares. In addition, members of Ridgeway Bancshares' board of directors and its officers are entitled to indemnification under the merger agreement. The Ridgeway Bancshares board of directors was aware of these interests and considered them in approving and recommending the merger.

         For  more  information  about  these  matters,   please  refer  to  the
discussion under the heading "The Merger-Interests of Some Persons in the Merger" on page 31.

Dissenting Shareholders Of Ridgeway Bancshares (Page 31)

         South Carolina law permits shareholders of Ridgeway Bancshares to dissent from the merger and to have the fair value of their stock appraised by a court and paid in cash. To do this, you must follow required procedures, including the filing of certain notices and refraining from voting your shares in favor of the merger. If you dissent from the merger, your shares of Ridgeway Bancshares common stock will not be exchanged for shares of Community Bankshares common stock plus cash in the merger, and your only right will be to receive the appraised value of your shares in cash.

         Community Bankshares shareholders do not have the right to dissent from the merger.

Differences In Shareholders' Rights (Page 36)

         When the merger is completed, if you were a shareholder of Ridgeway Bancshares you will automatically become a Community Bankshares shareholder, unless you receive all cash in the merger as a result of exercising your dissenters' rights or if you elect to and receive all cash in exchange for your Ridgeway Bancshares shares. The rights of Community Bankshares shareholders differ from the rights of Ridgeway Bancshares shareholders in significant ways. Many of these differences have to do with provisions in Community Bankshares' articles of incorporation and bylaws. Some of these provisions are intended to make a takeover of Community Bankshares more difficult if the Community Bankshares board of directors does not approve it.

Comparative Per Share Data

         The following table shows information about Community Bankshares' and Ridgeway Bancshares' income per share, dividends per share and book value per share, and similar information reflecting the merger of Community Bankshares and Ridgeway Bancshares (which is referred to as "pro forma" information). In presenting the comparative pro forma information for the time periods shown, we assumed that Community Bankshares and Ridgeway Bancshares had been merged throughout those periods.

         In presenting the comparative pro forma information, we also assumed that Community Bankshares will record Ridgeway Bancshares assets and liabilities at their estimated fair values and add them to the assets and liabilities of Community Bankshares for accounting and financial reporting purposes (a method which is referred to as the "purchase" method of accounting). No adjustment to income was made to reflect the effect of paying $100 in cash per share of Ridgeway Bancshares common stock at the beginning of the period.

         The information listed as " pro forma equivalent " was computed by multiplying the pro forma combined amounts by the exchange ratio of 25 shares. It is intended to reflect the fact that Ridgeway Bancshares shareholders will be receiving 25 shares of Community Bankshares common stock for each share of Ridgeway Bancshares common stock exchanged in the merger, plus $100.00 in cash.

         The pro forma information, while helpful in illustrating the financial attributes of the combined company under one set of assumptions, does not attempt to predict or suggest future results. Also, the information we have set forth for the nine-month period ended September 30, 2001 does not indicate what the results will be for the full 2001 fiscal year or any other time period.

         The information in the following table is based on the historical financial information of Community Bankshares and Ridgeway Bancshares. See "Index to Financial Statements" on page F-1.

                                                                                       Nine Months Ended               Year ended
                                                                                         September 30                 December 31
                                                                                         ------------                 -----------
                                                                                             2001                         2000
                                                                                             ----                         ----
                                                                                          (Unaudited)              (Unaudited except
                                                                                                                      historical)

Net Income Per Common Share
Community Bankshares historical ................................................         $     0.87                $     0.99
Community Bankshares historical - diluted ......................................               0.87                      0.98
Ridgeway Bancshares historical .................................................              19.81                     25.72
Ridgeway Bancshares historical - diluted .......................................              19.81                     25.72
Community Bankshares and Ridgeway Bancshares
     pro forma combined(1) .....................................................               0.88                      1.04
Community Bankshares and Ridgeway Bancshares
     pro forma combined - diluted(1) ...........................................               0.88                      1.03
Ridgeway Bancshares pro forma equivalent(2) ....................................              22.00                     25.20
Ridgeway Bancshares pro forma equivalent - diluted(2) ..........................              22.00                     25.15

Dividends Declared Per Common Share
Community Bankshares historical ................................................               0.21                      0.22
Ridgeway Bancshares historical .................................................               4.00                      7.00
Ridgeway Bancshares pro forma equivalent(3) ....................................               4.75                      5.50

Book Value Per Common Share (Period End)
Community Bankshares historical ................................................               7.97                      7.23
Ridgeway Bancshares historical .................................................             214.93                    196.00
Community Bankshares and Ridgeway Bancshares pro forma combined(1) ............                8.12                      8.20
Ridgeway Bancshares pro forma equivalent(2) ....................................             203.00                    205.00

---------------
         (1) Represents the combined results of Community Bankshares and Ridgeway Bancshares as if the merger were completed on January 1, 2000, and were accounted for as a purchase.

         (2) Represents pro forma combined information multiplied by the exchange ratio of 25 shares of Community Bankshares common stock for each share of Ridgeway Bancshares common stock.

         (3) Represents historical dividends declared per share by Community Bankshares multiplied by the exchange ratio of 25 shares of Community Bankshares common stock for each share of Ridgeway Bancshares common stock.

Selected Financial Data

         The following tables show summarized historical financial data for each of Community Bankshares and Ridgeway Bancshares and proforma financial data for both of them combined.

         The information in the following tables is based on the historical financial information of Community Bankshares and Ridgeway Bancshares. All of the summary financial information provided in the following tables should be read in connection with this historical financial information and with the more detailed financial information included in this Proxy Statement/Prospectus. The historical financial information as of or for the interim periods ended September 30, 2001 and 2000 has not been audited and in the respective opinions of management reflects all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such data.

           Selected Historical Financial Data of Community Bankshares

                                                Nine Months Ended
                                                  September 30,                           Year ended December 31,
                                                  -------------                           -----------------------
                                                2001         2000         2000         1999         1998         1997        1996
                                                ----         ----         ----         ----         ----         ----        ----
Financial Condition (1)                                     (Dollar amounts in thousands, except per share data)
Investment securities ...................   $  35,151    $  47,948    $  53,566    $  43,935    $  34,148    $  32,452    $  25,787
Net loans  receivable ...................     216,364      184,137      192,653      155,153      116,336       90,811       67,953
Total assets ............................     292,281      259,844      273,323      228,030      182,281      134,574      105,461
Total deposits ..........................     233,791      211,291      218,811      184,364      147,630      117,167       89,851
Long-term obligations ...................      20,280       19,050       20,350       19,420        9,490        1,060        1,130
Shareholders' equity ....................   $  25,546    $  22,232    $  23,139    $  20,245    $  19,659    $  13,037    $  12,104

Earnings Summary
Interest income .........................   $  16,200    $  14,744    $  20,301    $  15,550    $  12,320    $   9,820    $   7,261
Interest expense ........................      (8,074)      (7,119)      (9,975)      (6,958)      (5,554)      (4,374)      (3,279)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net interest income .....................       8,126        7,625       10,326        8,592        6,766        5,446        3,982
Provision for loan losses ...............        (457)        (490)        (688)        (612)        (484)        (358)        (227)
Other operating income ..................       1,987        1,349        1,868        1,317        1,055          768          503
Other operating expenses ................      (5,322)      (4,852)      (6,552)      (6,066)      (5,107)      (4,004)      (3,097)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income before taxes .................       4,334        3,632        4,954        3,231        2,230        1,852        1,161
Income taxes ............................      (1,541)      (1,290)      (1,807)      (1,049)        (663)        (636)        (411)
                                            ---------    ---------    ---------    ---------    ---------    ---------    ---------
Net income ..............................   $   2,793    $   2,342    $   3,147    $   2,182    $   1,567    $   1,216    $     750
                                            =========    =========    =========    =========    =========    =========    =========

Per share data (2)
 Basic earnings per share ...............   $    0.87    $    0.73    $    0.99    $    0.68    $    0.52    $    0.44    $    0.29
 Diluted earnings per share .............   $    0.87    $    0.73    $    0.98    $    0.68    $    0.51    $    0.43    $    0.29
 Dividends ..............................   $    0.21    $    0.16    $    0.22    $    0.19    $    0.15    $    0.14    $    0.14

(1)  At period end.
(2) Per share information is adjusted for a 5% stock dividend paid on January 31, 2000 and a two-for-one stock dividend paid on July 21, 1997.

            Selected Historical Financial Data of Ridgeway Bancshares

                                                Nine Months Ended
                                                  September 30,                           Year ended December 31,
                                                  -------------                           -----------------------
                                                2001         2000         2000         1999         1998         1997        1996
                                                ----         ----         ----         ----         ----         ----        ----
Financial Condition (1)                                      (Dollar amounts in thousands, except per share data)
Investment securities ...................    $ 27,222     $ 23,663     $ 23,740     $ 25,822     $ 21,955     $ 20,739     $ 20,166
Net loans  receivable ...................      40,291       37,960       39,417       33,390       30,211       29,033       25,942
Total assets ............................      76,664       70,846       74,141       64,455       62,436       56,038       53,247
Total deposits ..........................      64,899       58,131       63,690       54,972       54,457       48,702       46,752
Long-term obligations ...................           0            0            0            0            0            0            0
Shareholders' equity ....................       8,597        7,731        7,840        7,028        6,409        5,567        4,885

Earnings Summary
Interest income .........................       3,987        3,646        4,990        4,527        4,365        4,073        3,802
Interest expense ........................      (1,689)      (1,457)      (2,043)      (1,744)      (1,748)      (1,656)      (1,598)
                                             --------     --------     --------     --------     --------     --------     --------
Net interest income .....................       2,299        2,190        2,946        2,783        2,617        2,417        2,204
Provision for loan losses ...............         (54)         (45)         (75)         (60)         (54)         (42)         (42)
Other operating income ..................         538          498          671          563          550          508          529
Other operating expenses ................      (1,685)      (1,506)      (2,138)      (1,917)      (1,817)       1,690        1,620
                                             --------     --------     --------     --------     --------     --------     --------
Net income before taxes .................       1,097        1,136        1,405        1,369        1,296        1,193        1,071
Income taxes ............................        (305)        (311)        (376)        (359)        (252)        (321)        (285)
                                             --------     --------     --------     --------     --------     --------     --------
Net income ..............................         792          826        1,029        1,010        1,044          872          786
                                             ========     ========     ========     ========     ========     ========     ========

Per share data
 Basic earnings per share ...............       19.81        20.64        25.72        25.24        26.10        21.81        19.66
 Diluted earnings per share .............       19.81        20.64        25.72        25.24        26.10        21.81        19.66
 Dividends ..............................        4.00         3.50         7.00         6.30         5.70            -            -

(1)  At period end.

                   Pro Forma Combined Selected Financial Data
                                  (Unaudited)

                                                Nine Months Ended
                                                  September 30,               Year ended December 31,
                                                  -------------               -----------------------
                                                      2001                              2000
                                                      ----                              ----
Financial Condition (1)                          (Dollar amounts in thousands, except per share data)
Investment securities ...................         $  62,553                          $  77,810
Net loans  receivable ...................           257,615                            232,870
Total assets ............................           372,721                            351,559
Total deposits ..........................           299,014                            282,819
Long-term obligations ...................            20,280                             20,350
Shareholders' equity ....................            37,596                             34,432

Earnings Summary
Interest income .........................            20,109                             25,187
Interest expense ........................            (9,763)                           (12,018)
                                                  ---------                          ---------
Net interest income .....................            10,346                             13,169
Provision for loan losses ...............              (511)                              (763)
Other operating income ..................             2,825                              2,939
Other operating expenses ................            (7,024)                            (8,713)
                                                  ---------                          ---------
Net income before taxes .................             5,636                              6,632
Income taxes ............................            (1,920)                            (2,281)
                                                  ---------                          ---------
Net income ..............................             3,716                              4,351
                                                  =========                          =========

Per share data(2)
 Basic earnings per share ...............              0.88                               1.04
 Diluted earnings per share .............              0.88                               1.03
 Dividends ..............................              0.20                               0.22

(1) At period end. Amounts reflect the effect of adjustments to estimate the fair market value of Ridgeway Bancshares assets and liabilities at such date.
(2) Per share information is adjusted for a 5% stock dividend paid on January 31, 2000 to holders of Community Bankshares common stock.

                                  RISK FACTORS

General

         If the merger is completed, if you are a shareholder of Ridgeway Bancshares you will receive shares of Community Bankshares common stock in exchange for shares of Ridgeway Bancshares common stock unless you elect to receive all cash and only cash is allocated to you or unless you dissent from the merger. You should be aware of risks and uncertainties that are applicable to an investment in Community Bankshares common stock. Specifically, there are risks and uncertainties that bear on Community Bankshares' future financial results and that may cause Community Bankshares' future earnings and financial condition to be less than Community Bankshares' expectations.

         Some of the risks and uncertainties involved in an investment in Community Bankshares common stock relate to economic conditions generally and would affect other financial institutions in similar ways. Some of these aspects are discussed in this section and others are discussed in this Proxy Statement/Prospectus under the heading "Forward-Looking Statements" on page 103.

         In determining how to vote on the merger, shareholders of Ridgeway Bancshares and Community Bankshares should give particular consideration to the following factors:

Risks Relating To The Merger

The Exchange Ratio Is Fixed And Will Not Be Adjusted To Reflect Any Changes In Stock Value Prior To The Effective Time Of The Merger.

         The precise value of the merger consideration to be paid to Ridgeway Bancshares shareholders will not be known at the time of the special meetings. The agreement and plan of merger provides that 25 shares of Community Bankshares common stock will be issued in the merger plus $100 in cash in exchange for each share of Ridgeway Bancshares common stock, subject to the right of individual Ridgeway Bancshares shareholders to elect to receive more or less stock or cash. This exchange ratio is fixed and will not be adjusted to reflect any changes in the value of either Ridgeway Bancshares or Community Bankshares common stock between the date of the agreement and plan of merger and the effective time of the merger. The value of Community Bankshares common stock, however, will fluctuate prior to the effective time of the merger and may be higher or lower than on the date of the agreement and plan of merger or the date of the special meetings. There are no "walk away" or termination rights in the agreement and plan of merger which would permit Ridgeway Bancshares to terminate the merger if the market price of Community Bankshares common stock falls below a certain level, or Community Bankshares to terminate the merger if the market price of Community Bankshares stock rises beyond a certain amount. Similarly, there is no "floor," "cap," or "collar" limiting the dollar value of shares of Community Bankshares stock that can be received by Ridgeway Bancshares shareholders or assuring that Ridgeway Bancshares shareholders will receive at least a certain dollar value of Community Bankshares stock.

Community Bankshares Shareholders Will Be Diluted By The Merger.

         The  merger  will  dilute  the   ownership   position  of  the  present
shareholders of Community Bankshares. Community Bankshares will issue to Ridgeway Bancshares shareholders one million shares of Community Bankshares common stock in the merger. As a result, Ridgeway Bancshares shareholders will hold approximately 23% of the Community Bankshares common stock outstanding immediately after the completion of the merger.

Some Directors And Officers Of Ridgeway Bancshares Will Receive Benefits In The Merger In Addition To The Merger Consideration Received By All Other Ridgeway Bancshares Shareholders.

         Some of the officers and directors of Ridgeway Bankshares have or will receive employment contracts that provide them with interests in the merger that are different from, or in addition to, their interests as shareholders of Ridgeway Bancshares. In addition, three members of Ridgeway Bancshares' board of directors will be appointed to the Community Bankshares board and, if they are not employees of the Bank of Ridgeway, they will receive payments for their service. See "The Merger - Interests of Some Persons in the Merger" on page 31. Accordingly, some of Ridgeway Bancshares' directors and officers may have interests in the merger that are different from, or in addition to, yours.

Post Merger Risks

If Community Bankshares Does Not Adjust To Rapid Changes In The Financial Services Industry, Its Financial Performance May Suffer.

         Community Bankshares' ability to maintain its history of strong financial performance and return on investment to shareholders will depend in part on Community Bankshares' ability to expand its scope of available financial services as needed to meet the needs and demands of its customers. In addition to the challenge of attracting and retaining customers for traditional banking services, Community Bankshares' competitors now include securities dealers, brokers, mortgage bankers, investment advisors and finance and insurance companies who seek to offer one-stop financial services to their customers that may include services that banks have not been able or allowed to offer to their customers in the past. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems and the accelerating pace of consolidation among financial service providers.

Difficulties In Combining The Operations Of Acquired Entities With Community Bankshares' Own Operations May Prevent Community Bankshares From Achieving The Expected Benefits From Its Acquisitions.

         Community Bankshares may not be able to achieve fully the strategic objectives and operating efficiencies in all of its acquisitions, including the recent acquisition of Resource Mortgage, Inc. and the merger with Ridgeway Bancshares, which are the only acquisitions that Community Bankshares has ever undertaken. Inherent uncertainties exist in integrating the operations of an acquired company into Community Bankshares. In addition, the geographic and product markets in which Community Bankshares operates are highly competitive. Community Bankshares also may lose key personnel, either from the acquired entities or from itself, as a result of acquisitions. These factors could contribute to Community Bankshares not achieving the expected benefits from its acquisitions within the desired time frames, if at all.

Future Governmental Regulation And Legislation Could Limit Community Bankshares' Future Growth.

         Community Bankshares and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Community Bankshares and its subsidiaries. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and deposit insurance funds. The impact of any changes to these laws may negatively impact Community Bankshares' ability to expand its services and to increase the value of its business. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Community Bankshares, these changes could be materially adverse to Community Bankshares' shareholders.

Changes In Interest Rates Could Reduce Community Bankshares' Income And Cash Flows.

         Community Bankshares' income and cash flows depend to a great extent on the difference between the interest rates earned on interest-earning assets such as loans and investment securities, and the interest rates paid on interest-bearing liabilities such as deposits and borrowings. These rates are highly sensitive to many factors which are beyond Community Bankshares' control, including general economic conditions and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, will influence the origination of loans, the purchase of investments, the generation of deposits and the rates received on loans and investment securities and paid on deposits. Fluctuations in these areas may adversely affect Community Bankshares.

                     THE RIDGEWAY BANCSHARES SPECIAL MEETING

General

         This proxy statement of Ridgeway Bancshares and proxy statement/prospectus of Community Bankshares is being furnished to the shareholders of Ridgeway Bancshares in connection with the solicitation by the Ridgeway Bancshares board of directors of proxies for use at a special meeting of shareholders, at which Ridgeway Bancshares shareholders will be asked to vote upon a proposal to approve the agreement and plan of merger dated as of November 20, 2001, by and between Ridgeway Bancshares and Community Bankshares, and in connection with the proposed exchange of Ridgeway Bancshares common stock for common stock of Community Bankshares and cash.

         The special meeting will be held at 3:00 p.m., local time, on Wednesday, April 10, 2002, at the main offices of Ridgeway Bancshares, located at 100 Palmer Street, Ridgeway, South Carolina, 29130.

         Ridgeway Bancshares shareholders are requested to sign, date, and return promptly the accompanying proxy card to Ridgeway Bancshares in the enclosed postage-paid, addressed envelope. A shareholder's failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger agreement.

         Any Ridgeway Bancshares shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Ridgeway Bancshares a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Ridgeway Bancshares before the special meeting or in open meeting prior to the taking of the shareholder vote at the special meeting. Any notice of revocation should be sent to Ridgeway Bancshares, Inc., 100 Palmer Street, Ridgeway, South Carolina, 29130, Attention: M. S. Brakefield, Corporate Secretary. A proxy will not be revoked by death of the shareholder executing the proxy, or if the shareholder becomes incompetent after submitting a signed proxy, unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Ridgeway Bancshares common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted for approval of the agreement and plan of merger and in the discretion of the proxy holder as to any other matters that properly may come before the special meeting. If necessary, and unless contrary instructions are given or you have voted against the merger, the proxy holder also may vote in favor of a proposal to adjourn the special meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve the agreement and plan of merger. As of the date of this Proxy Statement/Prospectus, Ridgeway Bancshares is unaware of any other matter to be presented at the special meeting.

         Ridgeway Bancshares will solicit proxies by mail, and possibly by telephone or telegram or in person by the directors, officers and employees of Ridgeway Bancshares, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

         Ridgeway   Bancshares   shareholders   should  not  forward  any  stock
certificates with their proxy cards.

Record Date; Vote Required

         Ridgeway Bancshares' board of directors has established the close of business on February 28, 2002, as the record date for determining the Ridgeway Bancshares shareholders entitled to notice of and to vote at the special meeting. Only Ridgeway Bancshares shareholders of record as of the record date will be entitled to vote at the special meeting. As of the record date, there were approximately 95 holders of the 40,000 shares of no par value common stock of Ridgeway Bancshares outstanding and entitled to vote at the special meeting. Each share is entitled to one vote. For information as to persons known by Ridgeway Bancshares to beneficially own more than 5.0% of the outstanding shares of Ridgeway Bancshares common stock as of the record date, see "Information About Ridgeway Bancshares- Voting Securities and Principal Shareholders."

         The presence, in person or by proxy, of a majority of the outstanding shares of Ridgeway Bancshares common stock entitled to vote at the special meeting is necessary to constitute a quorum of the shareholders. A quorum must be present before a vote on the merger agreement can be taken at the special meeting. For these purposes, shares of Ridgeway Bancshares common stock that are present, or represented by proxy, at the special meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Ridgeway Bancshares common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in connection with a merger in the absence of specific voting instructions from the beneficial owner.

         Once a quorum is established, approval of the agreement and plan of merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Ridgeway Bancshares common stock entitled to vote at the special meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the agreement and plan of merger.

         The directors and executive officers of Ridgeway Bancshares, their immediate family members and entities they control can vote, as of the record date, 13,519 shares (or approximately 33.8% of the outstanding shares) of Ridgeway Bancshares common stock. The directors and executive officers of
Ridgeway Bancshares have agreed to vote such shares of Ridgeway Bancshares common stock over which they have voting control (other than as a fiduciary) in favor of the merger. The directors and executive officers of Community Bankshares, their immediate family members and entities they control, beneficially owned, as of the record date, no shares of Ridgeway Bancshares common stock.

                    THE COMMUNITY BANKSHARES SPECIAL MEETING

General

         This Proxy Statement/Prospectus is being furnished to the shareholders of Community Bankshares, Inc. in connection with the solicitation by the Community Bankshares board of directors of proxies for use at a special meeting of shareholders, at which Community Bankshares shareholders will be asked to vote upon a proposal to approve the agreement and plan of merger dated as of November 20, 2001, by and between Ridgeway Bancshares and Community Bankshares, Inc.

         The special meeting will be held at 3:00 p.m., local time, on Monday, April 8, 2002, in the board room of the Orangeburg National Bank branch at 791 Broughton Street, Orangeburg, South Carolina, 29115.

         Community Bankshares shareholders are requested to sign, date, and return promptly the accompanying proxy card to Community Bankshares in the enclosed postage-paid, addressed envelope. A shareholder's failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the merger agreement.

         Any Community Bankshares shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to Community Bankshares a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by Community Bankshares before the special meeting or in open meeting prior to the taking of the shareholder vote at the special meeting. Any notice of revocation should be sent to Community Bankshares, Inc., 791 Broughton Street, Orangeburg, South Carolina, 29115, Attention: William W. Traynham, President. A proxy will not be revoked by death of the shareholder executing the proxy, or if the shareholder becomes incompetent after submitting a signed proxy, unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of Community Bankshares common stock represented by properly executed proxies received at or prior to the special meeting and not subsequently revoked will be voted as directed in such proxies. If instructions are not given, shares represented by proxies received will be voted for approval of the agreement and plan of merger and in the discretion of the proxy holder as to any other matters that properly may come before the special meeting. If necessary, and unless contrary instructions are given or you have voted against the merger, the proxy holder also may vote in favor of a proposal to adjourn the special meeting to permit further solicitation of proxies in order to obtain sufficient votes to approve the agreement and plan of merger. As of the date of this Proxy Statement/Prospectus, Community Bankshares is unaware of any other matter to be presented at the special meeting.

         Community Bankshares will solicit proxies by mail, and possibly by telephone or telegram or in person by the directors, officers and employees of Community Bankshares, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

Record Date; Vote Required

         Community Bankshares' board of directors has established the close of business on January 31, 2002, as the record date for determining the Community Bankshares shareholders entitled to notice of and to vote at the special meeting. Only Community Bankshares shareholders of record as of the record date will be entitled to vote at the special meeting. As of the record date, there were approximately 1,963 holders of the 3,299,674 shares of no par value common stock of Community Bankshares outstanding and entitled to vote at the special meeting. Each share is entitled to one vote. For information as to persons known by Community Bankshares to beneficially own more than 5.0% of the outstanding shares of Community Bankshares common stock as of the record date, see "Information About Community Bankshares- Voting Securities and Principal Shareholders."

         The presence, in person or by proxy, of one-third of the outstanding shares of Community Bankshares common stock entitled to vote at the special meeting is necessary to constitute a quorum of the shareholders. A quorum must be present before a vote on the merger agreement can be taken at the special meeting. For these purposes, shares of Community Bankshares common stock that are present, or represented by proxy, at the special meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the merger agreement for any reason, including broker nonvotes. Generally, a broker who holds shares of Community Bankshares common stock in "street" name on behalf of a beneficial owner lacks authority to vote such shares in connection with a merger in the absence of specific voting instructions from the beneficial owner.

         Once a quorum is established, approval of the agreement and plan of merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Community Bankshares common stock entitled to vote at the special meeting. A failure to vote, in person or by proxy, for any reason, including failure to return a properly executed proxy, an abstention, or a broker nonvote, has the same effect as a vote against the agreement and plan of merger.

         The directors and executive officers of Community Bankshares, their immediate family members and entities they control can vote, as of the record date, 888,714 shares (or approximately 26.9% of the outstanding shares) of Community Bankshares common stock. The directors and executive officers of Community Bankshares have agreed to vote such shares of Community Bankshares common stock over which they have voting control (other than as a fiduciary) in favor of the merger. The directors and executive officers of Ridgeway Bancshares beneficially owned, as of the record date, no shares of Community Bankshares common stock. As of that date, no subsidiary of either Ridgeway Bancshares or Community Bankshares held any shares of Community Bankshares common stock as a fiduciary for others.

                                   THE MERGER

         The following material describes certain aspects of the merger of Ridgeway Bancshares with and into Community Bankshares. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the agreement and plan of merger, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

General

         The merger agreement provides generally for the acquisition of Ridgeway Bancshares by Community Bankshares pursuant to the merger of Ridgeway Bancshares with and into Community Bankshares, with Community Bankshares as the surviving corporation resulting from the merger. Bank of Ridgeway will continue to operate separately as a subsidiary of Community Bankshares.

         On the date and at the time that the merger becomes effective, each share of Ridgeway Bancshares common stock (excluding shares described below) issued and outstanding at the effective time of the merger will be converted into 25 shares of no par value common stock of Community Bankshares plus $100 in cash, subject to the possible election by shareholders of Ridgeway Bancshares to receive more or less stock or cash as described below. Shares held by Bank of Ridgeway, Community Bankshares, or their respective subsidiaries, in each case other than shares held as a fiduciary or as a result of debts previously contracted, and all shares held by shareholders who perfect their dissenters' rights will not be converted into Community Bankshares stock. Each share of Community Bankshares common stock outstanding immediately prior to the effective time of the merger will remain outstanding and unchanged as a result of the merger.

         If you are a Ridgeway Bancshares shareholder, you will have the right to elect to receive more or less stock or cash in exchange for your shares of Ridgeway Bancshares. If you exercise this election you may not receive as much stock or cash as you request. The total amount of Community Bankshares common stock to be issued and the total amount of cash to be paid by Community Bankshares is fixed at 1,000,000 shares and $4,000,000 in cash. If Ridgeway
Bancshares shareholders request a total of more than 1,000,000 shares of Community Bankshares common stock or more than $4,000,000 in cash, the amount of Community Bankshares common stock or cash available will be allocated among the Ridgeway Bancshares shareholders on a pro rata basis to be agreed upon by Bank of Ridgeway and Community Bankshares. If you elect and receive more or less stock or cash, the number of additional shares or amount of additional cash that you receive will be based on a value of $13.825 per share, which is the average of the daily last sales prices of Community Bankshares common stock on the American Stock Exchange (as reported by The Wall Street Journal or, if not reported by The Wall Street Journal, by another authoritative source agreed upon by us) for the ten consecutive full trading days in which the shares were traded which ended five business days before the mailing of this proxy statement/prospectus. If you do not receive as much or as little stock or cash as you request, the difference will be made up in stock or cash so that the total value of the consideration that you receive will be equal to the value of 25 shares of Community Bankshares common stock (as determined using a value of $13.825) and $100 in cash for each share of Ridgeway Bancshares common stock that you own. If you do not make an election to receive more or less stock or cash in exchange for your shares of Ridgeway Bancshares, then you will receive 25 shares of Community Bankshares common stock, plus $100 in cash. You will be notified shortly after the effectiveness of the merger how to make such an election and the deadline for making it.

         No fractional shares of Community Bankshares common stock will be issued in connection with the merger. Instead of Community Bankshares issuing fractional shares, each Ridgeway Bancshares shareholder will receive a cash payment equal to the fractional part of a share which the shareholder would otherwise receive multiplied by the most recent last sale price of Community Bankshares common stock on the American Stock Exchange (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source agreed upon by Community Bankshares and Ridgeway Bancshares), as of the last trading day prior to the completion of the merger.

         The actual market value of a share of Community Bankshares common stock at the time we complete the merger and at the time certificates for those shares are delivered following surrender and exchange of certificates for shares of Ridgeway Bancshares common stock may be more or less than the market value of a share of Community Bankshares common stock on the date the merger agreement was signed, or the date of this proxy statement/prospectus, or on the date of the shareholders' meetings. Therefore, Ridgeway Bancshares shareholders bear the risk of any decline in the market value of Community Bankshares common stock. We urge you to obtain current market quotations for Community Bankshares common stock. See "Comparative Market Prices and Dividends."

Background Of The Merger

         Over the past several years and in the normal course of business, Ridgeway Bancshares has received various inquiries as to its interest in being acquired by, merging with, or otherwise affiliating with other financial institutions. In that same time, major banks and other financial institutions have established new or expanded presences in the primary market of Bank of Ridgeway, and the use of technology to provide financial services and products has increased dramatically. As a result, the cost for Bank of Ridgeway to remain a leader in its markets has increased significantly.

         Changes in the banking laws in recent years have resulted in competition not only from traditional commercial banks but also from savings banks and credit unions as well as brokerage companies and insurance companies. All of these types of institutions are now directly competing with commercial banks for customers of all sizes. Increasingly, the customer base of Bank of Ridgeway is becoming more sophisticated in financial matters and requires an even larger array of services and products.

         As Bank of Ridgeway has attempted to keep pace with the technological requirements of the financial world, this has required significant expense and the development of additional products and services. Increasingly, the average customer of Bank of Ridgeway is expecting services with a higher degree of technology.

         On June 30, 1999, the board of directors of Ridgeway Bancshares held a strategic planning meeting, at which it concluded to pursue activities to grow Bank of Ridgeway. At that meeting the board also agreed that the community of Ridgeway remains a major source of strength for the business of Bank of Ridgeway but has probably matured as a banking market. As a result, the board of directors encouraged management to investigate the prospects and costs of acquiring or opening one or more additional branches and of expanding Bank of Ridgeway through greater technology and additional financial products and services. The board also decided to consider merger and affiliation offers that might be made by financially strong companies that share Bank of Ridgeway's philosophies of customer service and treatment of employees and that could provide value and liquidity for Ridgeway Bancshares shareholders.

         Management determined that attractive branches of other banks were not likely to be available for acquisition by Ridgeway Bancshares; that no new technology, product, or service was likely to generate significant growth in Bank of Ridgeway; and that establishing one or more new branches would likely impair Bank of Ridgeway's earnings over the short term until the new branches could become profitable.

         Ridgeway Bancshares received various expressions of interest from other financial institutions after that meeting. The board decided to negotiate with RHBT Financial Corporation and received a merger proposal from RHBT Financial. Ridgeway Bancshares and its advisors began negotiations with RHBT Financial and on June 22, 2000, Ridgeway Bancshares signed a letter of intent to merge with RHBT Financial in an all stock transaction valued at $15,800,000 (based on RHBT Financial's market price). The parties then began negotiating the terms of a definitive agreement and conducting reviews of information about the other party. During this process RHBT Financial announced that it had been named a defendant in a law suit that could have materially adversely affected it. The parties suspended their negotiations by mutual consent. The letter of intent expired August 31, 2000 with no definitive agreement having been reached on a merger between Ridgeway Bancshares and RHBT Financial.

         Ridgeway Bancshares received inquiries and expressions of interest from other financial institutions, including Community Bankshares, after the public announcement that the RHBT Financial transaction would not be consummated. After discussions with representatives of Community Bankshares and other prospective merger partners, the board of directors concluded that the transaction with Community Bankshares was in the best interests of Ridgeway Bancshares, its shareholders, customers, and employees. Ridgeway Bancshares and Community Bankshares negotiated a definitive merger agreement which was reviewed and approved by both boards and was executed as of November 20, 2001. Based on the last reported sale price of Community Bankshares stock prior to announcement of the merger, the merger would have a value of $15,950,000. The actual value of the merger may be more or less than that amount, if the market price of Community Bankshares stock is more or less than $11.95 as of the effective date of the merger.

Ridgeway Bancshares' Reasons For The Merger

         In  approving  the  merger,   the  directors  of  Ridgeway   Bancshares
considered a number of factors. Without assigning any relative or specific weights to the factors, the Ridgeway Bancshares board of directors considered the following material factors:

         o the information presented to the directors by the management of Ridgeway Bancshares concerning the business, operations, management, earnings, asset quality, financial condition and future prospects of Ridgeway Bancshares and Community Bankshares;

         o the financial terms of the merger, including the relationship of the merger price to the prices received by other comparable banking organizations in other financial institution mergers;

         o the nonfinancial terms of the merger, including the treatment of a portion of the consideration received in the merger as a tax-free exchange of Ridgeway Bancshares common stock for Community Bankshares common stock for federal and state income tax purposes;

         o the receipt by Ridgeway shareholders of cash as part of the consideration;

         o the possibility that Ridgeway shareholders may, at their option, be able to adjust the ratio of cash and Community Bankshares common stock they receive;

         o the exchange ratio will enable Ridgeway shareholders to own a substantial portion of Community Bankshares;

         o the continuation of a separate board of directors to supervise Bank of Ridgeway; and

         o the inclusion of three Bank of Ridgeway directors on the board of directors of Community Bankshares.

         The board of directors of Ridgeway Bancshares also considered the requirement that Ridgeway Bancshares pay a termination fee of $300,000 under certain circumstances if the proposed merger with Community Bankshares is not completed. This factor was considered negatively as a drawback but the Ridgeway Bancshares board of directors felt it was outweighed by the other benefits of the transaction.

         The foregoing discussion of the information and factors considered by the Ridgeway Bancshares board of directors is not intended to be exhaustive but includes all material factors considered by the board of directors. In reaching its determination to approve the merger and the merger agreement, the Ridgeway Bancshares board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

         The terms of the merger were the result of arms-length negotiations between representatives of Ridgeway Bancshares and representatives of Community Bankshares. Based upon the consideration of the foregoing and other factors, the board of directors of Ridgeway Bancshares unanimously approved the merger as being in the best interests of Ridgeway Bancshares and its shareholders. Each member of the board of directors of Ridgeway Bancshares has agreed to vote those shares of Ridgeway Bancshares common stock over which such member has voting authority (other than as a fiduciary) in favor of the merger and the merger agreement.

         Ridgeway Bancshares' board of directors unanimously recommends that Ridgeway Bancshares shareholders vote "FOR" approval of the merger and the merger agreement.

Community Bankshares' Reasons For The Merger

         In approving the merger agreement and the merger, the Community Bankshares board of directors considered a number of factors concerning the benefits of the merger, including the following:

         o Information Concerning Ridgeway Bancshares: The Community Bankshares board of directors considered information concerning the business, operations, earnings, asset quality, and financial condition of Ridgeway Bancshares, and aspects of the Ridgeway Bancshares franchise, including the market position of Ridgeway Bancshares in the markets in which it operates and the compatibility of the community bank orientation of the operations of Ridgeway Bancshares to that of Community Bankshares. The Community Bankshares board of directors concluded that Ridgeway Bancshares is a sound, well managed financial institution which is well positioned in its market areas and which presents an attractive opportunity for Community Bankshares to add to its franchise in the South Carolina market.

         o Financial Terms of the Merger: The Community Bankshares board of directors considered various financial aspects of the merger as reported by Community Bankshares' management including (1) the anticipated effect of the merger on
                  Community Bankshares' per share earnings (with the merger anticipated to have no significant effect on Community Bankshares' earnings per share), (2) the anticipated effect of the merger on Community Bankshares' book value per share (with the merger anticipated not to dilute significantly Community Bankshares' book value per share), (3) a comparison of

                  Ridgeway Bancshares to selected peer banks and a comparison of pricing aspects of the merger to pricing characteristics of other merger transactions involving financial institutions, and (4) the accounting treatment of the merger as a purchase.

         o Nonfinancial Terms of the Merger: The Community Bankshares board of directors considered various nonfinancial aspects of the merger, including the treatment of a portion of the consideration paid in the merger as a tax-free exchange of Ridgeway Bancshares common stock for Community Bankshares common stock for federal income tax purposes and the likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay.

         The foregoing discussion of the information and factors considered by the Community Bankshares board of directors is not intended to be exhaustive but includes all material factors considered by the Community Bankshares board of directors. In reaching its determination to approve the merger and the merger agreement, the Community Bankshares board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

         The terms of the merger were the result of arms-length negotiations between representatives of Ridgeway Bancshares and representatives of Community Bankshares. Based upon the consideration of the foregoing and other factors, the board of directors of Community Bankshares unanimously approved the merger as being in the best interests of Community Bankshares and its shareholders. Each member of the board of directors of Community Bankshares has agreed to vote those shares of Community Bankshares common stock over which such member has voting authority (other than as a fiduciary) in favor of the merger and the merger agreement.

         Community Bankshares' board of directors unanimously recommends that Community Bankshares shareholders vote "FOR" approval of the merger and the merger agreement.

Effective Time Of The Merger

         After all conditions to the merger are satisfied or waived, Community Bankshares will file articles of merger with the Secretary of State of South Carolina. The merger will become effective on the date and at the time specified in such filing, or, if later or if no date and time is specified, the date and time when the articles of merger have been filed with the South Carolina Secretary of State. Unless otherwise agreed upon by Community Bankshares and Ridgeway Bancshares, and subject to the satisfaction or waiver of the conditions to the obligations of the parties to complete the merger, the parties will use their reasonable efforts to complete the merger not later than the last business day of the month during which the last of the following events occurs: (1) the effective date (including the expiration of any applicable waiting period) of the last federal or state regulatory approval required for the merger, and (2) the date on which the merger and the merger agreement are approved by the requisite vote of Ridgeway Bancshares shareholders and Community Bankshares shareholders.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the merger can or will be satisfied. Community Bankshares and Ridgeway Bancshares anticipate that all conditions to completion of the merger will be satisfied so that the merger can be completed during the second quarter of 2002. However, delays in the completion of the merger could occur.

         The board of directors of either Community Bankshares or Ridgeway Bancshares generally may terminate the merger agreement if the merger is not completed by December 31, 2002, unless the failure to complete by that date is the result of a breach of the merger agreement by the party seeking termination. See "-Conditions to Completion of the Merger" and "-Waiver, Amendment and Termination of the Agreement."

Distribution Of Community Bankshares Stock Certificates And Cash Payments

         If you are a shareholder of Ridgeway Bancshares, promptly after the effective time of the merger, Community Bankshares will cause an exchange agent selected by Community Bankshares to mail to you an election form for you to request more or less stock or cash and a form letter of transmittal, together with instructions for the completion of the election form and exchange of certificates representing shares of Ridgeway Bancshares common stock for certificates representing shares of Community Bankshares common stock and cash.

         If you are a Ridgeway Bancshares shareholder, you should not send in your certificates until you receive the form letter of transmittal and instructions. Upon your surrender to the exchange agent of certificates for Ridgeway Bancshares common stock, together with a properly completed letter of transmittal, there will be issued and mailed to you a certificate or certificates representing the number of shares of Community Bankshares common stock to which you are entitled, if any, and a check for the amount to be paid to you in cash, if any, without interest. After the effective time of the merger, to the extent permitted by law, Ridgeway Bancshares shareholders of record as of the effective time will be entitled to vote at any meeting of holders of Community Bankshares common stock the number of whole shares of Community Bankshares common stock into which their Ridgeway Bancshares common stock has been converted, regardless of whether you have surrendered your Ridgeway Bancshares common stock certificates. No cash dividend or other distribution payable after the effective time of the merger with respect to Community Bankshares common stock, however, will be paid to the holder of any unsurrendered Ridgeway Bancshares certificate until the shareholder duly surrenders the certificate or complies with the requirements for replacement of a lost certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in cash will be delivered to the former Ridgeway Bancshares shareholder, in each case without interest.

         After  the  effective  time  of  the  merger,  a  Ridgeway   Bancshares
shareholder will be unable to transfer shares of Ridgeway Bancshares common stock. If a certificate representing shares of Ridgeway Bancshares common stock is presented for transfer after the completion of the merger, it will be canceled and exchanged for shares of Community Bankshares common stock and a check for the amount due in cash, if any.

Conditions To Completion Of The Merger

          Completion of the merger is subject to a number of conditions, including, but not limited to:

         o the approval of the merger by the Board of Governors of the Federal Reserve System and the South Carolina State Board of Financial Institutions and the expiration of all applicable waiting periods associated with such approvals, without any conditions or restrictions (excluding requirements relating to the raising of additional capital or the disposition of assets or deposits) that would, in the reasonable good faith judgment of Community Bankshares' board of directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the merger agreement as to render inadvisable the completion of the merger;

         o the approval of the merger agreement by the holders of the requisite number of shares of Ridgeway Bancshares common stock and Community Bankshares common stock;

         o the absence of any action by any court, or governmental authority, or regulatory authority with appropriate jurisdiction prohibiting, restraining, or making illegal the completion of the merger and the other transactions contemplated by the merger agreement; and

         o the receipt of a satisfactory opinion of counsel that the merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, with the effects described under "-- Federal Income Tax Consequences of the Merger," including, among others, that the exchange of Ridgeway Bancshares common stock for Community Bankshares common stock will not give rise to recognition of gain or loss to Ridgeway Bancshares shareholders, except to the extent of any cash received.

         Completion of the merger also is subject to the satisfaction or waiver of various other conditions specified in the merger agreement which are customary in transactions of this nature, including, among others: (1) the delivery by Community Bankshares and Ridgeway Bancshares of certificates executed by their respective duly authorized officers as to the satisfaction of certain conditions and obligations set forth in the merger agreement, and (2) as of the effective time of the merger, the accuracy under the standard set forth in the merger agreement of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

Regulatory Approvals

         The merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. It is also possible that any such approval may be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the merger agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

         Community Bankshares and Ridgeway Bancshares are not aware of any material governmental approvals or actions that are required for completion of the merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

         The merger requires the prior approval of the Federal Reserve Board, pursuant to Section 3 of the Bank Holding Company Act of 1956. In granting its approval under Section 3 of the Bank Holding Company Act, the Federal Reserve Board must take into consideration, among other factors, the financial and
managerial   resources  and  future   prospects  of  the  institutions  and  the
convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve Board from approving the merger (1) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (2) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve Board finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the Bank Holding Company Act, the merger may not be completed until the 30th day following the date of Federal Reserve Board approval, which may be shortened by the Federal Reserve Board to the 15th day, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve Board's approval, unless a court specifically orders otherwise.

         The merger also requires the prior approval of the South Carolina State Board of Financial Institutions, pursuant to Section 34-25-30 of the South Carolina Code of Laws, as amended. The State Board of Financial Institutions is required not to approve the merger if it would result in any depository institution affiliated with Community Bankshares controlling 30% or more of the total deposits held by depository institutions in South Carolina or if the Bank of Ridgeway has not been in existence and in continuous operation for more than five years as of the proposed date of the merger. Neither of these conditions that would require the State Board of Financial Institutions not to approve the merger is expected to exist. However, there can be no assurance that the approval of the State Board of Financial Institutions will be obtained or as to the timing of such approval.

Waiver, Amendment, And Termination Of The Merger Agreement

         Prior to the effective time of the merger, and to the extent permitted by law, any provision of the merger agreement generally may be (1) waived by the party benefited by the provision or (2) amended by a written agreement between Community Bankshares and Ridgeway Bancshares approved by their respective boards of directors; provided, however, that after approval by the Ridgeway Bancshares shareholders or Community Bankshares shareholders, no amendment that pursuant to the South Carolina Business Corporation Act requires further approval of the Ridgeway Bancshares shareholders or the Community Bankshares shareholders, including changing the consideration for the merger, may be made without the further approval of such shareholders.

         The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time of the merger, either before or after approval by Ridgeway Bancshares shareholders or Community Bankshares shareholders, under certain circumstances, including:

         o by mutual consent of the boards of directors of Community Bankshares and Ridgeway Bancshares;

         o by the board of directors of either party upon final denial of any required consent of any regulatory authority, if such denial is nonappealable or was not appealed within the time limit for appeal;

         o by the board of directors of either party, if the holders of the requisite number of shares of Ridgeway Bancshares or Community Bankshares common stock shall not have approved the merger agreement;

         o by the board of directors of either party (provided the terminating party is not in material breach of any representation, warranty, covenant or agreement included in the merger agreement), in the event of any inaccuracy in any representation or warranty by the other party which meets standards specified in the merger agreement and cannot be or has not been cured within 30 days after the giving of written notice to the breaching party;

         o by the board of directors of either party (provided the terminating party is not in material breach of any representation or warranty included in the merger agreement), in the event of a breach by the other party of any covenant or agreement included in the merger agreement that cannot be cured within 30 days after giving notice to the breaching party; and

         o by the board of directors of either party if the merger shall not have been completed by December 31, 2002, but only if the failure to complete the merger by such date has not been caused by the terminating party's breach of the merger agreement.

         If the merger agreement is terminated, the parties will have no further obligations, except with respect to a few provisions, including those providing for payment of expenses and a possible termination fee and restricting disclosure of confidential information. Further, termination generally will not relieve the parties from the consequences of any uncured willful breach of the merger agreement giving rise to such termination.

         Under some circumstances, if the merger is not consummated and if, before November 20, 2002, Ridgeway Bancshares participates in a transaction with a party other than Community Bankshares or if a transaction occurs with respect to the assets or stock of Ridgeway Bancshares, Ridgeway Bancshares may be obligated to pay a $300,000 termination fee to Community Bankshares. In general, those types of transactions are Ridgeway Bancshares' being acquired by or merging into another party; or another party's acquisition of more than 25% in value of Ridgeway Bancshares' consolidated total assets, whether by purchase, liquidating or restructuring distribution, or special dividend or distribution; a repurchase or transfer of more than 25% of Ridgeway Bancshares's outstanding common stock; or Ridgeway Bancshares' entry into an agreement to do any of the foregoing. The details of this termination fee are in section 10.3 of the merger agreement which is attached as Appendix A to this Proxy Statement/Prospectus, and all shareholders are urged to read that Appendix in its entirety.

Conduct Of Business Pending The Merger

         Each of Ridgeway Bancshares and Community Bankshares generally has agreed to operate its business only in the usual, regular, and ordinary course of business, and to use its reasonable best efforts to preserve intact its business organizations and assets and maintain its rights and franchises. Each has also agreed to take no action which would materially adversely affect the ability of either party to obtain any consents required for the merger or to perform its covenants and agreements under the merger agreement and to complete the merger. However, Community Bankshares and its subsidiaries are not prevented from discontinuing or disposing of any of their assets or businesses. Nor is Community Bankshares prevented from acquiring or agreeing to acquire any other entity or any assets thereof, if such action is, in the judgment of Community Bankshares, desirable in the conduct of the business of Community Bankshares and its subsidiaries. In addition, the merger agreement includes other restrictions applicable to the conduct of the business of Ridgeway Bancshares prior to completion of the merger, as described below.

         Ridgeway Bancshares has agreed not to take actions relating to the operation of its business pending completion of the merger without the prior written consent of Community Bankshares, which Community Bankshares has agreed it will not unreasonably withhold. The actions Ridgeway Bancshares has agreed not to take are subject in some cases to exceptions for actions in the ordinary course of business consistent with Ridgeway Bancshares' past practice or subject to exceptions expressly recognized in the merger agreement. The specific agreements not to take certain actions, including the exceptions and contractually permitted actions, are set forth in the merger agreement, which is attached as Appendix A. See Article 7 of the merger agreement. The actions Ridgeway Bancshares has agreed not to take are in the general categories of:

         o amending its articles of incorporation, bylaws or other governing instruments;

         o incurring indebtedness in excess of $50,000 or incurring material liens;

         o acquiring any of its outstanding shares of stock or the shares of stock of its subsidiaries or making distributions in respect to its outstanding shares, except for the payment of regular dividends consistent with past practice;

         o        issuing additional securities;

         o        reclassifying capital stock or selling or encumbering assets;

         o increasing employees' salaries and benefits or accelerating the vesting of any stock-based compensation or employee benefits;

         o        entering into or amending employment contracts;

         o        adopting employee benefit plans or amending existing plans;

         o        changing accounting methods or practices;

         o        commencing or settling litigation; or

         o        entering into or terminating material contracts.

         In addition, Ridgeway Bancshares has agreed not to solicit, directly or indirectly, encourage, or facilitate any acquisition proposal from any other person or entity. Ridgeway Bancshares also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its board of directors. In addition, Ridgeway Bancshares has agreed to use reasonable efforts to cause its officers, directors, affiliates, advisors, and other representatives not to engage in any of the foregoing activities.

Management Following The Merger

         Upon completion of the merger, the present officers and directors of Community Bankshares will retain their respective positions with Community Bankshares.

Directors

      The table below sets forth the age, business experience for the past five years, and term in office for each of the directors of Community Bankshares. Each of the directors of Community Bankshares except Mr. Douroux is also a director of one or more of the subsidiary banks. There are no family relationships among any of the directors or executive officers of Community Bankshares.

Name, Address (and age)       Director Since            Business Experience During the Past 5 Years
-----------------------       ---------------           -------------------------------------------

                      Directors Whose Terms Expire in 2002

Martha Rose C. Carson (66)          1987*               President,   Marty  Rae,   Inc.,   apparel  and   furniture
Orangeburg, S.C.                                        retailers

J. M. Guthrie (74)                  1987*               President, Superior Motors, Inc., car dealership; Chairman
Orangeburg, S.C.                                        of the Board of Directors of Orangeburg National Bank
                                                        since March 1998

Phil P. Leventis (55)               1996                President and Chief Executive Officer, Dixie Central
Sumter, S.C.                                            Distributing  Co., Inc.,  wholesale  beverage  distributor;
                                                        member of the South  Carolina  State  Senate;  Chairman  of the Board of Directors of Sumter  National  Bank since June
                                                        1996

Wm. Reynolds Williams (55)          1998                Attorney, Managing Partner, Willcox, Buyck & Williams,
Florence, S.C.                                          P.A.;  Chairman  of the  Board  of  Directors  of  Florence
                                                        National Bank since July 1998

Michael A. Wolfe (44)               1992*               President and Chief Executive Officer of Orangeburg
Orangeburg, S.C.                                        National Bank

A. Wade Douroux (30)                2001                President and Chief Executive Officer of Community
Columbia, S. C.                                         Resource Mortgage, Inc. since 1995


                      Directors whose Terms Expire in 2003

E. J. Ayers, Jr. (69)               1987*               Chairman of the Board of Directors and Chief Executive
Orangeburg, S.C.                                        Officer  of  Community  Bankshares  since  January,   1999;
                                                        retired  President,  C.M.  Dukes Oil Co.,  oil  distributor and auto parts supplier

Alvis J. Bynum (64)                 1996                Retired President, Cities Supply Co., waterwork supplies
Sumter, S.C.                                            distributor

J. Otto Warren, Jr. (74)            1987*               President, Warren and Griffin Lumber Co., Inc. and Home
Orangeburg, S.C.                                        Builder's Supply Co., Inc., builders' supply and lumber
                                                        manufacturer

Jesse A. Nance (48)                 1998                President and Chief Executive Officer of Florence National
Florence S.C.                                           Bank  since  July  1998;   Vice   President   of  Community
                                                        Bankshares  from June 1997 to July 1998;  Vice President of
                                                        First Union  National Bank of South  Carolina from November
                                                        1989 to June 1997



                                       24



                      Directors whose Terms Expire in 2004

Anna O. Dantzler (62)               1994                Retired; former customer service representative
Orangeburg, S.C.                                        for Orangeburg National Bank

Richard L. Havekost (61)            1998                Licensed professional engineer; Principal in Raldex, Inc.
Florence S.C.                                           (investor in motel  properties);  Principal  and  Secretary
                                                        of  RDBP,  Inc.   (retail   beverage   store);   1967-1993,
                                                        employed by Nucor Corp.  in various  capacities,  including
                                                        Vice  President of Nucor Corp.  and General  Manager of the
                                                        Florence Division

William H. Nock (56)                1996                President  and Chief  Executive  Officer,  Sumter  National
Sumter, S.C.                                            Bank


Samuel F. Reid, Jr. (53)            1994                Attorney, Horger, Barnwell & Reid
Orangeburg, S.C.

William W. Traynham (46)            1992*               President and Chief Financial Officer of Community
Orangeburg, S.C.                                        Bankshares

--------------------
* Includes service as Director of Orangeburg National Bank prior to formation of Community Bankshares in 1992.

         Under the terms of the merger agreement, upon consummation of the merger, the board of directors of Community Bankshares will elect three new directors of Community Bankshares from among the then current directors of Ridgeway Bancshares. These new directors of Community Bankshares will include the Chairman of the Board of the Bank of Ridgeway, now J. V. Nicholson, Jr., and the President of the Bank of Ridgeway, now William A. Harwell.

Executive Officers

         Information about Mr. Ayers, the Chief Executive Officer of Community Bankshares, and Mr. Traynham, the President and Chief Financial Officer of Community Bankshares, is set forth above under "Directors." Donald Newnham, age 64, is Senior Vice President, Operations, of Community Bankshares. Mr. Newnham has been employed by Community Bankshares since March 1998. Prior to that time, from 1981 to 1998, Mr. Newnham was Senior Vice President and Operations Administrator of First National Bank, Orangeburg, South Carolina.

Security Ownership Of Certain Beneficial Owners And Management

      The following table sets forth, as of December 31, 2001, the number and percentage of outstanding shares of Community Bankshares common stock beneficially owned by (i) each person known by Community Bankshares to own more than 5% of the outstanding common stock of Community Bankshares, (ii) each director of Community Bankshares, (iii) each person named in the Summary
Compensation Table, and (iv) all executive officers and directors of Community Bankshares as a group.

                                                                                  Number of              % of
                                                                                    Shares              Common
Name (and Address                                                                Beneficially           Stock
of 5% Shareholders)                  Position in Community Bankshares               Owned            Ownership**
-------------------                  --------------------------------               -----            -----------

E. J. Ayers, Jr. .............            Director, Chairman and                  92,980  (1)           2.81%
                                         Chief Executive Officer
Alvis J. Bynum ...............                   Director                         32,685  (2)              **
Martha Rose C. Carson ........                   Director                         70,940  (3)           2.15%
Anna O. Dantzler .............                   Director                         99,500  (4)           3.01%
A. Wade Douroux ..............                   Director                         66,818  (5)           2.02%
J. M. Guthrie ................      Director and Chairman of Executive           167,750  (6)           5.08%
   Post Office Box 649                          Committee
   Orangeburg, SC 29116

Richard L. Havekost ..........                   Director                         12,450  (7)              **
Phil P. Leventis .............                   Director                         43,550  (8)           1.32%
Jesse A. Nance ...............                   Director                         16,668  (9)              **
William H. Nock ..............                   Director                         64,317  (10)          1.94%
Samuel F. Reid, Jr. ..........                   Director                         53,702  (11)          1.62%
William W. Traynham ..........   Director, President and Chief Financial          61,341  (12)          1.85%
                                                 Officer

J. Otto Warren, Jr. ..........          Director and Vice Chairman               176,519  (13)          5.34%
   Post Office Box 666
   Orangeburg, SC 29116

Wm. Reynolds Williams ........                   Director                         17,118  (14)             **
Michael A. Wolfe .............                   Director                         60,651  (15)          1.83%
All executive officers and
directors as a group (16 persons)                                              1,053,226  (16)         31.08%

----------------------
**Less than 1%.

(1) Includes 1,680 shares owned by Nancy R. Ayers, Mr. Ayers' wife; 2,730 shares owned by an IRA for the benefit of Nancy R. Ayers; 1,680 shares held by an IRA for the benefit of Mr. Ayers; and 11,250 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(2) Includes 5,874 shares owned by Marjorie F. Bynum, Mr. Bynum's wife; and 8,150 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(3) Includes 10,250 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(4) Includes 10,250 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(5) Includes 44,548 shares held in escrow pending the satisfaction of certain financial performance results by Community Resource Mortgage, Inc.

(6) Includes 157,500 shares owned jointly with Lou D. Guthrie, Mr. Guthrie's wife; and 10,250 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(7) Includes 4,050 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(8) Includes 10,891 shares owned by LPT Enterprises, a limited partnership; 2,422 shares owned by an IRA for the benefit of Mr. Leventis; and 8,150 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(9) Includes 4,771 shares owned by an IRA for the benefit of Mr. Nance, 541 shares owned by Martha F. Nance, Mr. Nance's wife; and 11,250 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(10) Includes 1,359 shares owned by the Nock Family Trust; 468 shares owned by an IRA for the benefit of Linda H. Nock, Mr. Nock's wife; 39,697 shares held by Paine Webber for benefit of Mr. Nock; 2,760 shares held by Scott & Stringfellow for the benefit of Linda Nock; and 19,650 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(11) Includes 14,052 shares held by Mr. Reid as trustee for his minor children; 16,800 shares owned by Rosa G. Reid, Mr. Reid's wife; and 10,250 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(12) Includes 18,436 shares owned jointly with Margaret S. Traynham, Mr. Traynham's wife; 2,038 shares owned jointly with minor children; and 19,650 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(13) Includes 53,000 shares owned by Mildred J. Warren, Mr. Warren's wife; and 10,250 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(14) Includes 4,738 shares owned jointly with Mary T. Williams, Mr. Williams' wife; and 4,050 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(15) Includes 2,151 shares owned by Joye McGrady Wolfe as custodian for minor children; and 19,650 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.
(16) Includes 164,512 shares subject to stock options which are currently exercisable or which will become exercisable within 60 days after December 31, 2001.

Executive Officer Compensation

         The following table summarizes for the years ended December 31, 2001, 2000, and 1999 the compensation paid to the Chairman and Chief Executive Officer of Community Bankshares and to executive officers of Community Bankshares or its subsidiaries who received compensation greater than $100,000 in 2001.

                           Summary Compensation Table

                                                                                                         Long-Term
                                                                                                         ---------
                                                                                                        Compensation
                                                                                                        ------------
                                                                                                           Awards
                                                                                                           ------
                                                                                     Annual              Securities
                                                                                  Compensation
                                                                                  ------------           Underlying     All Other
                                                                Year          Salary         Bonus       Options(1)  Compensation(2)
                                                                ----          ------         -----       ----------  ---------------

E. J. Ayers, Jr ........................................        2001        $ 82,000                        6,000        $  2,460
Chairman and Chief Executive Officer of ................        2000          82,000               -            -          12,163
Community Bankshares ...................................        1999          82,000               -        5,250           8,200

William W. Traynham ....................................        2001        $135,000        $  9,450        6,000        $  4,333
President of Community Bankshares ......................        2000         135,000           9,450            -          23,562
                                                                1999         130,000           9,100        5,250          21,250

Michael A. Wolfe .......................................        2001        $135,000        $  9,450        6,000        $  5,869
President and Chief Executive Officer ..................        2000         135,000           9,450            -          26,268
of Orangeburg National Bank ............................        1999         130,000           9,100        5,250          21,250

William H. Nock ........................................        2001        $135,000        $  4,050        6,000        $  4,185
President and Chief Executive Officer ..................        2000         135,000           4,050            -           4,050
of Sumter National Bank ................................        1999         130,000          13,000        5,250           3,900

Jesse A. Nance(4) ......................................        2001        $117,874        $  5,337        6,000        $  3,248
President and Chief Executive Officer ..................        2000         109,847           5,737            -           3,220
of Florence National Bank ..............................        1999         101,840               -        5,250           3,055

-----------------------------------------
(1)  Adjusted to reflect the 5% stock dividend issued January 31, 2000.
(2) The column sets forth Company contributions to the 401(k) plan on behalf of the executive officers. For Mr. Wolfe in 2001 it also includes loan incentive payments of $1,819. For Messrs. Wolfe and Traynham, it also includes unused sick and vacation leave payments. Such payments totaled $7,780 and $7,500 in 2000 and 1999, respectively, to each of Mr. Wolfe and Mr. Traynham.

Aggregated Option Exercises in 2001 and 2001 Year End Option Values

         The following table sets forth information about stock options held at December 31, 2001 by the executive officers listed in the Summary Compensation Table. No options were exercised in 2001.

                                                                    Number of Securities                  Value of Unexercised
                                                                   Underlying Unexercised                      In-the-Money
                                                                     Options 12/31/01                      Options 12/31/01
                                                                     ----------------                      ----------------
Name                                                         Exercisable        Unexercisable      Exercisable(1)      Unexercisable
----                                                         -----------        -------------      --------------      -------------

E. J. Ayers ....................................                5,250                6,000           $   893              $12,000
Jesse A. Nance .................................                5,250                6,000               893               12,000
William H. Nock ................................               13,650                6,000            58,085               12,000
William W. Traynham ............................               13,650                6,000            58,085               12,000
Michael A. Wolfe ...............................               13,650                6,000            58,085               12,000

(1) Based on a fair value of $13.00 per share, the closing price of a share of Community Bankshares common stock on December 31, 2001. Each of the above persons holds options for 5,250 shares at an exercise price per share of $12.83. Messrs. Nock, Traynham and Wolfe also each have options for 8,400 shares at an exercise price per share of $7.62. Each of the above persons also holds options for 6,000 shares at an exercise price of $11.00, which are not currently exercisable.

Option Grants in Last Fiscal Year

         The following table sets forth information about options granted to the executive officers listed in the Summary Compensation Table in 2001.

                                                  Individual Grants
                                                  -----------------
                                                Number of    % of Total
                                               Securities     Options                                 Potential Realizable Value at
                                               Underlying    Granted to    Exercise                   Assumed Annual Rates of Stock
                                                 Options     Employees       Price      Expiration    Price Appreciation for 10-Year
Name                                           Granted(1)      in 2001    (per share)       Date               Option Term(2)
----                                           ----------      -------    -----------       ----               --------------
                                                                                                               5%             10%
                                                                                                               --             ---
E. J. Ayers .........................            6,000           6.4%       $   11.00      2/26/11         $ 41,507         $105,187
Jesse A. Nance ......................            6,000           6.4%       $   11.00      2/26/11         $ 41,507         $105,187
William H. Nock .....................            6,000           6.4%       $   11.00      2/26/11         $ 41,507         $105,187
William W. Traynham .................            6,000           6.4%       $   11.00      2/26/11         $ 41,507         $105,187
Michael A. Wolfe ....................            6,000           6.4%       $   11.00      2/26/11         $ 41,507         $105,187

-----------------

(1) These options were granted on February 26, 2001 and become exercisable on February 26, 2002.
(2) The amounts in these columns are the result of calculations based on the assumption that the market price of Community Bankshares common stock will appreciate in value from the date of grant to the end of the ten-year option term at rates of 5% and 10% per year. The 5% and 10% annual appreciation assumptions are required by the Securities and Exchange Commission; they are not intended to forecast possible future appreciation, if any, of Community Bankshares' stock price.

Compensation Committee Interlocks And Insider Participation

         The members of the Compensation Committee for the year ended December 31, 2001 were Richard L. Havekost, Chair, Alvis J. Bynum, J. M. Guthrie, Phil P. Leventis, Samuel F. Reid and Wm. Reynolds Williams.

         The law firm of Horger, Barnwell and Reid, in which Samuel F. Reid, a director of Community Bankshares, is a partner, provided legal services to Community Bankshares in 2001, and is continuing to provide legal services to Community Bankshares in 2002. The law firm of Willcox, Buyck and Williams, P.A. in which Wm. Reynolds Williams, a director of Community Bankshares, is a member provided legal services to Community Bankshares in 2001, and is continuing to provide legal services to Community Bankshares in 2002.

Change of Control and Employment Agreements

         In 1999, Community Bankshares entered into Change of Control Agreements with Messrs. Ayers, Traynham, Wolfe, Nock and Nance. The principal purpose of the agreements is to protect these executives against a change in control of Community Bankshares. The agreements provide that, if within five years after the date of the agreements, any change of control of Community Bankshares is effected, then the executive will be entitled to certain benefits. A change of control of Community Bankshares will be deemed to have been effected for purposes of the Agreement if: (i) voting control of Community Bankshares is acquired, directly or indirectly, by any person or group acting in concert, (ii) Community Bankshares is merged with or into any other entity and Community Bankshares is not the surviving entity of the merger, (iii) voting control of any subsidiary of Community Bankshares by which the executive is principally employed is acquired, directly or indirectly, by any person or group acting in concert, or (iv) any subsidiary of Community Bankshares by which the executive is principally employed is merged with or into another entity that is not also a subsidiary of Community Bankshares and such subsidiary is not the surviving entity of the merger. If the executive terminates his employment with Community Bankshares or his employment is terminated by Community Bankshares at any time within six months following the effective date of a change in control, the executive will be entitled to a lump sum payment equal to twice his annual salary in effect at the date of termination. The Agreement requires downward adjustments in the event that the lump sum payment exceeds the amount prescribed by Section 280G of the Internal Revenue Code. The term of the Agreement extends automatically for an additional year on each annual anniversary thereof, unless Community Bankshares gives 30 days prior notice to the executive that the term will not be extended.

         In 2001, Community Bankshares acquired Community Resource Mortgage, Inc. A. Wade Douroux, President and Chief Executive Officer of this new subsidiary and a new director of Community Bankshares, entered into an Employment Agreement with Community Resource Mortgage. Pursuant to the Employment Agreement, Mr. Douroux will serve as President of Community Resource Mortgage for a period of three years until October 31, 2004. During this three year period, Mr. Douroux will be paid a base annual salary of $96,000 and he will be subject to covenants not to compete with Community Bankshares or Community Resource Mortgage. Mr. Douroux's Employment Agreement also contains provisions regarding a change of control that are substantially the same as the provisions of the Change of Control Agreements with certain other officers of Community Bankshares or its subsidiaries that are described in the previous paragraph.

Director Compensation

         Community Bankshares pays directors who are not employees of Community Bankshares or its subsidiaries $200 per month for service as directors. In addition, Orangeburg National Bank pays monthly fees of $600 to its non-employee directors. Sumter National Bank and Florence National Bank pay monthly fees of $300 to their non-employee directors. Community Resource Mortgage does not pay director fees. Each of the non-employee directors of Community Bankshares serves as a director of one of Community Bankshares' subsidiary banks. Director fees paid by Community Bankshares in 2001 totaled $161,550. Director fees paid by Orangeburg National Bank in 2001 totaled $72,000. Director fees paid by Sumter National Bank in 2001 totaled $39,150. Director fees paid by Florence National Bank in 2001 totaled $21,600.

Some Relationships And Related Transactions

         The subsidiary banks have loan and deposit relationships with some of the directors of Community Bankshares and some of the directors of the subsidiaries of Community Bankshares and with companies with which the directors are associated as well as with members of the immediate families of the directors. The term members of the immediate families for purposes of this paragraph includes each person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law. The total loans outstanding to these parties at September 30, 2001, were $9,102,000. All of these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not, at the time they were made involve more than the normal risk of collectibility or present other unfavorable features.

         The law firm of Horger, Barnwell and Reid, in which Samuel F. Reid, a director of Community Bankshares, is a partner, provided legal services to Community Bankshares in 2001, and is continuing to provide legal services to Community Bankshares in 2002. The law firm of Willcox, Buyck and Williams, P.A. in which Wm. Reynolds Williams, a director of Community Bankshares, is a member also provided legal services to Community Bankshares in 2001, and is continuing to provide legal services to Community Bankshares in 2002.

Interests Of Some Persons In The Merger

         It is a condition to consummation of the merger that William A. Harwell, the president of Bank of Ridgeway, enter into an employment agreement with Bank of Ridgeway and Community Bankshares. Pursuant to the employment agreement, Mr. Harwell will serve as President of Bank of Ridgeway for a period of five years after the effectiveness of the merger. During this five year period, Mr. Harwell will be paid a base annual salary of $135,000, and he will be subject to covenants not to compete with Bank of Ridgeway. Mr. Harwell may terminate the employment agreement at any time. Mr. Harwell will also enter into a Change of Control Agreement with Bank of Ridgeway that includes substantially the same provisions as the Change of Control Agreements with certain officers of Community Bankshares or its subsidiaries that are described above.

         The merger agreement generally provides that Community Bankshares will indemnify and hold harmless each person entitled to indemnification from Ridgeway Bancshares or any of its subsidiaries to the full extent permitted by law, and that such rights will continue in full force and effect for six years from the effective time of the merger with respect to matters occurring at or prior to the effective time.

         The  merger  agreement  also  requires  Community   Bankshares  to  use
commercially reasonable efforts to maintain in effect for a period of three years after the effective time of the merger Ridgeway Bancshares' existing directors' and officers' liability insurance policy with respect to claims arising from acts or events which occurred prior to the effective time of the merger. Community Bankshares may substitute policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous.

         The merger agreement also provides that, after the effective time of the merger, Community Bankshares will provide generally to officers and employees of Ridgeway Bancshares and its subsidiaries who, at or after the effective time, become officers or employees of Community Bankshares or its subsidiaries, employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of Community Bankshares common stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by Community Bankshares and its subsidiaries to their similarly situated officers and employees. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with Ridgeway Bancshares or its subsidiaries prior to the effective time of the merger will be treated as service with Community Bankshares or its subsidiaries. The merger agreement further provides that Community Bankshares will cause Ridgeway Bancshares to honor all employment, severance, consulting, and other compensation contracts previously disclosed to Community Bankshares between Ridgeway Bancshares or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the effective time of the merger under Ridgeway Bancshares' benefit plans.

         Under the terms of the merger agreement, directors of the Bank of Ridgeway, who are not employees of the bank, will each receive a director's fee from the bank of $300 per month.

         As of the record date, directors and executive officers of Ridgeway Bancshares owned no shares of Community Bankshares common stock.

Dissenting Shareholders Of Ridgeway Bancshares

         Any shareholder of Ridgeway Bancshares entitled to vote on the Merger has the right to dissent from the merger and receive payment of the fair value of his shares of Ridgeway Bancshares common stock upon compliance with Sections 33-13-210 and 33-13-230 of the South Carolina Business Corporation Act. A shareholder may not dissent as to less than all of the shares that he beneficially owns or over which he has power to direct the vote. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such beneficial owner held of record by such nominee or fiduciary. A beneficial owner asserting dissenters' rights to shares held on his behalf must notify Ridgeway Bancshares in writing of the names and addresses of the record holders of the shares, if known to him. Any Ridgeway Bancshares shareholder intending to enforce this right may not vote in favor of the Merger and must file a written notice of intent to demand payment for his shares (the

"Objection Notice") with the Corporate Secretary of Ridgeway Bancshares either before Ridgeway Bancshares' Special Meeting or before the vote is taken at the meeting. The Objection Notice must state that the shareholder intends to demand payment for his shares of Ridgeway Bancshares' common stock if the Merger is effected. Although any Ridgeway Bancshares shareholder who has filed an Objection Notice must not vote in favor of the Merger, a vote in favor of the Merger cast by the holder of a proxy appointment solicited by Ridgeway Bancshares (whether pursuant to the instruction of the shareholder or otherwise) will not disqualify the shareholder from demanding payment for his shares under the South Carolina Business Corporation Act. A vote against approval of the Merger will not, in and of itself, constitute an Objection Notice satisfying the requirements of Section 33-13-210 of the South Carolina Business Corporation Act. If the Merger is approved by Ridgeway Bancshares' shareholders at Ridgeway Bancshares' Special Meeting, each shareholder who has filed an Objection Notice will be notified by Ridgeway Bancshares of such approval within 10 days after Ridgeway Bancshares' Special Meeting (the "Dissenters' Notice"). The Dissenters' Notice will (i) state where dissenting shareholders must (a) send the Payment Demand (as defined below) and (b) deposit their common stock certificates (the "Certificates"), (ii) inform holders of uncertificated shares of Ridgeway Bancshares' common stock of the extent of any restrictions on the transferability of such shares; (iii) be accompanied by a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the proposed Merger, (iv) set a date by which (x) Ridgeway Bancshares must receive the Payment Demand, which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is delivered and
(y) the Certificates must be deposited as instructed in the Dissenters' Notice, which may not be earlier than 20 days after the date the Payment Demand is received by Ridgeway Bancshares and (v) be accompanied by a copy of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act. Within the time prescribed in the Dissenters' Notice, a shareholder electing to dissent must make a demand for payment (the "Payment Demand"), certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares of Ridgeway Bancshares' common stock before November 21, 2001 (the date of the first public announcement of the terms of the Merger) and deposit his Certificates in accordance with the terms of the Dissenters' Notice. Upon filing the Payment Demand and depositing the Certificates, the shareholder will retain all other rights of a shareholder until these rights are cancelled or modified by consummation of the Merger. Failure to comply substantially with these procedures will cause the shareholder to lose his dissenters' rights to payment for the shares. Consequently, any Ridgeway Bancshares shareholder who desires to exercise his rights to receive payment for his shares is urged to consult his legal advisor before attempting to exercise such rights.

         As soon as the Merger is consummated, or upon receipt of a Payment Demand, Ridgeway Bancshares shall, pursuant to Section 33-13-250 of the South Carolina Business Corporation Act, pay to each dissenting shareholder who has substantially complied with the requirements of Section 33-13-230 of the South Carolina Business Corporation Act, the amount that Ridgeway Bancshares estimates to be the fair value of the shares of Ridgeway Bancshares' common stock plus accrued interest. Section 33-13-250 of the South Carolina Business Corporation Act requires that payment to be accompanied by (i) certain of Ridgeway
Bancshares' financial statements, (ii) a statement of Ridgeway Bancshares' estimate of fair value of the shares and explanation of how Ridgeway Bancshares' estimate of fair value and the interest were calculated, (iii) notification of rights to demand additional payment, and (iv) a copy of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act. As authorized by Section 33-13-270, Ridgeway Bancshares intends to delay any payments with respect to any shares (the "After-acquired shares") held by a dissenting shareholder which were not held by such shareholder on the date of the first public announcement of the terms of the Merger, unless the beneficial ownership devolved upon him by operation of law from a person who was the beneficial owner on such date. Where payments are so withheld, Sections 33-13-270(b) and 33-13-280(a) of the South Carolina Business Corporation Act will require Ridgeway Bancshares, after the Merger, to send to the holder of the after-acquired shares an offer to pay the holder an amount equal to Ridgeway Bancshares' estimate of their fair value plus accrued interest, together with an explanation of the calculation of fair value and interest and a statement of the holder's right to demand additional payment under Section 33-13-280 of the South Carolina Business Corporation Act.

         If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Certificates, Ridgeway Bancshares, within the 60 day period, shall return the deposited Certificates and release the transfer restrictions imposed on uncertificated shares. If, after returning deposited Certificates and releasing transfer restrictions, the Merger is consummated, Ridgeway Bancshares must send a new Dissenters' Notice and repeat the payment demand procedure.

         If the dissenting shareholder believes that the amount paid by Ridgeway Bancshares pursuant to Section 33-13-250 of the South Carolina Business
Corporation Act or offered under Section 33-13-270 of the South Carolina Business Corporation Act is less than the fair value of his shares or that the interest due is calculated incorrectly, or if Ridgeway Bancshares fails to make payment or offer payment (or, if the Merger has not been consummated, Ridgeway Bancshares does not return the deposited Certificates or release the transfer restrictions imposed on uncertificated shares), within 60 days after the date set in the Dissenters' Notice, then the dissenting shareholder may within 30 days after Ridgeway Bancshares made or offered payment for the shares or failed to pay for the shares, notify Ridgeway Bancshares in writing of his own estimate of the fair value of such shares (including interest due) and demand payment of such estimate (less any payment previously received). Failure to notify Ridgeway Bancshares in writing of any demand for additional payment within 30 days after Ridgeway Bancshares has made payment for such shares will constitute a waiver of the right to demand additional payment.

         If Ridgeway Bancshares and the dissenting shareholder cannot agree on a fair price within 60 days after Ridgeway Bancshares receives such a demand for additional payment, the statute provides that Ridgeway Bancshares will institute judicial proceedings in the South Carolina Court of Common Pleas in Fairfield County (the "Court") to fix (i) the fair value of the shares immediately before consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable and (ii) the accrued interest. The "fair value" of Ridgeway Bancshares' common stock could be more than, the same as, or less than that produced by the exchange ratio set by the Merger. Ridgeway Bancshares must make all dissenters whose demands for additional payment remain unsettled parties to the proceeding and all such parties must be served with a copy of the petition. The Court may, in its discretion, appoint an appraiser to receive evidence and recommend a decision on the question of fair value. The Court is required to issue a judgment for the amount, if any, by which the fair value of the shares, as determined by the Court, plus interest, exceeds the amount paid by Ridgeway Bancshares. If Ridgeway Bancshares does not institute such proceeding within such 60 day period, Ridgeway Bancshares shall pay each dissenting shareholder whose demand remains unsettled the respective amount demanded by each shareholder.

         The Court will assess the costs and expenses of such proceeding (including reasonable compensation for and the expenses of the appraiser but excluding fees and expenses of counsel and experts) against Ridgeway Bancshares, except that the Court may assess such costs and expenses as it deems appropriate against any or all of the dissenting shareholders if it finds that their demand for additional payment was arbitrary, vexatious or otherwise not in good faith. The Court may award fees and expenses of counsel and experts in amounts the Court finds equitable: (i) against Ridgeway Bancshares if the Court finds that Ridgeway Bancshares did not comply substantially with the relevant requirements of the South Carolina Business Corporation Act or (ii) against either Ridgeway Bancshares or any dissenting shareholder, if the Court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith.

         Community Bankshares shareholders are not entitled to dissenter's rights.

         The foregoing is a summary of the applicable provisions of Sections 33-13-101 through 33-13-310 of the South Carolina Business Corporation Act. It is not intended to be a complete statement of such provisions, and is qualified in its entirety by reference to such sections, which are included as Appendix B hereof. It is not intended to give any right of dissent or payment to any shareholder and should not be so read. Shareholders' rights of dissent and payment are limited to those provided by law.

Federal Income Tax Consequences Of The Merger

         The following is a discussion of the material federal income tax consequences of the merger to holders of Ridgeway Bancshares common stock. This discussion may not apply to special situations, such as Ridgeway Bancshares shareholders, if any, who hold Ridgeway Bancshares common stock other than as a capital asset, who received Ridgeway Bancshares common stock upon the exercise of employee stock options or otherwise as compensation, who hold Ridgeway Bancshares common stock as part of a "straddle" or "conversion transaction," or who are insurance companies, securities dealers, financial institutions or foreign persons, and does not discuss any aspects of state, local, or foreign taxation. This discussion is based upon laws, regulations, rulings and decisions now in effect and on proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision. No ruling has been or will be requested from the internal revenue service on any matter relating to the tax consequences of the merger.

         Completion of the merger is conditioned upon receipt by Community Bankshares and Ridgeway Bancshares of an opinion from Haynsworth Sinkler Boyd, P.A., counsel to Community Bankshares, concerning the material federal income tax consequences of the merger. Based upon the assumption that the merger is completed in accordance with the merger agreement and upon factual statements and factual representations made by Community Bankshares and Ridgeway Bancshares, it is such firm's opinion that the merger will be a reorganization for federal income tax purposes within the meaning of Internal Revenue Code ss. 368(a)(1)(A), and Ridgeway Bancshares and Community Bankshares will each be "a party to a reorganization" within the meaning of Internal Revenue Code ss. 368(b) and that:

         If you are a holder of Ridgeway Bancshares common stock and you exchange all of your Ridgeway Bancshares common stock solely for Community Bankshares common stock (and a cash payment in lieu of any fractional share) in the merger:

         o You will not recognize any gain or loss (except for any cash you receive in lieu of a fractional share interest in Community Bankshares common stock);

         o The tax basis of the Community Bankshares common stock you receive (including any fractional share deemed received and redeemed) will be the same as the tax basis of the Ridgeway Bancshares common stock you surrender in exchange for Community Bankshares common stock; and

         o The holding period of the Community Bankshares common stock you receive (including any fractional share deemed received and redeemed) will be the same as the holding period of the Ridgeway Bancshares common stock you surrender in exchange for Community Bankshares common stock, provided that your Ridgeway Bancshares common stock is held as a capital asset at the effective time of the merger.

         If you are a holder of Ridgeway Bancshares common stock and you exchange all of your Ridgeway Bancshares common stock for a combination of Community Bankshares common stock and cash in the merger:

         o You will recognize gain (but not loss) to the extent of the lesser of (i) your realized gain for all Ridgeway Bancshares common stock you surrender in the merger or (ii) the amount of cash you receive;

         o If the exchange with you does not have the effect of the distribution of a dividend within the meaning of Internal Revenue Code ss. 356(a)(2) (which must be determined on a shareholder-by-shareholder basis), the gain will be treated as gain from the sale or exchange of an asset, and any such gain will be treated as capital gain if you hold the Ridgeway Bancshares common stock you surrender as a capital asset at the effective time of the merger;

         o If the exchange with you does have the effect of the distribution of a dividend, then the gain will be treated as ordinary income (not capital gain) to the extent of your ratable share of Ridgeway Bancshares' accumulated earnings and profits, and the balance of any such gain will be treated as gain from the sale or exchange of an asset;

         o The aggregate tax basis of the Community Bankshares common stock you receive will equal (i) the aggregate tax basis of the Ridgeway Bancshares common stock you surrender in the merger, reduced by (ii) the amount of cash you receive, and increased by (iii) the amount of any gain you recognize;

         o The holding period of the Community Bankshares common stock you receive will be the same as the holding period of Ridgeway Bancshares common stock you surrender in the merger if you hold your Ridgeway Bancshares common stock as a capital asset at the effective time of the merger.

         If you are a holder of Ridgeway Bancshares common stock and you exchange all of your Ridgeway Bancshares common stock for cash pursuant to the merger or by exercise of dissenters' rights, then more likely than not,

         o You will be treated as if (i) you sold all of your Ridgeway Bancshares common stock to Community Bankshares for cash or
                  (ii) Community Bankshares issued to you the number of shares of Community Bankshares common stock that you could have received instead of cash and then redeemed those shares for the amount of cash distributed to you and unless the exchange with you is essentially equivalent to a dividend within the meaning of Internal Revenue Code ss. 302(b)(1) (which must be determined on a shareholder-by-shareholder basis) and:

         o You will recognize gain (to the extent that the amount of cash you receive exceeds your basis in the Ridgeway Bancshares common stock you exchange) or loss (to the extent that your basis in the Ridgeway Bancshares common stock you exchange exceeds the amount of cash you receive);

         o Your gain or loss will be treated as gain or loss from the sale or exchange of an asset; and

         o Your gain or loss will be treated as capital gain if you hold the Ridgeway Bancshares common stock you surrender as a capital asset at the effective time of the merger;


         o If the exchange with you is treated as if Community Bankshares issued to you the number of shares of Community Bankshares common stock that you could have received instead of cash and then redeemed those shares for the amount of cash distributed to you, and if the exchange with you is essentially equivalent to a dividend within the meaning of Code ss. 302(b)(1), then the payment to you will be treated as a dividend distribution and taxed as ordinary income to you to the extent of the accumulated and current earnings and profits of Community Bankshares.

         The tax opinion does not address any state, local, foreign, or other tax consequences of the merger. If you are a Ridgeway Bancshares shareholder, you should consult your own tax advisors with respect to the tax consequences of the proposed transaction to you individually, including the tax treatment of cash payments, tax reporting requirements, and tax consequences under state, local, and foreign law.

Accounting Treatment

         It is anticipated that the merger will be accounted for as a "purchase," as that term is used pursuant to accounting principles generally accepted in the United States, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of Ridgeway Bancshares as of the effective time of the merger will be recorded at their estimated respective fair values and added to those of Community Bankshares. Financial statements of Community Bankshares issued after the effective time will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Ridgeway Bancshares.

Expenses And Fees

         The merger agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that Community Bankshares will bear and pay all of the filing fees and one-half of the printing costs in connection with this Proxy Statement/Prospectus.

Resales Of Community Bankshares Common Stock

         The Community Bankshares common stock to be issued to Ridgeway Bancshares shareholders in the merger has been registered under the Securities Act of 1933, but that registration does not cover resales of those shares by persons who control, are controlled by, or are under common control with, Ridgeway Bancshares (such persons are referred to hereinafter as "affiliates" and generally include executive officers, directors, and 10% shareholders) at the time of the special meeting. Affiliates may not sell shares of Community Bankshares common stock acquired in connection with the merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 promulgated under the Securities Act or in accordance with a legal opinion satisfactory to Community Bankshares that such sale or transfer is otherwise exempt from the Securities Act registration requirements.

         Rule 145 promulgated under the Securities Act restricts the sale of Community Bankshares common stock received in the merger by affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the effective time of the merger, affiliates of Ridgeway Bancshares may resell publicly the Community Bankshares common stock received by them in the merger subject to certain limitations as to the amount of Community Bankshares common stock sold in any three-month period and as to the manner of sale, and subject to the timeliness of Community Bankshares' periodic reporting obligations with the Securities and Exchange Commission. After the one-year period and within two years following the effective time of the merger, affiliates of Ridgeway Bancshares who are not affiliates of Community Bankshares may effect such resales subject only to the timeliness of Community Bankshares' periodic reporting requirements. After two years, such affiliates of Ridgeway Bancshares who are not affiliates of Community Bankshares may resell their shares without restriction. Persons who are affiliates of Community Bankshares after the effective time of the merger may publicly resell the Community Bankshares common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in SEC Rule 144. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell Community Bankshares common stock received in the merger. Affiliates also would be permitted to resell Community Bankshares common stock received in the merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement/Prospectus does not cover any resales of Community Bankshares common stock received by persons who may be deemed to be affiliates of Ridgeway Bancshares or Community Bankshares.

         Each person who Ridgeway Bancshares reasonably believes is an affiliate of Ridgeway Bancshares has delivered to Community Bankshares a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any Community Bankshares common stock to be received by such person upon completion of the merger, except in compliance with the Securities Act and the rules and regulations promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         As a result of the merger, holders of Ridgeway Bancshares common stock will be exchanging their shares of a South Carolina corporation governed by the South Carolina Business Corporation Act and Ridgeway Bancshares' articles of incorporation and bylaws, for shares of Community Bankshares, a South Carolina corporation governed by the South Carolina Business Corporation Act and
Community Bankshares' articles of incorporation and bylaws. Significant differences exist between the rights of Ridgeway Bancshares shareholders and those of Community Bankshares shareholders. The material differences are summarized below. In particular, Community Bankshares' articles of incorporation and bylaws contain several provisions that may have an antitakeover effect in that they could impede or prevent an acquisition of Community Bankshares unless the potential acquirer has obtained the approval of Community Bankshares' board of directors. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the South Carolina Business Corporation Act as well as to Community Bankshares' articles of incorporation and bylaws and Ridgeway Bancshares' articles of incorporation and bylaws.

Antitakeover Provisions Generally

         The term "protective provisions" herein refers to the provisions of Community Bankshares' articles of incorporation and bylaws described below under the headings, "-Authorized Capital Stock," "-Amendment of Articles of Incorporation and Bylaws," "-Classified Board of Directors and Absence of Cumulative Voting," "-Removal of Directors," "-Limitations on Director
Liability," "-Special Meetings of Shareholders," "-Actions by Shareholders Without a Meeting," "-Shareholder Nominations," and "-Mergers, Consolidations, and Sales of Assets Generally," and the provisions of the South Carolina General Corporation Law described under the heading "-Business Combinations With Certain Persons." In general, one purpose of the protective provisions is to assist
Community Bankshares' board of directors in playing a role in connection with attempts to acquire control of Community Bankshares, so that the board of directors can further and protect the interests of Community Bankshares and its shareholders as appropriate under the circumstances, including, if the board of directors determines that a sale of control is in their best interests, by enhancing the board of directors' ability to maximize the value to be received by the shareholders upon such a sale.

         Although Community Bankshares' management believes the protective provisions are, therefore, beneficial to Community Bankshares' shareholders, the protective provisions also may tend to discourage some takeover bids. As a result, Community Bankshares' shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the protective provisions discourage undesirable proposals, Community Bankshares may be able to avoid those expenditures of time and money.

         The protective provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of Community Bankshares common stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the protective provisions may decrease the market price of Community Bankshares common stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The protective provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of Community Bankshares through replacing the board of directors and management. Furthermore, the protective provisions may make it more difficult for Community Bankshares' shareholders to replace the board of directors or management, even if a majority of the shareholders believes such replacement is in the best interests of Community Bankshares. As a result, the protective provisions may tend to perpetuate the incumbent board of directors and management.

Authorized Capital Stock

         Community Bankshares. The articles of incorporation authorize the issuance of up to 12,000,000 shares of Community Bankshares common stock. At September 30, 2001, there were 3,204,220 shares of Community Bankshares common stock issued and outstanding. Community Bankshares' board of directors may authorize the issuance of additional shares of Community Bankshares common stock without further action by Community Bankshares' shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which Community Bankshares' capital stock may be listed. The articles of incorporation provide that Community Bankshares shareholders do not have preemptive rights.

         The authority to issue additional shares of Community Bankshares capital stock provides Community Bankshares with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of Community Bankshares common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Community Bankshares. In addition, the sale of a substantial number of shares of Community Bankshares common stock to persons who have an understanding with Community Bankshares concerning the voting of such shares, or the distribution or declaration of a dividend of shares of Community Bankshares common stock (or the right to receive Community Bankshares common stock) to Community Bankshares shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Community Bankshares.

         Ridgeway Bancshares. Ridgeway Bancshares' authorized capital stock consists of 100,000 shares of Ridgeway Bancshares common stock. As of September 30, 2001, there were 40,000 shares of Ridgeway Bancshares common stock issued and outstanding.

         Pursuant to the South Carolina Business Corporation Act, Ridgeway Bancshares' board of directors may authorize the issuance of additional shares of Ridgeway Bancshares common stock without further action by Ridgeway Bancshares' shareholders. Ridgeway Bancshares' articles of incorporation provide that shareholders of Ridgeway Bancshares do not have preemptive rights.

Amendment Of Articles Of Incorporation And Bylaws

         Community Bankshares. The South Carolina Business Corporation Act generally provides that a South Carolina corporation's articles of incorporation may be amended by the affirmative vote of at least two-thirds of the shares entitled to vote thereon, unless the articles of incorporation provide for a higher or lower requirement. The Community Bankshares articles provide that, unless an amendment has been approved by the affirmative vote of at least two-thirds of the full board of directors, no amendment that amends, alters, repeals or is inconsistent with the provisions of the articles regarding mergers, consolidations, exchanges, sales of assets or dissolution, classified board of directors, nomination of directors, removal of directors, duty of directors, preemptive rights or cumulative voting, shall be effective unless it is approved by the affirmative vote of 80% of the outstanding shares of Community Bankshares.

         Ridgeway Bancshares. Ridgeway Bancshares' articles of incorporation do not include special provisions relating to amendment of the articles of incorporation.

         The boards of directors of Community Bankshares and Ridgeway Bancshares each have the power to adopt, amend, or repeal the bylaws of their respective companies by a majority vote, subject to the right of the shareholders by majority vote to adopt, amend or repeal the bylaws by majority vote.

Classified Board Of Directors And Absence Of Cumulative Voting

         Community Bankshares. The articles of incorporation provides that Community Bankshares' board of directors is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office.

         The effect of Community Bankshares' having a classified board of directors is that only approximately one-third of the members of the board of directors are elected each year; consequently, two annual meetings are effectively required for Community Bankshares' shareholders to change a majority of the members of the board of directors.

         Pursuant to the articles of incorporation, each shareholder generally is entitled to one vote for each share of Community Bankshares stock held and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected, and may cast all of such holder's votes in favor of one candidate or may distribute such holder's votes in any manner among any number of candidates. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the board of directors. Without cumulative voting, the holders of more than 50% of the shares of Community Bankshares common stock generally have the ability to elect 100% of the directors. As a result, the holders of the remaining Community Bankshares common stock effectively may not be able to elect any person to the board of directors. The absence of cumulative voting, therefore, could make it more difficult for a shareholder who acquires less than a majority of the shares of Community Bankshares common stock to obtain representation on Community Bankshares' board of directors.

         Ridgeway Bancshares. Ridgeway Bancshares' articles of incorporation do not provide for a classified board of directors. Holders of Ridgeway Bancshares common stock are not afforded cumulative voting rights.

Removal Of Directors

         Community Bankshares. Under the articles of incorporation, any director or the entire board of directors may be removed without cause only by the affirmative vote of the holders of at least 80% of Community Bankshares' voting stock.

         Ridgeway Bancshares. Pursuant to Ridgeway Bancshares' bylaws, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares entitled to vote on the election of directors.

Duty Of Directors

         Community Bankshares. The articles of incorporation provide that when evaluating any proposed plan of merger, consolidation, share exchange or sale of all, or substantially all, of the assets of company, the board of directors shall consider the interests of the employees of the company and the community or communities in which it and its subsidiaries, if any, do business in addition to the interests of the company's shareholders. Absent this provision, under existing common law, directors would be required to give paramount consideration with respect to such matters to the best interests of shareholders.

         Ridgeway Bancshares. The articles and bylaws of Ridgeway Bancshares do not include any comparable provision.

Indemnification

         Community Bankshares. Under the South Carolina Business Corporation Act, a corporation has the power to indemnify directors and officers who meet the standards of good faith and reasonable belief that their conduct was lawful and in the corporate interest (or not opposed thereto) set forth by statute. A corporation may also provide insurance for directors and officers against liability arising out of their positions even though the insurance coverage is broader than the power of the corporation to indemnify. Unless limited by its articles of incorporation, a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director against reasonable expenses incurred by him in connection with the proceeding. Community Bankshares' articles of incorporation do not limit such indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Community Bankshares pursuant to the foregoing provisions, or otherwise, Community Bankshares has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         Ridgeway Bancshares. The bylaws provide that Ridgeway Bancshares will indemnify all persons whom it may indemnify to the full extent permitted by the South Carolina Business Corporation Act so long as such persons have conducted themselves in good faith and reasonably believed their conduct not to be opposed to the corporation's best interests. Under Section 33-8-510 of the South Carolina Business Corporation Act as currently in effect, other than in actions brought by or in the right of Ridgeway Bancshares, such indemnification would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Ridgeway Bancshares and, with respect to any criminal proceeding, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or in the right of Ridgeway Bancshares, such indemnification would be limited to reasonable expenses and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Ridgeway Bancshares, except that no indemnification may be made with respect to any proceeding by or in the right of the corporation as to which such person is adjudged liable to Ridgeway Bancshares or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Ridgeway Bancshares also provides insurance for its directors and officers against liability arising out of their service in such positions.

The scope of the acts and omissions covered by such insurance policy may be broader than the power of the corporation to indemnify.

Shareholder Nominations

         Community Bankshares. Community Bankshares' articles of incorporation provide that any nomination by shareholders of individuals for election to the board of directors must be made by delivering written notice of such nomination to the Secretary of Community Bankshares not less than 30 days before any meeting of the shareholders called for the election of directors.

         Ridgeway Bancshares. Ridgeway Bancshares' bylaws contain substantially the same shareholder nominating procedures for election of directors.

Mergers, Consolidations, Exchanges, Sale Of Assets Or Dissolution

         Community Bankshares. The articles of incorporation provide that with respect to any plan of merger, consolidation or exchange or any plan for the sale of all, or substantially all, the property and assets, with or without the good will, of Community Bankshares or any resolution to dissolve Community Bankshares, which plan or resolution shall not have been adopted by the affirmative vote of at least two-thirds of the full board of directors, such plan or resolution must be approved by the affirmative vote of holders of 80% of the outstanding shares of Community Bankshares. If at least two-thirds of the full board of directors approve any such plan or resolution, the plan or resolution need only be approved by the affirmative vote of holders of two-thirds of the outstanding shares of Community Bankshares. Consequently, unless two-thirds of the directors favor such a plan or resolution, it may be very difficult to effect any such transaction.

         Ridgeway Bancshares. The articles and bylaws of Ridgeway Bancshares do not provide for special requirements for approval of mergers, consolidations, exchanges, sales of assets or dissolution. The South Carolina Business Corporation Act generally requires approval of at least two-thirds of the outstanding shares of a corporation's voting stock to approve a merger, consolidation, share exchange, sale of all or substantially all of the corporation's assets or similar corporate transaction. The corporation's board of directors by resolution may require a different percentage of votes necessary for approval.

Quorum

         Community Bankshares. Under its articles of incorporation, one-third of the shares entitled to vote constitutes a quorum at any meeting of shareholders of Community Bankshares.

         Ridgeway Bancshares. Under its bylaws, a majority of the shares entitled to vote constitutes a quorum at any meeting of shareholders of Ridgeway Bancshares.

Statutory Matters

         Business Combinations Statute. The South Carolina business combinations statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Neither Community Bankshares nor Ridgeway Bancshares' articles of incorporation contain such a provision. An amendment of the articles of incorporation to that effect will, however, permit a business combination with an interested shareholder even though that status was obtained prior to the amendment.

         Control Share Acquisitions. The South Carolina corporations law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3%, or 50%) from obtaining voting rights with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

         The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares for their fair value if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. Neither Community Bankshares nor Ridgeway Bancshares is authorized by its articles or bylaws to redeem control shares pursuant to such legislation.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         Community Bankshares common stock is traded on the American Stock Exchange under the symbol "SCB." Ridgeway Bancshares common stock is not traded in any established market. The following table sets forth, for the indicated periods, the high and low closing sale prices for Community Bankshares common stock as reported on the American Stock Exchange and the cash dividends declared per share of Community Bankshares and Ridgeway Bancshares common stock. For the indicated period there has been only a very limited number of transactions in Ridgeway Bancshares common stock and all such transactions have involved limited numbers of shares.

                                                                             Community Bankshares             Ridgeway Bancshares
                                                                             --------------------             -------------------
                                                                                                    Cash                Cash
                                                                       Price Range               Dividends          Dividends
                                                                       -----------               Declared           Declared
                                                                                                 per Share          per Share
                                                                                                 ---------          ---------
                                                                  High            Low
                                                                  ----            ---
1999
First Quarter .............................                   $  13.78          $ 12.29          $ 0.045             $    0
Second Quarter ............................                      13.48            11.51            0.045               3.15
Third Quarter .............................                      14.01            11.29            0.050                  0
Fourth Quarter ............................                      13.78            11.16            0.050               3.15

2000
First Quarter .............................                   $  12.88          $ 10.88          $ 0.05              $    0
Second Quarter ............................                      12.50            10.75            0.05                3.50
Third Quarter .............................                      12.56            11.13            0.06                   0
Fourth Quarter ............................                      11.87            10.56            0.06                3.50

2001
First Quarter .............................                   $  11.25          $ 10.20          $ 0.07              $    0
Second Quarter ............................                      11.49            10.65            0.07                4.00
Third Quarter .............................                      12.60            10.30            0.07                   0
Fourth Quarter ............................                      13.20            11.00            0.07                4.00

         Although the common stock of Ridgeway Bancshares is traded from time to time on an individual basis, no established trading market has developed and none is expected to develop in the foreseeable future. The common stock is not traded on the NASDAQ National Market System, nor are there any market makers known to management. Management of Ridgeway Bancshares is aware of a few transactions in which the common stock has been traded in the period from January 1, 2000 through August 2, 2001. Prices in such transactions ranged from

$300 to $350. However, management has not ascertained that these transactions are the result of arm's length negotiations between the parties, and because of the limited number of shares involved, such prices, if any, may not be indicative of the market value of Ridgeway Bancshares common stock.

         On March 1, 2002, the last reported sale price of Community Bankshares common stock as reported on the American Stock Exchange, was $14.32, and the reported price of Ridgeway Bancshares common stock in the last known transaction was $307, on August 2, 2001. On November 20, 2001, the last business day prior to public announcement of the proposed merger, the last reported sale price of Community Bankshares common stock as reported on the American Stock Exchange was $11.95, and the reported sale price of Ridgeway Bancshares common stock in the last known transaction was $307, on August 2, 2001.

         The holders of Community Bankshares common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Community Bankshares has paid regular cash dividends since 1991. Although Community Bankshares currently intends to continue to pay quarterly cash dividends on the Community Bankshares common stock, there can be no assurance that Community Bankshares' dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors.

         Community Bankshares is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from its subsidiary financial institutions. Community Bankshares' subsidiary depository institutions are subject to legal restrictions on the amount of dividends they are permitted to pay. See "Supervision and Regulation-Payment of Dividends."

         The holders of Ridgeway Bancshares' common stock are entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Ridgeway Bancshares has paid regular semi-annual cash dividends since June 2000, and Bank of Ridgeway paid regular semi-annual cash dividends for more than 20 years prior to that date. Pursuant to the merger agreement, Ridgeway Bancshares may only declare and pay dividends consistent with past practices. There can be no assurance that Ridgeway Bancshares will continue to pay dividends. The declaration and payment of dividends depends upon business conditions, operating results, capital and reserve requirements, and the board of directors' consideration of other relevant factors. See "Supervision and Regulation - Payment of Dividends."

         Ridgeway Bancshares is a legal entity separate and distinct from its subsidiaries and its revenues depend in significant part on the payment of dividends from Bank of Ridgeway. Bank of Ridgeway is subject to certain legal restrictions on the amount of dividends it is permitted to pay. See "Supervision and Regulation - Payment of Dividends."

         Under the terms of the merger agreement, Community Bankshares and Ridgeway Bancshares have agreed to cooperate in selecting the date on which the merger becomes effective, or in permitting Ridgeway Bancshares to pay a special dividend so that, for the semi-annual period in which the merger occurs, holders of Ridgeway Bancshares common stock do not become entitled to dividends from both Ridgeway Bancshares and Community Bankshares, and do not fail to receive a dividend of less than a pro-rata portion of the regular semi-annual dividend amount of $4.00 per share that was paid during 2001 to holders of Ridgeway Bancshares common stock.

                      INFORMATION ABOUT RIDGEWAY BANCSHARES

         Ridgeway Bancshares is a bank holding company organized under the laws of the state of South Carolina with its principal executive office located in Ridgeway, South Carolina. Ridgeway Bancshares operates principally through Bank of Ridgeway, which is a state-chartered commercial bank and which provides a range of consumer and commercial banking services through three offices in Fairfield and Richland Counties. At September 30, 2001, Ridgeway Bancshares had total consolidated assets of approximately $76.6 million, total consolidated deposits of approximately $64.9 million, and total consolidated shareholders' equity of approximately $8.6 million. Ridgeway Bancshares' principal executive office is located at 100 Palmer Street, Ridgeway, South Carolina, 29130 and its telephone number at such address is (803) 337-2251.

Business And Properties

         Ridgeway Bancshares was organized as a bank holding company for the Bank of Ridgeway in 1999. Ridgeway Bancshares offers a diversified range of commercial and retail banking services for customers located principally in Fairfield and northern Richland Counties. Ridgeway Bancshares' customer base is composed primarily of individuals who either work or reside in Ridgeway Bancshares' market areas and commercial enterprises engaged in a wide range of businesses throughout Ridgeway Bancshares' market areas.

         Through its banking subsidiary, Ridgeway Bancshares provides its customers with a variety of banking services, including checking accounts, savings accounts, certificates of deposit, bank-by-mail and 24-hour depository facilities, cashier's checks, travelers checks, savings bonds, consumer loans, automobile loans, commercial loans, real estate loans, home improvement loans and safe deposit boxes.

         At December 31, 2001, Ridgeway Bankshares had 29 full-time employees and four part-time employees through its banking subsidiary.

         Ridgeway Bancshares conducts business at three banking locations. Ridgeway Bancshares owns all of the buildings in which its banking offices are located.

         The following table sets forth specific information on Ridgeway Bancshares' headquarters location and each of its three full-service banking offices:

                                                                                                   Deposits at
Location                      Address                                                           September 30, 2001
--------                      -------                                                           ------------------

Ridgeway                      100 Palmer Street, Ridgeway, South Carolina                         $26,816,381
Winnsboro                     610 West Moultrie Street, Winnsboro South Carolina                  $21,530,260
Blythewood                    115 McNulty Street, Blythewood, South Carolina                      $16,558,992

Competition

         Ridgeway Bancshares encounters vigorous competition in its market areas for the provision of depository institution financial services from a number of sources, including bank holding companies and commercial banks, savings and loan associations and other thrift institutions, credit unions, other financial institutions and financial intermediaries that operate in Ridgeway Bancshares' market area. Regional interstate banking laws and other recent federal and state laws have resulted in increased competition from both conventional banking institutions and other businesses offering financial services and products. Bank of Ridgeway also competes for interest bearing funds with a number of other financial intermediaries and nontraditional consumer investment alternatives, including brokerage firms, consumer finance companies, commercial finance companies, credit unions, money market funds and federal, state and municipal issuers of short term obligations. Many of these competitors have greater financial resources than Bank of Ridgeway. At June 30, 2001, there were three commercial banks or thrift institutions competing with Bank of Ridgeway in Fairfield and northern Richland Counties.

Legal Proceedings

         Ridgeway Bancshares and Bank of Ridgeway are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.

Management

         The following table presents information about the directors and executive officers of Ridgeway Bancshares. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. Information relating to beneficial ownership of Ridgeway Bancshares common stock is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date.

                                          Present Occupation And               Number Of Shares
                                         Principal Occupation For           Beneficially Owned At
             Name                            Last Five Years                   The Record Date         Percent of Class
             ----                            ---------------                   ---------------         ----------------

William A. Harwell              Director; President and Chief Executive              4,824(1)                12.06
                                Officer Bank of Ridgeway since 1982 and
                                Ridgeway Bancshares, Inc. since 1999

M. S. Brakefield                Senior Vice President and Secretary Bank               300(2)                  *
                                of Ridgeway since 1988; Secretary
                                Ridgeway Bancshares, Inc. since 1999

T. Heyward Mattox               Director; Vice President and Cashier Bank              200                     *
                                of Ridgeway since 1964; Treasurer
                                Ridgeway Bancshares, Inc. since 1999

Thomas W. Copeland              Vice President Bank of Ridgeway,                         0                     *
                                Blythewood, SC since 1994

Robert D. Drake                 Vice President Bank of Ridgeway,                        20                     *
                                Winnsboro, SC since 1996

Herbert C. Humphries            Vice President Bank of Ridgeway,                        70                     *
                                Ridgeway, SC since 1992

Thomas B. Edmunds               Director; Retired financial consultant                 800(3)                2.00
                                Merrill Lynch

Roger A. Gaddy                  Director; Family practitioner Fairfield                240(4)                  *
                                Medical Associates, P.A., Winnsboro, SC

J. V. Nicholson, Jr.            Director; Retired dentist; Chairman Bank             5,400(5)                13.50
                                of Ridgeway and Ridgeway Bancshares, Inc.
                                since 2001

Eleanor T. Parrish              Director; Retired teacher Kershaw County               690(6)                1.98
                                School District

Daniel W. Ruff, III             Director; Co-owner Ruff & Co., Inc.                    605(7)                1.51
                                hardware and furniture retailer


                                       44

                                          Present Occupation And               Number Of Shares
                                         Principal Occupation For           Beneficially Owned At
             Name                            Last Five Years                   The Record Date         Percent of Class
             ----                            ---------------                   ---------------         ----------------

Joseph E. Sharpe                Director; Owner Joe Sharpe's Service                   150                     *
                                Station, Blythewood, SC; Chairman
                                Fairfield Electric Cooperative

David G. Traylor, Jr.           Director; Attorney Nelson, Mullins, Riley              120                     *
                                & Scarborough

All executive officers and                                                          13,519                   33.8%
directors as a group (13
persons)

------------------------
*less than 1%

(1) Shares shown as beneficially owned by William A. Harwell consist of 564 shares belonging jointly to William A. Harwell and his spouse, Kathryne B. Harwell; 360 shares held by Smith Barney, Inc. as custodian for the William
     A. Harwell IRA; 200 shares held by Smith Barney, Inc. as custodian for the Kathryne B. Harwell IRA; and 3,700 shares held in an estate for which Mr. Harwell shares voting power.
(2) Shares shown as beneficially owned by M. S. Brakefield consist of 50 shares owned individually by M. S. Brakefield and 250 shares held by A. G. Edwards & Sons as custodian for the M. S. Brakefield IRA.
(3) Shares shown as beneficially owned by Thomas B. Edmunds consist of 400 shares in the name of Thomas B. Edmunds and 400 shares in the name of Lucy
     S. Edmunds, Mr. Edmunds' spouse.
(4) Shares shown as beneficially owned by Roger A. Gaddy consist of 50 shares belonging jointly to Roger A. Gaddy and Beth M. Gaddy; 165 shares held by Scott & Stringfellow as custodian for the Roger A. Gaddy IRA; and 25 shares held by Scott & Stringfellow as custodian for the Beth M. Gaddy IRA
(5) Shares shown as beneficially owned by J. V. Nicholson, Jr. consist of 2,700 shares in the name of John V. Nicholson, Jr. and 2,700 shares in the name of Ellen M. Nicholson, Dr. Nicholson's spouse.
(6) Shares shown as beneficially owned by Eleanor T. Parrish consist of 420 shares in the name of Eleanor Thomas Parrish and 270 shares owned jointly by Eleanor T. Parrish and James E. Parrish.
(7) Shares shown as beneficially owned by Daniel W. Ruff, III consist of 580 shares owned individually by Daniel W. Ruff, III and 25 shares owned by Daniel W. Ruff, IV, Mr. Ruff's son.

Management Compensation

       The following table summarizes for the years ended December 31, 2001, 2000 and 1999 the compensation paid to the President and Chief Executive officer of Ridgeway Bancshares. There were no other executive officers of Ridgeway Bancshares or its subsidiaries who received compensation greater than $100,000 in 2001.

                           Summary Compensation Table

                                                                          Annual
                                                                       Compensation
                                                                       ------------                All Other
                                                       Year             Salary(1)              Compensation (2)
                                                       ----             ---------              ----------------
                                                                          Bonus

William A. Harwell ................................    2001      $101,520         $9,762             $4,808(3)
President and Chief Executive Officer of Ridgeway      2000        99,000          9,360              4,697
Bankshares                                             1999        93,900          8,100              4,315

-------------------
(1)  This column includes salary and director's fees
(2) This column includes Ridgeway Bancshares' contribution to the 401(K) plan on behalf of Mr. Harwell totaling $2,929, $2,808 and $2,700 in each of 2001, 2000 and 1999, respectively.

(3) This number includes a contribution to the 401(k) plan on behalf of Mr. Harwell of $2,929, a contribution to Mr. Harwell's PS58 savings plan of $263 and life insurance premiums of $1,616.

Transactions With Management

         In the ordinary course of business, Bank of Ridgeway has loans, deposits and other transactions with its executive officers and directors and organizations with which such persons are associated. Such transactions are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. The aggregate amount of loans to such persons and any company in which they have a 10% or more ownership interest as of September 30, 2001, were approximately $920,000.

Voting Securities And Principal Shareholders

         The following table sets forth certain information concerning the beneficial owners of more than five percent of Ridgeway Bancshares common stock, as of the record date.

                Name and Address                       Amount and Nature                     Percent of
              Of Beneficial Owner                     Beneficial Ownership                    Class (1)
              -------------------                     --------------------                    ---------

J. V. Nicholson, Jr.                                       5,400 (2)                           13.50%
219 Tuckahoe Road
Ridgeway, South Carolina 29130

Estate of Joseph N. Crumpton                               3,700 (3)                            9.25%
c/o W. A. Harwell, Personal Representative
P. O. Box 434
Ridgeway, South Carolina 29130

Sara Beth Salley                                             2,800                              7.00%
258 Voyager Road
Salley, South Carolina 29137

Jo-Anne K. Urwick                                            2,080                              5.20%
1211 Overland Drive
High Point, North Carolina 27262

(1) The information shown above is based upon information furnished by the named persons. Information relating to beneficial ownership is based upon "beneficial ownership" concepts set forth in rules promulgated under the Securities Exchange Act of 1934. Under such rules a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose or to direct the disposition of such security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days from the record date.
(2) Shares shown as beneficially owned by J. V. Nicholson, Jr. consist of 2,700 shares in the name of John V. Nicholson, Jr. and 2,700 shares in the name of Ellen M. Nicholson, Dr. Nicholson's spouse.
(3) Voting power is shared by the personal representatives, Zack Thompson Crumpton and William A. Harwell.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Basis of Presentation

         The  following  discussion  should  be read  in  conjunction  with  the
"Selected Financial Data" in the "Summary" and Ridgeway Bancshares' Financial Statements and the Notes thereto and the other financial data included elsewhere in this Proxy Statement/Prospectus. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Proxy Statement/Prospectus.

General

         Ridgeway Bancshares, Inc. was organized in 1999 to serve as a bank holding company for Bank of Ridgeway. Bank of Ridgeway is the oldest state-chartered bank headquartered in South Carolina. The corporate headquarters are located in Ridgeway, South Carolina. The principal business activity of Ridgeway Bancshares is to provide banking services to domestic markets, principally in Fairfield and northern Richland counties in South Carolina. Bank of Ridgeway also has a wholly-owned subsidiary, Ridgeway Insurance Agency. This agency has been inactive for the last few years. The bank also has two additional offices in Winnsboro and Blythewood, South Carolina.

         On December 1, 1999, the stockholders of Bank of Ridgeway approved a plan of corporate reorganization under which the bank became a wholly-owned subsidiary of Ridgeway Bancshares, Inc. The original authorized common stock of Ridgeway Bancshares, Inc. is 100,000 shares with no par value. Pursuant to the reorganization, Ridgeway Bancshares issued 40,000 shares of its common stock in exchange for all of the 40,000 outstanding common shares of the bank. The effective date of the reorganization was December 31, 1999 and it was accounted for as if it were a pooling of interests.

FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999:

Results of Operations

Year ended December 31, 2000, compared with year ended December 31, 1999

         Net interest income increased $163,305, or 5.87%, to $2,946,415 in 2000 from $2,783,110 in 1999. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased approximately $3,730,000, or 6.14%, due to continued growth by Ridgeway Bancshares.

         Ridgeway Bancshares' net interest spread and net interest margin were 3.71% and 4.57%, respectively, in 2000 compared to 3.87% and 4.58% in 1999. The decreases in net interest spread and net interest margin were primarily the result of an increase in the yields on interest bearing liabilities. Yields on interest bearing liabilities increased from 3.59% in 1999 to 4.03% in 2000.

         The provision for loan losses was $75,000 in 2000 compared to $60,000 in 1999. Ridgeway Bancshares continues to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

         Noninterest income increased $108,370, or 19.25%, to $671,374 in 2000 from $563,004 in 1999, primarily as a result of an increase in service charges on deposit accounts. Service charges on deposit accounts increased $74,466, or 18.32%, to $480,961 for the year ended December 31, 2000. The increase in service charges on deposit accounts was attributable to an increase of $47,430 in NSF charges. Other charges, commissions, and fees increased $36,128, or 28.80%, to $161,589 for the year ended December 31, 2000.

         Noninterest expense increased $221,626, or 11.56%, to $2,138,246 in 2000 from $1,916,620 in 1999. The largest increase in noninterest expense was attributable to an increase in other operating expense. Other operating expense increased $107,970, or 16.94%, to $745,510 in 2000 from $637,540 in 1999. The increase was partially attributable to expenses of $74,600 associated with the proposed merger with RHBT Financial Corporation that did not occur. Additional data processing charges of $45,447 in 2000 also contributed to the increase. Salaries and employee benefits increased $89,743, or 8.29%, to $1,172,132 in 2000 from $1,082,389 in 1999.

         Net income was $1,028,718 in 2000 compared to net income of $1,009,694 in 1999. The increase in net income was comprised of a $163,305 increase in net interest income and $108,370 increase in noninterest income, which were partially offset by the increases of $221,626 and $16,025 in noninterest expenses and the income tax provision, respectively. The increase in income taxes was the result of increased income before taxes. Return on average assets during 2000 was 1.50% compared to 1.55% during 1999, and return on average equity was 13.62% during 2000 compared to 15.01% during 1999.

Year ended December 31, 1999, compared with year ended December 31, 1998

         Net interest income increased $166,039, or 6.34%, to $2,783,110 in 1999 from $2,617,071 in 1998. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $4,966,600, or 8.91%, due to continued growth by Ridgeway Bancshares.

         Ridgeway Bancshares' net interest spread and net interest margin were 3.87% and 4.58%, respectively, in 1999 compared to 3.91% and 4.69% in 1998. The decreases in net interest spread and net interest margin were primarily the result of a decrease in the yields on earning assets. Yields on earning assets decreased from 7.83% in 1998 to 7.46% in 1999.

         The provision for loan losses was $60,000 in 1999 compared to $54,000 in 1998. Ridgeway Bancshares continues to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio.

         Noninterest income increased $12,943, or 2.35%, to $563,004 in 1999 from $550,061 in 1998, primarily as a result of an increase in other service charges and fees. Other service charges and fees increased $33,846, or 36.94%, to $125,461 for the year ended December 31, 1999. The increase in other service charges and fees was partially attributable to the increase in fees charged to noncustomers for the use of the bank's ATMs. Other income, which consists primarily of credit life insurance commissions, decreased $19,260, or 38.28%, to $31,048 for the year ended December 31, 1999.

         Noninterest expense increased $99,482, or 5.47%, to $1,916,620 in 1999 from $1,817,138 in 1998. The largest increase in noninterest expense was attributable to an increase in other operating expense. Other operating expense increased $66,490, or 11.64%, to $637,540 in 1999 from $571,050 in 1998. The increase was partially attributable to additional data processing charges of $39,867 in 1999. In addition, expenses totaling approximately $25,000 were incurred to form the holding company. Net occupancy and equipment expense increased $34,863, or 21.54%, to $196,691 in 1999 from $161,828 in 1998. This increase was primarily attributable to the land leases acquired for the two additional ATMs and increased depreciation expense.

         Net income was $1,009,694 in 1999 compared to net income of $1,044,296 in 1998. The decrease in net income was due primarily to increases in noninterest expense. The increase in income taxes was the result of increased income before taxes. Return on average assets during 1999 was 1.55% compared to 1.75% during 1998, and return on average equity was 15.01% during 1999 compared to 15.05% during 1998.

Net Interest Income

General. The largest component of Ridgeway Bancshares' net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on Ridgeway Bancshares' interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents Ridgeway Bancshares' net interest margin.

Average Balances, Income and Expenses and Rates. The following table sets forth, for the periods indicated, certain information related to Ridgeway Bancshares' average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.


                 Average Balances, Income and Expenses and Rates

                                                                                     Year Ended December 31,
                                                                                     -----------------------
                                                                           2000                                  1999
                                                                           ----                                  ----
  (Dollars in thousands)                                     Average      Income/     Yield/        Average      Income/      Yield/
                                                             Balance      Expense      Rate         Balance      Expense       Rate
                                                             -------      -------      ----         -------      -------       ----
 Assets:
 Earning Assets
   Loans (1) ...........................................    $ 36,223      $3,410       9.41%        $ 31,713      $2,941       9.27%
   Securities, taxable (2) .............................      15,631         912       5.83%          15,459         919       5.94%
   Securities, non-taxable .............................       8,962         438       4.89%           9,016         445       4.94%
   Nonmarketable equity securities .....................          64         226       6.35%              64           5       7.81%
   Federal funds sold and other ........................       3,561           4       6.25%           4,459         217       4.87%
                                                            --------      ------                    --------      ------
       Total earning assets ............................      64,441       4,990       7.74%          60,711       4,527       7.46%
                                                            --------      ------                    --------      ------
 Cash and due from banks ...............................       2,691                                   2,685
 Premises and equipment ................................         801                                     738
 Other assets ..........................................       1,192                                   1,129
 Allowance for loan losses .............................        (361)                                   (321)
                                                            --------                                --------
       Total assets ....................................    $ 68,764                                $ 64,942
                                                            ========                                ========

 Liabilities:
 Interest-Bearing Liabilities
   Interest-bearing transaction  accounts ..............    $ 16,145         383       2.37%        $ 16,393         384       2.34%
   Savings deposits ....................................       7,305         170       2.33%           7,048         166       2.36%
   Time deposits .......................................      24,319       1,329       5.46%          23,182       1,109       4.78%
   Federal funds purchased and securities ..............       2,939         161       5.48%           1,950          85       4.36%
                                                            --------      ------                    --------      ------
    sold under agreements to repurchase
       Total interest-bearing liabilities ..............      50,708       2,043       4.03%          48,573       1,744       3.59%
                                                            --------      ------                    --------      ------
 Demand deposits .......................................      10,193                                   9,298
 Accrued interest and other liabilities ................         313                                     343
 Shareholders' equity ..................................       7,550                                   6,728
                                                            --------                                --------
       Total liabilities and shareholders' equity ......    $ 68,764                                $ 64,942
                                                            ========                                ========
Net interest spread ....................................                               3.71%                                   3.87%
Net interest income ....................................                  $2,947                                  $2,783
                                                                          ======                                  ======
Net interest margin ....................................                               4.57%                                   4.58%

(1) Excludes nonaccrual loans. The effect of fees collected on loans is not significant to the computations. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available-for-sale.

Analysis of Changes in Net Interest Income. The following tables set forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1999 to 2000 and 1998 to 1999.

                 Average Balances, Income and Expenses and Rates

                                                                                                   2000 Compared with 1999
                                                                                                       Variance Due to
 (Dollars in thousands)                                                                    Volume (1)       Rate (1)         Total
                                                                                           ----------       --------         -----
Earning Assets
  Loans ............................................................................          $ 424           $  45           $ 469
  Securities, taxable ..............................................................             10             (17)             (7)
  Securities, nontaxable ...........................................................             (3)             (4)             (7)
  Nonmarketable equity securities ..................................................            (49)             58               9
  Federal funds sold and other .....................................................              -              (1)             (1)
                                                                                              -----           -----           -----
      Total interest income ........................................................            382              81             463
                                                                                              -----           -----           -----

Interest-Bearing Liabilities Interest-bearing deposits:
    Interest-bearing transaction accounts ..........................................             (6)              5              (1)
    Savings deposits ...............................................................              6              (2)              4
    Time deposits ..................................................................             56             164             220
                                                                                              -----           -----           -----
      Total interest-bearing deposits ..............................................             56             167             223
  Federal funds purchased and securities sold under agreements .....................             50              26              76
                                                                                              -----           -----           -----
   to repurchase
      Total interest expense .......................................................            106             193             299
                                                                                              -----           -----           -----

      Net interest income ..........................................................          $ 276           $(112)          $ 164
                                                                                              =====           =====           =====

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.

                                                                                                  1999 Compared with 1998
                                                                                                       Variance Due to
 (Dollars in thousands)                                                                    Volume (1)       Rate (1)          Total
                                                                                           ----------       --------          -----
Earning Assets
  Loans ............................................................................          $ 151           $(105)          $  46
  Securities, taxable ..............................................................            192             (50)            142
  Securities, nontaxable ...........................................................             44             (11)             33
  Nonmarketable equity securities ..................................................              -               2               2
  Federal funds sold and other .....................................................            (41)            (20)            (61)
                                                                                              -----           -----           -----
      Total interest income ........................................................            346            (184)            162
                                                                                              -----           -----           -----

Interest-Bearing Liabilities Interest-bearing deposits:
    Interest-bearing transaction accounts ..........................................             44             (32)             12
    Savings deposits ...............................................................              6             (12)             (6)
    Time deposits ..................................................................             66             (97)            (31)
                                                                                              -----           -----           -----
      Total interest-bearing deposits ..............................................            116            (141)            (25)
  Federal funds purchased and securities sold under agreements .....................             26              (5)             21
                                                                                              -----           -----           -----
   to repurchase
      Total interest expense .......................................................            142            (146)             (4)
                                                                                              -----           -----           -----

      Net interest income ..........................................................          $ 204           $ (38)          $ 166
                                                                                              =====           =====           =====


(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.

Interest Sensitivity. Ridgeway Bancshares monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by Ridgeway Bancshares is the measurement of Ridgeway Bancshares' interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

         The following table sets forth Ridgeway Bancshares' interest rate sensitivity at December 31, 2000.

                          Interest Sensitivity Analysis

                                                                        After One   After Three                   Greater
                                                                         Through      Through                    Than One
                                                           Within One     Three        Twelve     Within One   Year or Non-
(Dollars in thousands)                                        Month       Months       Months        Year        Sensitive    Total
                                                              -----       ------       ------        ----        ---------    -----
Assets
  Earning Assets:
    Loans (1) ...........................................   $  3,341     $  6,680     $  2,402     $ 12,423     $ 27,157    $ 39,580
    Securities ..........................................      2,800        4,484        7,284       16,456       23,740
    Federal funds sold and securities
     purchased under agreements to resell ...............      5,960                                  5,960                    5,960
    Time deposits with other banks ......................                                   37           37          100         137
                                                            --------     --------     --------     --------     --------    --------
        Total earning assets ............................      9,301        9,480        6,923       25,704       43,713      69,417
                                                            --------     --------     --------     --------     --------    --------

Liabilities
  Interest-bearing liabilities:
    Interest-bearing deposits:
      Demand deposits ...................................     19,373                                 19,373                   19,373
      Savings deposits ..................................      7,622                                  7,622                    7,622
      Time deposits .....................................      3,958        4,930       15,556       24,444        2,412      26,856
                                                            --------     --------     --------     --------     --------    --------
        Total interest-bearing deposits .................     30,953        4,930       15,556       51,439        2,412      53,851
  Securities sold under agreements  to repurchase .......      2,419                                  2,419                    2,419
                                                            --------     --------     --------     --------     --------    --------

        Total interest-bearing liabilities ..............     33,372        4,930       15,556       53,858        2,412      56,270
                                                            --------     --------     --------     --------     --------    --------
Period gap ..............................................   $(24,071)    $  4,550     $ (8,633)    $(28,154)    $ 41,301
                                                            ========     ========     ========     ========     ========
Cumulative gap ..........................................   $(24,071)    $(19,521)    $(28,154)    $(28,154)    $ 13,147
                                                            ========     ========     ========     ========     ========
Ratio of cumulative gap to total earning assets .........     (34.68)%     (28.12)%     (40.56)%     (40.56)%      18.94%

(1) Excludes nonaccrual loans. The effect of fees collected on loans is not significant to the computations.

         The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Securities purchased under agreements to resell are reflected at the maturity date of each agreement, which ranges from one to 30 days. Debt securities are reflected at each instrument's ultimate maturity date. Time deposits with other banks are reflected at their scheduled maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give Ridgeway Bancshares the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase are reflected at the maturity date of each repurchase agreement, which ranges from one to 30 days.

         Ridgeway Bancshares generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. Ridgeway Bancshares is cumulative liability-sensitive over the one month to 12 month time frame. However, Ridgeway Bancshares' gap analysis is not a precise indicator of its interest-sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on noncore deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of Ridgeway Bancshares' true interest-sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

Provision and Allowance for Loan Losses

General. Ridgeway Bancshares has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, Ridgeway Bancshares' Board of Directors reviews and approves the appropriate level for Ridgeway Bancshares' allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1% of total loans outstanding.

         Additions to the allowance for loan losses, which are expensed as the provision for loan losses on Ridgeway Bancshares' income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

         Ridgeway Bancshares' allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process of determining the amount of the allowance includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of Ridgeway Bancshares' monitoring and analysis system are also reviewed periodically by the banking regulators and Ridgeway Bancshares' independent auditors.

         Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. Ridgeway Bancshares does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

         The  following  table sets forth  certain  information  with respect to
Ridgeway Bancshares' allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2000, 1999 and 1998.

                            Allowance for Loan Losses

 (Dollars in thousands)                                                                   2000             1999              1998
                                                                                          ----             ----              ----
Total loans outstanding at end of period .....................................          $39,805           $33,724           $30,516
                                                                                        =======           =======           =======

Average loans outstanding ....................................................          $36,311           $31,713           $30,112
                                                                                        =======           =======           =======

Balance of allowance for loan losses at beginning of period ..................          $   335           $   305           $   287
Loan losses:
  Real estate - construction .................................................                -                 -                 -
  Real estate - mortgage .....................................................                -                 1                 -
  Commercial and industrial ..................................................                1                14                25
  Consumer ...................................................................               43                32                21
                                                                                        -------           -------           -------
    Total loan losses ........................................................               44                47                46
                                                                                        -------           -------           -------
Recoveries of previous loan losses:
  Real estate - construction .................................................                -                 -                 -
  Real estate - mortgage .....................................................                -                 -                 -
  Commercial and industrial ..................................................               16                 8                 5
  Consumer ...................................................................                6                 9                 5
                                                                                        -------           -------           -------
    Total recoveries .........................................................               22                17                10
                                                                                        -------           -------           -------
Net loan losses ..............................................................               22                30                36
Provision for loan losses ....................................................               75                60                54
                                                                                        -------           -------           -------
Balance of allowance for loan losses at end of period ........................          $   388           $   335           $   305
                                                                                        =======           =======           =======

Allowance for loan losses to period end loans ................................             0.97%             0.99%             1.00%
Net charge-offs to average loans .............................................             0.06%             0.09%             0.12%

Nonperforming Assets

Nonperforming Assets. The following table sets forth Ridgeway Bancshares' nonperforming assets for the dates indicated.

                                                                                                           December 31,
 (Dollars in thousands)                                                                        2000            1999            1998
                                                                                               ----            ----            ----
Nonaccrual loans ...................................................................           $225            $ 19            $ 10
Restructured or impaired loans .....................................................              -               -               -
                                                                                                                               ----
    Total nonperforming loans ......................................................           $225            $ 19            $ 10
Other real estate owned ............................................................              -               -               -
                                                                                                                               ----
    Total nonperforming assets .....................................................           $225            $ 19            $ 10
                                                                                               ====            ====            ====
Loans 90 days or more past due and still accruing interest .........................           $355            $103            $ 52
Nonperforming assets to period end loans and foreclosed property ...................           0.57%           0.06%           0.03%


         Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions, and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest, which has been accrued on the loan but remains unpaid, is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write down or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if Ridgeway Bancshares' nonaccrual loans had been current in accordance with their original terms, is immaterial.

Potential Problem Loans. At December 31, 2000, Ridgeway Bancshares reviewed its loan portfolio to identify any criticized or classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. The overall objective of Ridgeway Bancshares has been to maintain the allowance for loan losses at approximately 1% of total loans to provide for potential problem loans.

Noninterest Income and Expense

Noninterest Income. The largest component of noninterest income is service charges on deposit accounts, which totaled $480,961 in 2000, an 18.32% increase over the 1999 amount of $406,495. The $74,466 increase in service charges on deposit accounts is primarily attributable to the $47,430 increase in NSF charges. Other service charges and fees increased to $161,589 in 2000 from $125,461 in 1999. The primary cause for this increase was attributable to fees generated from ATMs used by noncustomers.

         Other service charges and fees increased to $125,461 in 1999 from $91,615 in 1998. This increase was primarily attributable to fees generated from ATMs used by noncustomers. In 1999, service charges on deposit accounts totaled $406,495, a .40% decrease from the 1998 amount of $408,138.

         The following table sets forth the principal components of noninterest income for the years ended December 31, 2000, 1999 and 1998.

(Dollars in thousands)                                2000       1999       1998
                                                      ----       ----       ----
Service charges on deposit accounts ...........       $481       $407       $408
Other service charges and fees ................        161        125         92
Other income ..................................         29         31         50
                                                      ----       ----       ----
Total noninterest income ......................       $671       $563       $550
                                                      ====       ====       ====

Noninterest Expense. Other operating expense increased $107,970, or 16.94%, to $745,510 in 2000 from $637,540 in 1999. The increase was primarily a result of additional expenses of $74,600 associated with the proposed merger with RHBT Financial Corporation that did not occur. Additional data processing charges were approximately $43,000 in 2000. Net occupancy and equipment expense increased $23,913 from $196,691 in 1999 to $220,604 in 2000. Salaries and benefits are the largest component of noninterest expense totaling $1,172,132 in 2000, an increase of $89,743, or 8.29%. Ridgeway Bancshares' efficiency ratio, which is noninterest expense as a percentage of the total of net interest income plus noninterest income, net of gains and losses on the sale of assets, was 59.10% in 2000 compared to 57.28% in 1999.

         Other operating expense increased $66,490, or 11.64%, to $637,540 in 1999 from $571,050 in 1998. The increase was primarily a result of additional data processing charges and expenses associated with the formation of the holding company. Additional data processing charges were approximately $40,000 in 1999. Net occupancy and equipment expense increased from $161,828 in 1998 to $196,691 in 1999. The increase was primarily attributable to the expense associated with land leases obtained for two additional ATM machines and to an increase in depreciation expense. While salaries and benefits comprise the largest component of noninterest expense at $1,082,389 in 1999, these expenses were virtually unchanged from 1998. Ridgeway Bancshares' efficiency ratio was 57.28% in 1999 compared to 57.37% in 1998.

         The following table sets forth the primary components of noninterest expense for the years ended December 31, 2000, 1999 and 1998.

 (Dollars in thousands)                            2000        1999       1998
                                                   ----        ----       ----
Salaries and employee benefits .............     $1,172      $1,082      $1,084
Net occupancy and equipment expense ........        221         197         162
Stationery and printing expense ............         59          58          65
Postage and freight ........................         56          59          54
Data processing services ...................        194         149         109
Merger expenses ............................         75           -           -
Intangible costs ...........................         42          51          62
Other ......................................        319         321         281
                                                 ------      ------      ------
    Total noninterest expense ..............     $2,138      $1,917      $1,817
                                                 ======      ======      ======

Efficiency ratio ...........................      59.10%      57.28%      57.37%

Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $36,223,378 in 2000 compared to $31,713,429 in 1999, an increase of $4,509,949, or 14.22%. At
December 31, 2000, total loans were $39,804,725 compared to $33,723,521 at December 31, 1999.

         The increase in loans during 2000 was primarily due to the steady growth of Ridgeway Bancshares. The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights Ridgeway Bancshares' general emphasis on consumer and mortgage lending.

                          Composition of Loan Portfolio

                                                                                             December 31,
                                                                             2000                                 1999
                                                                             ----                                 ----
 (Dollars in thousands)                                            Amount          Percent of Total      Amount           Percent of
                                                                   ------          ----------------      ------           ----------
Commercial and industrial ..........................             $ 5,045                 12.67%          $ 4,716            13.98%
Real estate
  Construction .....................................                 290                  0.73               154             0.46
  Mortgage-residential .............................              16,784                 42.17            16,464            48.82
  Mortgage-nonresidential ..........................               8,949                 22.48             3,925            11.64
Consumer ...........................................               8,020                 20.15             7,914            23.47
Other ..............................................                 717                  1.80               550             1.63
                                                                 -------                ------           -------           ------
    Total loans ....................................              39,805                100.00%           33,723           100.00%
                                                                                        ======           =======           ======
Allowance for loan losses ..........................                 388                                     334
                                                                 -------                                 -------
  Net loans ........................................             $39,417                                 $33,389
                                                                 =======                                 =======

         Ridgeway Bancshares' loan portfolio is largely comprised of real estate mortgage loans. At December 31, 2000, real estate mortgage loans totaled
$25,733,008 and represented 64.65% of the total loan portfolio, compared to $20,389,286, or 60.46%, at December 31, 1999.

         In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in Ridgeway Bancshares' market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

         Residential mortgage loans increased $320,247, or 1.95%, to $16,784,482 at December 31, 2000, from $16,464,235 at December 31, 1999. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, increased $5,023,159, or 127.97%, to $8,948,526 at December 31, 2000, from $3,925,367 at
December 31, 1999. This increase in real estate lending was primarily attributable to the purchase of residential and commercial real estate loans from other institutions.

         Commercial and industrial loans increased $329,406, or 6.99%, to $5,045,202 at December 31, 2000, from $4,715,796 at December 31, 1999. Ridgeway
Bancshares continues to focus on real estate and consumer lending rather than commercial and industrial lending.

         Consumer loans increased $105,294, or 1.33%, to $8,019,601 at December 31, 2000, from $7,914,307 at December 31, 1999. Consumer lending continues to be an important focus of the bank's loan portfolio.

         Ridgeway Bancshares' loan portfolio reflects the diversity of its market. Ridgeway Bancshares' three office locations are in Fairfield County and northern Richland County, South Carolina. The economy of Fairfield and northern Richland counties contains elements of medium and light manufacturing, local health care, and distribution facilities. Due to its proximity to a major interstate highway, management expects the area to remain stable with continued growth. The diversity of the economy creates opportunities for all types of lending. Ridgeway Bancshares does not engage in foreign lending.

         The repayment of loans in the loan portfolio as they mature is also a source of liquidity for Ridgeway Bancshares. The following table sets forth Ridgeway Bancshares' loans maturing within specified intervals at December 31, 2000.

       Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                                        Over One
                                                                                          Year
                                                                        One Year         Through          Over Five
(Dollars in thousands)                                                  or Less         Five Years          Years             Total
                                                                        -------         ----------          -----             -----

Commercial and industrial ..................................           $ 3,236           $ 1,551           $   258           $ 5,045
Real estate ................................................             7,014             9,563             9,446            26,023
Consumer and other .........................................             2,173             6,452               112             8,737
                                                                       -------           -------           -------           -------
                                                                        12,423            17,566             9,816            39,805
                                                                       -------           -------           -------           -------
Loans maturing after one year with:
   Fixed interest rates ....................................                                                                $ 27,382
   Floating interest rates .................................                                                                       -
                                                                                                                                   -
                                                                                                                            --------
                                                                                                                            $ 27,382
                                                                                                                            ========

         The  information   presented  in  the  above  table  is  based  on  the
contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Investment Securities. The investment securities portfolio is a significant component of Ridgeway Bancshares' total earning assets. Total securities averaged $24,656,924 in 2000, compared to $24,539,334 in 1999. At December 31,
2000, the total securities portfolio was $23,740,091. All securities designated as available-for-sale were recorded at their estimated fair market value. Securities designated as held-to-maturity were recorded at their amortized cost and totaled $16,116,759 at December 31, 2000.

         The following table sets forth the book value of the securities held by Ridgeway Bancshares at the dates indicated.

                            Book Value of Securities

                                                                December 31,
                                                             2000          1999
                                                             ----          ----
 (Dollars in thousands)
U.S. Treasury ..........................................     $ 1,497     $ 2,689
U.S. Government agencies ...............................      12,956      13,574
Obligations of state and political subdivisions ........       9,223       9,495
                                                             -------     -------
    Total securities ...................................     $23,676     $25,758
                                                             =======     =======


         The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2000.

             Investment Securities Maturity Distribution and Yields

                                                            After One But      After Five But
                                        Within One Year   Within Five Years   Within Ten Years   Over Ten Years          Total
                                        ---------------   -----------------   ----------------   --------------          -----
(Dollars in thousands)                  Amount   Yield     Amount   Yield     Amount    Yield    Amount    Yield     Amount    Yield
----------------------                  ------   -----     ------   -----     ------    -----    ------    -----     ------    -----
U.S. Treasury ....................   $ 1,497     5.59%    $    -       -%     $    -        -%   $   -         -%   $ 1,497    5.59%
U.S. Government agencies .........     4,992     5.42      7,964    6.12           -        -        -         -     12,956    5.85
Obligations of state
  and political subdivisions......       786     8.11      4,006    7.13       4,344     6.57       87      8.25      9,223    6.96
                                     -------     ----    -------    ----     -------     ----    -----      ----    -------    ----
     Total securities ............   $ 7,275     5.75    $11,970    6.46     $ 4,344     6.57    $  87      8.25    $23,676    6.27
                                     =======     ====    =======    ====     =======     ====    =====      ====    =======    ====

         Other  attributes of the  securities  portfolio,  including  yields and
maturities,   are  discussed  above  in  "---Net  Interest   Income---  Interest
Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold and securities purchased under agreements to resell, averaged $3,425,246 in 2000, compared to $4,329,466 in 1999. At December 31, 2000, short-term investments totaled $5,960,000. These funds are an important source of Ridgeway Bancshares' liquidity. Federal funds are generally invested in an earning capacity on an overnight basis. Securities purchased under agreements to resell are invested on a seven to thirty-one day period, depending on the terms of each agreement.

Deposits and Other Interest-Bearing Liabilities

         Average interest-bearing liabilities increased $2,135,032, or 4.40%, to $50,707,663 in 2000, from $48,572,631 in 1999. Average interest-bearing deposits increased $1,146,830, or 2.46%, to $47,769,131 in 2000, from $46,622,301 in
1999. These increases resulted from increases in most categories of interest-bearing liabilities, primarily as a result of the continued growth of Ridgeway Bancshares.

Deposits. Average total deposits increased $2,047,347, or 3.65%, to $57,963,646 during 2000, from $55,920,299 during 1999. At December 31, 2000, total deposits were $63,690,415 compared to $54,971,646 a year earlier, an increase of 15.86%.

         The following table sets forth the deposits of Ridgeway Bancshares by category at the dates indicated.

                                    Deposits

                                                                                               December 31,
                                                                                 2000                            1999
                                                                                 ----                            ----
                                                                                       Percent of                      Percent of
(Dollars in thousands)                                                  Amount          Deposits        Amount          Deposits
                                                                        ------          --------        ------          --------
Demand deposit accounts ....................................           $ 9,839           15.45%        $ 9,552           17.38%
NOW accounts ...............................................             9,211           14.46           8,414           15.31
Money market accounts ......................................            10,161           15.95           7,172           13.05
Savings accounts ...........................................             7,622           11.97           6,773           12.32
Time deposits less than $100,000 ...........................            19,993           31.39          18,866           34.32
Time deposits of $100,000 or over ..........................             6,864           10.78           4,195            7.62
                                                                       -------          ------         -------          ------
          Total deposits ...................................           $63,690          100.00%        $54,972          100.00%
                                                                       =======          ======         =======          ======

         Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for Ridgeway Bancshares' loan portfolio and other earning assets. Ridgeway Bancshares' core deposits increased $6,049,228 in 2000 due to the continued growth of Ridgeway Bancshares.

         Deposits, and particularly core deposits, have been Ridgeway Bancshares' primary source of funding and have enabled Ridgeway Bancshares to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be Ridgeway Bancshares' primary source of funding in the future. Ridgeway Bancshares' loan-to-deposit ratio was 62.50% at December 31, 2000, and 61.35% at the end of 1999; and the ratio averaged 62.49% during 2000. The maturity distribution of Ridgeway Bancshares' time deposits over $100,000 at December 31, 2000, is set forth in the following table:

            Maturities of Certificates of Deposit of $100,000 or More

                                                                                                 After Six
                                                                      Wintin      After Three     Through         After
                                                                      Three       Through Six     Twelve         Twelve
(Dollars in thousands)                                                Months        Months        Months         Months       Total
                                                                      ------        ------        ------         ------       -----
Certificates of deposit of $100,000 or more ..................        $1,968        $2,061        $2,071        $  764        $6,864

         Approximately 28.67% of Ridgeway Bancshares' time deposits over $100,000 had scheduled maturities within three months, and 58.70% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Borrowed Funds. Borrowed funds consist of short-term borrowings in the form of federal funds purchased and securities sold under agreements to repurchase.

         Average short-term borrowings were $2,938,538 in 2000, compared to $1,950,330 in 1999. At December 31, 2000, Ridgeway Bancshares had no federal funds purchased and securities sold under agreements to repurchase totaled $2,418,501. The average balance in 2000 related mostly to securities sold under agreements to repurchase with several customers. These agreements typically range from one to 30 days. Although management may from time to time use short-term borrowings as a secondary funding source, core deposits will continue to be Ridgeway Bancshares' primary funding source.

Capital

         Ridgeway Bancshares and its subsidiary bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on Ridgeway Bancshares' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Ridgeway Bancshares' subsidiary bank must meet specific capital guidelines that involve quantitative measures of the bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Ridgeway Bancshares' and its subsidiary bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

         Quantitative measures established by regulation to ensure capital adequacy require Ridgeway Bancshares' subsidiary bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

         Ridgeway Bancshares' subsidiary bank is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

         Ridgeway Bancshares is currently not subject to direct regulatory capital requirements. Under Federal Reserve Board guidelines, bank holding companies such as Ridgeway Bancshares with less than $150,000,000 in consolidated assets are exempt from these requirements.

         Ridgeway Bancshares and its subsidiary bank exceeded the regulatory capital ratios at December 31, 2000 and 1999 as set forth in the following table.

                     Analysis of Capital and Capital Ratios

                                                                          Ridgeway Bancshares                   Bank of Ridgeway
 (Dollars in thousands)                                                2000               1999              2000               1999
                                                                       ----               ----              ----               ----
Tier 1 capital .............................................          $ 7,505           $ 6,715           $ 7,492           $ 6,731
Tier 2 capital .............................................              388               334               388               334
                                                                      -------           -------           -------           -------
    Total qualifying capital ...............................          $ 7,893           $ 7,049           $ 7,880           $ 7,065
                                                                      =======           =======           =======           =======

Risk-adjusted total assets .................................          $37,214           $35,692           $37,204           $35,690
                                                                      =======           =======           =======           =======
 (including off-balance sheet exposures)

Tier 1 risk-based capital ratio ............................            20.17%            18.81%            20.14%            18.86%
Total risk-based capital ratio .............................            21.21             19.75             21.18             19.80
Tier 1 leverage ratio ......................................            10.41             10.35             10.40             10.31

Liquidity Management and Capital Resources

         Liquidity management involves monitoring Ridgeway Bancshares' sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of Ridgeway Bancshares to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, Ridgeway Bancshares would not be able to perform the primary function of a financial intermediary and, therefore, would be unable to meet the needs of the communities it serves.

         Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

Accounting and Financial Reporting Issues

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. Ridgeway Bancshares adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

Impact of Inflation

         Unlike most industrial companies, the assets and liabilities of financial institutions such as Ridgeway Bancshares are primarily monetary in nature. Therefore, interest rates have a more significant effect on Ridgeway Bancshares' performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000:

Results of Operations

Net Interest Income

         For the nine months ended September 30, 2001, net interest income increased $109,075, or 4.98%, to $2,298,599 as compared to $2,189,524 for the same period in 2000. The net interest margin realized on earning assets decreased from 3.77% for the nine months ended September 30, 2000 to 3.55% for the same period in 2001. The interest rate spread also decreased by 28 basis points from 4.61% at September 30, 2000 to 4.33% at September 30, 2001.

         Net interest income increased from $730,543 for the quarter ending September 30, 2000 to $784,285 for the quarter ending September 30, 2001. This represents an increase of $53,742, or 7.36%. The net interest margin realized on earning assets increased from 4.49% for the quarter ended September 30, 2000 to 4.32% for the quarter ended September 30, 2001. The interest rate spread was 3.58% at September 30, 2000 and 3.59% at September 30, 2001.

Provision and Allowance for Loan Losses

         The provision for loan losses is the charge to operating earnings that management believes is necessary to maintain the allowance for possible loan losses at an adequate level. For the nine months ended September 30, 2001 and 2000, the provisions charged to expense were $54,000 and $45,000, respectively. For the quarters ended September 30, 2001 and 2000, the provisions charged to expense were $18,000 and $15,000, respectively. There are risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Ridgeway Bancshares maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable, but which may not prove to be accurate. Thus, there is a risk that chargeoffs in future periods could exceed the allowance for loan losses or that substantial additional increases in the allowance for loan losses could be required. Additions to the allowance for loan losses would result in a decrease of Ridgeway Bancshares' net income and, possibly, its capital.

Noninterest Income

         Noninterest income during the nine months ended September 30, 2001 was $538,119, an increase of $39,797 from $498,322 during the comparable period in 2000. The increase is primarily a result of an increase in service charges on deposit accounts from $377,537 at September 30, 2000 to $435,984 at September 30, 2001. However, other service charges and fees resulted in income of $85,199 during the nine months ended September 30, 2001, compared to $107,008 during the comparable period in 2000. This decrease was primarily because of decreases in non-customer ATM fees, credit insurance commissions, and mortgage loan origination fees.

         For the quarter ended September 30, 2001, noninterest income increased $86, or 0.05%, from $172,085 for the same period in 2000. Service charges on deposit accounts increased $8,601, or 6.47%, from the quarter ended September 30, 2000. Other service charges and fees decreased from $35,053 for the quarter ended September 30, 2000 to $25,142 for the quarter ended September 30, 2001.

Noninterest Expense

         Total noninterest expense for the nine months ended September 30, 2001 was $1,685,475, or 11.89%, higher than the $1,506,405 amount for the nine months ended September 30, 2000. The largest increase was in other operating expenses, which increased from $470,128 at September 30, 2000 to $626,743 for the nine months ended September 30, 2001. Of this $156,615 increase, $108,628 is for the increase in data processing services created by the outsourcing of proof work to an independent contractor. Salaries and employee benefits also increased $30,454, or 3.52%, to $896,781 at September 30, 2001.

         For the quarter ended September 30, 2001, noninterest expense increased $52,289, or 10.14%, over the same period in 2000. The largest increase between the quarters ended September 30, 2001 and September 30, 2000 was in other operating expense, which increased $46,397, or 27.31%. Salaries and employee benefits also increased from $289,638 for the quarter ended September 30, 2000 to $297,400 at September 30, 2001.

Income Taxes

         The income tax provision for the nine months ended September 30, 2001 was $305,000 as compared to $310,700 for the same period in 2000. The effective tax rates were 27.80% and 27.34% at September 30, 2001 and September 30, 2000, respectively. The effective tax rates were 27.53% and 26.85% for the quarter ended September 30, 2001 and September 30, 2000, respectively.

Net Income

         The combination of the above factors resulted in net income for the nine months ended September 30, 2001 of $792,243 as compared to $825,741 for the same period in 2000. This represents a decrease of $33,498. For the quarter ended September 30, 2001, net income was $268,544, or $3,561 lower than $272,105 for the quarter ended September 30, 2000. This decrease is primarily a result of the decline in interest rates and an increase in other operating expenses.

Assets and Liabilities

         During the first nine months of 2001, total assets increased $2,522,329, or 3.40%, when compared to December 31, 2000. The primary source of growth in assets was investment securities, which increased $3,482,367 during the first nine months of 2001. Federal funds sold and repurchase agreements decreased $1,356,000 from December 31, 2000 to $4,604,000 at September 30, 2001.
Total deposits also increased $1,208,486, or 1.90%, from the December 31, 2000 amount of $63,690,415. Within the deposit area, certificates of deposit increased $3,318,778, or 12.36%, during the first nine months of 2001.

Investment Securities

         Investment securities increased from $23,740,091 at December 31, 2000 to $27,222,458 at September 30, 2001. The increase can be attributed to the purchase of several available-for-sale securities during the first nine months of the year. The funds to purchase these securities were provided from lower yielding federal funds sold and the increase in deposits. Ridgeway Bancshares' investment securities designated as available-for-sale at September 30, 2001 totaled $9,260,563. Held-to-maturity securities totaled $17,961,895 at September 30, 2001.

Loans

         Ridgeway Bancshares continued its trend of loan growth during the first nine months of 2001. Net loans increased $874,049, or 2.22%, during the period. As shown below, the main component of growth in the loan portfolio was real estate loans, which increased 5.08%, or $1,198,236, from December 31, 2000. Also, consumer and other loans increased $89,909, or 1.03%. Balances within the major loans receivable categories as of September 30, 2001 and December 31, 2000 are as follows:

                                                September 30,       December 31,
                                                -------------       ------------
                                                     2001               2000
                                                     ----               ----
Real estate ............................         $24,800,728         $23,602,492
Home equity ............................           2,272,717           2,420,481
Commercial and industrial ..............           4,810,403           5,045,202
Consumer and other .....................           8,826,459           8,736,550

                                                 $40,710,307         $39,804,725


Risk Elements in the Loan Portfolio

         The following is a summary of risk elements in the loan portfolio:

                                                                September 30,
                                                            2001           2000
                                                            ----           ----
Loans:
Nonaccrual loans ...................................      $360,744      $185,762

 Accruing loans more than 90 days past due .........      $105,980      $ 33,017

  Activity in the Allowance for Loan Losses is as follows:


                                                         September 30,
                                                         -------------
                                                       2001              2000
                                                       ----              ----
 Balance, January 1, ..........................   $    387,529     $    334,209
Provision for loan losses for the period .....         54,000           45,000
Net loans (charged-off) for the period .......        (22,467)          (2,512)
                                                                  ------------

Balance, end of period .......................   $    419,062     $    376,697
                                                 ============     ============

Gross loans outstanding, end of period .......   $ 40,710,307     $ 38,337,145

Allowance for loan losses to loans outstanding           1.03%            0.98%

Deposits

         At September 30, 2001, total deposits had increased by $1,208,486, or 1.90%, from December 31, 2000. The largest increase was in certificates of deposit, which increased $3,318,778, or 12.36%, from December 31, 2000 to September 30, 2001. Expressed in percentages, noninterest-bearing deposits decreased 1.27% and interest-bearing deposits increased 2.48%.

         Balances within the major deposit categories as of September 30, 2001 and December 31, 2000 are as follows:

                                                   September 30,    December 31,
                                                   -------------    ------------
                                                       2001             2000
                                                       ----             ----
 oninterest-bearing demand deposits ..........      $ 9,714,465      $ 9,839,029
Interest-bearing demand deposits .............        9,016,304        9,211,538
Money-market accounts ........................        8,457,583       10,161,177
Savings deposits .............................        7,534,858        7,621,758
Time deposits $100,000 and over ..............        8,095,969        6,864,350
Other time deposits ..........................       22,079,722       19,992,563
                                                    -----------      -----------

                                                    $64,898,901      $63,690,415
                                                    ===========      ===========

Liquidity

         Liquidity needs are met by Ridgeway Bancshares through scheduled maturities of loans and investments on the asset side and through pricing policies on the liability side for interest-bearing deposit accounts. The level of liquidity is measured by the loan-to-total borrowed funds ratio, which was at 60.11% at September 30, 2001 and 60.21% at December 31, 2000.

         Securities available-for-sale, which totaled $9,260,563 at September 30, 2001, serves as a ready source of liquidity. Ridgeway Bancshares also has lines of credit available with correspondent banks to purchase federal funds for periods from one to seven days. At September 30, 2001, unused lines of credit totaled $5,000,000.

Capital Resources

         Total shareholders' equity increased from $7,840,482 at December 31, 2000 to $8,597,286 at September 30, 2001. The increase is due to net income for the period of $792,243, partially offset by dividends of $160,000. Shareholder's equity was also increased by the $124,561 increase in the fair value of securities available-for-sale.

         The following table summarizes Ridgeway Bancshares' risk-based capital at September 30, 2001:

Shareholders' equity ..........................................     $ 8,597,286
Less: unrealized gains on available-for-sale securities .......         106,148
Less: disallowed intangible assets ............................         322,000
                                                                    -----------
Tier 1 capital ................................................       8,169,138

Plus: allowance for loan losses (1) ...........................         418,533
                                                                    -----------
Total capital .................................................     $ 8,587,671
                                                                    ===========

Risk-weighted assets ..........................................     $42,321,000
                                                                    ===========

Risk-based capital ratios
Total capital (to risk-weighted assets) .......................           20.29%
Tier 1 capital (to risk-weighted assets) ......................           19.30%
Tier 1 capital (to average assets) ............................           10.66%

                     INFORMATION ABOUT COMMUNITY BANKSHARES

General

         Community Bankshares is a South Carolina corporation and a bank holding company. Community Bankshares commenced operations on July 1, 1993, upon effectiveness of the acquisition of the Orangeburg National Bank as a wholly owned subsidiary. In June 1996 Community Bankshares acquired all the stock of Sumter National Bank, which is also a wholly owned subsidiary. In July 1998 Community Bankshares acquired all the stock of Florence National Bank, which is also a wholly owned subsidiary.

         Orangeburg National Bank is a national bank, chartered in 1987, operating from two offices located in Orangeburg, South Carolina.

         Sumter National Bank is a national bank, chartered in 1996, operating from one office located in Sumter, South Carolina. The Sumter bank plans to open its second office in February 2002.

         Florence National Bank is a national bank, chartered in 1998, operating from one office located in Florence, South Carolina.

Business of Banking

         The Orangeburg, Sumter and Florence banks offer a full array of commercial bank services. Deposit services include business and personal checking accounts, NOW accounts, savings accounts, money market accounts, various term certificates of deposit, IRA accounts, and other deposit services. The Federal Deposit Insurance Corporation insures deposits up to applicable limits. Most of the subsidiary banks' deposits are attracted from individuals and small businesses.

         The subsidiary banks offer secured and unsecured, short-to-intermediate term loans, with floating and fixed interest rates for commercial and consumer purposes. Consumer loans include: car loans, home equity improvement loans secured by first and second mortgages, personal expenditure loans, education loans, and the like. Commercial loans include short-term unsecured loans, short and intermediate term real estate mortgage loans, loans secured by listed stocks, loans secured by equipment, inventory, accounts receivable, and the like. The subsidiary banks do not and will not discriminate against any applicant for credit on the basis of race, color, creed, sex, age, marital status, familial status, handicap, or derivation of income from public assistance programs.

         Other services offered by the subsidiary banks include safe deposit boxes, night depository service, VISA and Master Card charge cards (through a correspondent), tax deposits, sale of U.S. Treasury bonds, notes and bills and other U. S. government securities (through a correspondent), and twenty-four hour automated teller service. Each of the subsidiary banks has ATMs and they are all part of the Star and Cirrus networks.

Competition

         The market for financial institutions in Orangeburg, Sumter, and Florence is highly competitive. Banks generally compete with other financial institutions through the banking services and products offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and personal concern with which services are offered. The subsidiary banks encounter strong competition from most of the financial institutions in their market areas.

         The market area for the Orangeburg bank generally encompasses an area extending nine miles around the city of Orangeburg. The market area for the Sumter bank generally encompasses the county of Sumter. The market area for the Florence bank generally encompasses the city of Florence. In the conduct of certain banking business, the subsidiary banks also compete with credit unions, consumer finance companies, insurance companies, money market mutual funds, and other financial institutions, some of which are not subject to the same degree of regulation and restrictions imposed upon banks. Many of these competitors have substantially greater resources and lending limits than the subsidiary banks and offer certain services, such as international banking and trust services, that the subsidiary banks do not provide. The subsidiary banks believe, however, that their relatively small size permits them to offer more personalized services than many of their competitors. The subsidiary banks attempt to compensate for their lower lending limits by participating larger loans with other institutions, often with each other.

         Most of the other financial institutions in the Orangeburg, Sumter, and Florence areas are branch offices of large, regional banks. At June 30, 2001, there were eight commercial banks or thrift institutions competing with Community Bankshares in Orangeburg County, seven commercial banks or thrift institutions competing with Community Bankshares in Sumter County and 18 commercial banks or thrift institutions competing with Community Bankshares in Florence County. In Sumter County, the SAFE Federal Credit Union is also a major competitor.

Dependence on Major Customers

         The subsidiary banks do not consider themselves dependent on any single customer or small group of customers, either in the deposit or lending areas.

Employees

         At December 31, 2000 Community Bankshares employed 84 full time equivalent employees. Of these, the Orangeburg bank employed 38, the Sumter bank employed 19, the Florence bank employed 11 and 16 were employed by the holding company. Management believes that its employee relations are excellent.

Description of Properties

         Community Bankshares' Orangeburg bank owns land located at 1820 Columbia Road NE, in Orangeburg, South Carolina. The Orangeburg bank maintains its main office at this address. The total investment in this real estate was $245,000. The bank operates from a one-story building of approximately 7,000 square feet. The bank's investment in the building is $536,000.

         The Orangeburg bank also owns a building, which was previously a branch of the bank, at the corner of Broughton and Glover Streets in Orangeburg. The bank's investment in the land is $120,000. The bank's investment in the building plus its improvements and renovations is $83,000. The Orangeburg bank currently rents this facility to Community Bankshares for office space. In June 1999 the bank moved into a new branch facility located adjacent to the old building. This new branch office is approximately 6,500 square feet and the total investment in it was approximately $790,000, with an additional investment of $78,000 in land improvements.

         The foregoing properties are owned in fee simple by the Orangeburg bank. Management believes that insurance coverage on the foregoing properties is adequate.

         Community Bankshares' Sumter bank owns land located at 683 Bultman Drive, in Sumter, South Carolina. The Sumter bank maintains its main office at this address. The total investment in this real estate was $317,000. The bank operates from a one-story building of approximately 6,500 square feet. The bank's investment in the building is $606,000.

         The foregoing property is owned in fee simple by the Sumter bank. Management believes that insurance coverage on the foregoing properties is adequate.

         The Florence bank is leasing approximately 1.7 acres of land located at 2009 Hoffmeyer Road in Florence, South Carolina. This land is the site of the main office for Florence National Bank. The details of the lease are discussed in Note 6 to the financial statements contained elsewhere in this Proxy Statement/Prospectus. Community Bankshares has constructed a one-story building for the Florence bank of approximately 7,500 square feet on the leased site. The building cost approximately $724,000. Management believes that insurance coverage on the foregoing properties is adequate.

Legal Proceedings

         Community Bankshares and its subsidiaries are not parties to any material legal proceedings other than ordinary routine litigation incidental to their business.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2000 AND DECEMBER 31, 1999:

General

         The discussion and data presented below analyze major factors and trends regarding the financial position and results of operations of Community Bankshares and its subsidiary banks for the three year period ended December 31, 2000.

Business of Community Bankshares and its Subsidiaries

         Community Bankshares Inc. is a bank holding company. It was incorporated on November 30, 1992, and commenced operations July 1, 1993, by acquiring Orangeburg National Bank. Community Bankshares now owns three banking subsidiaries: Orangeburg National Bank, Sumter National Bank, and Florence National Bank. Community Bankshares provides item and data processing and other technical services for its banking subsidiaries. The consolidated financial report for 2000 represents the operations of the holding company and its three banks. (Parent-only financial statements are presented in the footnotes to the consolidated financial statements.)

         Orangeburg National Bank is a national banking association and commenced operations in November 1987. It operates two offices in Orangeburg, South Carolina. Sumter National Bank is a national banking association and commenced operations in June 1996. It operates one office in Sumter, South Carolina. Florence National Bank is a national banking association and commenced operations in July 1998. It operates one office in Florence, South Carolina. The banks provide commercial banking services in their respective communities. Their primary customer markets are consumers and small businesses.

Stock Split and Stock Dividend

         On January 31, 2000 Community Bankshares effected a five-percent stock dividend. All references to per share information contained in this discussion have been adjusted accordingly.

Distribution of Assets and Liabilities

         The following table presents the average balance sheets, the average yield and the interest earned on earning assets, and the average rate and the interest paid on interest bearing liabilities for the years ended December 31, 2000, 1999 and 1998.

Years ended December 31,                       2000                             1999                              1998
                                             Interest                         Interest                          Interest
                                  Average    Income/    Yields/    Average     Income/    Yields/     Average   Income/     Yields/
           Assets                 Balance   Expense(1)  Rates(1)    Balance    Expense(1)  Rates(1)   Balance  Expense(1)  Rates(1)
                                  -------   ----------  --------    -------    ----------  --------   -------  ----------  --------
                                                                   (Dollar amounts in thousands)
Interest bearing deposits       $  1,024      $    64      6.25%  $  1,937    $   101       5.21%   $  2,385      $   126      5.28%
Investment securities taxable     47,377        3,025      6.38%    39,856      2,458       6.17%     30,096        1,915      6.36%
Investment securities--tax           807           32      6.01%       783         30       5.81%        341           14      6.22%
exempt
Federal funds sold                 6,670          430      6.45%    10,967        555       5.06%     10,626          568      5.35%
Loans receivable (2)             179,654       16,750      9.32%   139,215     12,406       8.91%    103,500        9,697      9.37%
                                --------      -------      -----  --------    -------       -----   --------      -------      -----
Total interest earning assets    235,532       20,301      8.62%   192,758     15,550       8.07%    146,948       12,320      8.38%
Cash and due from banks            8,582                             8,896                             6,499
Allowance for loan losses         (2,186)                           (1,692)                           (1,281)
Premises and equipment             4,564                             4,549                             3,622
Other assets                       3,232                             2,251                             1,718
                                --------                          --------                          --------
Total assets                    $249,724                          $206,762                          $157,506
                                ========                          ========                          ========

Liabilities and
Shareholders' Equity
Interest bearing deposits
Savings                         $ 33,445      $ 1,358      4.06%  $ 28,321    $   943       3.33%   $ 22,235      $   774      3.48%
Interest bearing transaction      21,039          329      1.56%    17,417        269       1.54%     14,028          253      1.80%
accounts
Time deposits                    119,949        6,905      5.76%    96,761      4,901       5.07%     73,045        4,018      5.50%
                                --------      -------      -----  --------    -------       -----   --------      -------      -----
Total interest bearing           174,433        8,592      4.93%   142,499      6,113       4.29%    109,308        5,045      4.62%
deposits
Short term borrowing               4,501          218      4.84%     5,210        170       3.26%      3,225          119      3.69%
FHLB advances                     19,385        1,165      6.01%    12,335        675       5.47%      6,905          390      5.65%
                                --------      -------      -----  --------    -------       -----   --------      -------      -----
Total interest bearing           198,319        9,975      5.03%   160,044      6,958       4.35%    119,438        5,554      4.65%
liabilities
Noninterest bearing demand        28,531                            26,124                            19,536
deposits
Other liabilities                  1,421                               978                               942
Shareholders' equity              21,453                            19,616                            17,590
                                --------                          --------                          --------
Total liabilities and           $249,724                          $206,762                          $157,506
                                ========                          ========                          ========
shareholders' equity

Interest rate spread  (3)                                  3.59%                            3.72%                              3.73%
Net int. income and net yield on earning
  assets   (4)                                $10,326      4.38%              $ 8,592       4.46%                  $6,766      4.60%

(1) Computed on a fully taxable equivalent basis using a federal tax rate of 34%.
(2) Nonaccruing loans are included in the average loan balances and income from such loans is recognized on a cash basis.
(3) Total interest earning assets yield less total interest bearing liabilities rate.
(4) Net yield equals net interest income divided by total interest earning assets.

Earnings Performance, 2000 compared to 1999

         Community Bankshares' net income was $3,147,000 or $.99 per share in 2000. This compares to $2,182,000 or $.68 per share in 1999, an increase of $965,000, or 44.2%.

         This increase in earnings resulted from improved profit at all three banks. Earnings at the Sumter bank increased to $908,000 in 2000 from $559,000 in 1999, an increase of 62.4% or $349,000. Earnings at the Orangeburg bank increased to $2,243,000 in 2000 from $2,054,000 in 1999, an increase of 9.2% or $189,000. Earnings at the Florence bank increased to $78,000 in 2000 from a loss of $314,000 for 1999, an improvement of $392,000.

Interest Income and Interest Expense, 2000 compared to 1999

         Community Bankshares' interest income increased substantially in 2000 from 1999. In 2000 Community Bankshares earned $20,301,000 in total interest income, up from the prior year's $15,550,000. This represented a $4,751,000 or a 30.6% increase. This growth was mostly the result of increased volume in the loan and investment portfolios at the three banks.

         Interest bearing deposits in other banks contributed $64,000 to interest income in 2000, down from $101,000 the prior year, a decrease of $37,000 or 36.6%. In 2000 Community Bankshares had an average of $1,024,000 in interest bearing deposits, down from the prior year's $1,937,000, a decrease of $913,000 or 47.1%. The average yield on these deposits during 2000 was 6.25%, up from the prior year's 5.21%.

         Investments contributed $3,025,000 to interest income in 2000, up from $2,458,000 the prior year, an increase of $567,000 or 23.1%. The investment portfolio averaged $47,377,000 in 2000, up from the prior year's $39,856,000, an increase of $7,521,000 or 18.9%. Community Bankshares' investment portfolio consists primarily of short-term U. S. government and agency debt issues. The average yield on investments during 2000 was 6.38%, up from 6.17% in 1999.

         Community Bankshares' tax-exempt securities portfolio earned $32,000 during 2000, up from $30,000 the prior year, an increase of $2,000 or 6.7%. The portfolio averaged $807,000 in 2000, up from $783,000 in 1999, an increase of $24,000 or 3.1%. The average yield was 6.01%, compared to 5.81% the prior year, on a fully taxable equivalent basis.

         Federal funds sold represent temporary surplus funds that one bank lends to another. These funds are a source of day to day operating liquidity. Federal funds sold contributed $430,000 to interest income in 2000, down from $555,000 in the prior year, a decrease of $125,000 or 22.5%. Community Bankshares had an average of $6,670,000 in federal funds during 2000, down from the prior year's $10,967,000, a decrease of $4,297,000 or 39.2%. The average yield on federal funds during 2000 was 6.45%, up from 5.06% in 1999. The decline in federal funds sold was directly related to continued strong loan demand.

         Community Bankshares' major source of interest income is the loan portfolio, which contributed $16,750,000 to interest income in 2000, up from $12,406,000 in the prior year, an increase of $4,344,000 or 35%. The average loan portfolio for 2000 was $179,654,000 compared to the prior year's $139,215,000, an increase of $40,439,000 or 29%. The average yield on loans during 2000 was 9.32%, up from 8.91% in 1999.

         Community Bankshares had average earning assets in 2000 of $235,532,000, which earned a yield of 8.62%. Community Bankshares had average earning assets in 1999 of $192,758,000, which earned a yield of 8.07%. Average earning assets increased $42,774,000 or 22.2%.

         The category savings accounts consists of savings and money market accounts. Total savings accounts averaged $33,445,000 in 2000, up from $28,321,000 in the prior year, an increase of $5,124,000 or 18.1%. The cost of these funds increased to 4.06% in 2000 from 3.33% in the prior year.

         Interest bearing transaction accounts are the primary checking accounts that the banks offer customers. This overall category was $21,039,000 in 2000, up from $17,417,000 in 1999, an increase of $3,622,000 or 20.8%. The average cost of these funds was 1.56% in 2000 compared to 1.54% in the prior year.

         Time  deposits  are  the  largest   category  of  deposits,   averaging
$119,949,000 in 2000, up from $96,761,000 in the prior year, an increase of $23,188,000 or 24%. The cost of time deposits increased to 5.76% from 5.07%.

         Short-term borrowing includes federal funds purchased and securities sold under agreements to repurchase. The repurchase agreements are entered into with a number of larger commercial customers. These accounts are not deposits; they are considered other obligations of the subsidiary banks. Balances in these accounts are subject to wide fluctuation, but they constitute a relatively small portion of the balance sheet. The average balance for 2000 was $4,501,000, down from $5,210,000 in the prior year, a decrease of $709,000 or 13.6%. The cost of these funds increased to 4.84% from 3.26%.

         The subsidiary banks are members of and have the ability to borrow from the Federal Home Loan Bank (FHLB). The banks had an average $19,385,000 outstanding borrowing balance during 2000 at an average cost of 6.01%. The banks had an average $12,335,000 outstanding during 1999 at an average cost of 5.47%. Borrowings increased by $7,050,000 or 57.2%. These borrowings are mostly for longer terms than other interest bearing liabilities and are part of the banks' on-going asset/liability management strategy. These loans are secured by a blanket lien on the subsidiary banks' one-to-four family residential mortgage loan portfolios or portions of their investment portfolios or the subsidiary banks' FHLB stock.

         Community Bankshares had total interest bearing liabilities in 2000 of $198,319,000 costing an average of 5.03% compared with interest bearing liabilities in 1999 of $160,044,000 costing an average of 4.35%. Average interest bearing liabilities increased $38,275,000 or 23.9%.

Earnings Performance, 1999 compared to 1998

         Community Bankshares' net income was $2,182,000, or $.68 per share, in 1999. This compares to $1,567,000, or $.52 per share, in 1998, an increase of $615,000, or 39%.

         Management views this increase in earnings as primarily the result of a 212% increase in earnings at the Sumter bank to $559,000 in 1999 from $179,000 in 1998 and a $317,000 increase in earnings at the Orangeburg bank to $2,054,000 in 1999 from $1,737,000 in 1998. The Florence bank showed a net loss of $314,000 for the twelve-month period in 1999 compared to a net loss of $331,000 for six months of operation in 1998.

Interest Income and Interest Expense, 1999 compared to 1998

         Community Bankshares' interest income increased substantially in 1999 from 1998. In 1999 Community Bankshares earned $15,550,000 in total interest income, up from the prior year's $12,320,000. This represented a $3,230,000 or a 26.2% increase. This growth was mostly the result of increased volume in the loan and investment portfolios at each of the three subsidiary banks.

         Interest bearing deposits in other banks contributed $101,000 to interest income in 1999, down from $126,000 the prior year, a decrease of $25,000 or 19.8%. In 1999 Community Bankshares had an average of $1,937,000 in interest bearing deposits, down from the prior year's $2,385,000, a decrease of $448,000 or 18.8%. The average yield on these deposits during 1999 was 5.21%, down from the prior year's 5.28%.

         Investments contributed $2,458,000 to interest income in 1999, up from $1,915,000 the prior year, an increase of $543,000 or 28.4%. The investment portfolio averaged $39,856,000 in 1999, up from the prior year's $30,096,000, an increase of $9,760,000 or 32.4%. Community Bankshares' investment portfolio consists primarily of short-term U. S. government and agency debt issues. The average yield on investments during 1999 was 6.17%, down from 6.36% in 1998.

         Community Bankshares' tax-exempt securities portfolio earned $30,000 during 1999, up from $14,000 the prior year. The portfolio averaged $783,000 in 1999, up from $341,000 in 1998, an increase of $442,000 or 130%. The average yield was 5.81%, compared to 6.22% the prior year, on a fully taxable equivalent basis.

         Federal funds sold contributed $555,000 to interest income in 1999, down slightly from $568,000 in the prior year, a decrease of $13,000 or 2.3%. Community Bankshares had an average of $10,967,000 in federal funds during 1999, up from the prior year's $10,626,000, an increase of $341,000 or 3.2%. The average yield on federal funds during 1999 was 5.06%, down from 5.35% in 1998.

         Community Bankshares' loan portfolio contributed $12,406,000 to interest income in 1999, up from $9,697,000 in the prior year, an increase of $2,709,000 or 28%. The average loan portfolio for 1999 was $139,215,000, compared to the prior year's $103,500,000, an increase of $35,715,000 or 34.5%. The average yield on loans during 1999 was 8.91%, down from 9.37% in 1998.

         Community Bankshares had average earning assets in 1999 of $192,758,000, which earned a yield of 8.07%. Community Bankshares had average earning assets in 1998 of $146,948,000, which earned a yield of 8.38%. Average earning assets increased $45,810,000 or 31.2%.

         Community Bankshares' savings accounts averaged $28,321,000 in 1999, up from $22,235,000 in the prior year, an increase of $6,086,000 or 27.4%. The cost of these funds decreased to 3.33% in 1999 from 3.48% in the prior year.

         Interest bearing transaction accounts averaged $17,417,000 in 1999, up from $14,028,000 in 1998, an increase of $3,389,000 or 24.2%. The average cost of these funds was 1.54% in 1999, compared to 1.80% in the prior year.

         Time deposits averaged $96,761,000 in 1999, up from $73,045,000 in the prior year, an increase of $23,716,000 or 32.5%. The cost of time deposits decreased to 5.07% from 5.50%.

         Short-term borrowing averaged $5,210,000 in 1999, up from $3,225,000 in the prior year, an increase of $1,985,000 or 61.5%. The cost of these funds decreased to 3.26% from 3.69%.

         The subsidiary banks had an average $12,335,000 outstanding in FHLB borrowings during 1999 at an average cost of 5.47%. The subsidiary banks had an average $6,905,000 outstanding during 1998 at an average cost of 5.65%. Borrowings increased by $5,430,000 or 78.6%.

         Community Bankshares had average interest bearing liabilities in 1999 of $160,044,000 costing an average of 4.35%, compared with interest bearing liabilities in 1998 of $119,438,000 that cost an average of 4.65%. Average interest bearing liabilities increased $40,606,000 or 34%.

Volume and Rate Variance Analysis

         The table "Volume and Rate Variance Analysis" provides a summary of changes in net interest income resulting from changes in volume and changes in rate (The changes in volume are the difference between the current and prior year's balances times the prior year's rate. The changes in rate are the difference between the current and prior year's rate times the prior year's balance.)

         As reflected in the table, the increase in 2000 net interest income of $1,734,000 is primarily due to changes in volume. Of the $4,751,000 increase in interest income $3,748,000 or 79% was from volume growth in the loan portfolio. Of the $3,017,000 increase in interest expense $1,276,000 or 42% was due to volume increases for time deposits. Also, $728,000 or 24% of the increase was due to rate changes in time deposits. During 1999 there was a similar pattern, only more of the increase in net interest income came from changes in volume.


                        Volume and Rate Variance Analysis

                                                              2000 compared to 1999                     1999 compared to 1998
                                                        Volume         Rate         Total          Volume        Rate        Total
                                                        ------         ----         -----          ------        ----        -----
Interest earning assets                                                       (Dollar amounts in thousands)

   Interest bearing deposits ...................      $   (54)      $    17       $   (37)      $   (24)      $    (1)      $   (25)
   Investment securities taxable ...............          480            87           567           602           (59)          543
   Investment securities--tax exempt ...........            1             1             2            17            (1)           16
   Federal funds sold ..........................         (252)          127          (125)           18           (31)          (13)
   Loans receivable ............................        3,748           596         4,344         3,203          (494)        2,709
                                                      -------       -------       -------       -------       -------       -------
   Total interest income .......................        3,923           828         4,751         3,816          (586)        3,230
                                                      -------       -------       -------       -------       -------       -------

Interest bearing liabilities
   Savings .....................................          188           227           415           204           (35)          169
   Interest bearing transaction ................           57             3            60            55           (39)           16
   accounts
   Time deposits ...............................        1,276           728         2,004         1,221          (338)          883
                                                      -------       -------       -------       -------       -------       -------
   Total interest bearing deposits .............        1,521           958         2,479         1,480          (412)        1,068
   Short term borrowing ........................          (25)           73            48            66           (15)           51
   FHLB advances ...............................          416            74           490           297           (12)          285
                                                      -------       -------       -------       -------       -------       -------
   Total interest expense ......................        1,912         1,105         3,017         1,843          (439)        1,404
                                                      -------       -------       -------       -------       -------       -------

Net interest income ............................      $ 2,013       $  (277)      $ 1,734       $ 1,973       $  (147)      $ 1,826
                                                      =======       =======       =======       =======       =======       =======

Premises And Equipment

         Premises and equipment were $4,411,000 at December 31, 2000 compared to $4,619,000 the prior year, a decrease of $208,000 or 4.5%. There were no significant changes in Community Bankshares' fixed asset accounts. Premises and equipment are discussed further in Note 6 to the attached consolidated financial statements of Community Bankshares.


Investment Portfolio

         Community Bankshares' investment portfolio consists primarily of short-term U. S. government and agency debt issues. Investment securities averaged $48.2 million in 2000, $40.6 million in 1999 and $30.4 million in 1998.
Note 4 to the consolidated financial statements provides further information on the investment portfolio.

         The table below gives the amortized cost and fair value of Community Bankshares' investment portfolio for the past three years.

                                                          2000                           1999                       1998
                                                 Amortized    Fair value     Amortized        Fair value   Amortized      Fair value
                                                   cost       ----------        cost          ----------     cost         ----------
                                                   ----                         ----                         ----
Securities held-to-maturity                                                (Dollar amounts in thousands)

U.S. government and agencies .............        $12,371        $12,217        $13,369        $12,919        $15,035        $15,076
State and local government ...............              -              -              -              -            251            253
                                                  -------        -------        -------        -------        -------        -------
 Total held-to-maturity ..................        $12,371        $12,217        $13,369        $12,919        $15,286        $15,329
                                                  =======        =======        =======        =======        =======        =======

Securities available-for sale
U.S. government and agencies .............        $38,599        $38,403        $28,931        $28,151        $16,921        $16,975
State and local government ...............            814            810            825            814            225            227
Other securities .........................          1,982          1,982          1,601          1,601          1,660          1,660
                                                  -------        -------        -------        -------        -------        -------
 Total available for sale ................        $41,395        $41,195        $31,357        $30,566        $18,806        $18,862
                                                  =======        =======        =======        =======        =======        =======


Information on the maturity distribution of the investment portfolio is presented in Note 4 to the financial statements.

         At December 31, 2000 Community Bankshares' available for sale portfolio showed a net of tax other comprehensive loss in the equity section of the balance sheet of $131,000 compared to $511,000 the prior year. The change in the valuation of the investment portfolio was directly related to the changes in market interest rates during the year. Management considers it unlikely that a significant amount of investments will be sold prior to maturity and does not regard the valuation as anything other than a temporary fluctuation in market value.

Loan Portfolio

         The average size of the loan portfolio in 2000 was $179.7 million, compared to $139.2 million in 1999 and $103.5 million in 1998.

         At December 31, 2000 the net loan portfolio was $192.7 million, compared to $155.2 million the prior year, an increase of $37.5 million or 24.2%.

         Management believes the loan portfolio is adequately diversified. There are no foreign loans and few agricultural loans.

         The table, "Loan Portfolio Composition," in the following section, indicates the amounts of loans outstanding according to the type of loan at the dates indicated.

Loan Portfolio Composition

         The following table shows the composition of the loan portfolio for the years ended December 31, 1996 through 2000.

Loan category                                             2000         1999          1998         1997         1996
                                                          ----         ----          ----         ----         ----
                                                                        (Dollar amounts in thousands)
Commercial, financial and agricultural                   $51,966      $39,752       $29,403      $21,690      $16,520
Real estate - construction                                15,389        9,156         5,738        6,563        5,611
Real estate - mortgage                                    98,154       84,680        62,789       46,734       35,553
Installment loans to individuals                          29,270       23,033        19,325       16,348       11,021
Obligations of political subdivisions                        298          468           540          616          124
                                                        --------     --------      --------      -------      -------
     Total loans - gross                                $195,077     $157,089      $117,795      $91,951      $68,829
                                                        ========     ========      ========      =======      =======

         Commercial, financial, and agricultural loans, primarily representing loans made to small businesses, increased by $12.2 million or 30.7% during 2000. These loans may be made on either a secured or an unsecured basis. When taken, security usually consists of liens on inventories, receivables, equipment, and furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt to worth ratios.

         Real estate loans consist of construction loans and loans secured by mortgages. Construction loans are also generally secured with mortgages. Because Community Bankshares' subsidiaries are community banks, real estate loans comprise the bulk of the loan portfolio. Construction loans increased $6.2 million or 68.1% in 2000. Mortgage loans increased $13.5 million or 15.9% in 2000.

         During 1998 through 2000 Community Bankshares generally did not compete with 15 and 30 year fixed secondary market mortgage interest rates, so it elected to pursue the origination of mortgage loans that could be easily sold into the secondary mortgage market. These loans were generally pre-qualified with the underwriters to avoid problems in the sale of the loans. In 2000, 1999 and 1998 Community Bankshares sold $5.9 million, $9.9 million and $12.1 million, respectively, in such loans. These loans were sold at par so no gain or loss would be recognized at the time of sale. However, the origination and sale of these loans generates fee income. Community Bankshares also makes mortgage loans for its own account. Such loans are usually for a shorter term than loans originated to sell and usually have a variable rather than a fixed interest rate.

         Installment loans to individuals increased $6.2 million or 27.1% in 2000.

         Interest income from the loan portfolio was $16.7 million in 2000 compared to $12.4 million in 1998, an increase of $4.3 million or 35%. The average yield on the portfolio was 9.32% in 2000, compared to 8.91% in 1999.

Maturity Distribution of Loans

         The following table sets forth the maturity distribution of Community Bankshares' loans, by type, as of December 31, 2000 as well as the type of interest on loans due after one year.

                                                                  After one         Over
                                                  Within one      year but          five
                           Category                  year     within five years     years            Total
                           --------                  ----     -----------------     -----            -----
                                                              (Dollar amounts in thousands)
                Commercial                          $24,903        $23,269        $ 4,092        $ 52,264
                Real estate                          33,724         52,277         27,542         113,543
                Installment                          10,113         18,175            982          29,270
                                                    -------        -------        -------        --------
                Total                               $68,740        $93,721        $32,616        $195,077
                                                    =======        =======        =======        ========

                Loans due after one year
                Predetermined interest rate                                                      $122,810
                Floating interest rate                                                              3,527
                                                                                                 --------
                                  Total                                                          $126,337
                                                                                                 ========

Lending Risks

         Because extending credit involves a certain degree of risk, management has established loan and credit policies designed to control both the types and amounts of risks assumed and to minimize losses. Such policies include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

Community Bankshares also conducts internal loan reviews to monitor on an ongoing basis the quality of its portfolio.

         Community Bankshares has a geographic concentration of loans within its home communities of Orangeburg, Sumter, and Florence, South Carolina, because its primary business is community banking.

         Concentrations of credit also occur where a number of customers are engaged in similar business activities. A concentration is defined as a concentration of loans exceeding 10% of total loans. The subsidiary banks regularly review their business lending in an effort to detect, monitor and control such loan concentrations. At December 31, 2000, Community Bankshares had no such loan concentrations.

Nonaccrual and Past Due Loans

         The nonaccrual, past due, and impaired loans and other real estate owned are summarized in Note 5 to the consolidated financial statements. Community Bankshares had no restructured loans in 2000 or 1999.

                                                                         2000         1999         1998          1997          1996
                                                                         ----         ----         ----          ----          ----
                                                                                      (Dollar amounts in thousands)
Nonaccrual loans .............................................         $  238         $ 90         $ 31          $ 81          $431
Accruing loans 90 days or more past due ......................             93            6          187             -            93
                                                                       ------         ----         ----          ----          ----
     Total ...................................................         $  331         $ 96         $218          $ 81          $524
                                                                       ======         ====         ====          ====          ====
     Total as a % of outstanding loans .......................           0.17%        0.06%        0.19%         0.09%         0.76%
                                                                       ======         ====         ====          ====          ====
Other Real Estate Owned ......................................         $    -         $  -         $266          $132          $  -
                                                                       ======         ====         ====          ====          ====
Impaired Loans (included in non accrual) .....................         $  238         $ 90         $ 31          $ 81          $120
                                                                       ======         ====         ====          ====          ====


         Gross income that would have been recorded for the year ended December 31, 2000 and 1999, if nonaccrual loans had been performing in accordance with their original terms was approximately $32,641 and $2,100 respectively. No interest income was recognized in the 2000 period for the non-accrual loans.

         Community Bankshares' nonaccrual loan policy is discussed in Note 2 to the consolidated financial statements in the section labeled Loans Receivable. Community Bankshares' policy on impaired loans is discussed in Note 2 to the consolidated financial statements in the section labeled Allowance for Loan Losses.

         Nonaccrual loans and impaired loans were not material in relation to the portfolio as a whole in 2000. Management is aware of no trends, events or uncertainties that would cause nonaccrual loans to change materially in 2001.

Potential Problem Loans

         At December 31, 2000, Community Bankshares' internal loan review program had identified $992,000 (0.51% of the portfolio) in various loans where information about credit problems of borrowers had caused management to have concerns about the ability of the borrowers to comply with original repayment terms.

         The amounts reflected above do not represent management's estimate of the potential losses since a large proportion of these loans are secured by real estate and other marketable collateral.

Secured versus Unsecured Loans

         Community Bankshares does not aggressively seek to make unsecured loans, since these loans may be somewhat more risky than collateralized loans. There are, however, occasions when it is in the business interests of Community Bankshares to provide short-term, unsecured loans to selected customers. In

2000, Community Bankshares had $12.4 million in unsecured loans or 6.4% of its loan portfolio. In 1999, Community Bankshares had $9.6 million in unsecured loans or 6.1% of its loan portfolio.

Loan Participations

         Periodically, Community Bankshares' banking subsidiaries enter into sales or purchases of loan participations with one another and other financial institutions. The subsidiary banks generally only sell participations in loans that would cause the bank to exceed its lending limitation to a single customer. As the subsidiary banks' lending limits increase they may buy back such loan participations. Such loans are usually commercial in nature, subject to the purchasing bank's standard underwriting requirements, and all risks associated with the portion of the loan sold flow to the purchaser.

         At the end of 2000 the three subsidiary banks had $14,748,000 in loan participations purchased. Of these loans $6,017,000 was with nonaffiliated banks.

         At the end of 2000 the three subsidiary banks had $10,895,000 in loan participations sold. Of these loans $2,164,000 was with nonaffiliated banks.

         At the end of 1999 the three subsidiary banks had $7,292,000 in loan participations purchased. Of these loans, all but $564,000 were among the three banks.

         At the end of 1999 the three subsidiary banks had $6,701,000 in loan participations sold. Of these loans, all were sold among the three banks.

Other Real Estate

         Other real estate, consisting of foreclosed properties, was $0 in 2000 and 1999 and $266,000 in 1998. Other real estate is initially recorded at the lower of net loan balance or its estimated fair value, net of estimated disposal costs. The estimate of fair value for foreclosed properties is determined by appraisal at the time of acquisition.

Summary Of Loan Loss Experience

Allowance for Loan Losses

         The allowance for loan losses is increased by the provision for loan losses, which is a direct charge to expense. Losses on specific loans are charged against the allowance in the period in which management determines that such loans become uncollectible. Recoveries of previously charged-off loans are credited to the allowance. At December 31, 2000 and 1999 the allowance for loan losses was 1.24% and 1.23%, respectively, of total loans. The following table provides details on the changes in the allowance for loan losses during the past five fiscal years.

                                                                          2000        1999        1998           1997        1996
                                                                          ----        ----        ----           ----        ----
                                                                                      (Dollar amounts in thousands)
Average amount of loans outstanding ...............................    $179,654     $139,215     $103,500     $ 81,167     $ 57,806
                                                                       ========     ========     ========     ========     ========

Allowance for loan losses - January 1 .............................    $  1,936     $  1,459     $  1,140     $    876     $    707
                                                                       --------     --------     --------     --------     --------

Loan charge-offs:
Real estate .......................................................          78            0            7            0            0
Installment .......................................................         116           95          111          121           70
Credit cards and related plans ....................................           9            5            6            9            5
Commercial and other ..............................................          33           80           56            2           11
                                                                       --------     --------     --------     --------     --------
Total charge-offs .................................................         236          180          180          132           86
                                                                       --------     --------     --------     --------     --------

Recoveries:
Real Estate .......................................................           3            0            0            0            4
Installment .......................................................          25           17           12           34           23
Credit cards and related plans ....................................           2            3            3            4            1
Commercial ........................................................           6           25            0            0            0
                                                                       --------     --------     --------     --------     --------
Total recoveries ..................................................          36           45           15           38           28
                                                                       --------     --------     --------     --------     --------

Net charge-offs ...................................................         200          135          165           94           58
Provision for loan losses .........................................         688          612          484          358          227
                                                                       --------     --------     --------     --------     --------

Allowance for loan losses - Dec. 31 ...............................    $  2,424     $  1,936     $  1,459     $  1,140     $    876
                                                                       ========     ========     ========     ========     ========

Ratios
Net charge-offs to average loans outstanding ......................        0.11%        0.10%        0.16%        0.12%        0.10%
Net charge-offs to loans outstanding at end of year ...............        0.10%        0.09%        0.14%        0.10%        0.08%
 llowance for loan losses to average loans ........................        1.35%        1.39%        1.41%        1.40%        1.52%
Allowance for loan losses to total loans at end of year ...........        1.24%        1.23%        1.24%        1.24%        1.27%
Net charge-offs to allowance for losses ...........................        8.25%        6.97%       11.31%        8.25%        6.62%
Net charge-offs to provision for loans losses .....................       29.07%       22.06%       34.09%       26.25%       25.55%

         Management reviews its allowance for loan losses in three broad categories: commercial, real estate and installment loans. The combination of a relatively short operating history and relatively high asset quality precludes management from establishing a specific loan loss percentage for the computation of the allowance for each category. Instead management assigns an estimated percentage factor to each in the computation of the overall allowance. In general terms, the real estate portfolio is subject to the least risk, followed by the commercial loan portfolio, followed by the installment loan portfolio. The subsidiary banks' internal and external loan review programs will from time to time identify loans that are subject to specific weaknesses and such loans will be reviewed for a specific loan loss allowance.

         Community Bankshares operates three independent community banks in central South Carolina. Under the provisions of the National Bank Act each board of directors is responsible for determining the adequacy of its bank's loan loss allowance. In addition, each bank is supervised and regularly examined by the

Office of the Comptroller of the Currency of the U. S. Treasury Department. As a normal part of a safety and soundness examination, the OCC examiners will assess and comment on the adequacy of a national bank's allowance for loan losses. The allowance presented in this discussion is on an aggregated basis and as such will generally show a substantial unallocated reserve that might not be present if the Corporation were comprised of one operating bank subsidiary.

         The nature of community banking is such that the loan portfolios will be predominantly comprised of small and medium size business and consumer loans. With community banks there is by definition a geographic concentration of loans within the banks' respective city or county. Management at each subsidiary bank monitors the loan concentrations and loan portfolio quality on an ongoing basis including, but not limited to: quarterly analysis of loan concentrations, monthly reporting of past dues, non-accruals, and watch loans, and quarterly reporting of loan charge-offs and recoveries. These efforts focus on historical experience and are bolstered by quarterly analysis of local and state economic conditions, which is part of the subsidiary banks' assessment of the adequacy of their allowances for loan losses.

         Management believes that the allowance for loan losses, as of December 31, 2000 is sufficient to absorb the expected charge-offs and provide adequately for the inherent losses that remain in the loan portfolio. Management will continue to closely monitor the levels of non-performing and potential problem loans and address the weaknesses in these credits to enhance the amount of ultimate collection or recovery of these assets. Management considers the levels and trends in non-performing and past due loans in determining how historical loan loss rates are adjusted.

         The following table presents the allocation of the allowance for loan losses, as of December 31, 1996 through 2000, compared with the percent of loans in the applicable categories to total loans.

                                           % of                 % of                 % of                 % of               % of
                                          loans in             loans in             loans in             loans in           loans in
                                           each                 each                 each                 each               each
                                 2000     category   1999      category   1998      category    1997     category   1996    category
                                 ----     --------   ----      --------   ----      --------    ----     --------   ----    --------
                                                               (Dollar amounts in thousands)
Commercial ................    $  801        27%    $  660        28%    $  364        25%    $  336        24%    $  314        24%
Real estate ...............       752        58%       565        58%       385        58%       301        58%       313        60%
Installment ...............       487        15%       360        15%       388        16%       288        18%       188        16%
Unallocated ...............       384         0%       351         0%       322         0%       215         0%        61         0%
                               ------    ------     ------    ------     ------    ------     ------    ------     ------    ------
     Total ................    $2,424       100%    $1,936       100%    $1,459       100%    $1,140       100%    $  876       100%
                               ======    ======     ======    ======     ======    ======     ======    ======     ======    ======


         Community Bankshares maintains an allowance for loan losses it believes sufficient to cover estimated losses. The allowance is allocated to different segments of the portfolio, based on management's expectations of risk in that segment of the portfolio. This allocation is an estimate only and is not intended to restrict Community Bankshares' ability to respond to losses. Community Bankshares charges losses from any segment of the portfolio to the allowance, regardless of the allocation.

         In reviewing the adequacy of the allowance for loan losses at the end of each period, Community Bankshares considers historical loan loss experience, current economic conditions, loans outstanding, trends in non-performing and delinquent loans, and the quality of collateral securing problem loans. The allowance for loan losses is management's best estimate of probable loan losses that have been incurred as of December 31, 2000.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and general economic conditions. In reviewing the adequacy of the provision for loan losses during each period, Community Bankshares considers historical loan loss experience, current economic conditions, loans outstanding, trends in non-performing and delinquent loans, the quality of collateral securing problem loans, and the results of its ongoing internal and external loan review process. Provisions for loan losses totaled $688,000 and $612,000 in 2000 and 1999, respectively. Based on the available information, Community Bankshares considers its 2000 provision for loan losses adequate.

         Net charge-offs in 2000 were $200,000 or 29.1% of the provision for loan losses compared to $135,000 or 22.1% of the provision for loan losses in the prior year. See "Allowance for Loan Losses" for a discussion of the factors management considers in its review of the adequacy of the allowance and provision for loan losses.

Average Deposits

         Community Bankshares' average deposits in 2000 were $203 million, compared to $168.6 million in 1999, an increase of $34.3 million or 20.4%.

         The total average deposits for Community Bankshares for the years ended December 31, 2000, 1999 and 1998 are summarized below:

                                                     2000                      1999                   1998
                                             Average      Average     Average      Average     Average   Average
                                             balance       cost       balance       cost       balance     cost
                                             -------       ----       -------       ----       -------     ----
                                                               (Dollar amounts in thousands)
Noninterest bearing demand                   $ 28,531                $ 26,124                  $ 19,536
Interest bearing transaction accounts          21,039       1.56%      17,417        1.54%       14,028     1.80%
Savings-regular                                 8,414       2.12%       8,595        2.08%       10,774     2.38%
Savings- money market                          25,031       4.73%      19,726        3.97%       11,461     4.96%
Time deposits less than $100,000               81,797       5.66%      39,406        5.09%       52,314     5.39%
Time deposits greater than $100,000            38,152       6.10%      57,355        5.14%       20,731     5.92%
                                             --------                --------                  --------

Total average deposits                       $202,964                $168,623                  $128,844
                                             ========                ========                  ========


         At  December  31,  2000  Community   Bankshares   had   $38,702,000  in
certificates   of  deposit  of  $100,000  or  more.   The  maturities  of  these
certificates are disclosed are as follows:

                        Maturity
                                                     (dollar amounts in
                                                         thousands)
                        Of 3 months or less                 12,721
                        From 3 to 6 months                   9,050
                        From 6 to 12 months                 13,575
                        Over 12 months                       3,356
                                                           -------
                                                           $38,702
                                                           =======

Return On Equity And Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for the years ended December 31, 2000, 1999 and 1998.

                                                      2000      1999        1998
                                                      ----      ----        ----
Return on assets (ROA) ...........................    1.26%     1.06%     0.99%
Return on equity (ROE) ...........................   14.67%    11.12%     8.91%
Dividend payout ratio (dividends/net income) .....   20.50%    27.82%    28.91%
Equity as a percent of assets ....................    8.59%     9.49%    11.17%

Short-Term Borrowings

         Community Bankshares' short-term borrowings consist of federal funds purchased and securities sold under agreements to repurchase, which generally mature each business day. There was $9,352,000, $2,782,000, and $4,464,000
outstanding at year-end 2000, 1999 and 1998, respectively. Further information is provided in the following table.

                                                       2000     1999        1998
                                                       ----     ----        ----
                                                   (Dollar amounts in thousands)
Outstanding at year-end ..........................   $9,352    $2,782    $4,464
Interest rate at year-end ........................     5.01%     3.50%     3.00%
Maximum month-end balance during the year ........   $9,532    $6,473    $7,315
Average amount outstanding during the year .......   $4,501    $5,210    $3,225
Weighted average interest rate during the year ...     4.84%     3.26%     3.69%


Federal Home Loan Bank Advances

         Community Bankshares' banking subsidiaries are members of the Federal Home Loan Bank of Atlanta. As such they have access to long-term borrowing from the FHLB. There were $20,350,000, $19,420,000 and $9,490,000 outstanding in such advances at year-end 2000, 1999 and 1998, respectively. Further information on these borrowings from the FHLB is provided in the following table.

                                                    2000       1999         1998
                                                    ----       ----         ----
                                                  (Dollar amounts in thousands)
Outstanding at year-end .......................   $20,350    $19,420    $ 9,490
Interest rate at year-end .....................      6.04%      5.55%      5.41%
Maximum month-end balance during the year .....   $20,350    $19,420    $ 9,560
Average amount outstanding during the year ....   $19,385    $12,335    $ 6,905
Weighted average interest rate during the year       6.01%      5.47%      5.65%

Capital

Dividends

         During 2000 Community Bankshares paid cash dividends to shareholders of 22 cents per share, which totaled $645,000. This represented a dividend payout ratio (dividends divided by net income) of 20.5%. In 1999 Community Bankshares paid cash dividends to shareholders of 19 cents per share, which totaled $608,000. This represented a dividend payout ratio of 27.8%.

Common Stock

         Common stock at December 31, 2000 totaled $15,928,000 compared to $14,207,000 the prior year, an increase of $1,721,000. This increase was comprised of a transfer from retained earnings of $1,709,000, the market value of a five-percent stock dividend on January 31, 2000, as well as smaller changes associated with the exercise of stock options and shares issued by the dividend reinvestment program.

Capital Adequacy

         The Federal Reserve and federal bank regulatory agencies have adopted a risk-based capital standard for assessing the capital adequacy of a bank holding company or financial institution. The minimum required ratio is 8%. Orangeburg National Bank, Sumter National Bank, and Florence National Bank are each considered `well capitalized' for regulatory purposes. This category requires a minimum risk based capital ratio of 10%. Detailed information on Community Bankshares' capital position, as well as that of its subsidiary banks, is provided in Note 20 to the consolidated financial statements. Community Bankshares considers its current and projected capital position to be adequate.

Noninterest Income And Expense

Noninterest income, 2000 compared to 1999

         Noninterest income increased to $1,868,000 in 2000 from $1,317,000 in 1999, a $551,000 or 41.8% increase. The major component of this change was in service charge income, which in 2000 was $1,475,000 compared to $1,031,000 in the prior year, a $444,000 or 43.1% increase. Most of this increase was related to growth in the Florence and Sumter banks' returned check fees and deposit account service charge income.

Noninterest expense, 2000 compared to 1999

         Overall, non-interest expenses increased to $6,552,000 in 2000 from $6,066,000 in 1999, an increase of $486,000 or 8%.

         Personnel costs in 2000 were $3,779,000 compared to $3,493,000 the prior year, an increase of $286,000 or 8.2%.

         Premises and equipment expenses in 2000 were $942,000 compared to $886,000 the prior year, a $56,000 or 6.3% increase.

         Marketing expenses in 2000 were $207,000 compared to $180,000 the prior year, a $27,000 or 15% increase.

         Regulatory fees in 2000 were $140,000 compared to $155,000 the prior year, a $15,000 or 9.7% decrease.

         Supplies expense was $160,000 in 2000 compared to $155,000 in the prior year, an increase of $5,000 or 3.1%.

         Director fees were $137,000 in 2000 compared to $121,000 in the prior year, an increase of $16,000 or 13.2%. Orangeburg National Bank pays outside directors $600 per month. Sumter National Bank and Florence National Banks pays outside directors $300 per month. The Florence bank began paying director fees during 2000. Community Bankshares pays outside directors $200 per month.

         FDIC insurance costs were $33,000 in 2000 compared to $23,000 in the prior year, an increase of $10,000 or 43.4%.

All other expenses were $1,154,000 in 2000 compared to $1,053,000 in the prior year, an increase of $101,000 or 9.6%.

Income Taxes, 2000 compared to 1999

         Community Bankshares pays U. S. corporate income taxes and South Carolina bank income taxes. The 2000 provision for income taxes was $1,807,000 compared to $1,049,000 the prior year, an increase of $758,000 or 72.3%. Community Bankshares' effective average tax rate is 36.5% in 2000 compared to 32.4% the prior year. Community Bankshares was the beneficiary of the exercise of non-qualified stock options on 27,500 shares during 1999. The tax benefit to Community Bankshares approximated $89,000 and accounts for the temporary reduction in the effective tax rate during 1999.

Noninterest income, 1999 compared to 1998

         Noninterest income increased to $1,317,000 in 1999 from $1,055,000 in 1998, a $262,000 or 24.8% increase. The major component of this change was in service charge income, which in 1999 was $1,031,000 compared to $798,000 in the prior year, a $233,000 or 29.2% increase.

Noninterest expense, 1999 compared to 1998

         Overall, non-interest expenses increased to $6,066,000 in 1999 from $5,074,000 in 1998, an increase of $992,000 or 19.6%. The first full year of operation of the new subsidiary bank in Florence accounted for much of this increase. Accordingly, many of the dollar and percentage changes discussed herein will be larger than normal.

         Personnel costs in 1999 were $3,493,000 compared to $2,911,000 the prior year, an increase of $582,000 or 20%.

         Premises and equipment expenses in 1999 were $886,000 compared to $701,000 the prior year, a $185,000 or 26.4% increase.

         Marketing expenses in 1999 were $180,000 compared to $166,000 the prior year, a $14,000 or 8.4% decrease.

         Regulatory expenses in 1999 were $155,000 compared to $92,000 the prior year, a $63,000 or 68.5% increase.

         Supplies expense was $155,000 in 1999 compared to $174,000 in the prior year, a decrease of $19,000 or 10.9%.

         Director fees were $121,000 in 1999 compared to $125,000 in the prior year, a decrease of $4,000 or 3%. Orangeburg National Bank paid its outside directors $600 per month. Sumter National Bank paid its directors $300 per month. Community Bankshares paid its outside directors $200 per month. Florence National Bank did not pay outside director fees in 1999.

         FDIC insurance costs were $23,000 in 1999 compared to $16,000 in the prior year, an increase of $7,000 or 44%.

         All other expenses were $1,053,000 in 1999 compared to $889,000 in the prior year, an increase of $164,000 or 18.5%.

Income Taxes, 1999 compared to 1998

         The 1999 provision for income taxes was $1,049,000 compared to $663,000 the prior year, an increase of $386,000 or 58.2%. Community Bankshares' effective average tax rate was 32.4%. Community Bankshares was the beneficiary of the exercise of non-qualified stock options on 27,500 shares during 1999. The tax benefit to Community Bankshares approximated $89,000 and accounts for the temporary reduction in the effective tax rate.

Inflation

         The assets and liabilities of Community Bankshares are mostly monetary in nature. Accordingly, the financial results and operations of Community Bankshares are much more affected by changes in interest rates than changes in inflation. There is, however, a strong correlation between increasing inflation and increasing interest rates. The impact of inflation has been very moderate, less than 3%, during 2000. Prospects appear good for continued low inflation, despite some increases in energy costs. Although inflation does not normally affect a financial institution as dramatically as it affects businesses with large investments in plants and inventories, it does have an effect. During periods of high inflation there are usually corresponding increases in the money supply, and banks experience above average growth in assets, loans, and deposits. General increases in the prices of goods and services also result in increased operating expenses.

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in a timely and economical manner. The most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being the ability to attract deposits within the subsidiary banks' service areas. Core deposits (total deposits less certificates of deposit of $100,000 or more) provide a relatively stable funding base. Certificates of deposit of $100,000 or more are generally more sensitive to changes in rates, so they must be monitored carefully. Asset liquidity is provided by several sources, including amounts due from banks, federal funds sold, and investments available-for-sale.

         Community Bankshares maintains an available-for-sale investment portfolio. While investment securities purchased for this portfolio are generally purchased with the intent to be held to maturity, such securities are marketable and occasional sales may occur prior to maturity as part of the process of asset/liability and liquidity management. Community Bankshares also maintains a held-to-maturity investment portfolio. Securities in this portfolio are generally not considered a primary source of liquidity. Management deliberately maintains a short-term maturity schedule for its investments so that there is a continuing stream of maturing investments. Community Bankshares intends to maintain a short-term investment portfolio in order to continue to be able to supply liquidity to its loan portfolio and for customer withdrawals.

         Community Bankshares has substantially more liabilities that mature in the next 12 months than it has assets maturing in the same period. However, based on its historical experience, and that of similar financial institutions, Community Bankshares believes that it is unlikely that so many deposits would be withdrawn, without being replaced by other deposits, that Community Bankshares would be unable to meet its liquidity needs with the proceeds of maturing assets.

         Community Bankshares also maintains various federal funds lines of credit with correspondent banks and is able to borrow from the Federal Home Loan Bank and the Federal Reserve's discount window.

         Community Bankshares, through its subsidiary banks, has a demonstrated ability to attract deposits from its market area. Deposits have grown from $72 million in 1995 to over $218 million in 2000. This stable growing base of deposits is the major source of operating liquidity.

         Community Bankshares' long-term liquidity needs are expected to be primarily affected by the maturing of long-term certificates of deposit. At December 31, 2000 Community Bankshares had approximately $15.3 million in certificates of deposit and other obligations maturing in one to five years. Community Bankshares had $17.9 million in obligations maturing after five years. Community Bankshares' assets maturing in the same periods were $119.4 million and $35.5 million, respectively. Even with a substantially larger dollar amount of assets maturing in both periods than liabilities, Community Bankshares believes that it will not have any significant long-term liquidity problems.

         In the opinion of management, the current and projected liquidity position is adequate.

FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2001 AND SEPTEMBER 30, 2000:

Results Of Operations

Net Income

         For the nine months ended September 30, 2001 Community Bankshares earned a consolidated profit of $2,793,000 compared to $2,342,000 for the comparable period in 2000, an increase of 19.3% or $451,000. Basic and diluted earnings per share were $.87 in the 2001 period compared to $.73 for the 2000 period.

         For the 2001 period Orangeburg National Bank reported a profit of $1,869,000 compared to $1,687,000 for the 2000 period, an increase of 10.8% or $182,000.

         For the 2001 period Sumter National Bank reported a profit of $849,000 compared to $634,000 for the 2000 period, an increase of 33.9% or $215,000. The Sumter bank began operation in September 1996.

         For the 2001 period Florence National Bank reported a profit of $125,000 compared to $39,000 for the 2000 period, an increase of 220% or $86,000. The Florence bank began operation in July 1998.

         As noted above, consolidated net income for the nine months ended September 30, 2001, increased from the prior year by 19.3% or $451,000. The major components of this increase are discussed below. Net interest income before provision for loan losses for the nine months ended September 30, 2001 increased to $8,126,000 compared to $7,625,000 for the same period in 2000, an increase of 6.6% or $501,000. For the 2001 period the provision for loan losses was $457,000 compared to $490,000 for the 2000 period, a decrease of 6.7% or $33,000. Non-interest income for the 2001 period was $1,987,000 compared to $1,349,000 for the 2000 period, a 47.3% or $638,000 increase. For the same periods, non-interest expense was $5,322,000 compared to $4,852,000, a 9.7% or $470,000 increase.

Profitability

         Profitability may be measured through the ROA (return on average assets) and the ROE (return on average equity). Return on assets is the income for the period divided by the average assets for the period, annualized. Return on equity is the income for the period divided by the average equity for the period, annualized. Operating results for the nine months ended September 30, 2001 and 2000 yield the results in the table shown below.

                                       Nine months ended Sept. 30,
                                        2001             2000
                                        ----             ----
                                        (dollars in thousands)
         Average assets               $281,704         $243,697
         ROA                             1.32%            1.28%
         Average equity                $24,488          $21,047
         ROE                            15.21%           14.84%
         Net income                     $2,793           $2,342


Net interest income

         Net interest income, the major component of Community Bankshares' income, is the amount by which interest and fees on interest earning assets exceeds the interest paid on interest bearing deposits and other interest bearing funds. During the first nine months of 2001 net interest income after provision for loan losses increased to $7,669,000 from $7,135,000, a 7.5% or $534,000 increase over the first nine months of 2000. This improvement was the result of a $38 million increase in the average volume of earning assets. The average yield on earning assets decreased to 8.07% for the 2001 period from 8.56% for the 2000 period. This decline was the result of market interest rate declines. During the first nine months of 2001 the prime lending rate declined from 9.0% to 5.50%. During the first nine months of 2000 the prime lending rate increased from 8.75% to 9.50%.

         For the first nine months of 2001 the cost of funds averaged 4.79%, decreased from 4.90% for the first nine months of 2000. The effect of these changes was a net interest spread (yield on earning assets less cost of interest bearing liabilities) of 3.28% for the 2001 period, decreased from 3.66% for the 2000 period. Community Bankshares' net interest margin (net interest income divided by total earning assets) was 4.05% for the 2001 period compared to 4.43% for the 2000 period.

Interest Income

         Elsewhere in this report is a table comparing the average balances, yields, and rates for the interest rate sensitive segments of Community Bankshares' balance sheets for the nine months ended September 30, 2001 and 2000. A discussion of that table follows.

         Total interest income for the first nine months of 2001 was $16,200,000 compared with $14,744,000 for the same period in 2000, a 9.9% or $1,456,000 increase. The yield on average earning assets for the 2001 period was 8.07%, decreased from 8.56% for the 2000 period. The decline in yields was directly related to the overall decline in market interest rates. Total average interest earning assets for the 2001 period were $267,610,000 compared to $229,709,000 for the 2000 period, an increase of 16.5% or $37,901,000.

         The loan portfolio earned $13,694,000 for the first nine months of 2001 compared to $12,184,000 for the same period of 2000, a 12.4% or $1,510,000 increase. The yield decreased to 8.85% for the 2001 period from 9.24% for the 2000 period. The average size of the loan portfolio was $206,419,000 for the 2001 period compared to $175,774,000 for the 2000 period, an increase of 17.4% or $30,645,000.

         The taxable investment portfolio earned $1,699,000 for the first nine months in 2001 compared to $2,230,000 for the same period in 2000, a 23.8% or $531,000 decrease. The yield decreased to 6.21% in the 2001 period from 6.37% in the 2000 period. The average size of the portfolio was $36,490,000 in the 2001 period compared to $46,646,000 in the 2000 period, a decrease of 21.8% or $10,156,000. As bond market interest rates declined during 2001, Community Bankshares had numerous securities called prior to maturity.

         The tax-exempt investment portfolio earned $21,000 for the first nine months in 2001 compared to $25,000 for the same period in 2000, a 16% or $4,000 decrease. The yield (on a taxable equivalent basis) on the portfolio was 5.69% for the 2001 period, decreased from 6.27% for the 2000 period. The average size of the portfolio was $746,000 for the 2001 period compared to $806,000 in the 2000 period, a decrease of 7.4% or $60,000.

         Interest bearing deposits in other banks contributed $144,000 for the first nine months of 2001 compared to $53,000 for the same period in 2000, an increase of 172% or $91,000. The yield on these deposits decreased to 4.32% for the 2001 period from 6.10% in the 2000 period. Community Bankshares averaged $4,441,000 in the 2001 period compared to $1,159,000 in the 2000 period, an increase of 283% or $3,282,000. The increase in these deposits was the result of declining market interest rates, which caused numerous calls of investment securities prior to maturity. The funds resulting from these calls were temporarily invested in interest bearing deposits and federal funds.

         Federal funds sold earned $642,000 the first nine months of 2001 compared to $252,000 for the same period in 2000, an increase of 155% or $390,000. Yields decreased to 4.39% for the 2001 period from 6.31% for the 2000 period. For the 2001 period Community Bankshares increased its average volume in federal funds sold to $19,514,000 compared to $5,324,000 for the 2000 period, a 267% or $14,190,000 increase.

Interest Expense

         Interest expense for the first nine months of 2001 was $8,074,000 compared to the prior year's $7,119,000, a 13.4% or $955,000 increase. The average volume of interest bearing liabilities was $224,702,000 for the 2001 period compared to $193,799,000 for the 2000 period, a 15.9% or $30,903,000 increase. The average rate paid for interest-bearing liabilities during the 2001 period was 4.79%, decreased from 4.90% for the 2000 period.

         The cost of savings accounts was $927,000 in the first nine months in 2001 compared to $955,000 in the first nine months of 2000, a 2.9% or $28,000 decrease. Average savings deposit balances were $37,290,000 for the 2001 period compared to $32,650,000 for the 2000 period, an increase of 14.2% or $4,640,000. The average rate paid on these funds decreased to 3.31% from 3.90%.

         Interest bearing transaction accounts cost $165,000 for the first nine months in 2001 compared to the prior year's $241,000, a decrease of 31.5% or $76,000. The volume of these deposits was $23,389,000 for the 2001 period compared to $20,519,000 for the 2000 period, a 14% or $2,870,000 increase. The average rate paid on these funds in the 2001 period decreased to .94% from 1.57% in the 2000 period.

         Time deposits cost $5,909,000 for the first nine months of 2001 compared to $4,943,000 for the first nine months of the prior year, an increase of 19.5% or $966,000. The volume was $136,836,000 for the 2001 period compared to $117,735,000 for the 2000 period, a 16.2% or $19,101,000 increase. The average rate paid on these funds increased to 5.76% for the 2001 period from 5.60% for the 2000 period. This increase runs contrary to market interest rates but reflects increased competition for time deposits in Community Bankshares' markets.

         Short-term borrowings consist of federal funds purchased and securities sold under agreements to repurchase. This is a relatively small and volatile part of the balance sheet. It cost $212,000 for the first nine months in 2001 compared to $117,000 for the first nine months of 2000, an increase of 81.2% or $95,000. The volume of these funds was $7,414,000 in the 2001 period compared to $3,553,000 in the 2000 period, an increase of 109% or $3,861,000. The average rate paid on these funds decreased to 3.81% from 4.39%.

         Borrowings from the Federal Home Loan Bank cost $861,000 for the first nine months in 2001 compared to $863,000 for the first nine months in 2000, virtually unchanged. The advances averaged $19,773,000 during the 2001 period compared to $19,342,000 for the 2000 period, a 2.2% or $431,000 increase. The average rate paid on these funds decreased to 5.81% from 5.95%.

Non-Interest Income

         Non-interest income for the first nine months of 2001 grew to $1,987,000 compared to $1,349,000 in the first nine months of 2000, a 47.3% or $638,000 increase. Much of this increase resulted from the introduction of a new service, an automated overdraft courtesy line for customers. This service provides for a flat fee for paying customer checks in overdraft that is equivalent to the fee charged for returned checks. Customers who use this service are subject to other terms and conditions.

Non-Interest Expense

         For the first nine months of 2001 non-interest expenses were $5,322,000 compared to $4,852,000 for the first nine months of 2000, a 9.7% or $470,000 increase. This increase is related to higher levels of business activity and included the following components:

         For the 2001 period personnel costs were $3,172,000 compared to $2,831,000 for the 2000 period, an increase of 12% or $341,000;

         For the 2001 period premises and equipment expenses were $703,000 compared to $690,000 for the 2000 period, an increase of 1.9% or $13,000; and

         For the 2001 period other costs were $1,447,000 compared to $1,331,000 for the 2000 period, an increase of 8.7% or $116,000.

Income Taxes

         Community Bankshares provided $1,541,000 for federal and state income taxes during the first nine months of 2001 compared to $1,290,000 for the same period in 2000, a 19.5% or $251,000 increase. The average tax rate for the 2001 period was 35.6% and for the 2000 period it was 35.5%.

FOR THE QUARTERS ENDED SEPTEMBER 30, 2001 AND 2000:

Results of Operations

Net Income

         For the quarter ended September 30, 2001, Community Bankshares earned a consolidated profit of $962,000, compared to $865,000 for the comparable period of 2000, an increase of 11.2% or $97,000. Basic or diluted earnings per share were $.30 in the 2001 period, compared to $.27 for the 2000 period. The changes in the items comprising net interest income, which are discussed below, resulted from essentially the same factors discussed above regarding the results of operation for the nine months ended September 30, 2001.

Net interest income

         Net interest income before provision for loan losses for the quarter ended September 30, 2001 increased to $2,770,000 compared to $2,648,000 for the same period in 2000, an increase of 4.6% or $122,000. For the same period the provision for loan losses was $180,000 compared to $152,000 for the 2000 period, an increase of 18.4% or $28,000.

Interest Income

         Total interest income for the third quarter 2001 was $5,261,000 compared to $5,273,000 for the same period in 2000, virtually unchanged.

         The loan portfolio earned $4,578,000 for the third quarter 2001 compared to $4,421,000 for the same period of 2000, a 3.6% or $157,000 increase.

         The investment portfolio earned $457,000 for the third quarter 2001 compared to $763,000 for the same period of 2000 period, a 40.1% or $306,000 decrease.

         Interest bearing deposits in other banks contributed $38,000 for the third quarter 2001 compared to $25,000 for the same period of 2000, an increase of 52% or $13,000.

         Federal funds sold earned $188,000 for the third quarter of 2001 compared to $64,000 for the same period of 2002, an increase of 194% or $124,000.

Interest expense

         Interest expense for the third quarter of 2001 was $2,491,000 compared to $2,625,000 for the same period of 2000, a 5.1% or $134,000 decrease.

Non-interest income and expense

         Non-interest income for the 2001 period was $744,000 compared to $464,000 for the 2000 period, a 60.3% or $280,000 increase. This increase was mostly the result of the introduction of the new automated overdraft service. Non-interest expense was $1,833,000 compared to $1,625,000, a 12.8% or $208,000 increase.

Changes In Financial Position

Investment portfolio

         The investment portfolio is comprised of held to maturity securities and available for sale securities. Community Bankshares and its three subsidiary banks usually purchase short-term issues (ten years or less) of U. S Treasury and U. S. Government agency securities for investment purposes. At September 30, 2001 the held to maturity portfolio totaled $2,149,000 compared to $12,371,000 at December 31, 2000, a decrease of 82.6% or $10,222,000. At September 30, 2001, the available for sale portfolio totaled $33,002,000 compared to $41,195,000 at December 31, 2000, a decrease of 19.9% or $8,193,000. Most of the decline in the subsidiary banks' investment portfolios was due to the call of many securities during 2001, which resulted from the decline in bond market interest rates. The following chart summarizes the investment portfolios at September 30, 2001, and December 31, 2000.

                                                                     September 30, 2001
                                                    Held to maturity                   Available for sale
                                            Amortized cost      Fair value      Amortized cost      Fair value
                                            --------------      ----------      --------------      ----------
                                                                   (dollars in thousands)
U. S. Government and federal agencies            $2,149            $2,157           $30,036           $30,201
Tax exempt securities                                 -                 -               803               820
Other equity securities                               -                 -             1,981             1,981
                                                      -                 -           -------           -------
Total                                            $2,149            $2,157           $32,820           $33,002
                                                 ======            ======           =======           =======

Unrealized gain                                  $    8                             $   182
                                                 ======                             =======

                                                                     December 31, 2000
                                                    Held to maturity                   Available for sale
                                            Amortized cost      Fair value      Amortized cost      Fair value
                                            --------------      ----------      --------------      ----------
                                                                   (dollars in thousands)
U. S. Government and federal agencies           $12,371           $12,217           $38,599           $38,404
Tax exempt securities                                 -                 -               814               810
Other equity securities                               -                 -             1,981             1,981
                                                      -                 -           -------           -------
Total                                           $12,371           $12,217           $41,394           $41,195
                                                =======           =======           =======           =======

Unrealized (loss)                               $  (154)                            $  (199)
                                                =======                             =======


Loan portfolio

         The loan portfolio is primarily consumer and small business oriented. At September 30, 2001 the loan portfolio was $219,125,000 compared to $195,077,000 at December 31, 2000, a 12.3% or $24,048,000 increase. The following chart summarizes the loan portfolio at September 30, 2001 and December 31, 2000.

                                           Sept. 30, 2001      Dec. 31, 2000
                                           --------------      -------------
                                                  (dollars in thousands)
Real estate                                   $138,258            $113,543
Commercial                                      55,260              52,264
Loans to individuals                            25,607              29,270
                                              --------            --------
Total                                         $219,125            $195,077
                                              ========            ========

Past Due and Non-Performing Assets and the Allowance for Loan Losses

         Community Bankshares closely monitors past due loans and loans that are in non-accrual status and other real estate owned. Below is a summary of past due and non-performing assets at September 30, 2001 and December 31, 2000.

                                             Sept. 30, 2001       Dec. 31, 2000
                                             --------------       -------------
                                                     (dollars in thousands)
Past due 90 days + accruing loans                  $101                 $ 93
Non-accrual loans                                  $413                 $238
Impaired loans (included in nonaccrual)            $413                 $238
Other real estate owned                            $267                 $  -

         Management considers the past due and non-accrual amounts at September 30, 2001 to be reasonable in relation to the size of the portfolio and manageable in the normal course of business. The increase in non-accrual assets is associated with a small number of loans and is not indicative, in the opinion of management, of any trend.

         Community Bankshares had no restructured loans during any of the above listed periods.

Allowance for Loan Losses

         Management believes that the allowance for loan losses, as of September 30, 2001, is sufficient to absorb the expected charge-offs and provide adequately for the inherent losses that remain in the loan portfolio. Management will continue to closely monitor the levels of non-performing and potential problem loans and address the weaknesses in these credits to enhance the amount of ultimate collection or recovery of these assets. Management considers the levels and trends in non-performing and past due loans in determining how historical loan loss rates are adjusted.

         The aggregate allowance for loan losses of the subsidiary banks and the aggregate activity with respect to those allowances are summarized in the following table.

                                                   Nine months ended         Year ended         Nine months ended
                                                    Sept. 30, 2001          Dec. 31, 2000        Sept. 30, 2000
                                                    --------------          -------------        --------------
Allowance at beginning of period                         $2,424                $1,936                 $1,936
Provision expense                                           457                   688                    490
Net charge offs                                            (120)                 (200)                  (156)
                                                         ------                ------                 ------
Allowance at end of period                               $2,761                $2,424                 $2,270
                                                         ======                ======                 ======
Allowance / outstanding loans                             1.26%                 1.24%                  1.22%

         In reviewing the adequacy of the allowance for loan losses at the end of each period, management of each bank considers historical loan loss experience, current economic conditions, loans outstanding, trends in non-performing and delinquent loans, and the quality of collateral securing problem loans. After charging off all known losses, management of each subsidiary bank considers the allowance adequate to provide for estimated losses inherent in the loan portfolio at September 30, 2001.

Deposits

         Deposits   were   $233,791,000   at  September  30,  2001  compared  to
$218,811,000 at December 31, 2000, an increase of 6.8% or $14,980,000.

         Time deposits greater than $100,000 were $48,708,000 at September 30, 2001 compared to $38,702,000 at December 31, 2000, an increase of 25.9% or $10,006,000.

Liquidity

         Community Bankshares has substantially more liabilities (mostly deposits, which may be withdrawn) which mature in the next 12 months than it has assets maturing in the same period. However, based on its historical experience, and that of similar financial institutions, Community Bankshares believes that it is unlikely that so many deposits would be withdrawn, without being replaced by other deposits, that Community Bankshares would be unable to meet its liquidity needs with the proceeds of maturing assets.

         Community Bankshares through its banking subsidiaries also maintains federal funds lines of credit with correspondent banks, and is able to borrow from the Federal Home Loan Bank and from the Federal Reserve's discount window.

         Community Bankshares through its banking subsidiaries has a demonstrated ability to attract deposits from its markets. Deposits have grown from $30 million in 1989 to over $233 million in 2001. This base of deposits is the major source of operating liquidity.

         Community Bankshares' long term liquidity needs are expected to be primarily affected by the maturing of long-term certificates of deposit. At September 30, 2001 Community Bankshares had approximately $24.7 million and $11.5 million in certificates of deposit and other interest bearing liabilities maturing in one to five years and over five years, respectively. Community Bankshares' assets maturing or repricing in the same periods were $124.8 million and $26.1 million, respectively. Community Bankshares expects to be able to manage its current balance sheet structure without experiencing any material liquidity problems.

         In the opinion of management, Community Bankshares' current and projected liquidity position is adequate.

Capital resources

         As summarized in the table below, Community Bankshares maintains a strong capital position.

                                                                                               Minimum required
                                                                                                     for
                                                   Sept. 30, 2001          Dec. 31, 2000       capital adequacy
                                                   --------------          -------------       ----------------

Tier 1 capital to average total assets                  8.89%                   8.20%                4.00%
Tier 1 capital to risk weighted assets                 11.77%                  11.10%                4.00%
Total capital to risk weighted assets                  12.95%                  12.30%                6.00%

         In the opinion of management, Community Bankshares' current and projected capital positions are adequate.

Dividends

         Community Bankshares declared and paid a quarterly cash dividend of seven cents per share during the first three quarters of 2001, for a total of 21 cents per share. The total cost of these dividends was $672,000.

Commitments

         Sumter National Bank has entered into a contract to construct a new branch bank. This building is currently under construction near the corner of Liberty Street and Wedgefield Highway in Sumter. The contracted cost of the building is $567,681.

Quantitative and Qualitative Disclosures about Market Risk

         Market risk is the risk of loss from adverse changes in market prices and rates. Community Bankshares' market risk arises principally from interest rate risk inherent in its lending, deposit and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although Community Bankshares manages other risks, such as credit quality and liquidity risk in the normal course of business, management considers interest rate risk to be its most significant market risk and this risk could potentially have the largest material effect on Community Bankshares' financial condition and results of operations. Other types of market risks such as foreign currency exchange risk and commodity price risk, do not arise in the normal course of community banking activities.

         Achieving consistent growth in net interest income is the primary goal of Community Bankshares' asset/liability function. Community Bankshares attempts to control the mix and maturities of assets and liabilities to achieve consistent growth in net interest income despite changes in market interest rates. Community Bankshares seeks to accomplish this goal while maintaining adequate liquidity and capital. Community Bankshares' asset/liability mix is sufficiently balanced so that the effect of interest rates moving in either direction is not expected to be significant over time.

         Community Bankshares' Asset/Liability Committee uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. The model takes into account interest rate changes as well as changes in the mix and volume of assets and liabilities. The model simulates Community Bankshares' balance sheet and income statement under several different rate scenarios. The model's inputs (such as interest rates and levels of loans and deposits) are updated on a quarterly basis in order to obtain the most accurate forecast possible. The forecast presents information over a twelve-month period. It reports a base case in which interest rates remain flat and reports variations that occur when rates increase and decrease 100 and 200 basis points. According to the model as of December 31, 2000 Community Bankshares is positioned so that net interest income will increase $240,000 and net income will increase $147,000 if interest rates rise 300 basis points in the next twelve months. Conversely, net interest income will decline $251,000 and net income will decline $154,000 if interest rates decline 200 basis points. According to the model as of September 30, 2001 Community Bankshares was positioned so that net interest income would be expected to increase $242,000 and net income would be expected to increase $149,000 in the next twelve months if interest rates rise 100 basis points. Conversely, net interest income would be expected to decline $242,000 and net income would be expected to decline $149,000 in the next twelve months if interest rates decline 100 basis points. Computation of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates and loan prepayment, and should not be relied upon as indicative of actual results. Further, the computations do not contemplate any actions Community Bankshares could undertake in response to changes in interest rates.

         The Market Risk table, which follows this discussion, shows Community Bankshares' financial instruments that are sensitive to changes in interest rates. Community Bankshares uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments, and prepayment of principal and potential calls. For core deposits without contractual maturity (i.e., interest checking, savings and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff. The actual maturities and runoff could vary substantially if future prepayments, runoff and calls differ from Community Bankshares' historical experience.

                                        Average    2001       2002       2003      2004      2005    After 2006  Balance  Fair value
                                        -------    ----       ----       ----      ----      ----    ----------  -------  ----------
                                         rate
                                                                      (Dollar amounts in thousands)
Earning assets
Interest bearing deposits ....            6.25% $   594    $    $-    $     -    $     -    $     -    $     -   $    594   $    594
Investment securities ........            6.38%   1,740      7,487      8,300      9,028     13,217     12,984     52,756
Investment securities - tax ..            6.01%     201                   412        197                              810
                                                                                                                 --------
     exempt
Total securities investments .                                                                                     53,566     53,412
                                                                                                                 --------   --------
Federal funds sold ...........            6.45%   8,130          -          -          -          -          -      8,130      8,130
Loans ........................            9.32%  92,325     12,904     22,864     25,499    $19,176     22,309    195,077    197,811
Interest bearing liabilities
Savings ......................            4.06%   1,919      1,823      1,732      1,646      1,563     29,702     38,385
Interest bearing transaction .            1.56%   1,135      1,079      1,025        973        925     17,571     22,708
     accounts
Time deposits < $100,000 .....            5.66%  75,329      9,815      1,166        456        936         95     87,797
Time deposits > $100,000 .....            6.10%  35,719      2,637        144        100        102          -     38,702
                                                                                                       -------   --------
Total deposits ...............                                                                                    187,592    187,365
                                                                                                       -------   --------   --------
Short term borrowing .........            4.84%   9,352          -          -          -          -          -      9,352      9,352
FHLB advances ................            6.01% $ 2,500    $     -    $     -    $     -    $ 1,650    $16,200   $ 20,350   $ 20,209

         The static interest rate sensitivity gap position, while not a complete measure of interest sensitivity, is also reviewed periodically to provide insights related to the static repricing structure of the subsidiary banks' assets and liabilities. At December 31, 2000 on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets, by $81.5 million. The liability sensitive position is largely due to the assumption that the banks' $61 million in interest bearing transaction accounts, savings accounts and money market accounts will reprice within a year. This assumption may or may not be valid, since these accounts vary greatly in their sensitivity to interest rate changes in the market.

         The  following  table   summarizes   Community   Bankshares'   interest
sensitivity position as of December 31, 2000.

                          Interest Sensitivity Analysis

                                                         Within 3      4-12 months        1-5 years           Over 5          Total
                                                          months       -----------        ---------           years           -----
                                                          ------                                              -----
                                                                        (Dollar amounts in thousands)
Interest earning assets
Interest bearing deposits ......................       $     594         $       -        $        -     $         -       $     594
Taxable investment securities ..................             700             1,241            37,835          12,980          52,756
Tax exempt investment securities ...............               -                 -               810               -             810
Federal funds sold .............................           8,130                 -                 -               -           8,130
Loans, net of unearned income ..................          78,229            13,577            80,716          22,555         195,077
                                                       ---------         ---------         ---------       ---------       ---------

Total interest earning assets ..................          87,653            14,818           119,361          35,535         257,367
                                                       ---------         ---------         ---------       ---------       ---------

Interest bearing liabilities
Savings ........................................          38,385                 -                 -               -          38,385
Interest bearing transaction accounts ..........          22,708                 -                 -               -          22,708
Time deposits < $100M ..........................          23,728            51,970            12,004              95          87,797
Time deposits > $100M ..........................          12,721            22,625             3,356               -          38,702
Short term borrowing ...........................           9,352                 -                 -               -           9,352
FHLB advances ..................................               -             2,570               140          17,640          20,350
                                                       ---------         ---------         ---------       ---------       ---------

Total interest bearing liabilities .............       $ 106,894         $  77,165         $  15,500       $  17,735       $ 217,294
                                                       ---------         ---------         ---------       ---------       ---------

Interest sensitivity gap .......................       $ (19,241)        $ (62,347)        $ 103,861       $  17,800       $  40,073
Cumulative gap .................................         (19,241)          (81,588)           22,273          40,073
RSA/RSL ........................................              82%               19%
Cumulative RSA/RSL .............................              82%               56%

RSA- rate sensitive assets; RSL- rate sensitive liabilities

         The above table reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amortizing fixed rate loans are reflected at the scheduled maturity date. Variable rate amortizing loans are reflected at the earliest date at which they may be repriced contractually. Deposits in other banks and debt securities are reflected at each instrument's ultimate maturity date. Overnight federal funds sold are reflected as instantly repriceable. Interest bearing liabilities with no contractual maturity, such as savings deposits and interest bearing transaction accounts, are reflected in the earliest repricing period possible. Fixed rate time deposits are reflected at the earlier of their next repricing or maturity dates.

Selected Quareterly Financial Data

         The following table contains selected financial data of Community Bankshares on a quarterly basis from the first quarter of 1999 through the third quarter of 2001.

                        Selected Quarterly Financial Data
                  (Dollars in thousands, except per share data)

                                      Quarters of 2001              Quarters of 2000                      Quarters of 1999
                                -----------------------   -----------------------------------   ------------------------------------
                                Third   Second    First   Fourth     Third    Second    First   Fourth    Third    Second      First
                                -----   ------    -----   ------     -----    ------    -----   ------    -----    ------      -----

Interest and dividend income  $ 5,550  $ 5,389   $ 5,261  $ 5,557  $ 5,273  $ 4,888   $ 4,583  $ 4,313  $ 4,092   $ 3,730   $ 3,415
Interest expense ............  (2,846)  (2,737)   (2,491)  (2,856)  (2,625)  (2,329)   (2,165)  (1,942)  (1,827)   (1,670)   (1,519)
                              -------  -------   -------  -------  -------  -------   -------  -------  -------   -------   -------

Net interest income .........   2,704    2,652     2,770    2,701    2,648    2,559     2,418    2,371    2,265     2,060     1,896
Provision for loan losses ...    (142)    (135)     (180)    (198)    (152)    (158)     (180)    (173)    (166)     (139)     (134)
                              -------  -------   -------  -------  -------  -------   -------  -------  -------   -------   -------

Net interest income after
    provision for loan losses   2,562    2,517     2,590    2,503    2,496    2,401     2,238    2,198    2,099     1,921     1,762
Noninterest income ..........     551      692       744      519      464      448       437      323      344       345       305
Noninterest expenses ........  (1,712)  (1,777)   (1,833)  (1,700)  (1,625)  (1,627)   (1,600)  (1,639)  (1,530)   (1,460)   (1,437)
                              -------  -------   -------  -------  -------  -------   -------  -------  -------   -------   -------

Income before income taxes ..   1,401    1,432     1,501    1,322    1,335    1,222     1,075      882      913       806       630
Provision for income taxes ..    (500)    (502)     (539)    (517)    (470)    (439)     (381)    (286)    (299)     (263)     (201)
                              -------  -------   -------  -------  -------  -------   -------  -------  -------   -------   -------

Net income ..................     901      930       962      805      865      783       694      596      614       543       429
                              =======  =======   =======  =======  =======  =======   =======  =======  =======   =======   =======

Earnings per share
    Basic ................... $  0.28  $  0.29   $  0.30  $  0.25  $  0.27  $  0.25   $  0.22  $  0.19  $  0.19   $  0.17   $  0.13
                              =======  =======   =======  =======  =======  =======   =======  =======  =======   =======   =======

    Diluted ................. $  0.28  $  0.29   $  0.30  $  0.24  $  0.27  $  0.25   $  0.22  $  0.19  $  0.19   $  0.17   $  0.13
                              =======  =======   =======  =======  =======  =======   =======  =======  =======   =======   =======

                               RECENT DEVELOPMENTS

         On October 31, 2001, Community Bankshares completed its previously announced acquisition of Resource Mortgage, Inc., a mortgage company headquartered in Columbia, South Carolina. Consideration for the acquisition was 95,454 shares of Community Bankshares common stock, of which 63,636 are being held in escrow pending the attainment of certain earnings goals by the subsidiary. The subsidiary, which was renamed Community Resource Mortgage, Inc., has 29 employees and has offices in Columbia, Sumter and Anderson, South Carolina. The subsidiary originates and sells residential mortgage loans.

         In connection with the acquisition, Community Bankshares has guaranteed a $9 million line of credit with an unaffiliated lender for the subsidiary's general working capital purposes.

Condensed Financial Information

         The following tables set forth condensed balance sheets at December 31, 2001 and statements of income for the year ended December 31, 2001, for each of Community Bankshares and Ridgeway Bancshares. This information is not audited and does not contain the detail and notes which would accompany full financial statements prepared in accordance with generally accepted accounting principles.

                           Community Bankshares, Inc.
                        Unaudited Condensed Balance Sheet
                                December 31, 2001
                             (Dollars in Thousands)

ASSETS
     Cash and Federal funds .....................................       $ 28,025
     Investments ................................................         43,707
     Loans, net of allowance ....................................        237,340
     Premises and equipment .....................................          5,202
     Other assets ...............................................          4,343
                                                                        --------
         Total Assets ...........................................       $318,617
                                                                        ========
LIABILITIES AND EQUITY
     Deposits ...................................................       $255,433
     Borrowings .................................................         33,479
     Other liabilities ..........................................          2,158
     Shareholders' equity .......................................         27,547
                                                                        --------
         Total liabilities and shareholders' equity .............       $318,617
                                                                        ========


                           Community Bankshares, Inc.
                     Unaudited Condensed Statement of Income
                                December 31, 2001
                             (Dollars in Thousands)

Interest income ..........................................             $ 21,234
Interest expense .........................................              (10,294)
                                                                       --------
     Net interest income .................................               10,940
Provision for loan losses ................................                 (650)
Other Income .............................................                3,584
Other expense ............................................               (7,810)
                                                                       --------
     Income before taxes .................................                6,064
                                                                       --------
Income taxes .............................................               (2,135)
                                                                       --------
     Net income ..........................................             $  3,929
                                                                       ========

                            Ridgeway Bancshares, Inc.
                        Unaudited Condensed Balance Sheet
                                December 31, 2001
                             (Dollars in Thousands)

ASSETS
     Cash and Federal funds ......................................       $ 8,962
     Investments .................................................        28,124
     Loans, net of allowance .....................................        40,401
     Premises and equipment ......................................           737
     Other assets ................................................         1,096
                                                                         -------
         Total Assets ............................................       $79,320
                                                                         =======
LIABILITIES AND EQUITY
     Deposits ....................................................       $67,353
     Borrowings ..................................................         3,134
     Other liabilities ...........................................           138
     Shareholders' equity ........................................         8,695
                                                                         -------
         Total liabilities and shareholders' equity ..............       $79,320
                                                                         =======

                            Ridgeway Bancshares, Inc.
                     Unaudited Condensed Statement of Income
                                December 31, 2001
                             (Dollars in Thousands)

Interest income ..........................................              $ 5,236
Interest expense .........................................               (2,113)
                                                                        -------
     Net interest income .................................                3,123
Provision for loan losses ................................                  (80)
Other Income .............................................                  738
Other expense ............................................               (2,280)
                                                                        -------
     Income before taxes .................................                1,501
Income taxes .............................................                 (413)
                                                                        -------
     Net income ..........................................              $ 1,088
                                                                        =======

                           SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under federal and state law. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to such statutes and regulations. Any change in applicable law or regulation may have a material effect on the business of Community Bankshares, Ridgeway Bancshares and their respective banking subsidiaries.

         As discussed below under the caption "Recent Legislation", Congress has recently adopted extensive changes in the laws governing the financial services industry. Among the changes adopted are creation of the financial holding company, a new type of bank holding company with powers that greatly exceed those of standard holding companies, and creation of the financial subsidiary, a subsidiary that can be used by national banks to engage in many, though not all, of the same activities in which a financial holding company may engage. The legislation also establishes the concept of functional regulation whereby the various financial activities in which financial institutions engage are overseen by the regulator with the relevant regulatory experience. Neither Community Bankshares, Ridgeway Bancshares, nor their respective banking subsidiaries has yet made a decision as to how to adapt the new legislation to its use.

Accordingly, the following discussion relates to the supervisory and regulatory provisions that apply to Community Bankshares and Ridgeway Bancshares as they currently operate.

Regulation Of Bank Holding Companies

General

         As bank holding companies registered under the federal Bank Holding Company Act, Community Bankshares and Ridgeway Bancshares are subject to the regulations of the Federal Reserve. Under the Bank Holding Company Act, Community Bankshares' and Ridgeway Bancshares' activities and those of their subsidiaries are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries or engaging in any other activity which the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. The Bank Holding Company Act prohibits Community Bankshares or Ridgeway Bancshares from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or from merging or consolidating with another bank holding company without prior approval of the Federal Reserve. The BHCA also prohibits Community Bankshares or Ridgeway Bancshares from acquiring control of any bank operating outside the State of South Carolina unless such action is specifically authorized by the statutes of the state where the bank to be acquired is located.

         Additionally, the Bank Holding Company Act prohibits Community Bankshares or Ridgeway Bancshares from engaging in or from acquiring ownership or control of more than 5% of the outstanding voting stock of any company engaged in a non-banking business unless such business is determined by the Federal Reserve to be so closely related to banking as to be properly incident thereto. The Bank Holding Company Act generally does not place territorial restrictions on the activities of such non-banking-related activities.

         As discussed below under "Recent Legislation", a bank holding company that meets certain requirements may now qualify as a financial holding company and thereby significantly increase the variety of services it may provide and the investments it may make.

         Community Bankshares and Ridgeway Bancshares are also subject to limited regulation and supervision by the South Carolina State Board of Financial Institutions. A South Carolina bank holding company may be required to provide the State Board with information with respect to the financial condition, operations, management and inter-company relationships of the holding company and its subsidiaries. The State Board also may require such other information as is necessary to keep itself informed about whether the provisions of South Carolina law and the regulations and orders issued thereunder by the State Board have been complied with, and the State Board may examine any bank holding company and its subsidiaries. Furthermore, pursuant to applicable law and regulations, Community Bankshares and Ridgeway Bancshares must receive approval of, or give notice to (as applicable) the State Board prior to engaging in the acquisition of banking or non-banking institutions or assets.

Obligations of Holding Companies to their Subsidiary Banks

         A number of obligations and restrictions are imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policies that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution is in danger of becoming insolvent or is insolvent. For example, under the policy of the Federal Reserve, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. In addition, the "cross-guarantee" provisions of the Federal Deposit Insurance Act, as amended, require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the Savings Association Insurance Fund or the Bank Insurance Fund of the FDIC as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the Savings Association Insurance fund or the Bank Insurance fund or both. The FDIC's claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

         The Federal Deposit Insurance Act also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of any banking subsidiary of Community Bankshares or Ridgeway Bancshares.

         Any capital loans by a bank holding company to any of its subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         The banking subsidiaries of Community Bankshares are all national banking associations subject to the provisions of the National Bank Act. Under the National Bank Act, if the capital stock of a national bank is impaired by losses or otherwise, the Office of the Comptroller of the Currency is authorized to require payment of the deficiency by assessment upon the bank's shareholders', pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder after three months notice, to sell the stock of such shareholder to make good the deficiency.

Capital Adequacy Guidelines For Bank Holding Companies And Banks

         The various federal bank regulators, including the Federal Reserve and the FDIC, have adopted risk-based and leverage capital adequacy guidelines for assessing bank holding company and bank capital adequacy. These standards define what qualifies as capital and establish minimum capital standards in relation to assets and off-balance sheet exposures, as adjusted for credit risks.

         Failure to meet capital guidelines could subject the banking subsidiaries of Community Bankshares and Ridgeway Bancshares to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC and a prohibition on the taking of brokered deposits.

         The risk-based capital standards of both the Federal Reserve Board and the FDIC explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agencies in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agencies as a factor in evaluating a bank's capital adequacy. The Federal Reserve Board also has recently issued additional capital guidelines for bank holding companies that engage in certain trading activities.

         The applicable capital adequacy guidelines and the capital position of Community Bankshares and its subsidiary banks are summarized in Note 20 to the financial statements of Community Bankshares contained elsewhere in this Proxy Statement/Prospectus and the applicable capital adequacy guidelines and the capital position of Ridgeway Bankshares and its subsidiary banks are summarized in Note 16 to the financial statements of Ridgeway Bancshares contained elsewhere in this Proxy Statement/Prospectus. Each of Community Bankshares, Ridgeway Bancshares and their respective banking subsidiaries exceeded all applicable capital adequacy guidelines at September 30, 2001.

Payment Of Dividends

         Community Bankshares and Ridgeway Bancshares are legal entities separate and distinct from their banking subsidiaries. Most of the revenues of Community Bankshares and Ridgeway Bancshares result from dividends paid to them by their respective banking subsidiaries. There are statutory and regulatory requirements applicable to the payment of dividends by subsidiary banks as well as by bank holding companies.

         Each national banking association is required by federal law to obtain the prior approval of the Office of the Comptroller of the Currency for the payment of dividends if the total of all dividends declared by the board of directors of such bank in any year will exceed the total of (i) such bank's net profits (as defined and interpreted by regulation) for that year plus (ii) the retained net profits (as defined and interpreted by regulation) for the preceding two years, less any required transfers to surplus. In addition, national banks can only pay dividends to the extent that retained net profits (including the portion transferred to surplus) exceed bad debts (as defined by regulation).

         All shares of Ridgeway Bancshares common stock are entitled to share equally in such dividends as Ridgeway Bancshares may pay on its common stock. The payment by Ridgeway Bancshares of dividends, if any, rests within the discretion of its board of directors and depends upon its earnings, its compliance with capital requirements, its financial condition and other relevant factors. Bank of Ridgeway is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the State Board of Financial Institutions provided that Bank of Ridgeway received a composite rating of one or two at the last examination conducted by the State Board. South Carolina law requires each state nonmember bank to maintain the same reserves against deposits as are required for state member banks under the Federal Reserve Act. This requirement is not expected to limit the ability of Bank of Ridgeway to pay dividends on its common stock.

         The payment of dividends by Community Bankshares, Ridgeway Bancshares or their respective banking subsidiaries may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the banks, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Office of the Comptroller of the Currency has indicated that paying dividends that deplete a national bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve, the Office of the Comptroller of the Currency and the FDIC have issued policy statements, which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Transactions By Bank Holding Companies With Their Affiliates

         Federal law regulates transactions among Community Bankshares and Ridgeway Bancshares and their affiliates, including the amount of the banks' loans to or investments in nonbank affiliates and the amount of advances to third parties collateralized by securities of an affiliate. Further, a bank holding company and its affiliates are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

FDIC Insurance Assessments

         Because the deposits of all of the banking subsidiaries of Community Bankshares and Ridgeway Bancshares are insured by the Bank Insurance Fund, the banks are subject to semiannual insurance assessments imposed by the FDIC. Since January 1, 1997, the assessments imposed on all FDIC deposits for deposit insurance have an effective rate ranging from 0 to 27 basis points per $100 of insured deposits, depending on the institution's capital position and other supervisory factors. However, because legislation enacted in 1996 requires that both Savings Association Insurance Fund-insured and Bank Insurance Fund-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation, the FDIC is currently assessing Bank Insurance Fund-insured deposits an additional 1.26 basis points per $100 of deposits, and Savings Association Insurance Fund-insured deposits an additional 6.30 basis points per $100 of deposits, to cover those obligations. The Financing Corporation assessment will continue to be adjusted quarterly to reflect changes in the assessment bases of the respective funds based on quarterly Call Report and Thrift Financial Report submissions.

Regulation Of The Banks

         Orangeburg National Bank, Sumter National Bank, and Florence National Bank are also subject to examination by the Office of the Comptroller of the

Currency bank examiners and the Bank of Ridgeway is also subject to examination by the South Carolina State Board of Financial Institutions. In addition, the banks are subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and branch banking. The banks' loan operations are subject to certain federal consumer credit laws and regulations promulgated thereunder, including, but not limited to: the federal Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers; the Home Mortgage Disclosure Act, requiring financial institutions to provide certain information concerning their mortgage lending; the Equal Credit Opportunity Act and the Fair Housing Act, prohibiting discrimination on the basis of certain prohibited factors in extending credit; the Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; the Bank Secrecy Act, dealing with, among other things, the reporting of certain currency transactions; and the Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies. The deposit operations of the banks are subject to the Truth in Savings Act, requiring certain disclosures about rates paid on savings accounts; the Expedited Funds Availability Act, which deals with disclosure of the availability of funds deposited in accounts and the collection and return of checks by banks; the Right to Financial Privacy Act, which imposes a duty to maintain certain confidentiality of consumer financial records and the Electronic Funds Transfer Act and regulations promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

         The banks are subject to the requirements of the Community Reinvestment Act. The Community Reinvestment Act imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's actual performance in meeting community credit needs is evaluated as part of the examination process, and also are considered in evaluating mergers, acquisitions and applications to open a branch or facility.

Other Safety And Soundness Regulations

         Prompt Corrective Action. The federal banking agencies have broad powers under current federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" or "critically undercapitalized."

         A bank that is "undercapitalized" becomes subject to provisions of the Federal Deposit Insurance Act restricting payment of capital distributions and management fees; requiring the Office of the Comptroller of the Currency to monitor the condition of the bank; requiring submission by the bank of a capital restoration plan; restricting the growth of the bank's assets and requiring prior approval of certain expansion proposals. A bank that is "significantly undercapitalized" is also subject to restrictions on compensation paid to senior management of the bank, and a bank that is "critically undercapitalized" is further subject to restrictions on the activities of the bank and restrictions on payments of subordinated debt of the bank. The purpose of these provisions is to require banks with less than adequate capital to act quickly to restore their capital and to have the Office of the Comptroller of the Currency move promptly to take over banks that are unwilling or unable to take such steps.

         Brokered Deposits. Under current FDIC regulations, "well capitalized" banks may accept brokered deposits without restriction, "adequately capitalized" banks may accept brokered deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates), while "undercapitalized" banks may not accept brokered deposits. The regulations provide that the definitions of "well capitalized", "adequately capitalized" and "undercapitalized" are the same as the definitions adopted by the agencies to implement the prompt corrective action provisions described in the previous paragraph.

Interstate Banking

         Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegel-Neal"), Community Bankshares, Ridgeway Bancshares and any other adequately capitalized bank holding company located in South Carolina can acquire a bank located in any other state, and a bank holding company located outside South Carolina can acquire any South Carolina-based bank, in either case subject to certain deposit percentage and other restrictions. Riegle-Neal also provides that, in any state that has not previously elected to prohibit out-of-state banks from operating interstate branches within its territory, adequately capitalized and managed bank holding companies can consolidate their multistate bank operations into a single bank subsidiary and branch interstate through acquisitions. De novo branching by an out-of-state bank is permitted only if it is expressly permitted by the laws of the host state. The authority of a bank to establish and operate branches within a state will continue to be subject to applicable state branching laws. South Carolina law was amended, effective July 1, 1996, to permit such interstate branching but not de novo branching by an out-of-state bank.

         The Riegel-Neal Act, together with legislation adopted in South Carolina, resulted in a number of South Carolina banks being acquired by large out-of-state bank holding companies. Size gives the larger banks certain advantages in competing for business from larger customers. These advantages include higher lending limits and the ability to offer services in other areas of South Carolina and the region.

Legislative Proposals

         Other proposed legislation which could significantly affect the business of banking has been introduced or may be introduced in Congress from time to time. Neither Community Bankshares nor Ridgeway Bancshares can predict the future course of such legislative proposals or their impact on Community Bankshares or Ridgeway Bancshares should they be adopted.

Recent Legislation

         On November 12, 1999, the President signed the Gramm-Leach-Bliley Act, which makes it easier for affiliations between banks, securities firms and insurance companies to take place. The Act removes Depression-era barriers that had separated banks and securities firms, and seeks to protect the privacy of consumers' financial information. Most of the provisions of the Act require the applicable regulators to adopt regulations in order to implement these provisions, and a significant number of regulations have already been adopted.

         Under provisions of the new legislation, which were effective March 11, 2000, banks, securities firms and insurance companies are able to structure new affiliations through a holding company structure or through a financial subsidiary. The legislation creates a new type of bank holding company called a "financial holding company" which has powers much more extensive than those of standard holding companies. These expanded powers include authority to engage in "financial activities," which are activities that are (1) financial in nature;
(2) incidental to activities that are financial in nature; or (3) complimentary to a financial activity and that do not impose a safety and soundness risk. Significantly, the permitted financial activities for financial holding companies include authority to engage in merchant banking and insurance activities, including insurance portfolio investing. A bank holding company can qualify as a financial holding company and expand the services it offers only if all of its subsidiary depository institutions are well-managed, well-capitalized and have received a rating of "satisfactory" on their last Community Reinvestment Act examination.

         The legislation also creates another new type of entity called a "financial subsidiary." A financial subsidiary may be used by a national bank or a group of national banks to engage in many of the same activities permitted for a financial holding company, though several of these activities, including real estate development or investment, insurance or annuity underwriting, insurance portfolio investing and merchant banking, are reserved for financial holding companies. A bank's investment in a financial subsidiary affects the way in which the bank calculates its regulatory capital, and the assets and liabilities of financial subsidiaries may not be consolidated with those of the bank. The bank must also be certain that its risk management procedures are adequate to protect it from financial and operational risks created both by itself and by any financial subsidiary. Further, the bank must establish policies to maintain the separate corporate identities of the bank and its financial subsidiary and to prevent each from becoming liable for the obligations of the other.

         The Act also establishes the concept of "functional supervision," meaning that similar activities should be regulated by the same regulator. Accordingly, the Act spells out the regulatory authority of the bank regulatory agencies, the Securities and Exchange Commission and state insurance regulators so that each type of activity is supervised by a regulator with corresponding expertise. The Federal Reserve Board is intended to be an umbrella supervisor with the authority to require a bank holding company or financial holding company or any subsidiary of either to file reports as to its financial condition, risk management systems, transactions with depository institution subsidiaries and affiliates, and compliance with any federal law that it has authority to enforce.

         Although the Act reaffirms that states are the regulators for insurance activities of all persons, including federally-chartered banks, the Act prohibits states from preventing depository institutions and their affiliates from conducting insurance activities.

         The Act also establishes a minimum federal standard of privacy to protect the confidentiality of a consumer's personal financial information and gives the consumer the power to choose how personal financial information may be used by financial institutions.

         Community Bankshares anticipates that the Act and the regulations adopted pursuant to the Act will be likely to create new opportunities for it to offer expanded services to customers in the future, though Community Bankshares has not yet determined what the nature of the expanded services might be or when Community Bankshares might find it feasible to offer them. Community Bankshares further expects that the Act will increase competition from larger financial institutions that are currently more capable than Community Bankshares of taking advantage of the opportunity to provide a broader range of services. However, Community Bankshares continues to believe that its commitment to providing high quality, personalized service to customers will permit it to remain competitive in its market area.

Fiscal And Monetary Policy

         Banking is a business which depends to a large extent on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of Community Bankshares are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open-market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits. The nature and timing of any changes in such policies and their impact on Community Bankshares cannot be predicted.

                DESCRIPTION OF COMMUNITY BANKSHARES COMMON STOCK

         Community Bankshares is authorized to issue 12,000,000 shares of Community Bankshares common stock. At September 30, 2001, there were 3,204,220 shares of Community Bankshares common stock issued and outstanding. No other class of stock is authorized.

         Community Bankshares' common stock has unlimited voting rights and is entitled to receive the net assets of Community Bankshares upon dissolution. All shares of common stock, upon issuance and receipt of the consideration for their issuance, will be fully paid and nonassessable. None of the shares issued or proposed to be issued pursuant to this offering is convertible, has any redemption rights or is entitled to any sinking fund.

         Holders of Community Bankshares common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. The ability of Community Bankshares to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At September 30, 2001, under such requirements and guidelines, Community Bankshares' subsidiary institutions had $4.8 million of undivided profits legally available for the payment of dividends. See "Supervision and Regulation-Payment of Dividends."

         For a further description of Community Bankshares common stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

                              SHAREHOLDER PROPOSALS

         Community Bankshares expects to hold its next annual meeting of shareholders after the merger during May 2002. Under SEC rules, proposals of Community Bankshares shareholders intended to be presented at that meeting must have been received by Community Bankshares at its principal executive offices, 791 Broughton Street, Orangeburg, South Carolina 29115, Attention: William W. Traynham, President, by December 3, 2001, for consideration by Community Bankshares for possible inclusion in such proxy statement. If any shareholder proposal is not received by Community Bankshares by February 16, 2002, proxies solicited by management of Community Bankshares will be voted on the proposal in the discretion of the designated proxy agents.

                           FORWARD LOOKING STATEMENTS

         This Proxy Statement/Prospectus and documents incorporated in it may include forward looking statements which reflect Community Bankshares' or Ridgeway Bancshares' current views with respect to future events and financial performance. Such forward looking statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Some factors are specific to Community Bankshares and Ridgeway Bancshares, including:

     o The cost and other effects of material contingencies, including litigation contingencies and other contingencies related to acquired operations.

     o Community Bankshares' ability to expand into new markets and to maintain profit margins in the face of pricing pressures.

     o The ability of Community Bankshares to achieve the earnings expectations related to the acquired operations of recently-completed and pending acquisitions, which in turn depends on a variety of factors, including

     o    The ability of Community  Bankshares to achieve the  anticipated  cost
          savings  and  revenue   enhancements  with  respect  to  the  acquired
          operations.

     o The assimilation of the acquired operations with Community Bankshares' corporate culture, including the ability to instill Community Bankshares' credit practices and efficient approach to the acquired operations.

     o The continued growth of the acquired entities' markets consistent with recent historical experience.

Other factors which may affect Community Bankshares or Ridgeway Bancshares apply to the financial services industry more generally, including:

     o Possible changes in economic and business conditions that may affect the prevailing interest rates, the prevailing rates of inflation, or the amount of growth, stagnation, or recession in the global, U.S., and southeastern U.S. economies, the value of investments, collectibility of loans, and the profitability of business entities.

     o    Possible   changes  in  monetary  and  fiscal   policies,   laws,  and
          regulations, and other activities of governments, agencies, and similar organizations.

     o The effects of easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, and attendant changes in patterns and effects of competition in the financial services industry.

         The words "believe", "expect", "anticipate", "project", and similar expressions signify forward looking statements. Readers are cautioned not to place undue reliance on any forward looking statements made by or on behalf of Community Bankshares. Any such statement speaks only as of the date the statement was made. Community Bankshares undertakes no obligation to update or revise any forward looking statements.

                                     EXPERTS

         The consolidated financial statements of Community Bankshares December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this Proxy Statement/Prospectus, have been audited by J.
W. Hunt & Company, L.L.P., independent auditors, as set forth in their report thereon which is included herein. The financial statements audited by J. W. Hunt & Company, L.L.P., have been included in reliance on their report given on their authority as experts in accounting and auditing.

         The consolidated financial statements of Ridgeway Bancshares, included with this Proxy Statement/Prospectus, have been audited by Tourville, Simpson & Caskey, LLP., independent auditors, for the periods indicated in their report thereon which is included herein. The financial statements audited by Tourville, Simpson & Caskey, LLP have been included in reliance on their report given on their authority as experts in accounting and auditing.

                                    OPINIONS

         The legality of the shares of Community Bankshares common stock to be issued in the merger will be passed upon by Haynsworth Sinkler Boyd, P.A., Columbia South Carolina. Certain tax consequences of the transaction have also been passed upon by Haynsworth Sinkler Boyd, P.A.

                       WHERE YOU CAN FIND MORE INFORMATION

         Community Bankshares files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Community Bankshares files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference rooms. These filings are also available at the Internet world wide web site maintained by the SEC at "http://www.sec.gov."

         Community Bankshares filed a Registration Statement on Form S-4 (the "Registration Statement") to register with the SEC the Community Bankshares common stock to be issued to Ridgeway Bancshares shareholders in the merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Community Bankshares. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in Community Bankshares' registration statement or the exhibits to that registration statement.

         Community   Bankshares  has  supplied  all  information   contained  or
incorporated by reference in this Proxy Statement/Prospectus relating to Community Bankshares, and Ridgeway Bancshares has supplied all such information relating to Ridgeway Bancshares.

         You should rely only on the information contained in this Proxy Statement/Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated March 4, 2002. You should not assume that the information contained in this Proxy Statement/Prospectus is accurate as of any date other than that date. Neither the mailing of this Proxy Statement/Prospectus to shareholders nor the issuance of Community Bankshares common stock in the merger creates any implication to the contrary. There may be changes in the affairs of Community Bankshares or Ridgeway Bancshares since the date of this Proxy Statement/Prospectus which are not reflected in this document.

         We have not authorized anyone to give any information or make any representation about the merger or Community Bankshares or Ridgeway Bancshares that differs from, or adds to, the information in this Proxy Statement/Prospectus or in Community Bankshares' documents that are publicly filed with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

         If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or to ask for offers to exchange or buy, the securities offered by this Proxy Statement/Prospectus or to ask for proxies, or if you are a person to whom it is unlawful to direct such activities, then the offer presented by this Proxy Statement/Prospectus does not extend to you.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                       AND PRO FORMA FINANCIAL INFORMATION

CONSOLIDATED FINANCIAL STATEMENTS                                                                                              Page
                                                                                                                               ----
      Ridgeway Bancshares, Inc.:
      Report of Independent Accountants.........................................................................................F-2
      Consolidated Balance Sheets as of December 31, 2000 and 1999 (audited)....................................................F-3
      Consolidated Statements of Operations for the Years ended December 31, 2000, 1999 and 1998 (audited)......................F-4
      Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income for the Years
        ended December 31, 2000, 1999 and 1998 (audited)........................................................................F-5
      Consolidated Statements of Cash Flows for the Years ended December 31, 2000, 1999 and 1998 (audited)......................F-6
      Notes to Consolidated Financial Statements..............................................................................F-7-21

      Condensed Consolidated Balance Sheets as of September 30, 2001 and December 31, 2000 (unaudited)..........................F-22
      Condensed Consolidated Statements of Operations for the Three Months and Nine Months
        ended September 30, 2001 and 2000 (unaudited) ..........................................................................F-23
      Condensed Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income
        for the Nine Months ended September 30, 2001 and 2000 (unaudited) ......................................................F-24
      Condensed Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2001 and 2000 (unaudited).........F-25
      Notes to Condensed Consolidated Financial Statements (unaudited).......................................................F-26-27

      Community Bankshares, Inc.:

      Independent Auditors' Report..............................................................................................F-28
      Consolidated Balance Sheets as of December 31, 2000 and 1999 (audited)....................................................F-29
      Consolidated Statements of Income for the Years ended December 31, 2000, 1999 and 1998  (audited)......................F-30-31
      Consolidated Statements of Changes in Shareholders' Equity for the Years
        ended December 31, 2000, 1999 and 1998 (audited) ....................................................................F-32-33
      Consolidated Statements of Cash Flows for the Years ended December 31, 2000, 1999 and 1998 (audited)...................F-34-35
      Notes to Consolidated Financial Statements.............................................................................F-36-65

      Consolidated Balance Sheets as of September 30, 2001 and December 31, 2000 (unaudited)....................................F-66
      Consolidated Statements of Income for the Three Months and Nine Months
        ended September 30, 2001 and 2000 (unaudited) ..........................................................................F-67
      Consolidated Statements of Changes in Shareholders' Equity for the Nine Months
        ended September 30, 2001 and 2000 (unaudited) ..........................................................................F-68
      Consolidated Statements of Cash Flows for the Nine Months ended September 30, 2001 and 2000 (unaudited)...................F-69
      Notes to Unaudited Consolidated Financial Statements......................................................................F-70

      PRO FORMA FINANCIAL INFORMATION
      Community Bankshares, Inc:

      Pro Forma Combined Condensed Financial Statements.........................................................................F-71
      Pro Forma Combined Condensed Balance Sheet as of September 30, 2001.......................................................F-72
      Pro Forma Combined Condensed Statement of Income for the Nine Months ended September 30, 2001.............................F-73
      Pro Forma Combined Condensed Statement of Income for the Year ended December 31, 2000.....................................F-73

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226
WILLIAM E. TOURVILLE, CPA                                   MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                             PRIVATE COMPANIES
R. JASON CASKEY, CPA                                           PRACTICE SECTIONS

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
DAVID J. WATKINS II, CPA




                        REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Ridgeway Bancshares, Inc.
Ridgeway, South Carolina


We have audited the accompanying consolidated balance sheets of Ridgeway Bancshares, Inc. and its subsidiary as of December 31, 2000 and 1999 and the related statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ridgeway Bancshares, Inc. and its subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with generally accepted accounting principles.




Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
January 11, 2001


                                             Tourville, Simpson & Caskey, L.L.P.

                           RIDGEWAY BANCSHARES, INC.

                           Consolidated Balance Sheets
                           December 31, 2000 and 1999

                                                                                                    2000                    1999
                                                                                                    ----                    ----
Assets
Cash and cash equivalents:
Cash and due from banks ............................................................           $  2,938,982            $  2,786,891
Federal funds sold and securities purchased under agreements
 to resell .........................................................................              5,960,000                 300,000
                                                                                               ------------            ------------
Total cash and cash equivalents ....................................................              8,898,982               3,086,891

Time deposits with other banks .....................................................                137,000                 130,000

Investment securities:
Securities available-for-sale ......................................................              7,559,684               9,663,001
Securities held-to-maturity (market value of $16,220,805 in 2000 ...................             16,116,759              16,095,443
 and $15,976,538 in 1999)
Nonmarketable equity securities ....................................................                 63,648                  63,648
                                                                                               ------------            ------------
Total investment securities ........................................................             23,740,091              25,822,092

Loans receivable: ..................................................................             39,804,725              33,723,521
Less allowance for loan losses .....................................................                387,529                 334,209
                                                                                               ------------            ------------
Loans, net .........................................................................             39,417,196              33,389,312
Premises and equipment, net ........................................................                773,165                 834,424
Accrued interest receivable ........................................................                601,553                 571,218
Other assets .......................................................................                573,394                 621,067
                                                                                               ------------            ------------

Total assets .......................................................................           $ 74,141,381            $ 64,455,004
                                                                                               ============            ============

Liabilities
 Deposits:
Non-interest bearing demand deposits ...............................................           $  9,839,029            $  9,552,518
Interest bearing demand deposits ...................................................              9,211,538               8,414,369
Money market accounts ..............................................................             10,161,177               7,171,753
Savings ............................................................................              7,621,758               6,772,620
Certificates of deposit of $100,000 and over .......................................              6,864,350               4,194,809
Certificates of deposit of under $100,000 ..........................................             19,992,563              18,865,577
                                                                                               ------------            ------------
Total deposits .....................................................................             63,690,415              54,971,646
Accrued interest payable ...........................................................                171,663                 163,368
Federal funds purchased ............................................................                      -                 390,000
Securities sold under agreements to repurchase .....................................              2,418,501               1,812,270
Other liabilities ..................................................................                 20,320                  90,183
                                                                                               ------------            ------------
Total liabilities ..................................................................             66,300,899              57,427,467
                                                                                               ------------            ------------

Shareholders' Equity
Common stock, no par value; 100,000 shares authorized; .............................              2,200,000               2,200,000
 40,000 shares issued and outstanding
Accumulated other comprehensive income (loss) ......................................                (18,413)                (82,640)
Retained earnings ..................................................................              5,658,895               4,910,177
                                                                                               ------------            ------------
Total shareholders' equity .........................................................              7,840,482               7,027,537
                                                                                               ------------            ------------

Total liabilities and shareholders' equity .........................................           $ 74,141,381            $ 64,455,004
                                                                                               ============            ============

The accompanying notes are an integral part of the consolidated financial statements.

                                             Tourville, Simpson & Caskey, L.L.P.

                           RIDGEWAY BANCSHARES, INC.

                      Consolidated Statements of Operations
              For the Years Ended December 31, 2000, 1999, and 1998

                                                                                      2000               1999                1998
                                                                                      ----               ----                ----
Interest income:
Loans, including fees ..................................................          $3,410,292          $2,941,423          $2,895,415
Investment securities:
Taxable ................................................................             912,003             919,085             776,608
Tax-exempt .............................................................             437,632             444,786             411,670
Nonmarketable equity securities ........................................               3,609               4,631               2,800
Federal funds sold and securities purchased ............................             218,083             210,617             270,948
 under agreements to resell
Time deposits with other banks .........................................               8,241               6,713               7,562
                                                                                  ----------          ----------          ----------
 Total .................................................................           4,989,860           4,527,255           4,365,003
                                                                                  ----------          ----------          ----------

Interest expense:
Deposits ...............................................................           1,882,089           1,658,883           1,683,687
Federal funds purchased and securities sold
 under agreement to repurchase ............ ............................             161,356              85,262              64,245
                                                                                  ----------          ----------          ----------
 Total .................................................................           2,043,445           1,744,145           1,747,932
                                                                                  ----------          ----------          ----------

Net interest income ....................................................           2,946,415           2,783,110           2,617,071

Provision for loan losses ..............................................              75,000              60,000              54,000
                                                                                  ----------          ----------          ----------

Net interest income after provision for loan losses ....................           2,871,415           2,723,110           2,563,071
                                                                                  ----------          ----------          ----------

Other operating income
Service charges on deposit accounts ....................................             480,961             406,495             408,138
Other service charges and fees .........................................             161,589             125,461              91,615
Other income ...........................................................              28,824              31,048              50,308
                                                                                  ----------          ----------          ----------
 Total .................................................................             671,374             563,004             550,061
                                                                                  ----------          ----------          ----------

Other operating expenses
Salaries and benefits ..................................................           1,172,132           1,082,389           1,084,260
Net occupancy and equipment expense ....................................             220,604             196,691             161,828
Other operating expense ................................................             745,510             637,540             571,050
                                                                                  ----------          ----------          ----------
 Total .................................................................           2,138,246           1,916,620           1,817,138
                                                                                  ----------          ----------          ----------

Income before income taxes .............................................           1,404,543           1,369,494           1,295,994

Income tax expense .....................................................             375,825             359,800             251,698
                                                                                  ----------          ----------          ----------

Net income .............................................................          $1,028,718          $1,009,694          $1,044,296
                                                                                  ==========          ==========          ==========

Earnings per share
 Weighted average common shares outstanding ............................              40,000              40,000              40,000
 Net income ............................................................          $    25.72          $    25.24          $    26.10


The accompanying notes are an integral part of the consolidated financial statements.

                                             Tourville, Simpson & Caskey, L.L.P.

                           RIDGEWAY BANCSHARES, INC.

           Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income For the Years Ended December 31, 2000, 1999, and 1998

                                                                                  Accumulated
                                                     Common Stock                   Other
                                                     ------------                Comprehensive        Retained
                                               Shares           Amount            Income(Loss)        Earnings              Total
                                               ------           ------            ------------        --------              -----

Balance, December 31, 1997 ............        40,000          2,200,000             31,126           3,336,187           5,567,313

Net income ............................                                                               1,044,296           1,044,296

Other comprehensive income ............                                              25,748                                  25,748
                                                                                                                        -----------
  Comprehensive income ................                                                                                   1,070,044
                                                                                                                        -----------
Cash dividends declared
 -$5.70 per share .....................                                                                (228,000)           (228,000)
                                               ------        -----------        -----------           ---------         -----------

Balance, December 31, 1998 ............        40,000          2,200,000             56,874           4,152,483           6,409,357

Net income ............................                                                               1,009,694           1,009,694

Other comprehensive income ............                                            (139,514)                               (139,514)
                                                                                                                        -----------
  Comprehensive income ................                                                                                     870,180
                                                                                                                        -----------
Cash dividends declared ...............                                                                (252,000)           (252,000)
 -$6.30 per share
                                               ------        -----------        -----------           ---------         -----------

Balance, December 31, 1999 ............        40,000          2,200,000            (82,640)          4,910,177           7,027,537

Net income ............................                                                               1,028,718           1,028,718

Other comprehensive income ............                                              64,227                                  64,227
                                                                                                                        -----------
  Comprehensive income ................                                                                                   1,092,945
                                                                                                                        -----------

Cash dividends declared
 -$7.00 per share .....................                                                                (280,000)           (280,000)
                                               ------        -----------        -----------           ---------         -----------

Balance, December 31, 2000 ............        40,000        $ 2,200,000        $   (18,413)          $ 5,658,8         $ 7,840,482
                                               ======        ===========        ===========           =========         ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                             Tourville, Simpson & Caskey, L.L.P.

                           RIDGEWAY BANCSHARES, INC.


                      Consolidated Statements of Cash Flows
              For the Years Ended December 31, 2000, 1999, and 1998

                                                                                    2000                1999                1998
                                                                                    ----                ----                ----
Cash flows from operating activities:
  Net income ...........................................................        $ 1,028,718         $ 1,009,694         $ 1,044,296
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation .......................................................             87,785              73,366              64,078
    Provision for possible loan losses .................................             75,000              60,000              54,000
    Premium amortization less accretion ................................              1,135                (512)            (23,867)
    Deferred income tax provision (benefit) ............................            (25,969)            (36,680)            (92,501)
    Amortization of intangible assets ..................................             42,000              50,524              62,457
    (Increase) decrease in accrued interest receivable .................            (30,335)           (115,688)              6,188
    (Increase) decrease in other assets ................................             (6,079)             33,154              42,558
    Increase (decrease) in accrued interest payable ....................              8,295               1,800             (17,195)
    Increase (decrease) in other liabilities ...........................            (69,863)             46,695             (51,606)
                                                                                -----------         -----------         -----------
      Net cash provided by operating activities ........................          1,110,687           1,122,353           1,088,408
                                                                                -----------         -----------         -----------

Cash flows from investing activities:
  Proceeds from maturities of securities available-for-sale ............          2,700,000           3,100,000           4,300,000
  Purchases of securities available-for-sale ...........................           (490,313)         (2,999,817)         (7,499,688)
  Proceeds from maturities of securities held-to-maturity ..............          2,195,137           2,083,015           3,553,998
  Purchases of securities held-to-maturity .............................         (2,222,010)         (6,207,114)         (1,508,741)
  Net increase in loans to customers ...................................         (6,102,884)         (3,237,668)         (1,232,643)
  Purchase of premises and equipment ...................................            (26,526)           (229,777)            (61,771)
  Net increase in time deposits with other banks .......................             (7,000)                  -             (10,000)
                                                                                -----------         -----------         -----------
      Net cash used by investing activities ............................         (3,953,596)         (7,491,361)         (2,458,845)
                                                                                -----------         -----------         -----------

Cash flows from financing activities:
  Net increase in demand and savings deposits ..........................          4,922,242             711,851           3,179,417
  Net increase (decrease) in certificates of deposit ...................          3,796,527            (196,707)          2,574,712
  Net increase (decrease) in federal funds purchased and ...............            216,231             837,669            (129,800)
   securities sold under repurchase agreements
  Cash dividends paid ..................................................           (280,000)           (252,000)           (228,000)
                                                                                -----------         -----------         -----------
      Net cash provided by financing activities ........................          8,655,000           1,100,813           5,396,329
                                                                                -----------         -----------         -----------

Net increase (decrease) in cash and cash equivalents ...................          5,812,091          (5,268,195)          4,025,892

Cash and cash equivalents, beginning of period .........................          3,086,891           8,355,086           4,329,194
                                                                                -----------         -----------         -----------

Cash and cash equivalents, end of period ...............................        $ 8,898,982         $ 3,086,891         $ 8,355,086
                                                                                ===========         ===========         ===========


The accompanying notes are an integral part of the consolidated financial statements.

                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation - The accompanying consolidated financial statements include the accounts of Ridgeway Bancshares, Inc. (the Company), its wholly-owned subsidiary, Bank of Ridgeway (the Bank), and the Bank's wholly-owned subsidiary, Ridgeway Insurance Agency (the Agency). The Bank provides commercial banking services to domestic markets principally in northern Richland County and in Fairfield County, South Carolina. The Agency has been in a dormant status for the past several years. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

The accounting and reporting policies of the Bank reflect industry practices and conform to generally accepted accounting principles in all material respects. All significant intercompany accounts and transactions have been eliminated.

Management's Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowances for losses on loans and foreclosed real estate may change in the near term.

Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located within Fairfield and Richland Counties in South Carolina. Note 4 discusses the types of securities that the Company invests in. Note 5 discusses the types of lending that the Company engages in. The Company does not have any significant concentrations to any one industry or customer.

Investment Securities Held to Maturity - Investment securities held to maturity are stated at cost, adjusted for amortization of premium and accretion of discount computed by the straight-line method. The Bank has the ability and management has the intent to hold designated investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security.

Investment Securities Available-for-Sale - Investment securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities - Nonmarketable equity securities include the Bank's investments in the stock of Community Financial Services. The stock is carried at cost because it has no quoted market value and no ready market exists. Dividends received from the investment is included as a separate component in interest income.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Loans - Interest income on loans is computed based upon the unpaid principal balance. Interest income is recorded in the period earned.

The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest. Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and the Bank's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2000, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans, which are deemed to be uncollectible, are charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed primarily by the declining-balance method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 30 years; furniture and equipment - 5 to 15 years. The cost of assets sold or otherwise disposed of, and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred, and the costs of major renewals and improvements are capitalized.

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure and loans accounted for as in substance foreclosures. Collateral is considered foreclosed in substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or estimated fair value.

Any write-downs at the dates of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent write-downs and gains and losses on disposal are included in other expenses.

Intangible Assets - Intangible assets consist of core deposit premiums resulting from the acquisition of the Blythewood branch. The core deposit premiums are being amortized over fifteen years using the straight-line method.

Income and Expense Recognition - The accrual method of accounting is used for all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Retirement Benefits - The Bank sponsors a trusteed non-contributory defined benefit pension plan covering employees who have completed at least 1,000 hours of service within one year and have attained age twenty-one. The funding policy for this plan is to contribute annually an amount between the minimum funding amount required by ERISA and the maximum tax-deductible contribution. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. See Note 13.

A trusteed retirement savings plan is sponsored by the Bank, which provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation. At its discretion, the Bank can make matching contributions up to 100% of the participants' contributions. Expenses charged to earnings for the retirement savings plan were approximately $18,536, $16,853, and $15,967 in 2000, 1999, and 1998, respectively.

Income taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses.

Earnings Per Share - Earnings per share is calculated by dividing earnings by the weighted average number of common shares outstanding during the year.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                                                                Year Ended December 31,
                                                                                                -----------------------
                                                                                       2000              1999                1998
                                                                                       ----              ----                ----

Unrealized holding gains (losses) on available-for-sale
 securities ...............................................................         $ 101,948          $(221,451)         $  38,399
Reclassification adjustment for (gains) losses realized
 in net income ............................................................                 -                  -                  -
                                                                                    ---------          ---------          ---------

Net unrealized gains (losses) on securities ...............................           101,948           (221,451)            38,399

Tax effect ................................................................           (37,721)            81,937            (12,651)
                                                                                    ---------          ---------          ---------

Net-of-tax amount .........................................................         $  64,227          $(139,514)         $  25,748
                                                                                    =========          =========          =========




                                             Tourville, Simpson & Caskey, L.L.P.

                             RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Statement of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks, federal funds sold, and securities purchased under agreements to resell.

During 2000,  1999,  and 1998,  the Company  paid  $2,035,150,  $1,742,345,  and
$1,765,127 respectively, for interest. Cash paid for income taxes was $442,944, $371,310, and $352,079 in 2000, 1999, and 1998, respectively.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered non-cash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent  Accounting  Pronouncements  - In June 1998,  the FASB  issued  Statement
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 1999 and 1998 were reclassified to conform with the 2000 presentation.


NOTE 2 - MERGER WITH RHBT FINANCIAL CORPORATION

On June 28, 2000, the Company announced that it signed a letter of intent to merge with RHBT Financial Corporation, a bank holding company headquartered in Rock Hill, South Carolina. As of the date of this report no definitive agreement has been reached.


NOTE 3 - CASH AND DUE FROM BANKS

The Bank is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amount of the cash reserve balances at December 31, 2000 were approximately $546,000.



                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 4 - INVESTMENT SECURITIES

The amortized cost and estimated market values of securities available-for sale at December 31, 2000 and 1999 were:

                                                                                             Gross Unrealized             Estimated
                                                                         Amortized           ----------------               Market
                                                                           Cost            Gains          Losses            Value
                                                                           ----            -----          ------            -----
December 31, 2000:
 U.S. Treasuries ...............................................       $1,498,005       $    1,483       $    2,613       $1,496,875
 U.S. Government agencies and corporations .....................        5,990,905            5,256           36,048        5,960,113
 Obligations of state and political subdivisions ...............          100,000            2,696                -          102,696
                                                                       ----------       ----------       ----------       ----------

     Total securities ..........................................       $7,588,910       $    9,435       $   38,661       $7,559,684
                                                                       ==========       ==========       ==========       ==========

December 31, 1999:
 U.S. Treasuries ...............................................       $2,695,467       $    2,790       $    9,288       $2,688,969
 U.S. Government agencies and corporations .....................        6,998,708            1,084          127,079        6,872,713
 Obligations of state and political subdivisions ...............          100,000            1,319                -          101,319
                                                                       ----------       ----------       ----------       ----------

     Total securities ..........................................       $9,794,175       $    5,193       $  136,367       $9,663,001
                                                                       ==========       ==========       ==========       ==========


The amortized cost and estimated market value of securities held to maturity at December 31, 2000 and 1999 were:

                                                                                             Gross Unrealized             Estimated
                                                                         Amortized           ----------------               Market
                                                                           Cost            Gains          Losses            Value
                                                                           ----            -----          ------            -----
December 31, 2000
 U.S. Government agencies & corporations ...................       $ 7,098,958       $     7,573       $    26,734       $ 7,079,797
 Obligations of state and political subdivisions ...........         9,017,801           140,116            16,909         9,141,008
                                                                   -----------       -----------       -----------       -----------

     Total securities ......................................       $16,116,759       $   147,689       $    43,643       $16,220,805
                                                                   ===========       ===========       ===========       ===========

December 31, 1999:
 U.S. Government agencies & corporations ...................       $ 6,701,888       $    21,198       $    99,537       $ 6,623,549
 Obligations of state and political subdivisions ...........         9,393,555            71,067           111,633         9,352,989
                                                                   -----------       -----------       -----------       -----------

     Total securities ......................................       $16,095,443       $    92,265       $   211,170       $15,976,538
                                                                   ===========       ===========       ===========       ===========


There were no sales of investment securities during 2000 or 1999.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 4 - INVESTMENT SECURITIES - continued

The amortized cost and estimated market value of investment securities at December 31, 2000 based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

                                                                2000
                                                                ----
                                                                       Estimated
                                                       Amortized        Market
                                                         Cost           Value
                                                         ----           -----
Due within one year ............................     $ 7,283,481     $ 7,268,757
Due after one year but within five years .......      11,990,945      12,021,818
Due after five years but within ten years ......       4,344,567       4,400,111
Due after ten years ............................          86,676          89,803
                                                     -----------     -----------

Total ..........................................     $23,705,669     $23,780,489
                                                     ===========     ===========

At December 31, 2000 and 1999 investment securities with a book value of $8,543,148 and $6,398,452 and a market value of $8,523,642 and $6,349,184, respectively, were pledged as collateral to secure public deposits and for other purposes.


NOTE 5 - LOANS

Loans consisted of the following:

                                                              December 31,
                                                              ------------
                                                        2000              1999
                                                        ----              ----
Real estate ................................       $23,602,492       $18,237,180
Home equity ................................         2,420,481         2,305,281
Commercial and industrial loans ............         5,045,202         4,715,796
Consumer ...................................         8,019,601         7,914,307
All other loans ............................           716,949           550,957
                                                   -----------       -----------

                                                   $39,804,725       $33,723,521

As of December 31, 2000 and 1999, management had placed loans totaling $225,340 and $18,586 in nonaccrual status because the loans were not performing as originally contracted. Loans ninety days or more past due and still accruing interest were $355,233 and $102,886 at December 31, 2000 and 1999 respectively. No impairment has been recognized because management has determined that the discounted value of expected proceeds from the sale of collateral, typically real estate, exceeds the carrying amount of these loans.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 5 - LOANS - continued

Transactions in the allowance for loan losses are summarized below:

                                           2000            1999           1998
                                           ----            ----           ----

Balance, January 1 ................     $ 334,209      $ 304,837      $ 286,689
Provision charged to expense ......        75,000         60,000         54,000
Charge-offs .......................       (44,871)       (47,445)       (45,882)
Recoveries ........................        23,191         16,817         10,030
                                        ---------      ---------      ---------

Balance, December 31 ..............     $ 387,529      $ 334,209      $ 304,837
                                        =========      =========      =========

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial position. The contractual or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party.

Collateral  held for  commitments to extend credit and standby letters of credit
varies  but  may  include  accounts  receivable,   inventory,  property,  plant,
equipment, and income-producing commercial properties.

The  following  table  summarizes  the  Company's   off-balance-sheet  financial
instruments whose contractual amounts represent credit risk at December 31, 2000 and 1999:

                                                        2000             1999
                                                        ----             ----

Commitments to extend credit ...............        $5,417,598        $3,992,000
Standby letters of credit ..................           273,000           358,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2000, the Bank was not committed to lend additional funds to borrowers having loans in nonaccrual status.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                              December 31,
                                                              ------------
                                                         2000             1999
                                                         ----             ----

Land .......................................        $  145,185        $  145,185
Buildings and improvements .................           943,823           943,823
Furniture and equipment ....................           632,497           605,971
                                                    ----------        ----------
                                                     1,721,505         1,694,979
Less, accumulated depreciation .............           948,340           860,555
                                                    ----------        ----------

                                                    $  773,165        $  834,424
                                                    ==========        ==========


NOTE 7 - DEPOSITS

At December 31, 2000, the scheduled maturities of time deposits are as follows:

                     2001                         $24,444,493
                     2002                           2,040,614
                     2003                             114,857
                     2004                             240,112
                     2005 and thereafter               16,837
                                                  -----------

                                                  $26,856,913
                                                  ===========

Overdrawn deposit accounts in the amount of $35,638 are classified as loans as of December 31, 2000.


NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings payable at December 31, 2000 and 1999 consist of federal funds purchased and securities sold under agreements to repurchase which generally mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                         2000           1999
                                                         ----           ----

Average balance during the year ................     $2,894,137      $1,943,398
Average interest rate during the year ..........           5.48%           4.38%
Maximum month-end balance during the year ......     $4,663,044      $2,373,711

Under the terms of the repurchase agreement, the Bank sells an interest in securities issued by United States Government Agencies, and the Bank agrees to repurchase the same securities the following business day. The securities sold under these agreements are the identical securities on the Bank's balance sheet captioned as securities purchased under agreements to resell. As of December 31, 2000, the par value and market value of the securities held by the third-party for the underlying agreements were $2,435,000 and $2,435,688, respectively.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 9 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and stockholders of the Bank, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Bank. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $844,208 and $500,413 at December 31, 2000 and 1999, respectively.


NOTE 10 - UNUSED LINES OF CREDIT

As of December 31, 2000, the Company had unused lines of credit to purchase federal funds from other financial institutions totaling $5,000,000. These lines of credit are available on a one to seven day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines.


NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company was not involved as defendant in any litigation at December 31, 2000. Management and legal counsel are not aware of any pending or threatened litigation, or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.


NOTE 12 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to Ridgeway Bancshares, Inc. are payable only from the undivided profits of the Bank. At December 31, 2000, the Bank's undivided profits were $5,645,441. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.


NOTE 13 - EMPLOYEE BENEFITS

The Bank has a contributory defined benefit pension plan, which covers substantially all employees. Employees covered under the plan are eligible to participate after attainment of age 21 and completion of at least 1,000 hours of service, and pension benefits are based on salary and years of service. All employees are fully vested in the plan after 7 years of service. The actuarially determined pension benefits are based on the aggregate method. The Bank's funding policy provides that payments to the plan shall be consistent with minimum government funding regulations plus additional amounts, which may be approved by the Bank from time to time.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 13 - EMPLOYEE BENEFITS - continued

Plan assets are stated at fair value and consist primarily of interest-bearing certificates of deposit and U.S. Governments bonds. The table of actuarially computed benefit obligations and net assets of the plan at December 31, 2000 and 1999 is presented below:

                                                            2000         1999
                                                            ----         ----

Benefit obligation ...................................   $ 687,651    $ 659,915
Fair Value of plan assets ............................     641,693      646,383
                                                         ---------    ---------

Funded status ........................................   $ (45,958)   $ (13,532)
                                                         =========    =========

Prepaid (unfunded) benefit cost recognized in the
 statement of financial position .....................   $    (486)   $     537
                                                         =========    =========

The weighted-average assumptions for 2000 and 1999 are as follows:

                                                            2000           1999
                                                            ----           ----
Discount rate .................................             7.25%          6.75%
Expected return on plan assets ................             7.25%          6.75%
Rate of compensation increase .................             5.00%          5.00%

Benefit cost ..................................       $   59,023        $64,121
Employer contribution .........................           58,000         63,982
Plan participants' contributions ..............                -          2,368
Benefits paid .................................              476          5,484


NOTE 14 - OTHER EXPENSES

Other expenses for the years ended December 31, 2000, 1999, and 1998 are summarized as follows:

                                              2000           1999         1998
                                              ----           ----         ----
Stationery and printing ..............      $ 59,406      $ 58,258      $ 64,740
Postage and freight ..................        55,881        58,638        54,103
Data processing services .............       194,377       148,930       109,062
Intangible costs .....................        42,000        50,524        62,457
Merger expenses ......................        74,600             -             -
Other ................................       319,246       321,190       280,688
                                            --------      --------      --------

    Total ............................      $745,510      $637,540      $571,050
                                            ========      ========      ========


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 15 - INCOME TAXES

Income tax expense included in the statement of operations for the years ended December 31, 2000, 1999, and 1998 are summarized as follows:

                                                                                 2000                   1999                 1998
                                                                                 ----                   ----                 ----

Currently payable:
  Federal ........................................................            $ 353,346             $ 348,060             $ 300,958
  State ..........................................................               48,448                48,420                43,241
                                                                              ---------             ---------             ---------
                                                                                401,794               396,480               344,199
                                                                              ---------             ---------             ---------
Deferred:
  Federal ........................................................               10,804              (107,687)              (69,091)
  State ..........................................................                  948               (10,930)              (10,759)
                                                                              ---------             ---------             ---------
                                                                                 11,752              (118,617)              (79,850)
                                                                              ---------             ---------             ---------

                                                                              $ 413,546             $ 277,863             $ 264,349
                                                                              =========             =========             =========
Income tax expense is allocated as follows:
  To continuing operations .......................................            $ 375,825             $ 359,800             $ 251,698
  To shareholders' equity ........................................               37,721               (81,937)               12,651
                                                                              ---------             ---------             ---------

                                                                              $ 413,546             $ 277,863             $ 264,349
                                                                              =========             =========             =========

Net deferred income taxes of $164,863 and $176,615 were included in other assets at December 31, 2000 and 1999, respectively. Deferred income taxes result from temporary differences in the recognition of certain items of income and expense for tax and financial reporting purposes.

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2000, 1999 and 1998 are as follows:

                                                                                    2000                  1999                1998
                                                                                    ----                  ----                ----
Deferred tax assets:
  Allowance for loan losses .........................................             $149,199             $128,670             $117,362
  Available-for-sale securities .....................................               10,814               48,535                    -
  Organizational expense ............................................                8,281               10,219                    -
  Other .............................................................                  187                    -                    -
                                                                                  --------             --------             --------
    Total deferred tax assets .......................................              168,481              187,424              117,362
                                                                                  --------             --------             --------

Deferred tax liabilities:
  Accumulated accretion and amortization ............................                3,618               10,603               25,701
   on investment securities
  Available-for-sale securities .....................................                    -                    -               33,402
  Other .............................................................                    -                  206                  261
                                                                                  --------             --------             --------
    Total deferred tax liabilities ..................................                3,618               10,809               59,364
                                                                                  --------             --------             --------

    Net deferred tax asset ..........................................             $164,863             $176,615             $ 57,998
                                                                                  ========             ========             ========


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 15 - INCOME TAXES - continued

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2000 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense for the years ended December 31, 2000, 1999, and 1998 and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

                                                                                     2000                1999                1998
                                                                                     ----                ----                ----

Tax expense at statutory rate ..........................................          $ 477,545           $ 465,628           $ 440,638
State income tax, net of Federal income tax effect .....................             32,601              27,671              14,270
Tax exempt interest income .............................................           (155,113)           (154,188)           (139,968)
Disallowed interest expense ............................................             21,659              18,075              17,195
Other, net .............................................................               (867)              2,614             (80,437)
                                                                                  ---------           ---------           ---------

     Total .............................................................          $ 375,825           $ 359,800           $ 251,698
                                                                                  =========           =========           =========


NOTE 16 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios (set forth in the table below) of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Company and the Bank consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital.

The Company and the Bank are also required to maintain capital at a minimum level based on average assets (as defined), which is known as the leverage ratio. Only the strongest institutions are allowed to maintain capital at the minimum requirement. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of the most recent regulatory examination, the Bank was deemed well-capitalized under the regulatory framework for prompt corrective action. To be categorized well capitalized, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the Bank's categories.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 16 - REGULATORY MATTERS - continued

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2000 and 1999.

                                                                                                                    To Be Well-
                                                                                                                 Capitalized Under
                                                                                          For Capital            Prompt Corrective
                                                                       Actual           Adequacy Purposes        Action Provisions
                                                                       ------           -----------------        -----------------
                                                               Amount        Ratio     Amount         Ratio     Amount         Ratio
                                                               ------        -----     ------         -----     ------         -----
December 31, 2000
Total capital (to risk-weighted assets) ...............       $7,879         21.18%    $2,976         8.00%    $3,720         10.00%
Tier 1 capital (to risk-weighted assets) ..............        7,492         20.14%     1,488         4.00%     2,232          6.00%
Tier 1 capital (to average assets) ....................        7,492         10.40%     2,881         4.00%     3,602          5.00%

December 31, 1999
Total capital (to risk-weighted assets) ...............       $7,065         19.80%    $2,855         8.00%    $3,569         10.00%
Tier 1 capital (to risk-weighted assets) ..............        6,731         18.86%     1,428         4.00%     2,141          6.00%
Tier 1 capital (to average assets) ....................        6,731         10.31%     2,612         4.00%     3,265          5.00%

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 17 - RIDGEWAY BANCSHARES, INC. (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Ridgeway Bancshares, Inc. (Parent Company Only).

                                   Balance Sheets
                            December 31, 2000 and 1999

                                                                                                    2000                     1999
                                                                                                    ----                     ----
Assets
  Cash ...........................................................................               $    3,458              $         -
  Investment in banking subsidiary ...............................................                7,827,028                7,044,258
  Other assets ...................................................................                    9,996                    9,821
                                                                                                 ----------               ----------

        Total assets .............................................................               $7,840,482               $7,054,079
                                                                                                 ==========               ==========

Liabilities and Shareholders' equity
  Due to banking subsidiary ......................................................               $        -               $   26,542
                                                                                                 ----------               ----------

  Shareholders' equity ...........................................................                7,840,482                7,027,537
                                                                                                 ----------               ----------

        Total liabilities and shareholders' equity ...............................               $7,840,482               $7,027,537
                                                                                                 ==========               ==========


                              Statements of Operations
                  For the years ended December 31, 2000 and 1999

                                                                                                    2000                    1999
                                                                                                    ----                    ----

Income
  Dividends from banking subsidiary .................................................            $   310,000               $      -

Expenses
  Other expenses ....................................................................                      -                 26,542
                                                                                                 -----------            -----------

Income (loss) before income taxes and equity in undistributed .......................                310,000                (26,542)
  earnings of banking subsidiary

  Income tax benefit ................................................................                    175                  9,821

  Equity in undistributed earnings of banking subsidiary ............................                718,543              1,026,415
                                                                                                 -----------            -----------

Net income ..........................................................................            $ 1,028,718            $ 1,009,694
                                                                                                 ===========            ===========



                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 17 - RIDGEWAY BANCSHARES, INC. (PARENT COMPANY ONLY) - continued

                                                                                                    2000                    1999
                                                                                                    ----                    ----

Cash flows from operating activities:
Net income .........................................................................            $ 1,028,718             $ 1,009,694
Adjustments to reconcile net income to net cash provided by
 operating activities:
Equity in undistributed earnings of banking subsidiary .............................               (718,543)             (1,026,415)
Decrease (increase) in other assets ................................................                  1,804                  (9,821)
(Decrease) increase in other liabilities ...........................................                (26,542)                 26,542
                                                                                                -----------             -----------
Net cash provided by operating activities ..........................................                285,437                       -
                                                                                                -----------             -----------

Cash flows from financing activities:
Cash dividends paid ................................................................               (280,000)                      -
                                                                                                -----------             -----------
Net cash used by financing activities ..............................................               (280,000)                      -
                                                                                                -----------             -----------

Increase in cash ...................................................................                  5,437                       -

Cash, beginning ....................................................................                      -                       -
                                                                                                -----------             -----------

Cash, ending .......................................................................            $     5,437                     $ -
                                                                                                ===========             ===========


                                             Tourville, Simpson & Caskey, L.L.P.

                            RIDGEWAY BANCSHARES, INC.


                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                                                                                                   September 30,       December 31,
                                                                                                       2001                2000
                                                                                                       -----               ----
Assets Cash and cash equivalents:
  Cash and due from banks ...............................................................         $  2,475,152         $  2,938,982
  Federal funds sold and securites purchased under agreements to resell .................            4,604,000            5,960,000
                                                                                                  ------------         ------------
    Total ...............................................................................            7,079,152            8,898,982

  Time deposits with other banks ........................................................              148,000              137,000

Investment securities:
  Securities available-for-sale .........................................................            9,260,563            7,559,684
  Securities held-to-maturity ...........................................................           17,898,247           16,116,759
  Nonmarketable equity securities .......................................................               63,648               63,648
                                                                                                  ------------         ------------
    Total ...............................................................................           27,222,458           23,740,091

Loans receivable: .......................................................................           40,710,307           39,804,725
  Less allowance for loan losses ........................................................              419,062              387,529
                                                                                                  ------------         ------------
    Loans, net ..........................................................................           40,291,245           39,417,196

Premises and equipment, net .............................................................              755,583              773,165
Accrued interest receivable .............................................................              609,894              601,553
Other assets ............................................................................              557,378              573,394
                                                                                                  ------------         ------------

    Total assets ........................................................................         $ 76,663,710         $ 74,141,381
                                                                                                  ============         ============

Liabilities
 Deposits:
    Noninterest-bearing demand deposits .................................................         $  9,714,465         $  9,839,029
    Interest-bearing demand deposits ....................................................            9,016,304            9,211,538
    Money market accounts ...............................................................            8,457,583           10,161,177
    Savings .............................................................................            7,534,858            7,621,758
    Certificates of deposit of $100,000 and over ........................................            8,095,969            6,864,350
    Certificates of deposit of under $100,000 ...........................................           22,079,722           19,992,563
                                                                                                  ------------         ------------
      Total deposits ....................................................................           64,898,901           63,690,415

Accrued interest payable ................................................................              148,438              171,663
Securities sold under agreement to repurchase ...........................................            2,832,974            2,418,501
Other liabilities .......................................................................              186,111               20,320
                                                                                                  ------------         ------------
    Total liabilities ...................................................................           68,066,424           66,300,899

Shareholders' Equity
Common stock, no par value in 2001 and 2000; 100,000 shares .............................            2,200,000            2,200,000
  authorized in 2001 and 2000; 40,000 shares issued and outstanding
Accumulated other comprehensive income (loss) ...........................................              106,148              (18,413)
Retained earnings .......................................................................            6,291,138            5,658,895
                                                                                                  ------------         ------------
    Total shareholders' equity ..........................................................            8,597,286            7,840,482
                                                                                                  ------------         ------------

    Total liabilities and shareholders' equity ..........................................         $ 76,663,710         $ 74,141,381
                                                                                                  ============         ============


            See notes to condensed consolidated financial statements.

                 Condensed Consolidated Statements of Operations
                                   (Unaudited)

                                                                           Nine Months Ended                 Three Months Ended
                                                                             September 30,                       September 30,
                                                                        2001             2000               2001              2000
                                                                        ----             ----               ----              ----

Interest income:
  Loans, including fees ....................................        $2,783,847        $2,482,337        $  911,447        $  862,731
  Investment securities:
    Taxable ................................................           669,524           700,992           225,885           225,674
    Tax-exempt .............................................           325,996           326,942           111,688           110,255
  Federal funds sold and securites .........................           201,696           130,016            53,486            58,155
   purchased under agreements to resell
  Time deposits with other banks ...........................             6,296             5,775             2,002             2,083
                                                                    ----------        ----------        ----------        ----------
       Total ...............................................         3,987,359         3,646,062         1,304,508         1,258,898
                                                                    ----------        ----------        ----------        ----------

Interest expense:
  Deposit accounts .........................................         1,611,382         1,354,375           498,145           484,835
  Federal funds purchased and securities sold ..............            77,378           102,163            22,078            43,520
                                                                    ----------        ----------        ----------        ----------
   under agreement to repurchase
       Total ...............................................         1,688,760         1,456,538           520,223           528,355
                                                                    ----------        ----------        ----------        ----------

Net interest income ........................................         2,298,599         2,189,524           784,285           730,543

Provision for loan losses ..................................            54,000            45,000            18,000            15,000
                                                                    ----------        ----------        ----------        ----------

Net interest income after provision for loan ...............         2,244,599         2,144,524           766,285           715,543
                                                                    ----------        ----------        ----------        ----------
 losses

Other operating income:
  Service charges on deposit accounts ......................           435,984           377,537           141,598           132,997
  Other service charges and fees ...........................            85,199           107,008            25,142            35,053
  Other  income ............................................            16,936            13,777             5,431             4,035
                                                                    ----------        ----------        ----------        ----------
       Total ...............................................           538,119           498,322           172,171           172,085
                                                                    ----------        ----------        ----------        ----------

Other operating expenses:
  Salaries and wages .......................................           665,568           646,841           223,911           217,124
  Employee benefits ........................................           231,213           219,486            73,489            72,514
  Net occupancy and equipment expense ......................           161,951           169,950            54,252            56,122
  Other operating expenses .................................           626,743           470,128           216,260           169,863
                                                                    ----------        ----------        ----------        ----------
       Total ...............................................         1,685,475         1,506,405           567,912           515,623
                                                                    ----------        ----------        ----------        ----------

Income before income taxes .................................         1,097,243         1,136,441           370,544           372,005

Income tax expense .........................................           305,000           310,700           102,000            99,900
                                                                    ----------        ----------        ----------        ----------

Net income .................................................        $  792,243        $  825,741        $  268,544        $  272,105
                                                                    ==========        ==========        ==========        ==========

Earnings per share
   Weighted average common shares outstanding ..............            40,000            40,000            40,000            40,000
   Net income ..............................................        $    19.81        $    20.64        $     6.71        $     6.80

           See notes to condensed consolidated financial statements.

                  Condensed Consolidated Statements of Changes
                in Shareholders' Equity and Comprehensive Income
                  For the Nine Months Ended September 30, 2001

                                                                                                       Accumulated
                                                         Common Stock                                     Other
                                                        -------------                Retained          Comprehensive
                                                   Shares          Amount            Earnings             Income             Total

Balance, December 31, 199 .................        40,000        $2,200,000        $ 4,910,177         $ (82,640)       $ 7,027,537

Net income for the period .................                                          1,028,718                            1,028,718

Other comprehensive income ................                                                               64,227             64,227
                                                                                                                        -----------

Comprehensive income ......................                                                                               1,092,945
                                                                                                                        -----------

Cash dividends declared
 $7.00 per share ..........................                                           (280,000)                            (280,000)
                                                   ------        ----------        -----------         ---------        -----------

Balance, December 31, 2000 ................        40,000        $2,200,000        $ 5,658,895         $ (18,413)       $ 7,840,482

Net income for the period .................                                            792,243                              792,243

Other comprehensive income ................                                                              124,561            124,561
                                                                                                                        -----------

Comprehensive income ......................                                                                                 916,804
                                                                                                                        -----------

Cash dividends declared
  $4.00 per share .........................                                           (160,000)                            (160,000)
                                                   ------        ----------        -----------         ---------        -----------

Balance, September 30, 2001 ...............        40,000        $2,200,000        $ 6,291,138         $ 106,148        $ 8,597,286
                                                   ======        ==========        ===========         =========        ===========

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                                     Nine Months Ended September 30,
                                                                                                     -------------------------------
                                                                                                        2001                2000
                                                                                                        ----                ----
Cash flows from operating activities:
  Net income .............................................................................         $   792,243          $   825,741
  Adjustments to reconcile net income to net cash (used) provided by operating activities:
   Depreciation ..........................................................................              65,475               67,185
   Provision for possible loan losses ....................................................              54,000               45,000
   Premium amortization less accretion ...................................................              (6,728)               1,725
   Amortization of intangible assets .....................................................              31,500               31,500
   (Increase) in accrued interest receivable .............................................              (8,341)                (952)
   (Increase) in other assets ............................................................             (17,332)             (25,159)
   (Decrease) in accrued interest payable ................................................             (23,225)             (12,841)
   Increase in other liabilities .........................................................             165,791               80,790
                                                                                                   -----------          -----------
      Net cash provided by operating activities ..........................................           1,053,383            1,012,989
                                                                                                   -----------          -----------

Cash flows from investing activities:
  Proceeds from maturities of securities available-for-sale ..............................           6,000,000            1,200,000
  Purchases of securities available-for-sale .............................................          (7,500,000)                   -
  Proceeds from sales of securities held-to-maturity .....................................             350,000                    -
  Proceeds from maturities of securities held-to-maturity ................................           6,815,416            2,146,759
  Purchases of securities held-to-maturity ...............................................          (9,014,646)          (1,220,447)
  Net increase in loans to customers .....................................................            (928,049)          (4,616,136)
  Net increase in time deposits with other banks .........................................             (11,000)              (7,000)
  Purchases of premises and equipment ....................................................             (47,893)             (16,337)
                                                                                                   -----------          -----------
    Net cash used by investing activities ................................................          (4,336,172)          (2,513,161)
                                                                                                   -----------          -----------

Cash flows from financing activities:
  Net increase (decrease) in demand and savings deposits .................................          (2,110,292)           1,314,631
  Net increase in certificates of deposit ................................................           3,318,778            1,844,589
  Net increase in federal funds purchased and securities sold ............................             414,473            2,460,774
   under repurchase agreements
  Cash dividends paid ....................................................................            (160,000)            (140,000)
                                                                                                   -----------          -----------
   Net cash provided by financing activities .............................................           1,462,959            5,479,994
                                                                                                   -----------          -----------

Net increase (decrease) in cash and cash equivalents .....................................          (1,819,830)           3,979,822

Cash and cash equivalents, beginning of period ...........................................           8,898,982            3,086,891
                                                                                                   -----------          -----------

Cash and cash equivalents, end of period .................................................         $ 7,079,152          $ 7,066,713
                                                                                                   ===========          ===========

 Cash paid during the period for:
  Income taxes ...........................................................................         $   343,987          $   360,994
  Interest ...............................................................................         $ 1,711,985          $ 1,469,379

                            RIDGEWAY BANCSHARES, INC.

NOTE 1 - BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with the requirements for interim financial statements and, accordingly, they are condensed and omit disclosures, which would substantially duplicate those contained in the most recent annual report to shareholders. The financial statements as of September 30, 2001 and for the interim periods ended September 30, 2001 and 2000 are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. The financial information as of December 31, 2000 has been derived from the audited financial statements as of that date. For further information, refer to the financial statements and the notes included in Ridgeway Bancshares, Inc.'s 2000 Annual Report.


NOTE 2 - MERGER WITH COMMUNITY BANKSHARES, INC.

         On November 22, 2001, the Company announced that it had signed a letter of intent to merge with Community Bankshares, Inc., a bank holding company headquartered in Orangeburg, South Carolina. Under the agreement, the Company's shareholders will receive 25 shares of Community Bankshares common stock for each share of the Company's common stock and $100 in cash. Following the merger, the Bank of Ridgeway will continue to operate as a wholly-owned subsidiary of Community Bankshares, Inc. The merger is expected to be completed by July 1, 2002.


NOTE 3 - COMPREHENSIVE INCOME

Comprehensive income includes net income and other comprehensive income, which is defined as nonowner related transactions in equity. The following table sets forth the amounts of other comprehensive income included in equity along with the related tax effect for the three and nine month periods ended September 30, 2001 and 2000.

                                                                                          Pre-tax                        Net-of-tax
                                                                                           Amount        (Expense)         Amount
                                                                                           ------         -------          ------
For the Nine Months Ended September 30, 2001:
Unrealized gains on securities:
 Unrealized holding gains arising during the period .............................         $190,057        ($ 65,496)        $124,561
 Plus: reclassification adjustment for gains realized in net income..............                -                -                -
                                                                                          --------         --------         --------
 Net unrealized gains on securities .............................................          190,057        (  65,496)         124,561
                                                                                          --------         --------         --------

Other comprehensive income ......................................................         $190,057        ($ 65,496)        $124,561
                                                                                          ========         ========         ========


                                                                                            Pre-tax                       Net-of-tax
                                                                                            Amount        (Expense)         Amount
                                                                                            ------         -------          ------
For the Nine Months Ended September 30, 2000:
Unrealized gains on securities:
 Unrealized holding gains arising during the period ................................         $32,867        ($15,110)        $17,757
 Plus: reclassification adjustment for gains realized in net income.................               -               -               -
                                                                                             -------         -------         -------
 Net unrealized gains on securities ................................................          32,867        ( 15,110)         17,757
                                                                                             -------         -------         -------

Other comprehensive income .........................................................         $32,867        ($15,110)        $17,757
                                                                                             =======         =======         =======


                                                                                            Pre-tax                       Net-of-tax
                                                                                            Amount        (Expense)         Amount
                                                                                            ------         -------          ------
For the Three Months Ended September 30, 2001:
Unrealized gains on securities:
 Unrealized holding gains arising during the period ................................         $62,520        ($21,257)        $41,263
 Plus: reclassification adjustment for gains realized in net income.................               -               -               -
                                                                                             -------         -------         -------
 Net unrealized gains on securities ................................................          62,520        ( 21,257)         41,263
                                                                                             -------         -------         -------

Other comprehensive income .........................................................         $62,520        ($21,257)        $41,263
                                                                                             =======         =======         =======

                                                                                            Pre-tax                       Net-of-tax
                                                                                            Amount        (Expense)         Amount
                                                                                            ------         -------          ------
For the Three Months Ended September 30, 2000:
Unrealized gains on securities:
Unrealized holding gains arising during the period ..............................          $52,056         ($19,202)         $32,854
Plus: reclassification adjustment for gains realized in net income...............                -                -                -
                                                                                           -------          -------          -------
Net unrealized gains on securities ..............................................           52,056         ( 19,202)          32,854
                                                                                           -------          -------          -------

Other comprehensive income ......................................................          $52,056         ($19,202)         $32,854
                                                                                           =======          =======          =======

Accumulated other comprehensive income consists solely of the unrealized gain on securities available for sale, net of the deferred tax effects.

                          INDEPENDENT AUDITORS' REPORT


To the Shareholders and
Board of Directors of
Community Bankshares, Inc.


We have audited the accompanying consolidated balance sheets of Community Bankshares, Inc., and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community
Bankshares, Inc., and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                        s/J. W. Hunt & Company, L.L.P.

Columbia, South Carolina
February 2, 2001

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

             CONSOLIDATED BALANCE SHEETS, DECEMBER 31, 2000 AND 1999

                                     ASSETS

($ in thousands)                                                                                        2000                 1999
                                                                                                        ----                 ----

Cash and due from banks ................................................................            $  10,209             $  12,275
Federal funds sold .....................................................................                8,130                 8,040
                                                                                                    ---------             ---------
                 Total cash and cash equivalents .......................................               18,339                20,315
Interest-bearing deposits with banks ...................................................                  594                   788
Securities available for sale, at fair value ...........................................               41,195                30,566
Securities held to maturity (fair value approximates $12,217
   and $12,919 as of December 31, 2000 and 1999, respectively) .........................               12,371                13,369
Loans held for sale ....................................................................                  343                   269
Loans receivable, net of allowance for loan
   losses of $2,424 in 2000 and $1,936 in 1999 .........................................              192,653               155,153
Accrued interest receivable ............................................................                2,330                 1,700
Premises and equipment - net ...........................................................                4,411                 4,619
Net deferred tax asset .................................................................                  795                   858
Other assets ...........................................................................                  292                   393
                                                                                                    ---------             ---------

                  Total assets .........................................................              273,323               228,030
                                                                                                    =========             =========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
      Demand, non interest-bearing .....................................................            $  31,219             $  26,878
      Interest-bearing transaction accounts ............................................               22,708                18,372
      Savings ..........................................................................               38,385                30,506
      Certificates of deposit of $100 and over .........................................               38,702                36,163
      Other time deposits ..............................................................               87,797                72,445
                                                                                                    ---------             ---------
                  Total deposits .......................................................              218,811               184,364
      Federal funds purchased and securities sold under
         agreements to repurchase ......................................................                9,352                 2,782
      Federal Home Loan Bank advances ..................................................               20,350                19,420
      Accrued interest payable .........................................................                1,224                   770
      Accrued expenses and other liabilities ...........................................                  447                   449
                                                                                                    ---------             ---------
                  Total liabilities ....................................................              250,184               207,785
                                                                                                    ---------             ---------

Shareholders' equity:
   Common stock - no par  value,  authorized  shares
      - 12,000,000; issued and outstanding - 3,199,180 shares
      in 2000 and 3,191,462 shares in 1999 .............................................               15,928                14,207
   Retained earnings ...................................................................                7,342                 6,549
   Accumulated other comprehensive loss ................................................                 (131)                 (511)
                                                                                                    ---------             ---------
                  Total shareholders' equity ...........................................               23,139                20,245
                                                                                                    ---------             ---------

                  Total liabilities and shareholders' equity ...........................              273,323               228,030
                                                                                                    =========             =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                   COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF INCOME, YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

($ in thousands, except per share data)                                                  2000               1999              1998
                                                                                         ----               ----              ----

Interest and dividend income:
   Loans, including fees ..................................................            $16,750            $12,406            $ 9,697
   Deposits with other financial institutions .............................                 64                101                126
   Investment securities interest and dividends:
      Interest - U. S. Treasury and
         U.S. Government Agencies .........................................              2,891              2,352              1,831
      Interest - tax-exempt securities ....................................                 32                 30                 14
      Dividends ...........................................................                134                106                 84
   Federal funds sold and securities
      purchased under agreements to resell ................................                430                555                568
                                                                                       -------            -------            -------
                  Total interest and dividend income ......................             20,301             15,550             12,320
                                                                                       -------            -------            -------
Interest expense:
   Deposits:
      Interest-bearing transaction accounts ...............................                329                269                253
      Savings .............................................................              1,358                942                774
      Certificates of deposit of $100 and over ............................              2,279              1,523              1,174
      Certificates of deposit of less than $100 ...........................              4,626              3,379              2,844
                                                                                       -------            -------            -------
                  Total interest on deposits ..............................              8,592              6,113              5,045
   Federal funds purchased and securities sold
      under agreements to repurchase ......................................                218                170                119
   Federal Home Loan Bank advances ........................................              1,165                675                390
                                                                                       -------            -------            -------
                  Total interest expense ..................................              9,975              6,958              5,554
                                                                                       -------            -------            -------
Net interest income .......................................................             10,326              8,592              6,766
Provision for loan losses .................................................                688                612                484
                                                                                       -------            -------            -------
                  Net interest income after provision
                     for loan losses ......................................              9,638              7,980              6,282
                                                                                       -------            -------            -------
Noninterest income:
   Service charges on deposit accounts ....................................              1,475              1,031                798
   Deposit box rent .......................................................                 25                 24                 19
   Bank card fees .........................................................                 29                 14                 12
   Credit life insurance commissions ......................................                 77                 48                 74
   Other ..................................................................                262                200                152
                                                                                       -------            -------            -------
                  Total noninterest income ................................              1,868              1,317              1,055
                                                                                       -------            -------            -------
Noninterest expenses:
   Salaries and employee benefits .........................................              3,779              3,493              2,911
   Premises and equipment .................................................                942                886                701
   Marketing ..............................................................                207                180                166
   Regulatory fees ........................................................                140                155                 92
   Supplies ...............................................................                160                155                174
   Director fees ..........................................................                137                121                125
   FDIC insurance .........................................................                 33                 23                 16
   Other ..................................................................              1,154              1,053                889
                                                                                       -------            -------            -------
                  Total noninterest expenses ..............................              6,552              6,066              5,074
                                                                                       -------            -------            -------

                                                                (Continued) - 1.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME, YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                          2000              1999             1998
                                                                                          ----              ----             ----

Income before provision for income taxes and
   cumulative effect of a change in accounting principle ....................           $ 4,954           $ 3,231           $ 2,263

Provision for income taxes ..................................................             1,807             1,049               663
                                                                                        -------           -------           -------

Income before cumulative effect of a change in
   accounting principle .....................................................             3,147             2,182             1,600

Cumulative effect of a change in accounting principle,
   net of tax ...............................................................                 -                 -                33
                                                                                        -------           -------           -------

            Net income ......................................................             3,147             2,182             1,567
                                                                                        =======           =======           =======

Average number of common shares outstanding .................................             3,194             3,189             3,041
                                                                                        =======           =======           =======

Average number of common shares outstanding,
   assuming dilution ........................................................             3,215             3,215             3,097
                                                                                        =======           =======           =======

Basic earnings per common share:

   Income before cumulative effect of a change in
      accounting principle ..................................................           $  0.99           $  0.68           $  0.53

   Cumulative effect of a change in accounting principle,
      net of tax ............................................................                 -                 -             (0.01)
                                                                                        -------           -------           -------

   Net income ...............................................................              0.99              0.68              0.52
                                                                                        =======           =======           =======

Diluted earnings per common share:

   Income before cumulative effect of a change in
      accounting principle ..................................................           $  0.98           $  0.68           $  0.52

   Cumulative effect of a change in accounting principle,
      net of tax ............................................................                 -                 -             (0.01)
                                                                                        -------           -------           -------

   Net income ...............................................................              0.98              0.68              0.51
                                                                                        =======           =======           =======




                                                                 (Concluded) -2.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                   COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY,
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

($ in thousands, except per share data)

                                                                                                         ACCUMULATED
                                                                                                           OTHER
                                                               COMMON STOCK              RETAINED       COMPREHENSIVE
                                                        SHARES            AMOUNT         EARNINGS        INCOME (LOSS)        TOTAL
                                                        ------            ------         --------        -------------        -----

Balance,
   January 1, 1998 ............................       2,766,410       $    9,156       $    3,861       $       20       $   13,037

   Common stock issued ........................         433,660            5,579                -                -            5,579

   Stock issuance cost ........................               -              (87)               -                -              (87)
                                                                                                                         ----------

   Comprehensive income:
     Net income ...............................               -                -            1,567                -            1,567

     Change in unrealized gains
        (losses), net of applicable
        deferred income taxes
        on securities
        available for sale ....................               -                -                -               16               16
                                                                                                                         ----------
            Total comprehensive income ........                                                                               1,583
                                                                                                                         ----------

   Dividends paid at $.15
      per share ...............................               -                -             (453)               -             (453)
                                                     ----------       ----------       ----------       ----------       ----------

Balance,
   December 31, 1998 ..........................       3,200,070           14,648            4,975               36           19,659

   Repurchase of common stock .................         (49,455)            (630)               -                -             (630)

   Common stock issued ........................          40,847              189                -                -              189
                                                                                                                         ----------

   Comprehensive income:
     Net income ...............................               -                -            2,182                -            2,182

     Change in unrealized gains
        (losses), net of applicable
        deferred income taxes
        on securities
        available for sale ....................               -                -                -             (547)            (547)
                                                                                                                         ----------
            Total comprehensive income ........               -                -                -                -            1,635
                                                                                                                         ----------

   Dividends paid at $.19
      per share ...............................               -                -             (608)               -             (608)
                                                     ----------       ----------       ----------       ----------       ----------



                                                                (Continued) - 1.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY,
                 YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                    ($ in thousands, except per share data)

                                                                                                       ACCUMULATED
                                                                                                          OTHER
                                                              COMMON STOCK              RETAINED       COMPREHENSIVE
                                                         SHARES          AMOUNT         EARNINGS       INCOME (LOSS)        TOTAL
                                                         ------          ------         --------       -------------        -----

Balance,
   December 31, 1999 ..........................       3,191,462       $   14,207       $    6,549       $     (511)      $   20,245

   Shares issued by DRIP ......................           5,335                3                -                -                3

   Common stock issued ........................           2,520               19                -                -               19

   Costs of stock dividend ....................               -              (10)               -                -              (10)

   Cash-in-lieu of 5% stock dividend ..........            (137)               -                -                -                -

   Market value of 5% stock dividend ..........               -            1,709           (1,709)               -                -
                                                                                                                         ----------

   Comprehensive income:
     Net income ...............................               -                -            3,147                -            3,147

     Change in unrealized gains
        (losses), net of applicable
        deferred income taxes
        on securities
        available for sale ....................               -                -                -              380              380
                                                                                                                         ----------
            Total comprehensive income ........                                                                               3,527
                                                                                                                         ----------

   Dividends paid at $.22
      per share ...............................               -                -             (645)               -             (645)
                                                     ----------       ----------       ----------       ----------       ----------

Balance,
   December 31, 2000 ..........................       3,199,180           15,928            7,342             (131)          23,139
                                                     ==========       ==========       ==========       ==========       ==========












                                                                (Concluded) - 2.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                   COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS,
                  YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

($ in thousands)

                                                                                        2000              1999             1998
                                                                                        ----              ----             ----

Cash flows from operating activities:
   Net income ................................................................         $  3,147          $  2,182          $  1,567
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation and amortization ..........................................              478               462               437
      Accretion of discounts and amortization of premiums -
         securities - net ....................................................               15               (14)               (8)
      Provision for loan losses ..............................................              688               612               484
      Deferred income taxes ..................................................             (148)             (405)             (102)
      Proceeds from sales of real estate loans held for sale .................            5,868             9,963            12,089
      Originations of real estate loans held for sale ........................           (5,868)           (9,963)          (12,089)
      Increase in real estate loans held for sale ............................              (74)             (453)             (363)
      Net changes in operating assets and liabilities:
         Accrued interest receivable .........................................             (630)             (458)              (75)
         Other assets ........................................................              101               289              (339)
         Accrued interest payable ............................................              454               167                93
         Other liabilities ...................................................               (2)               14               187
                                                                                       --------          --------          --------
                  Net cash provided by operating activities ..................            4,029             2,396             1,881
                                                                                       --------          --------          --------

Cash flows from investing activities:
   Net (increase) decrease in interest-bearing deposits
      with banks .............................................................              194               789              (339)
   Purchases of securities held to maturity ..................................                -            (2,424)          (19,253)
   Purchases of securities available for sale ................................          (16,797)          (23,050)          (23,181)
   Proceeds from maturities of securities
      held to maturity .......................................................            1,000             4,340            21,284
   Proceeds from maturities of securities
      available for sale .....................................................            6,742            10,485            19,479
   Loan originations and principal collections, net ..........................          (38,188)          (38,261)          (26,012)
   Purchases of premises and equipment .......................................             (270)           (1,189)           (1,530)
                                                                                       --------          --------          --------
                  Net cash used by investing activities ......................          (47,319)          (49,310)          (29,552)
                                                                                       --------          --------          --------










                                                                (Continued) - 1.

                  COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS,
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                           2000             1999             1998
                                                                                           ----             ----             ----

Cash flows from financing activities:
   Net increase in demand, transaction
      and savings deposit accounts ...........................................         $ 16,556          $ 10,048          $ 16,544
   Net increase in time deposits .............................................           17,891            26,686            13,919
   Net increase (decrease) in federal funds purchased
      and securities sold under agreements to repurchase .....................            6,570            (1,682)            1,913
   Federal Home Loan Bank advances ...........................................              930             9,930             8,430
   Repurchase of stock .......................................................                -              (630)                -
   Proceeds from issuance of common stock ....................................                3                 -             5,372
   Stock issuance cost .......................................................              (10)                -               (87)
   Proceeds from exercise of stock options ...................................               19               189               207
   Dividends paid ............................................................             (645)             (608)             (453)
                                                                                       --------          --------          --------
                  Net cash provided by financing activities ..................           41,314            43,933            45,845
                                                                                       --------          --------          --------

Net change in cash and cash equivalents ......................................           (1,976)           (2,981)           18,174

Cash and cash equivalents at beginning of year ...............................           20,315            23,296             5,122
                                                                                       --------          --------          --------

Cash and cash equivalents at end of year .....................................           18,339            20,315            23,296
                                                                                       ========          ========          ========

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:
      Cash payments for interest .............................................         $  9,590          $  6,751          $  5,461
                                                                                       ========          ========          ========

      Cash payments for income taxes .........................................         $  1,927          $  1,287          $    718
                                                                                       ========          ========          ========

SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING ACTIVITIES:
      Transfers of loans receivable to other
         real estate owned ...................................................         $    145          $     99          $      -
                                                                                       ========          ========          ========

      Transfer from retained earnings to
         common stock outstanding for the market
         value of the 5% stock dividend ......................................         $  1,709          $      -          $      -
                                                                                       ========          ========          ========






                                                                (Concluded) - 2.



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                   COMMUNITY BANKSHARES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS,
                  YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

NOTE 1 - ORGANIZATION:

Community Bankshares, Inc. (the "Corporation"), was organized under the laws of the State of South Carolina and was chartered as a business corporation on November 30, 1992. Pursuant to the provisions of the Federal Bank Holding Company Act, an application was filed with and approved by the Board of Governors of the Federal Reserve System for the Corporation to become a bank holding company by the acquisition of Orangeburg National Bank (ONB).

In June 1996, Sumter National Bank (SNB) and in July 1998, Florence National Bank (FNB) commenced operations in Sumter and Florence, South Carolina, respectively, following approval by the Comptroller of the Currency and other regulators. Upon completion of their organization, the common stock of SNB and FNB was acquired by the Corporation.

The Banks operate as wholly-owned subsidiaries of the Corporation with separate Boards of Directors and operating policies and provide a variety of financial services to individuals and small businesses through their offices in South Carolina. The primary deposit products are checking, savings and term certificate accounts and the primary lending products are consumer, commercial and mortgage loans.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION:

The consolidated financial statements include the accounts of the Corporation (the Parent Holding Company) and its subsidiaries, the Banks. All significant intercompany balances and transactions have been eliminated in consolidation.

     USE OF ESTIMATES:

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.

     SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK:

Most of the Corporation's activities are with customers located within South Carolina. Note 4 discusses the types of securities the Corporation purchases.
Note 5 discusses the types of lending that the Corporation engages in. The Banks grant agribusiness, commercial, consumer and residential loans to customers throughout the State of South Carolina. Although the Banks have diversified loan portfolios, a substantial portion of their debtors' ability to honor their contracts is dependent upon the economies of Florence, Orangeburg and Sumter Counties, South Carolina and the surrounding areas.

     ORGANIZATION, STOCK OFFERING AND PREOPENING COSTS:

Preopening costs associated with the organization of the Banks were expensed as incurred while stock issuance costs were charged to common stock as incurred.

Organization costs were, until 1998, deferred and amortized over five years using the straight-line method. In 1998, the Corporation adopted Statement of

Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities". This SOP requires costs of start-up activities and organization costs to be expensed as incurred. The initial application of this SOP is reported as the cumulative effect of a change in accounting principle.

The effect of adopting this SOP in 1998 was to decrease income before provision for income taxes and net income by approximately $46,000 and $33,000, respectively, and basic earnings per share and diluted earnings per share by $0.01 and $0.01, respectively.

     CASH AND CASH EQUIVALENTS:

For purposes of the consolidated statements of cash flows, the Corporation has defined cash and cash equivalents as those amounts included in the balance sheets under the caption, "Cash and due from banks" and "Federal funds sold", all of which mature within ninety days.

     INTEREST-BEARING DEPOSITS WITH BANKS:

Interest-bearing deposits with banks mature within one year and are carried at cost.

     SECURITIES:

Securities that management has both the ability and positive intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Securities that may be sold prior to maturity for asset/liability management purposes, or that may be sold in response to changes in interest rates, changes in prepayment risk, increase in regulatory capital, or other similar factors, are classified as available for sale and are carried at fair value. Unrealized gains and losses on securities available for sale are excluded from earnings and reported in other comprehensive income. Gains and losses on the sale of securities available for sale are recorded on the trade date and are determined using the specific identification method. Declines in the fair value of held to maturity and available for sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

Interest and dividends on securities, including the amortization of premiums and
the  accretion  of  discounts,   are  reported  in  interest  and  dividends  on
securities.

No securities are being held for short-term resale; therefore, the Corporation does not currently use a trading account classification.

     LOAN SALES:

The Corporation originates loans for sale generally without recourse to other financial institutions under commitments or other arrangements in place prior to loan origination. Sales are completed at or near the loan origination date.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Gains and losses, if any, on the sale of such loans are determined using the specific identification method. All fees and other income from these activities are recognized in income when loan sales are completed.

     LOANS RECEIVABLE:

The Corporation grants mortgage, commercial and consumer loans to customers. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in its service areas. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balance adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans. Interest income is accrued on the unpaid principal balance.

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well collateralized and in process of collection. Residential real estate loans are typically placed on nonaccrual at the time the loan is 120 days delinquent. Unsecured personal credit lines and certain consumer finance loans are typically charged off no later than the time the loan is 180 days delinquent.

Other consumer loans are charged off at the time the loan is 120 days delinquent. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

     ALLOWANCE FOR LOAN LOSSES:

The allowance for loan losses is established through a provision for loan losses charged against earnings as losses are estimated to have occurred. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management of each Bank reviews its allowance for loan losses in three broad categories: commercial, real estate, and installment loans, and assigns an estimated percentage factor to each in the determination of the estimate of the allowance for loan losses. The Banks' internal and external loan review programs identify loans that are subject to specific weaknesses, and such loans will be reviewed for a specific loan loss allowance.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

     STOCK-BASED COMPENSATION:

Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No 25, "Accounting for Stock Issued to Employees", whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plans have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Corporation has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

     FORECLOSED ASSETS:

Foreclosed assets, which are recorded in other assets, include properties acquired through foreclosure or in full or partial satisfaction of the related loan and are held for sale.

Foreclosed assets are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value, less costs to sell. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

     PREMISES AND EQUIPMENT:

Premises and equipment are stated at cost, less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Useful lives generally used in providing for depreciation are as follows:

Building                                                              40 years
Building components                                                 5-30 years
Vault doors, safe deposit boxes, night depository, etc.               40 years
Furniture, fixtures and equipment                                   5-25 years

     INCOME TAXES:

Deferred income tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The provision (benefit) for income taxes of each subsidiary is recorded as if each subsidiary filed a separate return.

     ADVERTISING COSTS:

The cost of advertising is expensed as incurred.

     FINANCIAL INSTRUMENTS:

In the ordinary course of business the Banks enter into commitments to extend credit and grant standby letters of credit. Such off-balance-sheet financial instruments are recorded in the consolidated financial statements when they are funded.

     SEGMENTS:

Community Bankshares, Inc. through its banking subsidiaries, ONB, SNB, and FNB, provides a broad range of financial services to individuals and companies in central South Carolina. These services include demand, time, and savings deposits; lending services; ATM processing; and similar financial services. While the Corporation's decision makers monitor the revenue streams of the various financial products and services, operations are managed and financial performance is evaluated on a corporate-wide basis. Accordingly, the banking operations are not considered by management to comprise more than one reportable operating segment.

     COMPREHENSIVE INCOME:

The Corporation adopted SFAS No. 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on securities available for sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or shareholders' equity. Currently, the Corporation's only component of Comprehensive Income (Loss) is its unrealized gains (losses) on securities available for sale.

     RECENT ACCOUNTING PRONOUNCEMENTS:

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts. The statement requires that all derivative instruments be recorded in the balance sheet as either an asset or liability measured at fair value, and that changes in the fair value of derivatives be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, which delays the original effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Corporation's consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 replaces and carries over most of the provisions of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and it revises those standards for accounting for securitizations and other transfers of assets and collateral and requires additional disclosures. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective for transfers occurring after March 31, 2001, however, is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The effect of implementation of the Statement's provisions at December 31, 2000 was immaterial to the Corporation's consolidated financial statements. The Corporation does not anticipate the implementation of the remaining provisions of the Statement effective subsequent to March 31, 2001 will have a material effect on its earnings or financial condition.

     OTHER:

Certain amounts previously reported in the statements have been restated to conform to the current year's presentation and disclosure requirements.

NOTE 3 - RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS:

The Banks are required to maintain average reserve balances with the Federal Reserve, or in available cash. The average daily reserve balance requirements at December 31, 2000 was approximately $540,000.

At December 31, 2000, the Corporation had cash balances with correspondent banks totaling approximately $274,000, all fully insured by the FDIC.

NOTE 4 - SECURITIES:

Securities held to maturity consist of the following (in thousands of dollars):

                                                                                       DECEMBER 31, 2000
                                                                                       -----------------
                                                                                  GROSS                 GROSS
                                                             AMORTIZED          UNREALIZED            UNREALIZED             FAIR
                                                               COST               GAINS                 LOSSES               VALUE
                                                               ----               -----                 ------               -----
U.S. Government and
   federal agencies ...........................              $12,371              $     1              $  (155)              $12,217
                                                             =======              =======              =======               =======

                                                                                       DECEMBER 31, 1999
                                                                                       -----------------
                                                                                  GROSS                 GROSS
                                                             AMORTIZED          UNREALIZED            UNREALIZED             FAIR
                                                               COST               GAINS                 LOSSES               VALUE
                                                               ----               -----                 ------               -----
U.S. Government and
   federal agencies ...........................              $13,369              $     2              $  (452)              $12,919
                                                             =======              =======              =======               =======

Securities available for sale consist of the following (in thousands of dollars):

                                                                                       DECEMBER 31, 2000
                                                                                       -----------------
                                                                                   GROSS               GROSS
                                                             AMORTIZED          UNREALIZED            UNREALIZED             FAIR
                                                               COST                GAINS               LOSSES                VALUE
                                                               ----                -----               ------                -----
U.S. Government and
   federal agencies ...........................              $38,599              $    21              $  (216)              $38,404
State and local
   governments ................................                  814                    1                   (5)                  810
Federal Home Loan
   Bank stock .................................                1,396                    -                    -                 1,396
Federal Reserve
   Bank stock .................................                  408                    -                    -                   408
Equity securities .............................                  177                    -                    -                   177
                                                             -------              -------              -------               -------
            Total .............................               41,394                   22                 (221)               41,195
                                                             =======              =======              =======               =======

                                                                                       DECEMBER 31, 1999
                                                                                       -----------------
                                                                                   GROSS                GROSS
                                                             AMORTIZED           UNREALIZED            UNREALIZED             FAIR
                                                               COST                GAINS                LOSSES                VALUE
                                                               ----                -----                ------                -----

U.S. Government and
   federal agencies ...........................              $28,931              $     2              $  (782)              $28,151

State and local
   governments ................................                  825                    1                  (12)                  814

Federal Home Loan
   Bank stock .................................                1,016                    -                    -                 1,016

Federal Reserve
   Bank stock .................................                  408                    -                    -                   408

Equity securities .............................                  177                    -                    -                   177
                                                             -------              -------              -------               -------

            Total .............................               31,357                    3                 (794)               30,566
                                                             =======              =======              =======               =======


The amortized cost and fair value of debt securities at December 31, 2000, by contractual maturity are detailed below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                             SECURITIES                           SECURITIES
                                                                        HELD-TO-MATURITY                      AVAILABLE-FOR-SALE
                                                                   AMORTIZED            FAIR               AMORTIZED          FAIR
(In thousands of dollars)                                            COST               VALUE                COST             VALUE
                                                                     ----               -----                ----             -----

Due in one year or less ................................            $     -            $     -            $ 2,163            $ 2,153
Due after one year through
   five years ..........................................             12,371             12,217             27,642             27,486
Due after five years through
   ten years ...........................................                  -                  -              9,608              9,575
                                                                    -------            -------            -------            -------
            Subtotal ...................................             12,371             12,217             39,413             39,214
Equity securities ......................................                  -                  -              1,981              1,981
                                                                    -------            -------            -------            -------

            Total ......................................             12,371             12,217             41,394             41,195
                                                                    =======            =======            =======            =======

The following is a summary of maturities and yields of securities held to maturity and securities available for sale as of December 31, 2000 (in thousands of dollars):

                                                                              After five years
                                                         After one year but    but within ten
                                        Within one year  within five years          years         Over ten years          Total
                                        ---------------  -----------------          -----         --------------          -----

Securities held to maturity:
Federal agency obligations ........... $     -   0.00%    $12,371    6.05%    $     -    0.00%    $     -    0.00%  $12,371    6.05%
                                       -------   ----     -------    ----     -------    ----     -------    ----   -------    ----
          Total held to maturity .....       -   0.00%     12,371    6.05%          -    0.00%          -    0.00%   12,371    6.05%
                                       -------   ----     -------    ----     -------    ----     -------    ----   -------    ----

Securities available for sale:
Federal agency obligations ...........   1,941   5.14%     26,888    6.07%      9,575    6.98%          -    0.00%   38,404    6.25%
State and local governments ..........     212   4.14%        598    3.80%          -    0.00%          -    0.00%      810    3.89%
Equities .............................       -   0.00%          -    0.00%          -    0.00%      1,981    7.05%    1,981    7.05%
                                       -------   ----     -------    ----     -------    ----     -------    ----   -------    ----
         Total available for sale ....   2,153   5.04%     27,486    5.99%      9,575    6.98%      1,981    7.05%   41,195    6.24%
                                       -------   ----     -------    ----     -------    ----     -------    ----   -------    ----

Total for portfolio ..................   2,153   5.04%     39,857    6.03%      9,575    6.98%      1,981    7.05%   53,566    6.20%
                                       =======   ====     =======    ====     =======    ====     =======    ====   =======    ====

Yields on tax exempt obligations have been computed on a tax equivalent basis using the maximum federal tax rate of 34%.

The Banks, as members of the Federal Home Loan Bank ("FHLB") of Atlanta, are required to own capital stock in the FHLB of Atlanta based generally upon their balances of residential mortgage loans and FHLB advances. FHLB capital stock owned by ONB and SNB is pledged as collateral on FHLB advances. No ready market exists for this stock, and it has no quoted market value. However, redemption of this stock has historically been at par value.

All equity securities including investments in the FHLB stock and Federal Reserve Bank stock (as required of the respective banks) have no contractual maturity and are classified in the maturity category of over ten years.

At December 31, 2000 and 1999, investment securities with a carrying value of $19,282,000 and $15,155,000, respectively, were pledged to secure public deposits, FHLB advances, and for other purposes required and permitted by law. At December 31, 2000 and 1999, the carrying amount of securities pledged to secure repurchase agreements was approximately $10,051,000 and $3,134,000, respectively.

NOTE 5 - LOANS RECEIVABLE:

The following is a summary of loans by category at December 31, 2000 and 1999 (in thousands of dollars):

                                                               2000        1999
                                                               ----        ----
Commercial, financial and agricultural .................    $ 51,966    $ 39,752
Real estate - construction .............................      15,389       9,156
Real estate - mortgage .................................      98,154      84,680
Installment loans to individuals .......................      29,270      23,033
Obligations of states and political subdivisions .......         298         468
                                                            --------    --------

          Total loans - gross ..........................     195,077     157,089
                                                            ========    ========

The loan portfolio included fixed rate and adjustable rate loans totaling $121,122,000 and $73,955,000, respectively, at December 31, 2000.

Overdrawn demand deposits totaling $864,000 and $492,000 have been reclassified as loan balances at December 31, 2000 and 1999, respectively.

Gross proceeds on mortgage loans originated for resale were approximately $5,900,000, $9,900,000, and $12,100,000 for the years ended December 31, 2000,
1999 and 1998, respectively. The Bank sold all of these loans at par; therefore, no gain or loss was recognized on the sales.

Loans outstanding to directors, executive officers, principal holders of equity securities, or to any of their associates totaled $7,299,000 at December 31, 2000, and $7,545,000 at December 31, 1999. A total of $5,278,000 in loans were made or added, while a total of $5,524,000 were repaid or deducted during 2000. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. Changes in the composition of the board of directors or the group comprising executive officers result in additions to or deductions from loans outstanding to directors, executive officers or principal holders of equity securities.

Changes in the allowance for loan losses and related ratios for the years ended December 31, 2000, 1999 and 1998, were as follows (in thousands of dollars):

                                                                                    2000                1999                 1998
                                                                                    ----                ----                 ----
Average amount of loans outstanding .................................            $179,654             $139,215             $103,349
                                                                                 ========             ========             ========
Allowance for loan losses at beginning
   of year ..........................................................            $  1,936             $  1,459             $  1,140
                                                                                 --------             --------             --------
Loan charge-offs:
   Real estate ......................................................                  78                    -                    7
   Installment ......................................................                 116                   95                  111
   Credit cards and related plans ...................................                   9                    5                    6
   Commercial and other .............................................                  33                   80                   56
                                                                                 --------             --------             --------
         Total charge-offs ..........................................                 236                  180                  180
                                                                                 --------             --------             --------
Recoveries:
   Real estate ......................................................                   3                    -                    -
   Installment ......................................................                  25                   17                   12
   Credit cards and related plans ...................................                   2                    3                    3
   Commercial and other .............................................                   6                   25                    -
                                                                                 --------             --------             --------
         Total recoveries ...........................................                  36                   45                   15
                                                                                 --------             --------             --------
Net charge-offs .....................................................                 200                  135                  165
                                                                                 --------             --------             --------
Provision for loan losses ...........................................                 688                  612                  484
                                                                                 --------             --------             --------
Allowance for loan losses at end of year ............................               2,424                1,936                1,459
                                                                                 ========             ========             ========
Ratios
Net charge-offs to average loans
   outstanding ......................................................                0.11%                0.10%                0.16%
Net charge-offs to loans outstanding
   at end of year ...................................................                0.10%                0.09%                0.14%
Allowance for loan losses to average
   loans ............................................................                1.35%                1.39%                1.41%
Allowance for loan losses to total loans
   at end of year ...................................................                1.24%                1.23%                1.24%
Net charge-offs to allowance for loan losses
                                                                                     8.25%                6.97%               11.31%
Net charge-offs to provision for
   loan losses ......................................................               29.07%               22.06%               34.09%

The following is a summary of information pertaining to impaired loans:

                                                         Year Ended December 31,
                                                         -----------------------
                                                              2000         1999
                                                              ----         ----
                                                                (In thousands)

Impaired loans without a valuation allowance .............   $  -            $ -
Impaired loans with a valuation allowance ................    238             90
                                                             ----           ----

Total impaired loans .....................................    238             90
                                                             ====           ====

Valuation allowance related to impaired loans ............   $ 36           $ 14
                                                             ====           ====

                                                        Years Ended December 31,
                                                        ------------------------
                                                        2000       1999     1998
                                                        ----       ----     ----
                                                             (In thousands)

Average investment in impaired loans ..............     $  331     $  53     $74
                                                        ======     =====     ===

Interest income recognized on impaired loans ......     $    -     $   -     $ -
                                                        ======     =====     ===

Interest  income recognized on a
cash basis on impaired loans ......................     $    -     $   -     $ -
                                                        ======     =====     ===

No additional funds are committed to be advanced in connection with impaired loans.

Nonaccrual, past due loans, and other real estate owned at December 31, 2000 and 1999, were as follows (in thousands of dollars):

                                                                 2000     1999
                                                                 ----     ----

Nonaccrual loans ...........................................     $238      $ 90
Accruing loans 90 days or more past due ....................       93         6
                                                                 ----      ----

          Total ............................................      331        96
                                                                 ====      ====

          Total as a percentage of outstanding loans .......     0.17%     0.06%
                                                                 ====      ====

Foreclosed assets ..........................................     $  -      $  -
                                                                 ====      ====

Gross interest income that would have been recorded for the years ended December 31, 2000, 1999 and 1998 if nonaccrual loans had been performing in accordance with their original terms was approximately $32,600, $2,100 and $2,100, respectively.

NOTE 6 - PREMISES AND EQUIPMENT:

Premises and equipment at December 31, 2000 and 1999, consist of the following (in thousands of dollars):

                                                             2000          1999
                                                             ----          ----

Land ...............................................        $  761        $  761
Building and components ............................         2,821         2,749
Furniture, fixtures and equipment ..................         3,055         2,921
                                                            ------        ------
          Total ....................................         6,637         6,431
Less, accumulated depreciation .....................         2,226         1,812
                                                            ------        ------

          Premises and equipment - net .............         4,411         4,619
                                                            ======        ======

Depreciation expense was approximately $478,000, $462,000, and $371,000, for the years ended December 31, 2000, 1999 and 1998, respectively.

The FNB office building was constructed on leased land. The land is being leased under a noncancellable operating lease for an initial term of ten years. The lease terms provide for two ten year renewal options and a third renewal of two years. FNB is responsible for property taxes and improvements. The annual basic rent in lease years one through five is $48,000 and in years six through ten $53,000.

Rent expense totaled approximately $48,000, $49,500, and $25,000 in 2000, 1999, and 1998, respectively.

NOTE 7 - DEPOSITS:

At December 31, 2000, the scheduled maturities of time deposits greater than $100,000 are as follows (in thousands of dollars):

         Maturing in
         -----------
         2001 ................................      $35,719
         2002 ................................        2,637
         2003 ................................          144
         2004 ................................          100
         2005 ................................          102
                                                    -------

         Total                                       38,702
                                                     ======

Deposits  of  directors  and  officers  totaled  approximately   $3,825,000  and
$4,484,000 at December 31, 2000 and 1999, respectively.

NOTE 8 - OTHER BORROWED FUNDS:

Federal funds purchased and securities sold under agreements with customers to repurchase generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Corporation monitors the fair value of the underlying securities on a daily basis. All securities underlying these agreements are institution-owned securities.

Information concerning securities sold under agreements to repurchase is summarized as follows (in thousands of dollars):

                                                            2000          1999
                                                            ----          ----

Outstanding at year-end ............................     $  9,352      $  2,782
Interest rate at year-end ..........................         5.01%         3.50%
Interest expense ...................................     $146,778      $149,274
Maximum month-end balance during the year ..........     $  9,532      $  6,473
Average amount outstanding during the year .........     $  4,501      $  5,210
Weighted average interest rate during the year .....         4.84%         3.26%

At December 31, 2000 and 1999 there were no federal funds purchased.

NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES:

The Banks are members of the Federal Home Loan Bank of Atlanta and as such, have access to long-term borrowing. The collateral for any such borrowings are blanket liens on ONB's and SNB's one-to-four family residential loans and all the banks' stock in the Federal Home Loan Bank. Borrowings during 2000 and 1999 are summarized as follows (in thousands of dollars):

                                                             2000         1999
                                                             ----         ----

Outstanding at year-end ..............................     $20,350      $19,420
Interest rate at year-end ............................        6.04%        5.55%
Maximum amount outstanding at any month-end ..........     $20,350      $19,420
Average amount outstanding during the year ...........     $19,385      $12,335
Weighted average interest rate during the year .......        6.01%        5.47%

Required principal reductions are as follows (in thousands of dollars):

            YEAR ENDING:
                2001 .....................  $ 2,500
                2002 .....................        -
                2003 .....................        -
                2004 .....................        -
                2005 .....................    1,650
                 Thereafter ..............   16,200
                                            -------
                        Total ............   20,350
                                            =======

NOTE 10 - COMMON STOCK:

The Company declared a five percent stock dividend in January 2000. The average number of common shares outstanding and all earnings per common share amounts included in the accompanying consolidated financial statements and notes are based on the increased number of shares giving retroactive effect for the stock dividend.

The Corporation repurchased 49,455 shares of its common stock from the Corporation's former chief executive officer in January 1999. The repurchase price per share was at the then market price of $12.74 and totaled approximately $630,000.

Under the Corporation's Dividend Reinvestment Plan, shareholders may reinvest all or part of their cash dividends in shares of common stock and also purchase additional shares of common stock.

NOTE 11 - STOCK OPTIONS AND DIVIDEND REINVESTMENT SHARES:

At December 31, 2000, 285,600 common shares were reserved for issuance for employee stock option plans and 630,000 common shares were reserved for issuance pursuant to the dividend reinvestment and additional stock purchase plan.

During 1999, the Corporation amended its 1997 Stock Option Plan. Under the amended Plan, up to 285,600 shares of common stock were authorized to be granted to selected officers and other employees of the Corporation and its subsidiaries pursuant to exercise of incentive and nonqualified stock options. Of such shares, 190,050 were reserved for issuance pursuant to exercise of incentive stock options and 95,550 were reserved for issuance pursuant to exercise of nonqualified stock options.

The exercise price of any qualified option granted is equal to the fair value of the common stock on the date the option is granted. Nonqualified options can be issued for less than fair value; however, the Corporation has not elected to issue these options for less than fair value at the date of the grant.

The Corporation applies APB Opinion 25 and related Interpretations in accounting for the stock-based compensation plans. Accordingly, no compensation cost has been recognized for the stock-based compensation plans. Had compensation cost for the stock-based compensation plans been recognized based on the fair value at the grant dates for the stock options consistent with the method prescribed by SFAS No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:


                                                              Year Ended
                                                           December 31, 1999
                                                           -----------------
                                                      (In thousands, except per
                                                             share data)

     Net income                       As reported                 $2,182
                                       Pro Forma                   1,678

     Basic earnings per share         As reported                  $0.68
                                       Pro Forma                    0.53

     Diluted earnings per share       As reported                  $0.68
                                       Pro Forma                    0.52

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                Year Ended
                                                            December 31, 1999
                                                            -----------------

              Dividend yield ............................           1.54%
              Expected life .............................         7.9 years
              Expected volatility .......................           27.5%
              Risk-free interest rate ...................           5.30%

A summary of the status of the Corporation's 1994 stock option plan is presented below:

                                                          2000                        1999                         1998
                                                          ----                        ----                         ----
                                                               Exercise                       Exercise                      Exercise
                                                   Shares        Price          Shares          Price        Shares           Price
                                                   ------        -----          ------          -----        ------           -----
Fixed options:
  Outstanding at beginning of year ............         -         $  -          28,875        $   3.71       84,525        $   3.71
  Granted .....................................         -            -               -               -            -               -
  Exercised ...................................         -            -         (28,875)           3.71      (55,650)           3.71
  Forfeited ...................................         -            -               -               -            -               -
                                                   ------                      -------                      -------
  Outstanding at end of year ..................         -            -               -               -       28,875            3.71
                                                   ======                      =======                      =======
Options exercisable at year-end ...............         -            -               -               -       28,875            3.71

A summary of the status of the Corporation's 1997 pre-amended stock option plan is presented below:

                                                                    2000                     1999                    1998
                                                                    ----                     ----                    ----
                                                                          Exercise                Exercise                 Exercise
                                                            Shares         Price      Shares        Price     Shares         Price
                                                            ------         -----      ------        -----     ------         -----

Fixed options:
  Outstanding at beginning of year ................        63,840        $   7.60     75,390      $   7.60     79,590      $   7.60
  Granted .........................................             -            -             -          -             -          -
  Exercised .......................................        (2,520)           7.60    (10,710)         7.60     (2,310)         7.60
  Forfeited .......................................             -            -          (840)         7.60     (1,890)         7.60
                                                           ------                    -------                  -------
  Outstanding at end of year ......................        61,320            7.60     63,840          7.60     75,390          7.60
                                                           ======                    =======                  =======

Options exercisable at year-end ...................        61,320            7.60     63,840          7.60     75,390          7.60

A summary of the status of the Corporation's 1997 stock option plan, as amended in 1999, is presented below:

                                                                                  2000                            1999
                                                                                  ----                            ----
                                                                                          Exercise                        Exercise
                                                                        Shares              Price         Shares            Price
                                                                        ------              -----         ------            -----
Fixed options:
   Outstanding at beginning of year
                                                                       161,700          $   12.83               -          $      -
        Granted ...........................................                  -                  -         161,700             12.83
        Exercised .........................................                  -                  -               -                 -
        Forfeited .........................................             (3,780)             12.83               -                 -
                                                                       -------          ---------         -------          --------

   Outstanding at end of year .............................            157,920              12.83         161,700             12.83
                                                                       =======          =========         =======          ========

   Options exercisable at year end ........................            157,920          $   12.83               -          $      -
                                                                       =======          =========         =======          ========

   Weighted average fair value of
     options granted during the
     year .................................................                             $       -                          $    4.62
                                                                                        =========                          =========

Information pertaining to options outstanding at December 31, 2000 is as follows:

                                            Options Outstanding                          Options Exercisable
                                            -------------------                          -------------------
                                                 Weighted
                                                  Average            Weighted                            Weighted
                                                 Remaining           Average                              Average
     Exercise                Number             Contractual          Exercise           Number           Exercise
      Prices               Outstanding             Life               Price           Exercisable          Price
      ------               -----------             ----               -----           -----------          -----
      $12.83                 157,920             7.4 years           $12.83              157,920          $12.83
        7.60                  61,320             6.3 years             7.60               61,320            7.60
                             -------                                                    --------
Outstanding at
   end of year               219,240              7.1 years            11.37             219,240            11.37
                             =======                                                     =======

NOTE 12 - INCOME TAXES:

The Corporation files consolidated federal income tax returns on a calendar-year basis.

The 2000, 1999 and 1998 provision for income taxes consists of the following (in thousands of dollars):

                                             2000          1999            1998
                                             ----          ----            ----
Current tax provision:
   Federal ........................       $ 1,801        $ 1,065        $   710
   South Carolina .................           154             85             80
Deferred tax benefit ..............          (148)          (101)          (127)
                                          -------        -------        -------
          Total ...................         1,807          1,049            663
                                          =======        =======        =======

The provision for federal income taxes differs from that computed by applying federal statutory rates to income before federal income tax expense as indicated in the following summary (in thousands of dollars):

                                                                                    2000                 1999                 1998
                                                                                    ----                 ----                 ----
Income tax at statutory rate on income
   before income taxes ..............................................             $ 1,684              $ 1,099              $   769
Increase (decrease) resulting from:
   Exercise of certain stock options ................................                   -                  (89)                (165)
   South Carolina bank tax, net of federal
      tax benefit ...................................................                 147                   96                   67
   Tax exempt interest ..............................................                 (17)                 (19)                 (14)
   Amortization of organization costs ...............................                 (24)                 (24)                   -
   Other ............................................................                  17                  (14)                   6
                                                                                  -------              -------              -------
          Provision for income taxes ................................               1,807                1,049                  663
                                                                                  =======              =======              =======

Temporary differences, which give rise to deferred tax assets and liabilities at December 31, 2000 and 1999, are as follows (in thousands of dollars):

                                                             2000         1999
                                                             ----         ----
Deferred tax assets:
  Allowance for loan losses ..........................     $   778      $   614
  Net unrealized losses on securities
     available for sale ..............................          69          280
  Preopening costs ...................................          39           67
  State tax net operating loss carry forward .........          58           65
  Other ..............................................           -            1
                                                           -------      -------
          Total deferred tax assets ..................         944        1,027
                                                           -------      -------
Deferred tax liabilities:
  Depreciation .......................................         120          145
  Accretion ..........................................           4            6
                                                           -------      -------
          Total deferred tax liabilities .............         124          151
                                                           -------      -------
          Net deferred tax asset before valuation
               allowance .............................         820          876
          Less, valuation allowance ..................         (25)         (18)
                                                           -------      -------
          Net deferred tax asset .....................         795          858
                                                           =======      =======

At December 31, 2000, the Corporation had net operating loss (NOL) carryforwards for state income tax purposes of approximately $1,273,000 available to offset future state taxable income. The NOL carryforwards expire primarily in the years 2007 through 2015. The Corporation and the Banks each file separate state income tax returns. The valuation allowance represents management's estimate of the state NOL carryforwards that will not be realized in the foreseeable future.

NOTE 13 - EMPLOYEE BENEFIT PLANS:

The Corporation provides a defined contribution plan with an Internal Revenue Code Section 401(k) provision. All employees who have completed 500 hours of service during a six-month period and have attained age 18 may participate in the plan.

A participant may elect to make tax deferred contributions up to a maximum of 12% of eligible compensation. The Corporation will make matching contributions on behalf of each participant in the amount of 100% of the elective deferral, not exceeding 3% of the participant's compensation. The Corporation may also make nonelective contributions determined at the discretion of the Board of Directors.

The Corporation's contributions for the years ended December 31, 2000, 1999, and 1998 totaled approximately $242,000, $149,000, and $140,000, respectively.

NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES:

The Banks are parties to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of their customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Banks' exposure to credit loss is represented by the contractual amount of these commitments. The Banks use the same credit policies in making commitments as they do for on-balance-sheet instruments.

At December 31, 2000 and 1999, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                             Contract Amount
                                                             ---------------
                                                           2000           1999
                                                           ----           ----
                                                              (In thousands)

Commitments to grant loans .......................        $12,822        $11,231
Unfunded commitments under lines of
    credit .......................................         12,115         11,269
Standby letters of credit ........................          3,426          3,427

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if deemed necessary by the Banks upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include personal residences, accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Banks to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support private borrowing arrangements. All letters of credit are short-term guarantees. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Banks generally hold collateral supporting those commitments if deemed necessary.

To reduce credit risk related to the use of both derivatives and credit-related financial instruments, the Bank might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Banks' credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate.

NOTE 15 - EARNINGS PER COMMON SHARE:

Basic earnings per common share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the year. Diluted earnings per common share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

Earnings per common share have been computed based on the following:

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                     2000                1999                1998
                                                                                     ----                ----                ----
                                                                                                     (In thousands)

Net income .............................................................          $    3,147          $    2,182          $    1,567
                                                                                  ==========          ==========          ==========

Average number of common shares outstanding ............................           3,194,129           3,189,235           3,040,512
Effect of dilutive options .............................................              21,403              25,888              56,550
                                                                                  ----------          ----------          ----------
Average number of common shares outstanding  used to
   calculate diluted earnings per common  share ........................          3,215,532           3,215,123           3,097,062
                                                                                  ==========          ==========          ==========

NOTE 16 - OTHER COMPREHENSIVE INCOME (LOSS):

The components of other comprehensive income (loss) and related tax effects are as follows:

                                                                                                  Years Ended December 31,
                                                                                                  ------------------------
                                                                                        2000                 1999              1998
                                                                                        ----                 ----              ----
                                                                                                       (In thousands)
Unrealized holding gains (losses) on available for
   sale securities .........................................................             $(200)             $(791)             $  56
Less: Reclassification adjustment for gains
   (losses) realized in income .............................................                 -                  -                  -
                                                                                         -----              -----              -----
Net unrealized gains (losses) ..............................................              (200)              (791)                56
Tax effect .................................................................                69                280                 20
                                                                                         -----              -----              -----
Net-of-tax amount ..........................................................              (131)              (511)                36
                                                                                         =====              =====              =====

NOTE 17 - CREDIT RISK CONCENTRATIONS

Concentrations of credit risk arise when a number of customers are engaged in similar business activities, or activities in the same geographic region, or have similar economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic conditions.

The Banks regularly monitor various segments of their credit risk portfolio to assess potential concentration risks and to obtain collateral when considered necessary.

NOTE 18 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair values of financial instruments as disclosed herein:

     Cash  and  cash  equivalents.   The  carrying  amounts  of  cash  and  cash
     equivalents approximate fair values.

     Interest-bearing   deposits   with   banks.   The   carrying   amounts   of
     interest-bearing deposits with banks approximate their fair values.

     Securities available for sale and held to maturity. Fair values for securities, excluding Federal Home Loan Bank and Federal Reserve Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank and Federal Reserve Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank and Federal Reserve Bank. The market values of state and local government securities are established with the assistance of an independent pricing service. The values are based on data which often reflect transactions of relatively small size and are not necessarily indicative of the value of the securities when traded in large volumes.

     Loans held for sale. The carrying amounts approximate their fair values.

     Loans receivable. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (for example, one-to-four family residential) and other consumer loans are based on quoted market
     prices  of  similar   loans  sold,   adjusted  for   differences   in  loan
     characteristics. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Deposit liabilities. The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Short-term borrowings. The carrying amounts of federal funds purchased and borrowings under repurchase agreements, approximate their fair values.

     Federal Home Loan Bank advances. The fair values of the Federal Home Loan Bank advances are estimated using discounted cash flow analyses based on the Corporation's current incremental borrowing rates for similar types of borrowing arrangements.

     Accrued interest. The carrying amounts of accrued interest approximate fair value.

     Off-balance-sheet instruments. Fair values for off-balance-sheet credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standings.

The estimated fair values and related carrying or notional amounts of the Corporation's financial instruments at December 31, 2000 and 1999, are as follows (in thousands of dollars):

                                                                                         2000                         1999
                                                                                         ----                         ----
                                                                               CARRYING        FAIR         CARRYING         FAIR
                                                                                AMOUNT         VALUE         AMOUNT          VALUE
                                                                                ------         -----         ------          -----
Financial assets:
   Cash and cash equivalents ...........................................       $ 18,339       $ 18,339       $ 20,315       $ 20,315
   Interest-bearing deposits with banks ................................            594            594            788            788
   Investment securities ...............................................         53,566         53,412         43,935         43,485
   Loans held for sale .................................................            343            343            269            269
   Loans receivable ....................................................        192,653        197,811        155,153        152,327
   Accrued interest receivable .........................................          2,330          2,330          1,700          1,700

Financial liabilities:
   Deposits ............................................................       $218,811       $218,584       $184,364       $184,228
   Federal funds purchased and
      securities sold under agreements
      to repurchase ....................................................          9,352          9,352          2,782          2,782
   Federal Home Loan Bank advances .....................................         20,350         20,309         19,420         19,324
   Accrued interest payable ............................................          1,224          1,224            770            770

Off-balance-sheet credit related financial instruments:
      Commitments to extend credit .....................................         12,822         12,822       $ 11,231       $ 11,231
      Unfunded commitments under
         lines of credit ...............................................         12,115         12,115         11,269         11,269
      Standby letters of credit ........................................          3,426          3,426          3,427          3,427

NOTE 19 - CONTINGENCIES:

     CLAIMS AND LAWSUITS:

The Corporation is subject at times to claims and lawsuits arising out of the normal course of business which, in the opinion of management, will have no material effect on the Corporation's consolidated financial statements.

NOTE 20 - REGULATORY MATTERS:

The Banks, as national banks, are subject to the dividend restrictions set forth by the Comptroller of the Currency. Under such restrictions, the Banks may not, without the prior approval of the Comptroller of the Currency, declare dividends in excess of the sum of the current year's earnings (as defined) plus the retained earnings (as defined) from the prior two years. The dividends, at December 31, 2000, that the Banks could declare, without the approval of the Comptroller of the Currency, amounted to approximately $4,518,000. In addition, dividends paid by the Banks to the Corporation would be prohibited if the effect thereof would cause the Banks' capital to be reduced below applicable minimum capital requirements.

Under Federal Reserve regulation, the Banks also are limited as to the amount they may loan to the Corporation unless such loans are collateralized by specified obligations. The maximum amount available for transfer from the Banks to the Corporation in the form of loans or advances totaled approximately $4,315,000 at December 31, 2000.

The Corporation (on a consolidated basis) and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on the Corporation's and the Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Banks to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2000, and 1999, that the Corporation and the Banks met all capital adequacy requirements to which they are subject.

As of May 31, 2000, for ONB, April 30, 2000, for SNB and January 31, 2000, for FNB, the most recent notifications from the Office of the Comptroller of the Currency categorized the Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Banks must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since the notifications that management believes have changed the Banks' categories.

The Corporation's and the Banks' actual capital amounts and ratios are also presented in the table (in thousands of dollars).


                                                            MINIMUM REQUIRED                MINIMUM REQUIRED
                                                              FOR CAPITAL                TO BE WELL CAPITALIZED
                                     ACTUAL                ADEQUACY PURPOSES                  UNDER PROMPT
                                     ------                -----------------                   CORRECTIVE
                                                                                            ACTION PROVISIONS
                                                                                            -----------------
                               AMOUNT       RATIO        AMOUNT        RATIO              AMOUNT         RATIO
                               ------       -----        ------        -----              ------         -----
At December 31, 2000:

Tier I Capital (to
   Average Assets):
      Consolidated ........  $ 21,709         8.2%     $ 10,672           4.0%           $ 13,340           5.0%
      ONB .................    11,883         7.7%        6,173           4.0%              7,716           5.0%
      SNB .................     5,893         8.1%        2,910           4.0%              3,638           5.0%
      FNB .................     3,933         9.9%        1,589           4.0%              1,986           5.0%

Tier I Capital (to
   Risk Weighted
   Assets):
      Consolidated ........    21,709        11.1%        7,776           4.0%             11,663           6.0%
      ONB .................    11,833        11.9%        3,978           4.0%              5,966           6.0%
      SNB .................     5,893         9.7%        2,430           4.0%              3,645           6.0%
      FNB .................     3,933        11.5%        1,368           4.0%              2,052           6.0%

Total Capital (to
   Risk Weighted
   Assets):
      Consolidated ........    24,000        12.3%       15,560           8.0%             19,449          10.0%
      ONB .................    13,132        13.2%        7,959           8.0%              9,949          10.0%
      SNB .................     6,628        10.9%        4,865           8.0%              6,081          10.0%
      FNB .................     4,240        12.4%        2,736           8.0%              3,419          10.0%

At December 31, 1999:

Tier I Capital (to
   Average Assets):
      Consolidated ........  $ 20,757         9.4%      $ 8,861           4.0%           $ 11,077           5.0%
      ONB .................    10,667         7.8%        5,485           4.0%              6,857           5.0%
      SNB .................     4,735         7.8%        2,443           4.0%              3,054           5.0%
      FNB .................     3,855        16.5%          933           4.0%              1,166           5.0%

Tier I Capital (to
   Risk Weighted
   Assets):
      Consolidated ........    20,757        13.0%        6,377           4.0%              9,566           6.0%
      ONB .................    10,667        11.7%        3,647           4.0%              5,470           6.0%
      SNB .................     4,735         9.3%        2,027           4.0%              2,841           6.0%
      FNB .................     3,855        23.2%          665           4.0%                998           6.0%

Total Capital (to
   Risk Weighted
   Assets):
      Consolidated ........    22,694        14.2%       12,754           8.0%             15,944          10.0%
      ONB .................    11,808        13.0%        7,293           8.0%              9,117          10.0%
      SNB .................     5,266        10.4%        4,054           8.0%              5,067          10.0%
      FNB .................     4,028        24.2%        1,331           8.0%              1,664          10.0%

NOTE 21 - CONDENSED FINANCIAL STATEMENTS:

Presented below are the condensed financial statements for Community Bankshares, Inc. (Parent Company only) (in thousands of dollars):

COMMUNITY BANKSHARES, INC. (PARENT COMPANY ONLY)

                                                                                                                DECEMBER 31,
                                                                                                                ------------
                                                                                                          2000               1999
                                                                                                          ----               ----
Balance Sheets:
   Assets:
      Cash ...............................................................................              $ 1,194              $ 1,041
      Investment in banking subsidiaries .................................................               21,578               18,746
      Securities available for sale, at fair value .......................................                   50                   50
      Premises and equipment (net of accumulated depreciation
         of $520 in 2000 and $411 in 1999) ...............................................                  235                  292
      Other assets .......................................................................                  138                  166
                                                                                                        -------              -------

                  Total assets ...........................................................               23,195              20,295
                                                                                                        =======              =======

   Liabilities and shareholders' equity:
      Other liabilities ..................................................................              $    56              $    50
      Shareholders' equity ...............................................................               23,139               20,245
                                                                                                        -------              -------

                  Total liabilities and shareholders' equity .............................               23,195               20,295
                                                                                                        =======              =======

                                                                                                      YEAR ENDED DECEMBER 31,
                                                                                                      -----------------------
                                                                                            2000               1999            1998
                                                                                            ----               ----            ----
Statements of Income:
   Income:
      Management fees assessed banking subsidiaries ............................          $ 1,352           $ 1,176          $ 1,141
      Dividends from subsidiaries ..............................................            1,027               872              700
      Interest .................................................................               67                61              138
                                                                                          -------           -------          -------
                  Total ........................................................            2,446             2,109            1,979
                                                                                          -------           -------          -------
   Expenses:
      Salaries and employee benefits ...........................................              842               796              648
      Premises and equipment ...................................................              272               260              230
      Supplies .................................................................               61                59               70
      Director fees ............................................................               22                22               24
      Preopening - FNB .........................................................                -                 -               75
      Other general expenses ...................................................              276               281              258
                                                                                          -------           -------          -------
                  Total ........................................................            1,473             1,418            1,305
                                                                                          -------           -------          -------

Income before income tax (provision) benefit and equity in
   undistributed earnings of banking subsidiaries ..............................              973               691              674
Applicable income tax (provision) benefit ......................................              (28)               60                8
Equity in undistributed earnings of banking subsidiaries .......................            2,202             1,431              885
                                                                                          -------           -------          -------

Net income .....................................................................            3,147             2,182            1,567
                                                                                          =======           =======          =======

                                                                                                   YEAR ENDED DECEMBER 31,
                                                                                                   -----------------------
                                                                                         2000               1999               1998
                                                                                         ----               ----               ----
Statements of Cash Flows:
   Cash flows from operating activities:
      Net income ..........................................................           $ 3,147            $ 2,182            $ 1,567
      Adjustments to reconcile net income to net
         cash provided by operating activities:
            Depreciation and amortization .................................               107                107                106
            Decrease (increase) in other assets ...........................                28                (38)                46
            Increase (decrease) in other liabilities ......................                 6                (90)                85
            Equity in undistributed earnings of banking
                  subsidiaries ............................................            (2,202)            (1,431)              (885)
                                                                                      -------            -------            -------
                  Net cash provided by operating
                     activities ...........................................             1,086                730                919
                                                                                      -------            -------            -------

Cash flows from investing activities:
   Investment in SNB ......................................................              (250)              (500)              (500)
   Investment in FNB ......................................................                 -                  -             (4,500)
   Purchase of premises and equipment .....................................               (50)               (70)              (169)
   Proceeds from maturities of securities
      held to maturity ....................................................                 -                  -                647
                                                                                      -------            -------            -------
                  Net cash used by investing
                      activities ..........................................              (300)              (570)            (4,522)
                                                                                      -------            -------            -------

Cash flows from financing activities:
   Repurchase of stock ....................................................                 -               (630)                 -
   Common stock issued ....................................................                22                189              5,579
   Stock issuance cost ....................................................               (10)                 -                (87)
   Cash dividends paid ....................................................              (645)              (608)              (453)
                                                                                      -------            -------            -------
                  Net cash provided (used) by financing
                     activities ...........................................              (633)            (1,049)             5,039
                                                                                      -------            -------            -------

Net increase (decrease) in cash ...........................................               153               (889)             1,436

Cash at beginning of year .................................................             1,041              1,930                494
                                                                                      -------            -------            -------

Cash at end of year .......................................................             1,194              1,041              1,930
                                                                                      =======            =======            =======

Supplemental disclosures of cash flow information:
   Cash payments for income taxes .........................................           $ 1,780            $ 1,214            $   656
                                                                                      =======            =======            =======

Supplemental schedule of non-cash investing activities:
   Transfer from retained earnings to common stock
      outstanding for the market value of the 5% stock
      dividend ............................................................           $ 1,709            $     -            $     -
                                                                                      =======            =======            =======

NOTE 22 - QUARTERLY DATA (UNAUDITED):

                                                                           YEARS ENDED DECEMBER 31,
                                                                           ------------------------
                                                                  2000                                      1999
                                                                  ----                                      ----
                                                 Fourth     Third     Second      First      Fourth    Third     Second      First
                                                quarter    quarter    quarter    quarter    quarter   quarter    quarter    quarter
                                                -------    -------    -------    -------    -------   -------    -------    -------
                                                                    (In thousands, except per share data)

Interest and dividend income ...............   $ 5,557    $ 5,273    $ 4,888    $ 4,583    $ 4,313    $ 4,092    $ 3,730    $ 3,415
Interest expense ...........................    (2,856)    (2,625)    (2,329)    (2,165)    (1,942)    (1,827)    (1,670)    (1,519)
                                               -------    -------    -------    -------    -------    -------    -------    -------

Net interest income ........................     2,701      2,648      2,559      2,418      2,371      2,265      2,060      1,896
Provision for loan losses ..................      (198)      (152)      (158)      (180)      (173)      (166)      (139)      (134)
                                               -------    -------    -------    -------    -------    -------    -------    -------

Net interest income after
   provision for loan losses ...............     2,503      2,496      2,401      2,238      2,198      2,099      1,921      1,762
Noninterest income .........................       519        464        448        437        323        344        345        305
Noninterest expenses .......................    (1,700)    (1,625)    (1,627)    (1,600)    (1,639)    (1,530)    (1,460)    (1,437)
                                               -------    -------    -------    -------    -------    -------    -------    -------

Income before income taxes .................     1,322      1,335      1,222      1,075        882        913        806        630
Provision for income taxes .................      (517)      (470)      (439)      (381)      (286)      (299)      (263)      (201)
                                               -------    -------    -------    -------    -------    -------    -------    -------

Net income .................................       805        865        783        694        596        614        543        429
                                               =======    =======    =======    =======    =======    =======    =======    =======

Earnings per share
   Basic ...................................   $  0.25    $  0.27    $  0.25    $  0.22    $  0.19    $  0.19    $  0.17    $  0.13
                                               =======    =======    =======    =======    =======    =======    =======    =======

   Diluted .................................   $  0.24    $  0.27    $  0.25    $  0.22    $  0.19    $  0.19    $  0.17    $  0.13
                                               =======    =======    =======    =======    =======    =======    =======    =======





THESE NOTES ARE AN INTEGRAL PART OF THE ACCOMPANYING FINANCIAL STATEMENTS

            COMMUNITY BANKSHARES, INC. - CONSOLIDATED BALANCE SHEETS

         ($ amounts in thousands)                                                                     UNAUDITED
                                                                                                       Sept. 30,        December 31,
                                                                                                         2001               2000
                                                                                                         ----               ----
         ASSETS
Cash and due from other financial institutions:
     Non-interest bearing ..................................................................          $  10,738           $  10,209
     Federal funds sold ....................................................................             18,267               8,130
                                                                                                      ---------           ---------
         Total cash and cash equivalents ...................................................             29,005              18,339
Interest bearing deposits in other banks ...................................................              4,129                 594
Investment securities:
     Securities held to maturity ...........................................................              2,149              12,371
     Securities available for sale .........................................................             33,002              41,195
Loans held for resale ......................................................................                154                 343
Loans ......................................................................................            219,125             195,077
     Less, allowance for loan losses .......................................................             (2,761)             (2,424)
                                                                                                      ---------           ---------
         Net loans .........................................................................            216,364             192,653
Premises and equipment .....................................................................              4,423               4,411
Accrued interest  receivable ...............................................................              1,780               2,330
Deferred income taxes ......................................................................                648                 795
Other real estate owned ....................................................................                267                   -
Other assets ...............................................................................                360                 292
                                                                                                      ---------           ---------
         Total assets ......................................................................          $ 292,281           $ 273,323
                                                                                                      =========           =========

         LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
     Non-interest bearing ..................................................................          $  32,548           $  31,219
     Interest bearing ......................................................................            201,243             187,592
                                                                                                      ---------           ---------
         Total deposits ....................................................................            233,791             218,811
Federal funds purchased and securities
     sold under agreements to repurchase ...................................................             10,976               9,352
Federal Home Loan Bank advances ............................................................             20,280              20,350
Other liabilities ..........................................................................              1,688               1,671
                                                                                                      ---------           ---------
         Total liabilities .................................................................            266,735             250,184
                                                                                                      ---------           ---------
Shareholders' equity:
     Common stock
         No par, authorized shares 12,000,000, issued and
         outstanding 3,204,220 in 2001 and 3,199,180 in 2000 ...............................             15,967              15,928
     Retained earnings .....................................................................              9,463               7,342
     Accumulated other comprehensive income (loss) .........................................                116                (131)
                                                                                                      ---------           ---------
         Total shareholders' equity ........................................................             25,546              23,139
                                                                                                      ---------           ---------

         Total liabilities and shareholders' equity ........................................          $ 292,281           $ 273,323
                                                                                                      =========           =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

   COMMUNITY BANKSHARES, INC. - CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                                                                         Nine months ended Sept. 30,    Three months ended Sept. 30,
                                                                         ---------------------------    ----------------------------
                                                                           2001             2000           2001             2000
                                                                           ----             ----           ----             ----
         ($ amounts in thousands)
Interest and dividend income:
    Interest and fees on loans .................................       $   13,694       $   12,184       $    4,578       $    4,421
    Deposits with other financial institutions .................              144               53               38               25
    Investment securities:
      Interest - U. S. Treasury and
        U. S. Government Agencies ..............................            1,602            2,159              408              727
      Dividends ................................................              118               96               49               36
                                                                       ----------       ----------       ----------       ----------
         Total investment securities ...........................            1,720            2,255              457              763
    Federal funds sold and securities
      purchased under agreements to resell .....................              642              252              188               64
                                                                       ----------       ----------       ----------       ----------
         Total interest and dividend income ....................           16,200           14,744            5,261            5,273
                                                                       ----------       ----------       ----------       ----------

Interest expense:
    Deposits:
      Certificates of deposit of $100,000 or more ..............            1,912            1,666              602              593
      Other ....................................................            5,089            4,473            1,561            1,642
                                                                       ----------       ----------       ----------       ----------
         Total deposits ........................................            7,001            6,139            2,163            2,235
    Federal funds purchased and securities
      sold under agreements to repurchase ......................              212              117               63               53
    Federal Home Loan Bank advances ............................              861              863              265              337
                                                                       ----------       ----------       ----------       ----------
         Total interest expense ................................            8,074            7,119            2,491            2,625
                                                                       ----------       ----------       ----------       ----------
Net interest income ............................................            8,126            7,625            2,770            2,648
Provision for loan losses ......................................              457              490              180              152
                                                                       ----------       ----------       ----------       ----------
Net interest income after provision for loan losses ............            7,669            7,135            2,590            2,496
                                                                       ----------       ----------       ----------       ----------

Non-interest income:
    Service charges on deposit accounts ........................            1,490            1,059              562              363
    Gain on sale of securities .................................               14                -               14                -
    Other ......................................................              483              290              168              101
                                                                       ----------       ----------       ----------       ----------
         Total non-interest income .............................            1,987            1,349              744              464
                                                                       ----------       ----------       ----------       ----------

Non-interest expense:
    Salaries and employee benefits .............................            3,172            2,831            1,070              939
    Premises and equipment .....................................              703              690              232              234
    Other ......................................................            1,447            1,331              531              452
                                                                       ----------       ----------       ----------       ----------
         Total non-interest expense ............................            5,322            4,852            1,833            1,625
                                                                       ----------       ----------       ----------       ----------
Net income before taxes ........................................            4,334            3,632            1,501            1,335
Provision for income taxes .....................................            1,541            1,290              539              470
                                                                       ----------       ----------       ----------       ----------

Net income .....................................................       $    2,793       $    2,342       $      962       $      865
                                                                       ==========       ==========       ==========       ==========

Basic earnings per common share:
    Weighted average shares outstanding ........................        3,201,560        3,194,685        3,200,867        3,194,685
    Net income per common share ................................       $     0.87       $     0.73       $     0.30       $     0.27
Diluted earnings per common share:
    Weighted average shares outstanding ........................        3,222,456        3,216,207        3,220,138        3,216,207
    Net income per common share ................................       $     0.87       $     0.73       $     0.30       $     0.27

             COMMUNITY BANKSHARES, INC. - CONSOLIDATED STATEMENTS OF
                        CHANGES IN SHAREHOLDERS' EQUITY
        for the nine months ended September 30, 2001 and 2000 (Unaudited)
                            ($ amounts in thousands)


                                                                                                       Accumulated
                                                                     Common Stock                          Other            Total
                                                                     ------------           Retained  Comprehensive    Shareholders'
                                                                 Shares        Amount       Earnings   Income (Loss)       Equity
                                                                 ------        ------       --------   -------------       ------
                                                                                   (dollar amounts in thousands)

Balances at Dec. 31, 1999 ................................      3,191,462    $   14,207    $    6,549        $(511)      $   20,245
Comprehensive income:
     Net income ..........................................                                      2,342                         2,342
     Other comprehensive income (loss) net of tax:
     Unrealized gain (loss) on securities ................                                                      88               88
Cash-in-lieu of shares in connection with Jan. 31,
     2000 stock dividend..................................           (137)
Market value of shares issued in
     five percent stock dividend..........................              -         1,709        (1,709)                            -
Shares issued under option agreement .....................          2,520            19                                          19
Costs of stock dividend ..................................                          (10)                                        (10)
Dividends paid ...........................................              -             -          (452)           -             (452)
                                                               ----------    ----------    ----------        -----       ----------
Balances at Sept. 30, 2000 ...............................      3,193,845    $   15,925    $    6,730        $(423)      $   22,232
                                                               ==========    ==========    ==========        =====       ==========

Balances at Dec. 31, 2000 ................................      3,199,180    $   15,928    $    7,342        $(131)      $   23,139
Comprehensive income:
     Net income ..........................................                                      2,793                         2,793
     Other comprehensive income (loss) net of tax:
     Unrealized gain (loss) on securities ................                                                     247              247
Shares issued under option agreement .....................          5,040            39                                          39
Dividends paid ...........................................              -             -          (672)           -             (672)
                                                               ----------    ----------    ----------        -----       ----------
Balances at September 30, 2001 ...........................      3,204,220    $   15,967    $    9,463        $ 116       $   25,546
                                                               ==========    ==========    ==========        =====       ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

 COMMUNITY BANKSHARES, INC. - CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                                                        Nine months ended Sept. 30,
                                                                                                         2001                2000
                                                                                                         ----                ----
                                                                                                       (Dollar amounts in thousands)
Cash flows from operating activities:
Net income .................................................................................           $  2,793            $  2,342
Adjustments to reconcile net income to net cash
     provided (used) by operating activities
      Depreciation .........................................................................                329                 360
      Provision for loan losses ............................................................                457                 490
      Accretion of discounts and amortization of ...........................................                (18)                 (7)
           premiums - investment securities - net
Changes in assets and liabilities:
      Proceeds of sale of loans held for resale ............................................              9,807               4,861
      Origination of loans held for resale .................................................             (9,807)             (4,861)
      (Increase) decrease in interest receivable ...........................................                550                (543)
      Decrease in other assets .............................................................                 79                  62
      Increase in other liabilities ........................................................                 17                 295
                                                                                                       --------            --------
Net cash provided by operating activities ..................................................              4,207               2,999
                                                                                                       --------            --------

Cash flows from investing activities:
      Net (increase) in interest bearing deposits ..........................................             (3,535)               (781)
      Proceeds from maturities of investment ...............................................             11,375               1,500
           securities - held to maturity
      Purchases of investment securities - held to .........................................             (1,153)               (501)
           maturity
      Proceeds from maturities of investment ...............................................             69,658               3,551
           securities - available for sale
      Purchases of investment securities - available .......................................            (61,200)             (8,468)
           for sale
      Net (increase) in loans to customers .................................................            (23,979)            (29,205)
      Purchase of premises and equipment ...................................................               (341)               (212)
      Net (increase) in other real estate ..................................................               (267)                  -
                                                                                                       --------            --------
        Net cash (used) in investing activities ............................................             (9,442)            (34,116)
                                                                                                       --------            --------

Cash flows from financing activities:
      Net increase in demand, savings, and time ............................................             14,980              26,927
           deposits
      Net increase in federal funds purchased and ..........................................              1,624               2,975
           securities sold under agreements to
           repurchase
      (Decrease) in Federal Home Loan Bank advances ........................................                (70)               (370)
      Common stock issued under option plan ................................................                 39                  10
      Dividends paid in cash ...............................................................               (672)               (453)
                                                                                                       --------            --------
        Net cash provided by financing activities ..........................................             15,901              29,089
                                                                                                       --------            --------

Net increase  (decrease) in cash and cash equivalents ......................................             10,666              (2,028)
Cash and cash equivalents-beginning of period ..............................................             18,339              20,315
                                                                                                       --------            --------

Cash and cash equivalents-end of period ....................................................           $ 29,005            $ 18,287
                                                                                                       ========            ========


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

Notes to Unaudited Consolidated Financial Statements

Summary of Significant Accounting Principles

         A summary of significant accounting policies and the audited financial statements for 2000 are included in Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

Principles of Consolidation

         The consolidated financial statements include the accounts of Community Bankshares, Inc. (CBI), the parent company, and Orangeburg National Bank, Sumter National Bank and Florence National Bank, its wholly owned subsidiaries. All significant intercompany items have been eliminated in the consolidated statements.

Management Opinion

         The interim financial statements in this report are unaudited. In the opinion of management, all the adjustments necessary to present a fair statement of the results for the interim period have been made. Such adjustments are of a normal and recurring nature.
         The results of operations for any interim period are not necessarily indicative of the results to be expected for an entire year. These interim financial statements should be read in conjunction with the annual financial statements and notes thereto contained in the 2000 Annual Report on Form 10-K.

Changes in Comprehensive Income Components

         The Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Disclosure as required by the Statement is as follows:

                                                                                          Before-Tax    Tax (Expense)     Net-of-Tax
                                                                                            Amount        or Benefit        Amount
                                                                                            ------        ----------        ------

Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during  period .............................     $(640,000)        $217,000     $(423,000)
                                                                                           ---------         --------     ---------
Other comprehensive income, Sept. 30, 2000 ...........................................     $(640,000)        $217,000     $(423,000)
                                                                                           =========         ========     =========
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) arising during period ..............................      $176,000         $(60,000)     $116,000
                                                                                            --------         ---------     --------
Other comprehensive income, Sept. 30, 2001 ...........................................      $176,000         $(60,000)     $116,000
                                                                                            ========         =========     ========

                PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (Unaudited)

            The following unaudited pro forma combined condensed balance sheet as of September 30, 2001 and unaudited pro forma combined statements of income for the nine months ended September 30, 2001 and the year ended December 31, 2000 combine the historical financial statements of Community Bankshares and Ridgeway Bancshares. The pro forma combined condensed statements give effect to the proposed merger of Ridgeway Bancshares into Community Bankshares as if the merger occurred on September 30, 2001 with respect to the balance sheet and on January 1, 2001 or January 1, 2000, respectively, with respect to the statements of income for the nine months ended September 30, 2001 and the year ended December 31, 2000, respectively. The pro forma combined condensed statements give effect to the proposed merger under the purchase method of accounting.

            The purchase method of accounting requires that all of Ridgeway Bancshares assets and liabilities be adjusted to their estimated fair market values as of the date of acquisition. For purposes of the pro forma combined condensed statements, fair market value of September 30, 2001 assets and liabilities has been estimated by management of Community Bankshares using market information on January 30, 2002. Accordingly, these adjustments are only approximations. Upon consummation of the merger, Community Bankshares will make adjustments as of the date of consummation based on more precise appraisals and estimates.

            The pro forma combined condensed statements also contain adjustments based on assumed interest rates and estimates by Community Bankshares management regarding changes in revenues and expenses that management believes will be achieved after consummation of the merger. Of course, there can be no assurance that such changes will be of the magnitude estimated or that they will occur at all.

            The pro forma financial statements are provided for informational purposes. The pro forma combined condensed statements of income are not necessarily indicative of actual results that would have been achieved had the merger been consummated at the beginning of the periods presented, and is not indicative of future results.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               September 30, 2001
                             (Dollars in thousands)

                                                                                                                          Community
                                                                                                                          Bankshares
                                                                                                                          Pro Forma
                                                          Community Bankshares  Ridgeway Bancshares     Adjustments       Combined
                                                          --------------------  -------------------     -----------       --------
ASSETS
      Cash and federal funds ............................         $ 33,134            $  7,227         $ (4,150)(1)         $ 36,211
      Investments .......................................           35,151              27,222              180(2)            62,553
      Loans, net of allowance ...........................          216,518              40,291              806(2)           257,615
      Premises and equipment ............................            4,423                 756              249(2)             5,428
      Goodwill ..........................................                                                 4,907(3)            4,907
      Core deposit intangible ...........................                                                 1,785(4)            1,785
      Other assets ......................................            3,055               1,167                                 4,222
                                                                                      --------         --------             --------

            Total assets ................................         $292,281            $ 76,663         $  3,777             $372,721
                                                                  ========            ========         ========             ========

LIABILITIES AND EQUITY
      Deposits ..........................................         $233,791            $ 64,899         $    324(2)          $299,014
      Short-term borrowings .............................           10,976               2,833                                13,809
      Long-term borrowings ..............................           20,280                   -                                20,280
      Other liabilities .................................            1,688                 334                                 2,022
      Shareholder equity ................................           25,546               8,597            3,453(5)            37,596
                                                                  --------            --------         --------             --------

            Total liabilities and equity ................         $292,281            $ 76,663         $  3,777             $372,721
                                                                  ========            ========         ========             ========

__________________
(1) To record payment of $4 million to Ridgeway shareholders and $150,000 in estimated direct costs associated with purchase.
(2)  To record estimated market value adjustment.
(3) To record goodwill resulting from purchase plus $150,000 in estimated direct costs associated with purchase.
(4)  To record estimated core deposit intangible.
(5) To record issuance of $12.05 million in Community Bankshares common stock and elimination of $8.597 million in Ridgeway Bancshares equity.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      Nine Months Ended September 30, 2001
                             (Dollars in thousands)

                                                                                                                         Community
                                                                                                                         Bankshares
                                                                                                                         Pro Forma
                                                         Community Bankshares  Ridgeway Bancshares     Adjustments       Combined
                                                         --------------------  -------------------     -----------       --------

Interest income .................................           $ 16,200            $  3,987               $    (78)(1)        $ 20,109
Interest expense ................................             (8,074)             (1,689)                                    (9,763)
                                                                                --------               --------            --------
      Net interest income .......................              8,126               2,298                    (78)             10,346
Provision for loan losses .......................               (457)                (54)                  (511)
Other income ....................................              1,987                 538                    300 (2)           2,825
Other expenses ..................................             (5,322)             (1,685)                   (17)(3)          (7,024)
                                                            --------            --------               --------            --------
      Income before taxes .......................              4,334               1,097                    205               5,636
Income taxes ....................................             (1,541)               (305)                   (74)(4)          (1,920)
                                                            --------            --------               --------            --------

      Net income ................................           $  2,793            $    792               $    131            $  3,716
                                                            ========            ========               ========            ========

________________
(1) To record opportunity cost of $4,150,000 in cash disbursed at an assumed federal funds rate of 2.5%.
(2)  To record estimated income from introduction of new products.
(3)  To  record  estimated   reduction  in  operating  expenses   subsequent  to
     consolidation and amortization of core deposit intangible.
(4)  To record estimated tax effect of projected income increase.


           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                          Year Ended December 31, 2000
                             (Dollars in thousands)

                                                                                                                         Community
                                                                                                                         Bankshares
                                                                                                                         Pro Forma
                                                         Community Bankshares  Ridgeway Bancshares     Adjustments       Combined
                                                         --------------------  -------------------     -----------       --------

Interest income .................................           $ 20,301            $  4,990               $   (104)(1)        $ 25,187
Interest expense ................................             (9,975)             (2,043)                                   (12,018)
                                                                                --------               --------            --------
      Net interest income .......................             10,326               2,947                   (104)             13,169
Provision for loan losses .......................               (688)                (75)                  ____                (763)
Other income ....................................              1,868                 671                    400 (2)           2,939
Other expenses ..................................             (6,552)             (2,138)                   (23)(3)          (8,713)
                                                            --------            --------               --------            --------
      Income before taxes .......................              4,954               1,405                    273               6,632
Income taxes ....................................             (1,807)               (376)                   (98)(4)          (2,281)
                                                            --------            --------               --------            --------

      Net income ................................           $  3,147            $  1,029               $    175            $  4,351
                                                            ========            ========               ========            ========

_____________
(1) To record opportunity cost of $4,150,000 in cash disbursed at an assumed federal funds rate of 2.5%.
(2)  To record estimated income from introduction of new products.
(3)  To  record  estimated   reduction  in  operating  expenses   subsequent  to
     consolidation and amortization of core deposit intangible.
(4)  To record estimated tax effect of projected income increase.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                            RIDGEWAY BANCSHARES, INC.

                                       AND

                           COMMUNITY BANKSHARES, INC.

                          DATED AS OF NOVEMBER 20, 2001

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of November 20, 2001, by and between RIDGEWAY BANCSHARES, INC. ("Ridgeway"), a corporation organized and existing under the Laws of the State of South Carolina, with its principal office located in Ridgeway, South Carolina; and COMMUNITY BANKSHARES, INC. ("CBI"), a corporation organized and existing under the Laws of the State of South Carolina, with its principal office located in Orangeburg, South Carolina.

                                    PREAMBLE

         The Boards of Directors of Ridgeway and CBI believe that the transactions described herein are in the best interests of the parties to this Agreement and their respective shareholders. This Agreement provides for the acquisition of Ridgeway by CBI pursuant to the merger of Ridgeway with and into CBI. At the effective time of the merger, the outstanding shares of the capital stock of Ridgeway shall be converted into shares of the common stock of CBI and cash (except as provided herein). As a result, shareholders of Ridgeway shall become shareholders of CBI, and each of the subsidiaries of Ridgeway shall continue to conduct its business and operations as a subsidiary of CBI. The transactions described in this Agreement are subject to the approvals of the shareholders of CBI and Ridgeway, the Board of Governors of the Federal Reserve System and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Internal Revenue Code.

         As a condition and inducement to CBI's willingness to enter into this Agreement, Ridgeway's directors are executing and delivering to CBI an agreement (a "Support Agreement"), in substantially the form of Exhibit 1. As a condition and inducement to Ridgeway 's willingness to enter into this Agreement, CBI 's directors are executing and delivering to Ridgeway an agreement (a "Support Agreement"), in substantially the form of Exhibit 2.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW,   THEREFORE,   in  consideration  of  the  above  and  the  mutual
warranties, representations, covenants, and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE 1

                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Ridgeway shall be merged with and into CBI in accordance with the provisions of Section 33-11-101 of the SCBCA and with the effect provided in Section 33-11-106 of the SCBCA (the "Merger"). CBI shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of Ridgeway and CBI.

         1.2 Time and Place of Closing. The consummation of the Merger (the "Closing") shall take place at 9:00 A.M. on the date that the Effective Time occurs (or the immediately preceding day if the Effective Time is earlier than

9:00 A.M.), or at such other time as the Parties, acting through their duly authorized officers, may mutually agree. The place of Closing shall be at such location as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and the other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger containing the Plan of Merger attached hereto as Exhibit 3 shall become effective with the Secretary of State of the State of South
Carolina (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon by the duly authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which the last of the following occurs: (i) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, (ii) the date on which the shareholders of Ridgeway approve the matters relating to this Agreement required to be approved by such shareholders by applicable Law or, (iii) the date on which the shareholders of CBI approve the matters relating to this Agreement required to be approved by such shareholders by applicable Law, or such later day within 30 days thereof as may be specified by CBI.

         1.4 Execution of Support Agreements. Simultaneously with the execution of this Agreement and as a condition hereto, the directors of Ridgeway are each executing and delivering to CBI, and the directors of CBI are each executing and delivering to Ridgeway, a Support Agreement.

                                    ARTICLE 2

                                 TERMS OF MERGER

         2.1 Articles of Incorporation. The Articles of Incorporation of CBI in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of CBI in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation after the Effective Time until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of CBI in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of CBI in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                    ARTICLE 3

                           MANNER OF CONVERTING SHARES

         3.1 Conversion of Shares. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of CBI or Ridgeway, or the shareholders of either of the foregoing, the shares of the constituent corporations shall be converted as follows:

         (a) Each share of CBI Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

         (b) Each share of Ridgeway Common Stock, excluding shares held by any Ridgeway Company or any CBI Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, issued and outstanding at the Effective Time shall be converted into 25 shares of CBI Common Stock plus the right to receive $100.00 cash (subject to the election as set forth in Section 3.1(c) of the Agreement, the "Exchange Ratio").

         (c) Holders of Ridgeway Common Stock shall be provided with an opportunity to elect to receive either (i) cash in lieu of receiving CBI Common Stock with respect to a specified number of shares of Ridgeway Common Stock ("Cash Election Shares") or (ii) CBI Common Stock in lieu of receiving cash with respect to a specified number of shares of Ridgeway Common Stock ("Stock Election Shares") in accordance with the procedures set forth below. An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing Ridgeway Common Stock (the "Old Certificates") shall pass, only upon proper delivery of such Old Certificates to an exchange agent designated by CBI (the "Exchange Agent")) in such form as CBI and Ridgeway shall mutually agree (the "Election Form") shall be mailed as soon as reasonably practicable after the Effective Time or on such other date as Ridgeway and CBI shall mutually agree (the "Mailing Date") to each holder of record of Ridgeway Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date"). Ridgeway shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein. Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instructions) of Ridgeway Common Stock to elect to designate all or a portion of such holder's Ridgeway Common Stock as either Cash Election Shares or Stock Election Shares. Any shares of Ridgeway Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. on the 20th day following the Mailing Date (or such other time and date as CBI and Ridgeway may mutually agree) (the "Election Deadline") shall be converted into the Exchange Ratio as set forth in Section 3.1(b) of this Agreement (such shares being referred to as "No Election Shares"). Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and bond regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Ridgeway Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Ridgeway Common Stock represented by such Election Form shall become No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to: determine whether any election, revocation or change has been properly or timely made; disregard immaterial defects in the Election Forms; and determine the amount of any proration of stock or cash. Any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither CBI nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form. Within five business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon after the Effective Time as practicable, CBI shall cause the Exchange Agent to effect the allocation among the holders of Ridgeway Common Stock in accordance with the Election Forms as follows:

         (i) The Exchange Agent will (x) multiply the product of 25 times the number of Cash Election Shares (the "Available Stock") by the Average Closing Price to determine the value of the Available Stock (the "Available Stock Value") and (y) multiply the number of Stock Election Shares by $100.00 to determine the amount of available cash (the "Available Cash").

         (ii) If the amount of Available Cash exceeds the Available Stock Value, then the Available Stock shall be distributed pro rata to the Stock Election Shares pursuant to a formula or process agreed upon by CBI and the Bank of Ridgeway. To the extent that the value of CBI Common Stock (computed using the Average Closing Price) so distributed to a holder of Stock Election Shares is less than $100.00 per Stock Election Share held, such holder shall receive the difference in cash.

         (iii) If the Available Stock Value exceeds the amount of Available Cash, then the Available Cash shall be distributed pro rata to the Cash Election Shares pursuant to a formula or process agreed upon by CBI and the Bank of Ridgeway. To the extent that the number of shares of CBI Common Stock distributed to a holder of Cash Election Shares is less than 25 shares per Cash Election Share held, such holder shall receive the value of the difference (computed using the Average Closing Price) in cash in addition to $100.00 per share of the Cash Election Shares.

         3.2 Anti-Dilution Provisions. In the event Ridgeway changes the number of shares of Ridgeway Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock, the Exchange Ratio shall be proportionately adjusted. In the event CBI changes the number of shares of CBI Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Ridgeway or CBI. Each of the shares of Ridgeway Common Stock held by any Ridgeway Company or by any CBI Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Dissenting Shareholders. Any holder of shares of Ridgeway Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Chapter 13 of the SCBCA shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, however, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the SCBCA and surrendered to the Surviving Corporation the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Ridgeway fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, CBI shall issue and deliver the consideration to which such holder of shares of Ridgeway Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of Ridgeway Common Stock held by such holder. Ridgeway will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting shareholders. Upon satisfaction of all claims of dissenting shareholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Ridgeway or the Surviving Corporation.

         3.5 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Ridgeway Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of CBI Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to a fractional part of a share of CBI Common Stock multiplied by the market value of one share of CBI Common Stock at the Effective Time. The market value of one share of CBI Common Stock at the Effective Time shall be the last sale price of CBI Common Stock at the close of regular trading on the AMEX (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source agreed to by Ridgeway and CBI) on the last trading day preceding the Effective Time on which shares of CBI Common Stock were traded. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                    ARTICLE 4

                               EXCHANGE OF SHARES

         4.1  Exchange Procedures.

         (a) As soon as reasonably practicable after the Effective Time or such other date as Ridgeway and CBI shall mutually agree, CBI and Ridgeway shall cause the Exchange Agent to mail to the former shareholders of Ridgeway appropriate transmittal materials described in Section 3.1(c). After the Effective Time, each holder of shares of Ridgeway Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Section 33-13-210 of the SCBCA) issued and outstanding at the Effective Time promptly upon surrender of the certificate or certificates representing such shares to the Exchange Agent, shall receive in exchange therefor the consideration provided in Sections
3.1 and 3.5 of this Agreement, together with all undelivered dividends and other distributions in respect of such shares (without interest thereon) pursuant to
Section 4.2 of this Agreement. To the extent required by Section 3.5 of this Agreement, each holder of shares of Ridgeway Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of CBI Common Stock to which such holder may be otherwise entitled (without interest). Until so surrendered, each outstanding certificate of Ridgeway Common Stock shall be deemed for all purposes, other than as provided below with respect to the payment of dividends or other distributions payable to the holders of shares of CBI Common Stock, to represent the consideration into which the number of shares of Ridgeway Common Stock represented thereby prior to the Effective Time shall have been converted. CBI shall not be obligated to deliver the consideration to which any former holder of Ridgeway Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Ridgeway Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Ridgeway Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither the Surviving Corporation, Ridgeway, nor the Exchange Agent shall be liable to a holder of Ridgeway Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Ridgeway Shareholders. At the Effective Time, the stock transfer books of Ridgeway shall be closed as to holders of Ridgeway Common Stock immediately prior to the Effective Time and no transfer of Ridgeway Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Ridgeway Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights of appraisal as contemplated by
Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Section 33-13-210 of the SCBCA) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.5 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Ridgeway in respect of such shares of Ridgeway Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. To the extent permitted by Law, former shareholders of record of Ridgeway Common Stock at the Effective Time (other than holders of shares as to which dissenters' rights of appraisal as contemplated by Section 3.4 of this Agreement have been perfected and not withdrawn or forfeited under Section 33-13-210 of the SCBCA) shall be entitled to vote after the Effective Time at any meeting of CBI shareholders the number of whole shares of CBI Common Stock into which their respective shares of Ridgeway Common Stock are converted, regardless of whether such holders have exchanged their certificates representing Ridgeway Common Stock for certificates representing CBI Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by CBI on the CBI Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of CBI Common Stock issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of CBI Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Ridgeway Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such Ridgeway Common Stock certificate, both the CBI Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered dividends and cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF RIDGEWAY

         Ridgeway  hereby  represents  and  warrants,   except  as  specifically
disclosed in a section of the Ridgeway Disclosure Memorandum corresponding to the relevant section of this Article 5, to CBI as follows:

              5.1 Organization, Standing, and Power. Ridgeway is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. Ridgeway is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         5.2  Authority; No Breach of Agreement.

         (a) Ridgeway has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Ridgeway's duly constituted Board of Directors) in respect thereof on the part of Ridgeway, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Ridgeway Common Stock entitled to vote thereon, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Ridgeway. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of Ridgeway, enforceable against Ridgeway in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by Ridgeway, nor the consummation by Ridgeway of the transactions contemplated hereby, nor compliance by Ridgeway with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Ridgeway's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Ridgeway Company under, any Contract or Permit of any Ridgeway Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway, or (iii) subject to receipt of the requisite Consents referred to in
Section 9.1(b) of this Agreement, violate any Law or Order applicable to any Ridgeway Company or any of their respective Material Assets, which violation is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or both with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Ridgeway of the Merger and the other transactions contemplated in this Agreement.

         5.3  Capital Stock.

         (a) The authorized capital stock of Ridgeway consists, as of the date of this Agreement, of 40,000 shares of Ridgeway Common Stock, of which, as of the date of this Agreement, (i) 40,000 shares were issued and outstanding, no shares held in treasury and (ii) no shares of Ridgeway Common Stock were issuable pursuant to outstanding awards under stock plans, and not more than 40,000 shares of Ridgeway Common Stock will be issuable or issued and outstanding at the Effective Time. All of the issued and outstanding shares of Ridgeway Common Stock are duly and validly issued and outstanding and are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the SCBCA. None of the outstanding shares of Ridgeway Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of Ridgeway.

         (b) There is no Ridgeway Stock Plan and there are no shares of capital stock or other equity securities of Ridgeway outstanding and no outstanding Rights relating to the capital stock of Ridgeway.

         5.4 Ridgeway Subsidiaries. Ridgeway has disclosed in Section 5.4 of the Ridgeway Disclosure Memorandum all of the Ridgeway Subsidiaries as of the date of this Agreement. Ridgeway or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each Ridgeway Subsidiary. No equity securities of any Ridgeway Subsidiary are or may become required to be issued (other than to another Ridgeway Company) by reason of any Rights, and there are no Contracts by which any Ridgeway Subsidiary is bound to issue (other than to another Ridgeway Company) additional shares of its capital stock or Rights or by which any Ridgeway Company is or may be bound to transfer any shares of the capital stock of any Ridgeway Subsidiary (other than to another Ridgeway Company). There are no Contracts relating to the rights of any Ridgeway Company to vote or to dispose of any shares of the capital stock of any Ridgeway Subsidiary. All of the shares of capital stock of each Ridgeway Subsidiary held by a Ridgeway Company are fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking

Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Ridgeway Company, except as set forth in Section 5.4 of the Ridgeway Disclosure Memorandum, free and clear of any Lien. Each Ridgeway Subsidiary is a bank or a corporation, and is duly organized, validly existing, and (if applicable) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Ridgeway Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway. Each Ridgeway Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund to the fullest extent permitted by Law.

         5.5 Financial Statements. Ridgeway has disclosed in Section 5.5 of the Ridgeway Disclosure Memorandum, and has delivered to CBI copies of, all Ridgeway Financial Statements prepared for periods ended prior to the date of this Agreement and will deliver to CBI copies of all Ridgeway Financial Statements prepared subsequent to the date of this Agreement. The Ridgeway Financial Statements (as of the dates thereof and for the periods covered thereby) (i) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the Ridgeway Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with past business practices, and (ii) present or will present, as the case may be, fairly the consolidated financial position of the Ridgeway Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the Ridgeway Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end or audit adjustments which were not or are not expected to be Material in amount or effect).

         5.6 Absence of Undisclosed Liabilities. No Ridgeway Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway, except Liabilities to the extent accrued or reserved against in the consolidated balance sheets of Ridgeway as of September 30, 2001, included in the Ridgeway Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to September 30, 2001, and Liabilities to be incurred in connection with the transactions contemplated by this Agreement. No Ridgeway Company has incurred or paid any Liability since September 30, 2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practices and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         5.7 Absence of Certain Changes or Events. Since September 30, 2001, except as disclosed in the Ridgeway Financial Statements delivered prior to the date of this Agreement or as otherwise disclosed in the Ridgeway Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         5.8  Tax Matters.

         (a) Since December 31, 1994, all Tax Returns required to be filed by or on behalf of any of the Ridgeway Companies have been timely filed, or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 2000, and all Tax Returns filed are complete and accurate in all Material respects. All Tax Returns for periods ending on or before the date of the most recent fiscal year end immediately preceding the Effective Time will be timely filed or requests for extensions will be timely filed. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on Ridgeway, except to the extent reserved against in the Ridgeway Financial Statements dated prior to the date of this Agreement. All Taxes due with respect to completed and settled examinations or concluded Litigation with respect to Taxes have been paid.

         (b) None of the Ridgeway Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

         (c) Adequate provision for any Material Taxes due or to become due for any of the Ridgeway Companies for the period or periods through and including the date of the respective Ridgeway Financial Statements has been made in accordance with GAAP and is reflected on such Ridgeway Financial Statements.

         (d) Each of the Ridgeway Companies is in Material compliance with, and its records contain the information and documents (including properly completed IRS Forms W-9) necessary to comply with, in all Material respects, applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

         (e) None of the Ridgeway Companies has made any payments, is obligated to make any payments, or is a party to any contract, agreement, or other arrangement that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

         (f) There are no Material Liens with respect to Taxes upon any of the Assets of the Ridgeway Companies.

         (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Ridgeway Companies that occurred during or after any Taxable Period in which the Ridgeway Companies incurred a net operating loss that carries over to any Taxable Period ending after December 31, 2000.

         (h) After the date of this Agreement, no Material election with respect to Taxes will be made without the prior consent of CBI, which consent will not be unreasonably withheld.

         (i) No Ridgeway Company has or has had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

         (j) No Ridgeway Company has filed any consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

         5.9 Assets. The Ridgeway Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets other than such defects and Liens which are not reasonably likely to have a Material Adverse

Effect on Ridgeway. All tangible properties used in the businesses of the Ridgeway Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with Ridgeway's past practices, except as would not be reasonably likely to have a Material Adverse Effect on Ridgeway. All Assets which are Material to Ridgeway's business on a consolidated basis, held under leases or subleases by any of the Ridgeway Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The Ridgeway Companies currently maintain insurance in amounts, scope and coverage reasonably necessary for their operations. None of the Ridgeway Companies has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be Materially reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. The Assets of the Ridgeway Companies include all Material Assets required to operate the business of the Ridgeway Companies as presently conducted.

         5.10  Environmental Matters.

          (a) Each Ridgeway Company, its Participation Facilities, and its Loan Properties are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         (b) There is no Litigation pending or, to the Knowledge of Ridgeway, threatened before any court, governmental agency, or authority, or other forum in which any Ridgeway Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a site owned, leased, or operated by any Ridgeway Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         (c) There is no Litigation pending, or to the Knowledge of Ridgeway, threatened before any court, governmental agency, or board, or other forum in which any of its Loan Properties (or Ridgeway in respect of such Loan Property) has been or, with respect to threatened Litigation, may reasonably be expected to be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         (d) To the Knowledge of Ridgeway, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         (e) To the Knowledge of Ridgeway, during the period of (i) any Ridgeway Company's ownership or operation of any of their respective current properties,
(ii) any Ridgeway Company's participation in the management of any Participation Facility, or (iii) any Ridgeway Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway. Prior to the period of (i) any Ridgeway Company's ownership or operation of any of their respective current properties, (ii) any Ridgeway

Company's  participation  in the management of any  Participation  Facility,  or
(iii) any Ridgeway Company's holding of a security interest in a Loan Property, to the Knowledge of Ridgeway, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         5.11 Compliance with Laws. Ridgeway is duly registered as a bank holding company under the BHC Act. Each Ridgeway Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway. None of the Ridgeway Companies:

         (a) is in violation of any Material Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway; and

         (b) has received any written notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Ridgeway Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway,
(ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway, or (iii) requiring any Ridgeway Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any Material manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.12 Labor Relations. No Ridgeway Company is the subject of any Litigation asserting that it or any other Ridgeway Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel it or any other Ridgeway Company to bargain with any labor organization as to wages or conditions of employment, nor is any Ridgeway Company a party to or bound by any collective bargaining agreement, Contract, or other agreement or understanding with a labor union or labor organization, nor is there any strike or other labor dispute involving any Ridgeway Company, pending or, to the Knowledge of Ridgeway, threatened, or to the Knowledge of Ridgeway, is there any activity involving any Ridgeway Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

         5.13  Employee Benefit Plans.

         (a) Ridgeway has disclosed in Section 5.13 of the Ridgeway Disclosure Memorandum, and has delivered or made available to CBI prior to the execution of this Agreement correct and complete copies in each case of all Ridgeway Benefit Plans. For purposes of this Agreement, "Ridgeway Benefit Plans" means all Material written pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other Material written employee programs or agreements, all medical, vision, dental, or other written health plans, all life insurance plans, and all other Material written employee benefit plans or fringe benefit plans, including written "employee benefit plans" as that term is defined in

Section 3(3) of ERISA, maintained by, sponsored in whole or in part by, or contributed to by, any Ridgeway Company for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate. Any of the Ridgeway Benefit Plans which is an "employee welfare benefit plan," as that term is defined in Section 3(l) of ERISA, or an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Ridgeway ERISA Plan." Any Ridgeway ERISA Plan which is also subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA, is referred to herein as a "Ridgeway Pension Plan." Neither Ridgeway nor any Ridgeway Company has an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)). Each "employee pension benefit plan," as defined in Section 3(2) of ERISA, ever maintained by any Ridgeway Company, that was intended to qualify under Section 401(a) of the Internal Revenue Code is disclosed as such in Section 5.13 of the Ridgeway Disclosure Memorandum.

         (b) Ridgeway has delivered or made available to CBI prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Ridgeway Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Ridgeway Benefit Plans or amendments, the most recent determination letters, and all Material rulings, Material opinion letters, Material information letters, or Material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1994, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Ridgeway Benefit Plan with respect to the most recent plan year and (iv) the most recent summary plan descriptions and any Material modifications thereto.

         (c) All Ridgeway Benefit Plans are in compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws, other than instances of noncompliance which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway. Each Ridgeway ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Ridgeway, there are no circumstances likely to result in revocation of any such favorable determination letter. Each trust created under any Ridgeway ERISA Plan has been determined to be exempt from Tax under Section 501(a) of the Internal Revenue Code and Ridgeway is not aware of any circumstance which will or could reasonably result in revocation of such exemption. With respect to each Ridgeway Benefit Plan to the Knowledge of Ridgeway, no event has occurred which will or could reasonably give rise to a loss of any intended Tax consequences under the Internal Revenue Code or to any Tax under Section 511 of the Internal Revenue Code that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Ridgeway. There is no Material pending or, to the Knowledge of Ridgeway, threatened Litigation relating to any Ridgeway ERISA Plan.

         (d) No Ridgeway Company has engaged in a transaction with respect to any Ridgeway Benefit Plan that, assuming the Taxable Period of such transaction expired as of the date of this Agreement, would subject any Ridgeway Company to a Material tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway. Neither Ridgeway nor, to the knowledge of Ridgeway, any administrator or fiduciary of any Ridgeway Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner with respect to any Ridgeway Benefit Plan which could subject Ridgeway to any direct or indirect Liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary, or other duty under ERISA, where such Liability, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Ridgeway.

No oral or written representation or communication with respect to any aspect of the Ridgeway Benefit Plans has been made to employees of any Ridgeway Company which is not in conformity with the written or otherwise preexisting terms and provisions of such plans, where any Liability resulting from such non-conformity is reasonably likely to have a Material Adverse Effect on Ridgeway.

         (e) No Ridgeway Pension Plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the fair market value of the Assets of any such plan is equal to or exceeds the actuarial present value of all accrued benefits under such plans (whether vested or not), based upon the actuarial assumptions used to prepare the most recent actuarial reports for such plans; and to the Knowledge of Ridgeway, since the date of the most recent actuarial valuation, no event has occurred which would be reasonably expected to change any such funded status in a way that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway. Neither any Ridgeway Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any Ridgeway Company, or the single-employer plan of any entity which is considered one employer with Ridgeway under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (a "Ridgeway ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, based upon the actuarial assumptions used to prepare the most recent actuarial reports for such plans. All required contributions with respect to any Ridgeway Pension Plan or any single-employer plan of an Ridgeway ERISA Affiliate have been timely made and there is no lien or expected to be a lien under Internal Revenue Code Section 412(n) or ERISA Section 302(f) or Tax under Internal Revenue Code Section 4971. No Ridgeway Company has provided, or is required to provide, security to an Ridgeway Pension Plan or to any single-employer plan of an Ridgeway ERISA Affiliate pursuant to Section 401(a)(29) of the Internal Revenue Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Ridgeway, except to the extent any failure to timely pay would not have a Material Adverse Effect on Ridgeway.

         (f) No Liability under Title IV of ERISA has been or is expected to be incurred by any Ridgeway Company with respect to any defined benefit plan currently or formerly maintained by any of them or by any Ridgeway ERISA Affiliate that has not been satisfied in full (other than Liability for Pension Benefit Guaranty Corporation premiums which have been paid when due, except for Liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Ridgeway).

         (g) No Ridgeway Company has any obligations for retiree health and retiree life benefits under any of the Ridgeway Benefit Plans other than with respect to benefit coverage mandated by applicable Law.

         (h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, by themselves, (i) result in any payment (including, without limitation, severance, golden parachute, or otherwise) becoming due to any director or any employee of any Ridgeway Company from any Ridgeway Company under any Ridgeway Benefit Plan or otherwise, other than by operation of Law, (ii) increase any benefits otherwise payable under any Ridgeway Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

         5.14 Material Contracts. Except as set forth in Section 5.14 of the Ridgeway Disclosure Memorandum, none of the Ridgeway Companies, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $50,000, (ii) any Contract relating to the borrowing of money by any Ridgeway Company or the guarantee by any Ridgeway Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business), and (iii) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by Ridgeway with the SEC as of the date of this Agreement if Ridgeway were required to file a Form 10-K with the SEC (together with all Contracts referred to in Sections 5.9 and 5.13(a) of this Agreement, the "Ridgeway

Contracts"). With respect to each Ridgeway Contract: (i) the Contract is in full force and effect; (ii) no Ridgeway Company is in Default thereunder, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway; (iii) no Ridgeway Company has repudiated or waived any Material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Ridgeway, in Default in any respect, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway, or has repudiated or waived any Material provision thereunder. Except for Federal Home Loan Bank advances, all of the indebtedness of any Ridgeway Company for money borrowed is prepayable at any time by such Ridgeway Company without penalty or premium.

         5.15  Legal Proceedings.

         (a) There is no Litigation instituted or pending, or, to the Knowledge of Ridgeway, threatened against any Ridgeway Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Ridgeway Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         (b) Section 5.15(b) of the Ridgeway Disclosure Memorandum includes a summary report of all Litigation as of the date of this Agreement to which any Ridgeway Company is a party and which names a Ridgeway Company as a defendant or cross-defendant.

         5.16 Reports. Since December 31, 1996, or the date of organization if later, each Ridgeway Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Ridgeway.

         5.17 Statements True and Correct. None of the information supplied or to be supplied by any Ridgeway Company or any Affiliate thereof regarding Ridgeway or such Affiliate for inclusion in the Registration Statement to be filed by CBI with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by any Ridgeway Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Ridgeway's shareholders in connection with the Shareholders' Meeting will, when first mailed to the shareholders of Ridgeway, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any Ridgeway Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         5.18 Tax and Regulatory Matters. No Ridgeway Company or any Affiliate thereof has taken or agreed to take any action, and Ridgeway has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of Ridgeway there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

         5.19 Intellectual Property. All of the Intellectual Property rights of Ridgeway and the Ridgeway Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Ridgeway, there currently are not, any Defaults thereunder by Ridgeway or a Ridgeway Subsidiary. Ridgeway or a Ridgeway Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement, except for such Liens or claims of infringement which would not reasonably be expected to have a Material Adverse Effect on Ridgeway. Neither Ridgeway nor any of the Ridgeway Subsidiaries nor, to the Knowledge of Ridgeway, their respective predecessors has infringed the Intellectual Property rights of others and, to the Knowledge of Ridgeway, none of the Intellectual Property rights as used in the business conducted by Ridgeway or the Ridgeway Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement, in each case, except as would not reasonably be expected to have a Material Adverse Effect on Ridgeway. Neither Ridgeway nor any of the Ridgeway Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property other than in the ordinary course of business. Ridgeway or a Ridgeway Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using, or in connection with performance of any Material Contract to which it is a party. No officer, director, or employee of Ridgeway or the Ridgeway Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, in each case, other than with Ridgeway or any of the Ridgeway Subsidiaries.

         5.20 State Takeover Laws. Subject to Ridgeway's right to alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, each Ridgeway Company has taken all necessary action, if any, to exempt the transactions contemplated by this Agreement from any applicable "moratorium," "control share," "fair price," "business combination," or other anti-takeover laws and regulations of the State of South Carolina (collectively, "Takeover Laws").

         5.21 Charter Provisions. Each Ridgeway Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Articles of Incorporation or Bylaws or, subject to Ridgeway's right to alter its recommendation in accordance with the proviso set forth in the fourth sentence of Section 8.1 of this Agreement, restrict or impair the ability of CBI to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of any Ridgeway Company that may be directly or indirectly acquired or controlled by it.

         5.22 Support Agreements. Each of the directors of Ridgeway has executed and delivered to CBI a Support Agreement in substantially the form attached as
Exhibit 1 to this Agreement.

         5.23 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for Ridgeway's own account, or for the account of one or more the Ridgeway Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

                                    ARTICLE 6

                      REPRESENTATIONS AND WARRANTIES OF CBI

         CBI hereby represents and warrants to Ridgeway as follows:

         6.1 Organization, Standing, and Power. CBI is a corporation duly organized, validly existing, and in good standing under the Laws of the State of South Carolina, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Material Assets. CBI is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI.

         6.2  Authority; No Breach of Agreement.

         (a) CBI has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of CBI, subject to the approval of this Agreement by the holders of two-thirds of the outstanding shares of CBI Common Stock entitled to vote thereon, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by CBI. This Agreement represents a legal, valid, and binding obligation of CBI, enforceable against CBI in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

         (b) Neither the execution and delivery of this Agreement by CBI, nor the consummation by CBI of the transactions contemplated hereby, nor compliance by CBI with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of CBI's Articles of Incorporation or Bylaws, (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any CBI Company under, any Contract or Permit of any CBI Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any CBI Company or any of their respective Material Assets.

         (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the AMEX, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, or under the HSR Act, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI, no notice to, filing with, or

Consent of, any public body or authority is necessary for the consummation by CBI of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. The authorized capital stock of CBI consists, as of the date of this Agreement, of 12,000,000 shares of CBI Common Stock, of which 3,299,674 shares were issued and outstanding as of November 1, 2001. All of the issued and outstanding shares of CBI Common Stock are, and all of the shares of CBI Common Stock to be issued in exchange for shares of Ridgeway Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and, except as expressly provided otherwise under applicable Law, nonassessable under the SCBCA. None of the outstanding shares of CBI Common Stock has been, and none of the shares of CBI Common Stock to be issued in exchange for shares of Ridgeway Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of CBI.

         6.4 CBI Subsidiaries. CBI or one of its Subsidiaries owns all of the issued and outstanding shares of capital stock of each CBI Subsidiary. No equity securities of any CBI Subsidiary are or may become required to be issued (other than to another CBI Company) by reason of any Rights, and there are no Contracts by which any CBI Subsidiary is bound to issue (other than to another CBI Company) additional shares of its capital stock or Rights or by which any CBI Company is or may be bound to transfer any shares of the capital stock of any CBI Subsidiary (other than to another CBI Company). There are no Contracts relating to the rights of any CBI Company to vote or to dispose of any shares of the capital stock of any CBI Subsidiary. All of the shares of capital stock of each CBI Subsidiary held by a CBI Company are fully paid and, except as provided in statutes pursuant to which depository institution Subsidiaries are organized, except as expressly provided otherwise under applicable Law, nonassessable under the applicable corporate or banking Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the CBI Company free and clear of any Lien. Each CBI Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each CBI Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI. Each CBI Subsidiary that is a depository institution is an "insured depository institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Bank Insurance Fund to the fullest extent permitted by Law.

         6.5  SEC Filings; Financial Statements.

         (a) CBI has filed and made available to Ridgeway all forms, reports, and documents required to be filed by CBI with the SEC since January 1 of the second complete fiscal year preceding the date of this Agreement (collectively, the "CBI SEC Reports"). The CBI SEC Reports (i) at the time filed, complied in all Material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a Material fact or omit to state a Material fact required to be stated in such CBI SEC Reports or necessary in order to make the statements in such CBI SEC Reports, in light of the circumstances under which they were made, not misleading. Except for CBI Subsidiaries that are registered as a broker, dealer, or investment adviser or filings required due to fiduciary holdings of the CBI Subsidiaries, none of CBI Subsidiaries is required to file any forms, reports, or other documents with the SEC.

         (b) Each of the CBI Financial Statements (including, in each case, any related notes) contained in the CBI SEC Reports, including any CBI SEC Reports filed after the date of this Agreement until the Effective Time, complied or will comply as to form in all Material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and fairly presented or will fairly present the consolidated financial position of CBI and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end and audit adjustments which were not or are not expected to be Material in amount or effect.

         6.6 Absence of Undisclosed Liabilities. No CBI Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI, except Liabilities which are accrued or reserved against in the consolidated balance sheets of CBI as of September 30, 2001, included in the CBI Financial Statements or reflected in the notes thereto, Liabilities incurred in the ordinary course of business subsequent to September 30, 2001, and Liabilities to be incurred in connection with the transactions contemplated by the Agreement. No CBI Company has incurred or paid any Liability since September 30, 2001, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI.

         6.7 Absence of Certain Changes or Events. Since September 30, 2001, except as disclosed in the CBI Financial Statements delivered prior to the date of this Agreement, there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI.

         6.8 Compliance with Laws. CBI is duly registered as a bank holding company under the BHC Act. Each CBI Company has in effect all Permits necessary for it to own, lease, or operate its Material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI. None of the CBI Companies:

         (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI; and

         (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any CBI Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI, or
(iii) requiring any CBI Company (x) to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or (y) to adopt any Board resolution or similar undertaking, which restricts Materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.9 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of CBI, threatened against any CBI Company, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any CBI Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI.

         6.10 Reports. Since December 31, 1996, or the date of organization if later, each CBI Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with any Regulatory Authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on CBI. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all Material respects with all applicable Laws.

         6.11 Statements True and Correct. None of the information supplied or to be supplied by any CBI Company or any Affiliate thereof regarding CBI or such Affiliate for inclusion in the Registration Statement to be filed by CBI with the SEC will, when the Registration Statement becomes effective, contain any untrue statement of a Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any CBI
Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to Ridgeway's shareholders in connection with the Shareholders' Meeting, will, when first mailed to the shareholders of Ridgeway, contain any misstatement of Material fact, or omit to state any Material fact required to be stated thereunder or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, omit to state any Material fact required to be stated thereunder or necessary to correct any Material statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any CBI Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all Material respects with the provisions of applicable Law.

         6.12 Tax and Regulatory Matters. No CBI Company or any Affiliate thereof has taken or agreed to take any action, and CBI has no Knowledge of any fact or circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) Materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement. To the Knowledge of CBI there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner.

         6.13 Support Agreements. Each of the directors of CBI has executed and delivered to Ridgeway a Support Agreement in substantially the form attached as
Exhibit 2 to this Agreement.

         6.14 Derivatives. All interest rate swaps, caps, floors, option agreements, futures and forward contracts, and other similar risk management arrangements, whether entered into for CBI's own account, or for the account of one or more the CBI Subsidiaries or their customers, were entered into (i) in accordance with prudent business practices and all applicable Laws, and (ii) with counterparties believed to be financially responsible.

                                    ARTICLE 7

                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Both Parties. Unless the prior written consent of the other Party shall have been obtained, and except as otherwise expressly contemplated herein, each Party shall and shall cause each of its Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use its reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, (iii) use its reasonable efforts to maintain its current employee relationships, and (iv) take no action which would: (a) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby; (b) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement; provided, that the foregoing shall not prevent any CBI Company from discontinuing or disposing of any of its Assets or business, or from acquiring or agreeing to acquire any other Person or any Assets thereof, if such action is, in the reasonable good faith judgment of CBI, desirable in the conduct of the business of CBI and its Subsidiaries; or (c) require the approval of the shareholders of CBI, other than the election of directors or the approval of any employee benefit plan, unless Ridgeway has consented to such action in writing.

         7.2 Negative Covenants of Ridgeway. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as specifically contemplated by this Agreement, Ridgeway covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of CBI, which consent shall not be unreasonably withheld:

         (a) amend the Articles of Incorporation, Bylaws, or other governing instruments of any Ridgeway Company; or

         (b) incur, guarantee, or otherwise become responsible for, any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Ridgeway Company to another Ridgeway Company) in excess of an aggregate of $50,000 (for the Ridgeway Companies on a consolidated basis), except in the ordinary course of business consistent with past practices (which shall include entry into repurchase agreements or other fully secured securities), or impose, or suffer the imposition, on any Asset of any Ridgeway Company of any Material Lien, except in the ordinary course of business consistent with past practices; or

         (c) except as contemplated by Section 7.1 of this Agreement, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Ridgeway Company, or declare or pay any dividend or make any other distribution in respect of Ridgeway's capital stock; provided that Ridgeway may (to the extent legally able to do so), but shall not be obligated to declare and pay regular semi-annual cash dividends on the Ridgeway Common Stock in an amount of $4.00 per share and with the usual and regular record and payment dates as disclosed in Section 7.2(c) of the Ridgeway Disclosure Memorandum, and provided, that, notwithstanding the provisions of Section 1.3 of this Agreement, the Parties shall cooperate in selecting the Effective Time or in permitting Ridgeway to pay a special dividend to ensure that, with respect to the semi-annual period in which the Effective Time occurs, the holders of Ridgeway Common Stock do not become entitled to receive both a dividend in respect of their Ridgeway Common Stock and a dividend in respect of their CBI Common Stock or fail to be entitled to receive dividends or less than a pro rata portion of the semi-annual dividend; or

         (d) except for this Agreement or pursuant to the exercise of Rights outstanding as of the date of this Agreement and pursuant to the terms thereof in existence on the date of this Agreement, (i) issue, sell, pledge, encumber, authorize the issuance of, (ii) enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or (iii) otherwise permit to become outstanding, any additional shares of Ridgeway Common Stock or any capital stock of any Ridgeway Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

         (e) adjust, split, combine, or reclassify any capital stock of any Ridgeway Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Ridgeway Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any Ridgeway Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Ridgeway Company), or (ii) any Asset other than in the ordinary course of business for reasonable and adequate consideration and other than dispositions in the ordinary course of business consistent with past practice; or

         (f) (i) except in connection with waiver agreements with employees who have written employment contracts on the date hereof, grant any increase in compensation or benefits to the employees, officers, or directors of any Ridgeway Company, except as required by Law or as may be consistent with the prior practices of such Ridgeway Company, (ii) pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement, (iii) enter into or amend any severance agreements with officers of any Ridgeway Company, (iv) grant any increase in fees or other increases in compensation or other benefits to directors of any Ridgeway Company; or (v) voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits; or

         (g) enter into or amend any employment Contract between any Ridgeway Company and any Person (unless such amendment is required by Law) that the Ridgeway Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered and in accordance with the Ridgeway Benefit Plans), at any time on or after the Effective Time; or

         (h) adopt any new employee benefit plan of any Ridgeway Company or make any Material change in or to any existing employee benefit plans of any Ridgeway Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

         (i) make any significant change in any Tax or accounting methods, Material elections, or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

         (j) commence any Litigation other than as deemed necessary or advisable in the good faith judgment of management for the prudent operation of its business or settle any Litigation involving any Liability of any Ridgeway Company for Material money damages or restrictions upon the operations of any Ridgeway Company; or

         (k) except in the ordinary course of business, modify, amend, or terminate any Material Contract or waive, release, compromise, or assign any Material rights or claims.

         7.3 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it, or (ii) would cause or constitute a

Material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.4 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed.

                                    ARTICLE 8

                              ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As soon as reasonably practicable after execution of this Agreement, CBI shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of CBI Common Stock upon consummation of the Merger. Ridgeway shall furnish all information concerning it and the holders of its capital stock as CBI may reasonably request for inclusion in the Registration Statement. CBI and Ridgeway shall each call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of the Plan of Merger and such other related matters as it deems appropriate. In connection with the respective Shareholders' Meetings, (i) CBI and Ridgeway shall prepare and file with the SEC a joint Proxy Statement and mail such Proxy Statement to their respective shareholders, (ii) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (iii) the Boards of Directors of CBI and Ridgeway shall recommend to their respective shareholders the approval of the matters submitted for approval, and (iv) the Boards of Directors and officers of CBI and Ridgeway shall use their respective reasonable efforts to obtain such shareholders' approvals, provided that either may withdraw, modify, or change in an adverse manner to the other its recommendations if its Board of Directors, after having consulted with and based upon the advice of outside counsel, determines in good faith that the failure to so withdraw, modify, or change its recommendation could reasonably constitute a breach of the fiduciary duties of its Board of Directors under applicable Law. In addition, nothing in this Section 8.1 or elsewhere in this Agreement shall prohibit accurate disclosure by either of information that is required to be disclosed in the Registration Statement or the Proxy Statement or in any other document required to be filed with the SEC (including, without limitation, a Solicitation/Recommendation Statement on Schedule 14D-9) or otherwise required to be publicly disclosed by applicable Law or regulations or, in the case of CBI, rules of the AMEX.

         8.2 Applications. As soon as reasonably practicable after the execution of this Agreement, CBI shall prepare and file, and Ridgeway shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. CBI shall use all reasonable efforts to obtain the requisite Consents of all Regulatory Authorities as soon as reasonably practicable after the filing of the appropriate applications. CBI will promptly furnish to Ridgeway copies of applications filed with all Regulatory Authorities and copies of written communications received by CBI from any Regulatory Authorities with respect to the transactions contemplated hereby.

         8.3 Filings with Secretary of State. Upon the terms and subject to the conditions of this Agreement, CBI shall execute and file the Articles of Merger with the Secretary of State of the State of South Carolina in connection with the Closing.

         8.4 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 9 of this Agreement; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain as promptly as practicable all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.5  Investigation and Confidentiality.

         (a) Prior to the Effective Time, each Party shall keep the other Party advised of all Material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

         (b) Each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions to the extent required by, and in accordance with confidentiality agreements between the Parties, and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from the other Party.

         (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a Material breach of any representation, warranty, covenant, or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party; provided, however, that the giving of such notice shall not be dispositive of the occurrence of such breach or a Material Adverse Effect.

         (d) Neither Party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client or similar privilege with respect to such information or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty, or agreement entered into prior to the date of this Agreement. The Parties will use their reasonable efforts to make appropriate substitute disclosure arrangements, to the extent practicable, in circumstances in which the restrictions of the preceding sentence apply.

         8.6 Press Releases. Prior to the Effective Time, CBI and Ridgeway shall consult with each other as to the form and substance of any press release Materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 8.6 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         8.7 No Solicitation. Except with respect to this Agreement and the transactions contemplated hereby, Ridgeway agrees that it shall not, and shall use its reasonable efforts to cause its officers, directors, agents, Affiliates, and Representatives not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing confidential information) any inquiries or the making of any Acquisition Proposal. Notwithstanding anything herein to the contrary, Ridgeway and its Board of Directors shall be permitted (i) to the extent applicable, to comply with Rule 14d-9 and Rule 14e-2 promulgated under the 1934 Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that
(a) Ridgeway's Board of Directors concludes in good faith and consistent with its fiduciary duties to Ridgeway's shareholders under applicable Law that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, Ridgeway's Board of Directors receives from such Person an executed confidentiality agreement, and
(c) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, Ridgeway's Board of Directors notifies CBI promptly of such inquiries, proposals, or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the Material terms and conditions of any inquiries, proposals or offers. Ridgeway agrees that it will promptly keep CBI informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Ridgeway agrees that it will, and will cause its officers, directors and Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Ridgeway agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents, and Representatives of the obligations undertaken in this Section 8.7. Nothing in this Section 8.7 shall
(i) permit Ridgeway to terminate this Agreement (except as specifically provided in Article 10 of this Agreement) or (ii) affect any other obligation of CBI or Ridgeway under this Agreement.

         8.8 Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

         8.9 Agreement of Affiliates. Ridgeway has disclosed in Section 8.9 of the Ridgeway Disclosure Memorandum each Person whom it reasonably believes may be deemed an "affiliate" of Ridgeway for purposes of Rule 145 under the 1933 Act. Ridgeway shall use its reasonable efforts to cause each such Person to deliver to CBI not later than the Effective Time, a written agreement, in substantially the form of Section 4 of Exhibit 1, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Ridgeway Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CBI Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder. Shares of CBI Common Stock issued to such affiliates of Ridgeway in exchange for shares of Ridgeway Common Stock shall not be transferable, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.9 (and CBI shall be entitled to place restrictive legends upon certificates for shares of CBI Common Stock issued to affiliates of Ridgeway pursuant to this Agreement to enforce the provisions of this Section 8.9), except as provided herein. CBI shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of CBI Common Stock by such affiliates.

         8.10 Continuation of Certain Benefits. Subsequent to the Closing, the CBI shall offer or cause the Bank of Ridgeway to continue to offer to employees and former employees (to the extent required by COBRA and other laws governing post-employment benefits) of the Bank of Ridgeway receiving benefits from the Bank of Ridgeway benefits substantially similar to those described in Section
8.10 of the Ridgeway Disclosure Memorandum. In the event that CBI transfers the Bank of Ridgeway's employees into CBI's existing 401(k), profit sharing, vacation, health, dental or other employee benefit plans (collectively, the "CBI Plans") the CBI agrees to: (i) provide full credit for prior service with the Bank of Ridgeway for purposes of eligibility and vesting under all any and all such CBI Plans; and (ii) waive any preexisting conditions and waiting periods with respect to the coverage requirements of any and all such CBI Plans. Nothing in this Agreement shall prohibit CBI from terminating the Bank of Ridgeway's existing defined benefit plan as permitted by applicable law. Bank of Ridgeway employees shall be eligible to participate in CBI stock option plans on the same basis as employees of CBI Companies.


         8.11  Indemnification.

         (a) From and after the Effective Time, in the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of Ridgeway or any Ridgeway Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, or employee of Ridgeway, any of the Ridgeway Subsidiaries, or any of their respective predecessors, or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, CBI shall indemnify and hold harmless, as and to the fullest extent permitted by Law, each such Indemnified Party against any Liability (including reasonable attorneys' fees and expenses in advance of the final disposition of any claim, suit, proceeding, or investigation to each Indemnified Party to the fullest extent permitted by Law upon receipt of any undertaking required by applicable Law), judgments, fines, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding, or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding, or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (a) CBI shall have the right to assume the defense thereof and upon such assumption CBI shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if CBI elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between CBI and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and CBI shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (b) CBI shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and
(c) CBI shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law. CBI's obligations under this Section 8.11(a) continue in full force and effect for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

         (b) CBI agrees that all rights to indemnification and all limitations on Liability existing in favor of the directors, officers, and employees of Ridgeway and its Subsidiaries (the "Covered Parties") as provided in their respective Articles of Incorporation, Bylaws, or similar governing instruments as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years after the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 8.11(b) shall be deemed to preclude the liquidation, consolidation, or merger of Ridgeway or any Ridgeway Subsidiary, in which case all of such rights to indemnification and limitations on Liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation, or merger. Without limiting the foregoing, in any case in which approval by CBI is required to effectuate any indemnification, CBI shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between CBI and the Indemnified Party.

         (c) CBI, from and after the Effective Time, will directly or indirectly cause the persons who served as directors or officers of Ridgeway at or before the Effective Time to be covered by Ridgeway's existing directors' and officers' liability insurance policy (provided that CBI may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy). Such insurance coverage, shall commence at the Effective Time and will be provided for a period of no less than three years after the Effective Time.

         (d) If CBI or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of CBI shall assume the obligations set forth in this Section 8.11.

         (e) The provisions of this Section 8.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         8.12 Boards of Directors. After the Effective Time, the Bank of Ridgeway will increase its board of directors by two members by adding two directors designated by CBI. After the Effective Time, CBI will increase its board of directors by three members. The vacancies will be filled by the Board of Directors of CBI from the members of Ridgeway's current board of directors and shall include the Chairman of the Board and the President of the Bank of Ridgeway. The Chairman of the Board and the President of the Bank of Ridgeway will become members of the executive committee of CBI's board of directors. After the Effective Time, board fees for all outside directors of the Bank of Ridgeway will be set at $300 per month.

         8.13  Employment  Agreement.   CBI  shall  enter  into  the  employment
agreement with William A. Harwell which is attached hereto as Exhibit 4 to be effective at the Effective Time.

                                    ARTICLE 9

                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 11.6 of this Agreement:

         (a) Shareholder Approval. The shareholders of CBI and Ridgeway shall have approved the Plan of Merger attached hereto as Exhibit 3, and the consummation of the transactions contemplated hereby, as and to the extent required by Law and by the provisions of any governing instruments.

         (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (excluding requirements relating to the raising of additional capital or the disposition of Assets or deposits) which in the reasonable good faith judgment of the Board of Directors of CBI would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

         (c) Consents and Approvals. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party after the Effective Time and no Consent obtained which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner which in the reasonable good faith judgment of the Board of Directors of CBI would so Materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

         (d) Legal Proceedings. No court or governmental or Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) which is then in effect which prohibits, restrains, or makes illegal consummation of the transactions contemplated by this Agreement.

         (e) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

         (f) Tax Opinion. Each Party shall have received a written opinion from Haynsworth Sinkler Boyd, P.A. in a form reasonably satisfactory to such Party (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A) of the Internal Revenue Code and the following tax consequences will apply to the following groups. With respect to a holder of Ridgeway Common Stock who exchanges all of such holder's Ridgeway Common Stock solely for CBI Common Stock in the Merger (i) no gain or loss will be recognized by such holder (except with respect to any cash received in lieu of a fractional share interest in CBI Common Stock), (ii) the tax basis of the CBI Common Stock received (including fractional shares deemed received and redeemed) by holders of Ridgeway Common Stock who exchange all of their Ridgeway Common Stock solely for CBI Common Stock in the Merger will be the same as the tax basis of the Ridgeway Common Stock surrendered in exchange for the CBI Common Stock (reduced by an amount allocable to a fractional share interest in CBI Common Stock deemed received and redeemed), and (iii) the holding period of the CBI Common Stock received (including fractional shares deemed received and redeemed) by such holder will be the same as the holding period of the Ridgeway Common Stock surrendered in exchange therefor, provided that such Ridgeway Common Stock is held as a capital Asset at the Effective Time. With respect to a holder of Ridgeway Common Stock who exchanges all of such holder's Ridgeway Common Stock for a combination of CBI Common Stock and cash pursuant to the Merger, (i) gain (but not loss) will be recognized by such holder to the extent of the lesser of
(A) the realized gain of the holder with respect to all Ridgeway Common Stock surrendered by such holder in the Merger and (B) the amount of cash received by such holder; (ii) if the exchange with the holder does not have the effect of the distribution of a dividend, the gain shall be treated as gain received from the sale or exchange of an asset, and the holder will be treated as if CBI issued to such holder (in addition to the number of shares of CBI Common Stock actually received by such holder in the Merger) the number of shares of CBI Common Stock that such holder could have received instead of the cash distribution and then redeemed such shares for the amount of cash distributed to such holder; (iii) if the exchange with the holder does not have the effect of the distribution of a dividend, any such gain shall be treated as capital gain if the Ridgeway Common Stock surrendered by such holder was held by such holder as a capital asset at the Effective Time; (iv) the aggregate tax basis of the CBI Common Stock received by such holder will equal (A) the aggregate tax basis of the Ridgeway Common Stock surrendered by such holder in the Merger, reduced by (B) the amount of cash received and (C) increased by the amount of any gain recognized by such holder; and (v) the holding period of the CBI Common Stock received (including shares deemed received and then redeemed) will be the same as the holding period of the Ridgeway Common Stock surrendered by such holder in the Merger, if such Ridgeway Common Stock is held by such holder as a capital asset at the Effective Time. With respect to a holder of Ridgeway Common Stock who exchanges all of such holder's Ridgeway Common Stock for cash pursuant to the Merger, more likely than not, (i) such holder will be treated as if (A) such holder sold all of such holder's Ridgeway Common Stock to CBI for cash or (B) CBI issued to such holder the number of shares of CBI Common Stock that such holder could have received instead of the cash distribution and then redeemed such shares for the amount of cash distributed to such holder or CBI; (ii) if the exchange with the holder is not essentially equivalent to a dividend, such holder will recognize the full amount of such holder's realized gain or loss in the Ridgeway Common Stock surrendered in the Merger. In rendering such Tax Opinions, such counsel shall be entitled to rely upon representations of officers of Ridgeway and CBI reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of CBI. The obligations of CBI to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by CBI pursuant to Section 11.6(a) of this Agreement:

         (a) Representations and Warranties. For purposes of this Section 9.2(a), representations and warranties of Ridgeway set forth in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of Ridgeway set forth in Section 5.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of Ridgeway set forth in Sections 5.18, 5.20, and 5.21 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of Ridgeway set forth in this Agreement (including the representations and warranties set forth in Sections 5.3, 5.18, 5.20, and 5.21 of this Agreement) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Ridgeway; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of Ridgeway or to a matter being "known" by Ridgeway shall be deemed not to include such qualifications.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Ridgeway to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

         (c) Certificates. Ridgeway shall have delivered to CBI (i) a certificate, dated as of the Effective Time and signed on Ridgeway's behalf by its duly authorized officers, to the effect that the conditions set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by (1) Ridgeway's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, and (2) Ridgeway's shareholders evidencing the approval of this Agreement, all in such reasonable detail as CBI and its counsel shall request.

         (d) Dissenting Shareholders. The number of shares of Ridgeway Common Stock as to which dissenter's rights have been and remain perfected shall not exceed 4,000 shares.

         9.3 Conditions to Obligations of Ridgeway. The obligations of Ridgeway to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Ridgeway pursuant to Section 11.6(b) of this Agreement:

         (a)  Representations  and  Warranties.  For  purposes  of this  Section
9.3(a), the representations and warranties of CBI set forth in this Agreement shall be accurate as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which speak as of the date of this Agreement or some other date shall speak only as of such date). The representations and warranties of CBI set forth in Section 6.3 of this Agreement shall be true and correct (except for inaccuracies which are de minimis in amount). The representations and warranties of CBI set forth in Section 6.12 of this Agreement shall be true and correct in all Material respects. There shall not exist inaccuracies in the representations and warranties of CBI set forth in this Agreement (including the representations and warranties set forth in Sections 6.3 and 6.12 of this Agreement) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on CBI; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "Material," "Material Adverse Effect," or variations thereof, or to the "Knowledge" of CBI or to a matter being "known" by CBI shall be deemed not to include such qualifications.

         (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of CBI to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all Material respects.

         (c) Certificates. CBI shall have delivered to Ridgeway (i) a certificate, dated as of the Effective Time and signed on CBI's behalf by its duly authorized officers, to the effect that the conditions set forth in

Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by CBI's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Ridgeway and its counsel shall request.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Ridgeway, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

         (a) By mutual consent of the Board of Directors of CBI and the Board of Directors of Ridgeway; or

         (b) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Ridgeway and Section 9.3(a) of this Agreement in the case of CBI or in Material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Ridgeway and Section 9.3(a) of this Agreement in the case of CBI; or

         (c) By the Board of Directors of either Party (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Ridgeway and Section 9.3(a) in the case of CBI or in Material breach of any covenant or other agreement contained in this Agreement) in the event of a Material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

         (d) By the Board of Directors of either Party in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority, or (ii) the shareholders of CBI or Ridgeway fail to vote their approval of this Agreement at the Shareholders' Meeting where this Agreement was presented to such shareholders for approval and voted upon; or

         (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by December 31, 2002, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e).

         10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have no effect, and none of CBI, Ridgeway, any of their respective Subsidiaries, or any of the officers or directors of any of them, shall have any Liability of any nature whatsoever hereunder or in conjunction with the transactions contemplated hereby, except that (i) the provisions of Section 8.5(b) of this Agreement, this Section 10.2, Section 10.3,
Section 10.4 and Article 11 of this Agreement shall survive any such termination and abandonment, and (ii) a termination of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement of such Party contained in this Agreement.

         10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time, except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.

         10.4 Termination Fee. Ridgeway shall pay to CBI upon demand a termination fee of $300,000 if a Triggering Event shall occur. For the purposes of this letter, a Triggering Event shall occur if (a) the transaction contemplated by this Agreement is not consummated (other than as a result of a material breach of the Agreement by CBI, or as a result of a failure by CBI to enter into the employment contract required in Section 8.13, or as a result of a failure to obtain regulatory approval of the Merger on terms acceptable to the boards of directors of Ridgeway and CBI, or as a result of Ridgeway's good faith exercise of any right to terminate the Agreement that is available to Ridgeway therein), and (b) within one year of the date of this Agreement any of the following events occur: (i) Ridgeway is acquired by merger or otherwise by any person other than a receiver appointed by state or federal regulatory authorities or CBI or any of its affiliates (an "Acquiror"); (ii) any Acquiror acquires more than 25% in value of the consolidated total assets of Ridgeway, or, if such Acquiror who already owns 25% in value of the consolidated total assets of Ridgeway, acquires any more than 25%; (iii) Ridgeway adopts a plan of liquidation or a restructuring or recapitalization plan involving the disposition to any such party of more than 25% in value of the consolidated total assets of Ridgeway; (iv) Ridgeway declares an extraordinary dividend or distribution, whether in cash or other property, equal to more than 25% of its consolidated net worth; (v) Ridgeway or any subsidiary of Ridgeway repurchases more than 25% of the then outstanding shares of common stock of Ridgeway; (vi) a transaction or transactions occur involving the transfer to any Acquiror of direct or indirect beneficial ownership (as defined in Rule 13d-3 promulgated under the 1934 Act) of securities representing, or the right to acquire beneficial ownership of or to vote securities (or which could result in the acquisition of beneficial ownership of or the right to vote securities) representing, more than 25% of the then outstanding voting securities of Ridgeway; or (vii) Ridgeway enters into an agreement with an Acquiror other than CBI or any of its affiliates to effectuate any of the foregoing transactions.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1  Definitions.

         (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

         "Affiliate" of a Person shall mean any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.

         "Agreement" shall mean this Agreement and Plan of Merger, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "AMEX" shall mean the American Stock Exchange.

         " Articles of Merger" shall mean the Articles of Merger executed by CBI and filed with the Secretary of State of the State of South Carolina relating to the Merger as contemplated by Section 1.1 of this Agreement.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character, and description, whether real, personal, or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

         "Average Closing Price" shall mean the average of the daily last sales prices of CBI Common Stock as reported on the AMEX (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source agreed to by Ridgeway and CBI) for the ten consecutive full trading days in which such shares are traded on the AMEX which end five business days before the mailing of the Proxy Statement for the Shareholders' Meetings.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "CBI Common Stock" shall mean the no par value common stock of CBI.

         "CBI Companies" shall mean, collectively, CBI and all CBI Subsidiaries.

         "CBI Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of CBI as of September 30, 2001 and as of December 31, 2000 and 1999, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended September 30, 2001 and for each of the three years ended December 31, 2000, 1999, and 1998, as filed by CBI in SEC Documents, and (ii) the consolidated statements of condition of CBI (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 2001.

         "CBI  Subsidiaries"   shall  mean  the  Subsidiaries  of  CBI  and  any
corporation, bank, savings association, or other organization acquired as a Subsidiary of CBI in the future and owned by CBI at the Effective Time.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

         "Contract" shall mean any written or oral agreement, arrangement, commitment, contract, indenture, instrument, lease, understanding, or undertaking of any kind or character to which any Person is a party or that is binding on any Person or its capital stock, Assets, or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq., and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exhibits" 1, 2, 3 and 4, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this Agreement and any other related instrument or document without being attached hereto.


         "GAAP"   shall   mean   generally   accepted   accounting   principles,
consistently applied during the periods involved.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws), and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products that are or become regulated under any applicable local, state, or federal Law (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and other intellectual property rights.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Investment Company" shall have the meaning set forth in the Investment Company Act.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge of the chairman, president, or chief financial officer of such Person.

         "Law" shall mean any code, law, ordinance, regulation, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, or guaranty of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any mortgage, pledge, reservation, restriction (other than a restriction on transfers arising under the Securities Laws), security interest, or claim, lien, or encumbrance of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for property Taxes not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of the banking business.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "Loan Property" shall mean any property owned, leased, or operated by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security or other interest (including an interest in a fiduciary capacity), and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

         "Material" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a Material adverse impact on (i) the financial condition, results of operations, or business of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in GAAP or regulatory accounting principles generally applicable to banks, investment banks, broker-dealers, and their holding companies, (c) actions and omissions of a Party (or any of its Subsidiaries) taken with the prior informed consent of the other Party in contemplation of the transactions contemplated hereby, (d) general economic or market conditions or the securities industry in general, and (e) this Agreement or the announcement thereof.

         "1933 Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management, as such term is defined in CERCLA (including, but not limited to, participating in a fiduciary capacity), and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean either Ridgeway or CBI, and "Parties" shall mean both Ridgeway and CBI.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, or permit from governmental authorities that is required for the operation of a Party's respective businesses.

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Proxy Statement" shall mean the joint proxy statement used by Ridgeway and CBI to solicit the approval of their respective shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of CBI relating to the issuance of the CBI Common Stock to holders of Ridgeway Common Stock.

         "Reasonable Efforts" shall mean the reasonable best efforts of a Party, but shall not require any Party to take any commercially unreasonable action.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by CBI under the 1933 Act with respect to the shares of CBI Common Stock to be issued to the shareholders of Ridgeway in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Office of Thrift Supervision, the Internal Revenue Service, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, the NASD, the AMEX, and the SEC.

         "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "Ridgeway Common Stock" shall mean no par value common stock of Ridgeway.

         "Ridgeway  Companies"  shall  mean,  collectively,   Ridgeway  and  all
Ridgeway Subsidiaries including The Bank of Ridgeway.

         "Ridgeway Disclosure Memorandum" shall mean the written information entitled "Ridgeway Disclosure Memorandum" delivered prior to the execution of this Agreement to CBI describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section or subsection of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section or subsection shall not be deemed to be disclosed for any other Section or subsection of this Agreement. The inclusion of any matter in this document shall not be deemed an admission or otherwise to imply that any such matter is Material for purposes of this Agreement.

         "Ridgeway Financial Statements" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of Ridgeway as of September 30, 2001, and as of December 31, 2000, and 1999, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the three months ended September 30, 2001 and for each of the three years ended December 31, 2000, 1999, and 1998, included in the Ridgeway Disclosure Memorandum, and (ii) the consolidated statements of condition of Ridgeway (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 2001.

         "Ridgeway Stock Plans" shall mean any existing stock option and other stock-based compensation plans of Ridgeway, including, without limitation, the stock option plans and programs of any Persons acquired by Ridgeway or a Ridgeway Subsidiary.

         "Ridgeway Subsidiaries" shall mean the Subsidiaries of Ridgeway, which shall include the Ridgeway Subsidiaries described in Section 5.4 of this Agreement and any corporation, bank, savings association, or other organization acquired as a Subsidiary of Ridgeway in the future and owned by Ridgeway at the Effective Time.

         "Rights" shall mean, with respect to any Person, securities, or obligations convertible into or exercisable for, or giving any Person any right to subscribe for or acquire, or any options, calls, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

         "SCBCA" shall mean the South Carolina Business Corporation Act, as amended.

         "SEC" shall mean the United States Securities and Exchange Commission.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act, the Investment Advisers Act, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Shareholders' Meeting" shall mean the meeting of the shareholders of CBI or Ridgeway to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Superior Proposal" means, with respect to Ridgeway, any written Acquisition Proposal made by a Person other than CBI which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Ridgeway as a result of which either (1) Ridgeway's shareholders prior to such transaction (by virtue of their ownership of Ridgeway's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (2) the individuals comprising the Board of Directors of Ridgeway prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the Assets of Ridgeway and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a Person of beneficial ownership of 25% or more of the common stock of Ridgeway whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of Ridgeway in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal, (a) would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement, and (b) is reasonably capable of being completed.

         "Support Agreement" shall mean the various support agreements, each in substantially the form of Exhibit 1 (as to Ridgeway directors) or Exhibit 2 (as to CBI directors).

         "Surviving Corporation" shall mean CBI as the surviving corporation resulting from the Merger.

         "Tax" or "Taxes" shall mean all federal, state, local, and foreign taxes, levies, imposts, duties, or other like assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, including any related interest and penalties, or additions thereto.

         "Tax Return" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

         "Taxable Period" shall mean any period prescribed by any governmental authority, including the United States or any state, local, or foreign government or subdivision or agency thereof for which a Tax Return is required to be filed or Tax is required to be paid.

         (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

         CBI SEC Reports                             Section 6.5(a)
         Claim                                       Section 8.11(a)
         Closing                                     Section 1.2
         Continuing Employees                        Section 8.10
         Covered Parties                             Section 8.11(b)
         Effective Time                              Section 1.3
         Exchange Agent                              Section 4.1
         Exchange Ratio                              Section 3.1(b)
         Indemnified Parties                         Section 8.11(a)
         Merger                                      Section 1.1
         Ridgeway Benefit Plans                      Section 5.13(a)
         Ridgeway Contracts                          Section 5.14(a)
         Ridgeway ERISA Affiliate                    Section 5.13(e)
         Ridgeway ERISA Plan                         Section 5.13(a)
         Ridgeway Options                            Section 3.6(a)
         Ridgeway Pension Plan                       Section 5.13(a)
         Takeover Laws                               Section 5.20
         Tax Opinion                                 Section 9.1(f)

         (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2  Expenses.

         (a) Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that CBI shall bear and pay the filing fees payable in connection with the Registration Statement and the Proxy Statement and the printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement.

         (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon his, her, or its representing or being retained by or allegedly representing or being retained by Ridgeway or CBI, each of Ridgeway and CBI, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the Ridgeway Disclosure Memorandum) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement other than as provided for in Sections 8.9 and
8.11 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained; provided, that the provisions of this Agreement relating to the manner or basis in which shares of Ridgeway Common Stock will be exchanged for CBI Common Stock or cash shall not be amended after the Shareholders' Meeting without the requisite approval of the holders of the issued and outstanding shares of Ridgeway Common Stock entitled to vote thereon.

         11.6  Waivers.

         (a) Prior to or at the Effective Time, CBI, acting through its Board of Directors, chief executive officer, chief financial officer, or other officer designated by CBI's Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by Ridgeway, to waive or extend the time for the compliance or fulfillment by Ridgeway of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of CBI under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of CBI except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

         (b) Prior to or at the Effective Time, Ridgeway, acting through its Board of Directors, chief executive officer, chief financial officer, or other officer designated by Ridgeway's Board of Directors, shall have the right to waive any Default in the performance of any term of this Agreement by CBI, to waive or extend the time for the compliance or fulfillment by CBI of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Ridgeway under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Ridgeway except that any unfulfilled conditions shall be deemed to have been waived at the Effective Time.

         (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and assigns.

         11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

         Ridgeway:
         Ridgeway Bancshares, Inc.
         100 Palmer Street
         Ridgeway, South Carolina 29130
         Facsimile Number: (803) 337-8268
         Attention: William A. Harwell, President

         Copy to Counsel:
         M. Craig Garner, Jr., Esquire
         McNair Law Firm, P.A.
         17th Floor
         1301 Gervais Street
         Columbia, South Carolina 29201
         Facsimile Number (803) 376-2277

         CBI:
         Community Bankshares, Inc.
         791 Broughton Street
         Orangeburg, South Carolina 29115
         Facsimile Number: (803) 535-1065
         Attention: E. J. Ayers, Chairman


         Copy to Counsel:
         George S. King, Jr., Esquire
         Haynsworth Sinkler Boyd, P.A.
         12th Floor
         1426 Main Street
         Columbia, South Carolina 29201
         Facsimile Number (803) 765-1243

         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of South Carolina, without regard to any applicable principles of conflicts of Laws.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of the Parties.

         11.13 Enforcement of Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto and delivered as of the day and year first above written.

RIDGEWAY BANCSHARES, INC                   COMMUNITY BANKSHARES, INC.


By:-----------------------------------     By:----------------------------------
   J. V. Nicholson, Jr., DMD                  E. J. Ayers, Jr.
   Chairman of the Board of Directors         Chairman of the Board of Directors


By:-------------------------------------   By:----------------------------------
   William A. Harwell                         William W. Traynham
   President                                  President

                                                                      APPENDIX B
                                   CHAPTER 13.

                               DISSENTERS' RIGHTS

                                   ARTICLE 1.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33-13-102 and who exercises that right when and in the manner required by Sections 33-13-200 through 33-13-280.

(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7) "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

(A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

(1)consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

(2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

(3) onsummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

(4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

(i) alters or abolishes a preferential right of the shares;

(ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under
Section 33-6-104; or

(5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                   ARTICLE 2.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200. Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters' notice.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

(1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and (5) be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders' payment demand.

(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

(3) an explanation of how the interest was calculated;

(4) a statement of the  dissenter's  right to demand  additional  payment  under
Section 33-13-280; and

(5) a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty-day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After-acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b) To the extent the corporation  elects to withhold  payment under  subsection
(a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

(1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

(2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

(3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                   ARTICLE 3.

                          JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d) In a  proceeding  commenced by  dissenters  to enforce the  liability  under
Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty-day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.